Exhibit 99.1

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25-_______ (____)
:
Debtors. [1]	:	(Joint Administration Requested)
:
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DISCLOSURE STATEMENT FOR JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR AFFILIATE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II (Texas Bar	Ray C. Schrock (NY Bar No. 4860631)
No. 24012503)	Alexander W. Welch (NY Bar No. 5624861)
Ashley L. Harper (Texas Bar No. 24065272)	Keith A. Simon (NY Bar No. 4636007)
Philip M. Guffy (Texas Bar No. 24113705)	Eric L. Einhorn (NY Bar No. 5568845)
600 Travis Street, Suite 4200	1271 Avenue of the Americas
Houston, Texas 77002	New York, New York 10020
Telephone: (713) 220-4200	Telephone: (212) 906-1200

Proposed Counsel for the Debtors and Debtors in Possession

June 27, 2025

Houston, Texas

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

DISCLOSURE STATEMENT, DATED JUNE 27, 2025

WOLFSPEED, INC., ET AL.

THIS SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN SUFFICIENT VOTES TO ACCEPT THE JOINT CHAPTER 11 PLAN OF WOLFSPEED, INC. AND ITS AFFILIATED DEBTOR IN THE ABOVE-CAPTIONED CHAPTER 11 CASES (COLLECTIVELY, THE “DEBTORS”), ATTACHED HERETO AS EXHIBIT A (THE “PLAN”).

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (PREVAILING CENTRAL TIME) ON AUGUST 22, 2025, UNLESS EXTENDED BY THE DEBTORS IN THEIR SOLE DISCRETION. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS JUNE 25, 2025 (THE “RECORD DATE”).

A release opt-out form and a notice of non-voting status (the “Release Opt-Out Form”) or a Ballot (as defined herein) containing an opt-out election will be provided to you. The Release Opt-Out Form or Ballot, as applicable, will provide you with the option to not grant the Releases contained in section 10.6(b) of the Plan. You must complete and timely return the Release Opt-Out Form or Ballot, as applicable, to the Solicitation Agent by August 22, 2025 (unless extended by the Debtors, the “Voting Deadline”) at 5:00 p.m. (Prevailing Central Time) in accordance with the instructions set forth in the Release Opt-Out Form or Ballot (and accompanying notices), as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN. Please review the additional information set forth in this Disclosure Statement, the Release Opt-Out Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the releases in section 10.6(b) does not affect the amount of distribution you will receive under the Plan.

RECOMMENDATION BY THE DEBTORS

The Board of Directors of Wolfspeed, Inc. and the sole member of Wolfspeed Texas LLC (as of the date hereof) have approved the transactions contemplated by the Solicitation and the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan. Holders of more than 97% of Senior Secured Notes Claims, more than 67% of Convertible Notes Claims, and 100% of Renesas Claims (each as defined herein) entitled to vote on the Plan have already agreed, subject to the terms and conditions of the Restructuring Support Agreement, to vote in favor of the Plan.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

2

ALTHOUGH SOLICITATION IS COMMENCED FOR CERTAIN CREDITORS BEFORE THE FILING OF THE CHAPTER 11 CASES (AS DEFINED BELOW), THE VOTING DEADLINE (AS DEFINED BELOW) FOR ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN WILL BE POSTPETITION.

BECAUSE THE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT, AS OF THE DATE HEREOF, BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(A) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION,” APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(B) OF THE BANKRUPTCY CODE, AND CONFIRMING THE PLAN. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE AND SUBJECT TO THE RESTRUCTURING SUPPORT AGREEMENT AND RELATED TERM SHEETS. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE

ON THE PLAN.

AS TO HOLDERS OF SENIOR SECURED NOTES CLAIMS, CONVERTIBLE NOTES CLAIMS, AND RENESAS CLAIMS (EACH AS DEFINED BELOW), SOLICITATION MATERIALS ARE BEING DISTRIBUTED PRIOR TO THE PETITION DATE (AS DEFINED BELOW). HOWEVER, SUCH HOLDERS SHOULD ONLY VOTE PRIOR TO THE ENTRY OF THE SOLICITATION PROCEDURES ORDER IF THEY CAN CERTIFY THAT THEY ARE (I) LOCATED INSIDE OF THE UNITED STATES AND ARE (A) “QUALIFIED INSTITUTIONAL BUYERS” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (AS DEFINED BELOW)) OR (B) “ACCREDITED INVESTORS” (AS DEFINED IN RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT), OR (II) LOCATED OUTSIDE THE UNITED STATES AND ARE NOT “U.S. PERSONS” (AS DEFINED IN RULE 902 UNDER THE SECURITIES ACT) (COLLECTIVELY, THE “ELIGIBLE HOLDERS”).

NON-ELIGIBLE HOLDERS WILL BE ENTITLED TO VOTE FOLLOWING THE ENTRY OF THE SOLICITATION PROCEDURES ORDER BY THE BANKRUPTCY COURT. THE DEBTORS WILL PROMPTLY NOTIFY THE HOLDERS OF SENIOR SECURED NOTES CLAIMS, CONVERTIBLE NOTES CLAIMS, AND RENESAS CLAIMS OF SUCH APPROVAL. NON-ELIGIBLE HOLDERS OF SENIOR SECURED NOTES CLAIMS, CONVERTIBLE NOTES CLAIMS, AND RENESAS CLAIMS WILL BE ENTITLED TO VOTE ON THE PLAN AND RETURN THEIR APPLICABLE BALLOTS AT THAT TIME.

3

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. IN PARTICULAR, ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS SET FORTH IN ARTICLE IX OF THIS DISCLOSURE STATEMENT – “CERTAIN RISK FACTORS TO BE CONSIDERED” – BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN ITSELF AND ANY EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN ANY DESCRIPTIONS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.

UPON CONFIRMATION OF THE PLAN, THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE OFFERED AND SOLD WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145(A) OF THE BANKRUPTCY CODE AND/OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES LAWS OF THE UNITED STATES. THE ABILITY TO OFFER AND SELL SECURITIES WITHOUT REGISTRATION IN RELIANCE ON SECTION 1145(A) OF THE BANKRUPTCY CODE AND/OR APPLICABLE SECURITIES LAWS, WHETHER FEDERAL, STATE, OR TERRITORIAL, SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE. WITH RESPECT TO THE SECURITIES OFFERED AND SOLD PURSUANT TO THE EXEMPTION UNDER SECTION 1145(A) OF THE BANKRUPTCY CODE, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. WITH RESPECT TO SECURITIES ISSUED PURSUANT TO SECTION 4(A)(2), AND/OR REGULATION D, SUCH SECURITIES WILL BE “RESTRICTED SECURITIES” SUBJECT TO RESALE RESTRICTIONS AND MAY BE RESOLD, EXCHANGED, ASSIGNED, OR OTHERWISE TRANSFERRED ONLY PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT (OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS) AND OTHER APPLICABLE LAW.

4

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THE SOLICITATION OF VOTES ON THE PLAN NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND/OR RULE 506 OF REGULATION D PROMULGATED THEREUNDER, AND PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, AS APPLICABLE.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”).

CERTAIN STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHERMORE, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN, INCLUDING ANY PROJECTIONS, ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “CERTAIN RISK FACTORS TO BE CONSIDERED,”AS WELL AS THE ABILITY OF MANAGEMENT TO EXECUTE ITS PLANS TO MEET ITS GOALS AND OTHER RISKS INHERENT IN THE DEBTORS’

5

BUSINESSES. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. PARTIES ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE, ARE BASED ON THE DEBTORS’ CURRENT BELIEFS, INTENTIONS AND EXPECTATIONS, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED

TO DO SO BY THE BANKRUPTCY COURT OR REQUIRED BY APPLICABLE LAW.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THE DISCLOSURE STATEMENT.

THE INFORMATION IN THE DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THE DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF, THE DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

6

Solicitation Version

i

VIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		28

A.	Proposed U.S. Tax Legislation	31
B.	Consequences to Debtors	31
C.	Consequences to Holders of Claims	35

IX. CERTAIN RISK FACTORS TO BE CONSIDERED		64

A.	Certain Bankruptcy Law Considerations	64
B.	Additional Factors Affecting the Value of Reorganized Debtors	68
C.	Factors Relating to New 2L Convertible Notes Rights Offering	73
D.	Factors Relating to the Capital Structure of the Reorganized Debtors	74
E.	Factors Relating to Securities to Be Issued Under Plan	77
F.	Additional Factors	81

X. VOTING PROCEDURES AND REQUIREMENTS		82

A.	Voting Procedures	82
B.	Parties Entitled to Vote	83
C.	Voting Deadline	84
D.	Voting Procedures	85
E.	Waivers of Defects, Irregularities, etc.	86
F.	Notice of Non-Voting Status	87
G.	Opt-Out Form	87
H.	Further Information, Additional Copies	87

XI. CONFIRMATION OF PLAN		87

A.	Confirmation Hearing	87
B.	Objections to Confirmation	87
C.	Requirements for Confirmation of Plan	89

XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN		94

A.	Alternative Plan of Reorganization	94
B.	Sale Under Section 363 of the Bankruptcy Code	94
C.	Liquidation under Chapter 7 of Bankruptcy Code	94

XIII. CONCLUSION AND RECOMMENDATION		95

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EXHIBITS

EXHIBIT A	Plan

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Organizational Structure

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Valuation Analysis

iii

Solicitation Version

I.

INTRODUCTION

A.	Overview of Restructuring Transactions

Wolfspeed, Inc. (“Wolfspeed”) and Wolfspeed Texas LLC (“Wolfspeed Texas” and with Wolfspeed, the “Debtors” and, together with certain of their non-debtor affiliates, the “Company”) submit this Disclosure Statement in connection with the solicitation of votes (the “Solicitation”) on the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate, dated June 27, 2025, a copy of which is annexed to this Disclosure Statement as Exhibit A (the “Plan”).2

With the approval of the board of directors of Wolfspeed (the “Board”) and the sole member of Wolfspeed Texas, the Debtors intend to commence voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on June 30, 2025 (the “Petition Date”), which is during the Solicitation period. The Debtors intend to seek confirmation of the Plan consistent with the timeline set forth herein and, to the extent necessary, will file a motion seeking to shorten applicable notice periods.

During the Chapter 11 Cases, the Debtors intend to operate their businesses in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to, among others, employees, trade creditors, taxing authorities, customers, and insurance providers of amounts due prior to and during the Chapter 11 Cases.

The Debtors commenced Solicitation to implement a comprehensive financial restructuring to significantly deleverage the Company’s balance sheet to ensure the long-term viability of the Company’s enterprise. As a result of extensive arm’s-length negotiations with their key constituents, the Debtors entered into a restructuring support agreement (including any amendments, modifications and joinders thereto, the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B (attachments omitted), with the Consenting Creditors (as defined below) party thereto, who hold, in the aggregate (i) more than 97% of the aggregate outstanding principal amount of Senior Secured Notes; (ii) more than 67% of the aggregate outstanding principal amount under the Convertible Notes; and (iii) 100% of the aggregate outstanding principal amount of loans under the Renesas CRD (as defined herein and collectively, the “Consenting Creditors”). The Debtors have worked closely and in coordination with their key stakeholders, including the Consenting Creditors.

Indeed, the Consenting Creditors have negotiated in good faith and played a pivotal role in formulating the proposed restructuring described in this Disclosure Statement.

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Given the overwhelming support for the Debtors’ restructuring by their major stakeholders, in the weeks leading up to the solicitation period the Debtors elected to pursue a restructuring that leaves its trade creditors unimpaired to maximize value for their stakeholders by minimizing both the costs of restructuring and the impact on the Debtors’ businesses. Among other things, the Debtors intend to file motions to waive the requirement to file schedules of assets and liabilities and statements of financial affairs, which will provide them with significant cost savings. In addition, implementing the restructuring contemplated by the Plan in an expedited manner will obviate the need for an unsecured creditors’ committee and the expenses associated therewith that would otherwise be borne by the Debtors’ estates. The Debtors believe that the Plan represents the most efficient route to consummate their restructuring and best positions the Debtors, their Estates, their trade partners, and other stakeholders going forward.

Pursuant to the Restructuring Support Agreement, the parties agreed to support a deleveraging transaction to restructure the Company’s balance sheet, to be effectuated in chapter 11 through the Plan (the “Restructuring”). The Restructuring will be effectuated pursuant to the Plan, which provides for, among other things, (a) a comprehensive restructuring of the Debtors’ prepetition obligations, (b) maximization of creditor recoveries, (c) an equitable distribution to certain stakeholders, and (d) continued manufacturing of high-quality silicon carbide technology and semiconductor production. Specifically, the Restructuring will include, among other things, the following agreements:

•

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will cause to be consummated a rights offering open to all Holders of Convertible Notes Claims, pursuant to section 1145 of the Bankruptcy Code (the “New 2L Convertible Notes Rights Offering”), in accordance with the Plan and the New 2L Convertible Notes Rights Offering Documents and subject to the New 2L Convertible Notes Rights Offering Procedures. The New 2L Convertible Notes Rights Offering shall be conducted prior to the Effective Date, and the New 2L Convertible Notes shall be issued pro rata to the participants in the New 2L Convertible Notes Rights Offering, subject to, for the avoidance of doubt, the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation.

•

Participants in the New 2L Convertible Notes Rights Offering will have the right to purchase New 2L Convertible Notes in an aggregate principal amount equal to $301.125 million (the “New 2L Convertible Notes Rights Offering Amount”) for an aggregate purchase price equal to 91.3242% of the principal amount of the New 2L Convertible Notes being purchased; provided, that (a) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Initial Backstop Parties’ Premium and (b) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Backstop Holdback Allocation.

A summary of the key terms of the restructuring transactions as contemplated by the Plan and the Restructuring Support Agreement is as follows:

•	Holders of an Allowed Other Secured Claim and an Allowed Other Priority Claim will be unimpaired under the Plan.

•

Holders of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of such Claim in accordance with the Restructuring Transactions, their Pro Rata Share of (i) the New Senior Secured Notes; and (ii) the Effective Date Cash Payment; provided, that Holders of Commitment Fee Claims shall receive, in full and final satisfactions, their Pro Rata Share of the Commitment Fee Amount; provided, subject to the Plan Supplement Documents, that $5,000,000 of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to such Holders of Allowed Commitment Fee Claims entitled thereto no later than five (5) Business Days after the Debtors and Renesas, as applicable, obtain Regulatory Approvals prior to a Regulatory Trigger Deadline.

•

Holders of an Allowed Convertible Notes Claim shall receive, in full and final satisfaction of such Claim in accordance with the Restructuring Transactions, their Pro Rata Share of (i) the New 2L Convertible Notes Rights (subject to the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation); (ii) the New 2L Takeback Notes; and (iii) 56.3% of the New Common Stock (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).

•

Renesas shall receive, in full and final satisfaction of Allowed Renesas Claims in accordance with the Restructuring Transactions, (i) the Base Consideration; (ii) if applicable, and without duplication with clause (i) above, the Base Consideration Proceeds; and (iii) if the Regulatory Trigger Deadline occurs, the Contingent Additional Consideration.

•	Holders of an Allowed General Unsecured Claim will be unimpaired under the Plan.

•	Holders of an Allowed Intercompany Claim and Allowed Intercompany Interest will be unimpaired and presumed to accept / impaired and deemed to reject the Plan.

•	Holders of an Allowed 510(b) Claim will be unimpaired under the Plan.

•

Holders of Existing Equity Interests shall receive, in full and final satisfaction of such Claim in accordance with the Restructuring Transactions, their Pro Rata Share of the Equity Recovery (subject to dilution from the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, Incentive Plans, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced from 5.0% to 3.0% of New Common Stock.

Cash on the balance sheet of the Debtors as reorganized following the Effective Date (the “Reorganized Debtors”) shall be used to (i) pay the Allowed Administrative Claims, in full in accordance with section 2.1 of the Plan, (ii) the Allowed Priority Tax Claims, in full in accordance with section 2.2 of the Plan, (iii) pay the Restructuring Expenses, in full in accordance with section 2.3 of the Plan, (iv) the Professional Fee Claims, in full in accordance with section 2.4 of the Plan, (v) fund other distributions, costs, and expenses contemplated by the Plan (including, for the avoidance of doubt, the Effective Date Cash Payment), and (vi) fund general working capital and for general corporate purposes of the Reorganized Debtors.

There are three creditor constituencies whose votes for acceptance of the Plan are being solicited: (i) holders of Senior Secured Notes Claims, (ii) holders of Convertible Notes Claims, and (iii) holders of Renesas Claims. An overview of the voting procedures and related requirements are detailed below in Article X.

The proposed Restructuring will leave the Company’s businesses intact and significantly deleverage the Debtors’ capital structure, as its total funded indebtedness (including accrued but unpaid interest) will be reduced from approximately $6,749 million to approximately $2,118 million inclusive of principal and accrued interest—an approximately 70% debt reduction relative to the anticipated Petition Date. This deleveraging will enhance the Company’s long-term growth prospects and competitive position and allow the Debtors to emerge from the Chapter 11 Cases as a stronger, reorganized group of entities better able to invest in the business, drive innovation and technological advancement, deliver value to customers, and withstand a challenging market environment.

This Disclosure Statement provides holders of Claims and Interests entitled to vote to accept or reject the Plan with adequate information about (i) the Debtors’ business and certain historical events, (ii) the Chapter 11 Cases, (iii) the Plan, (iv) the rights of holders of Claims and Interests under the Plan, and (v) other information necessary to enable each holder of a Claim and Interest entitled to vote on the Plan to make an informed judgment as to whether to vote to accept or reject the Plan. This Disclosure Statement also assists the Bankruptcy Court in determining whether the Plan complies with the provisions of the Bankruptcy Code and should be confirmed.

Section I.B hereof contains a summary of the treatment of various creditor constituencies under the Plan.

B.	Summary of Plan Classification and Treatment of Claims

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only “impaired” holders of Claims or Interests are entitled to vote on the Plan (unless, for reasons discussed in more detail below such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is deemed to be “impaired” under the Plan unless: (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims in the following Classes are being solicited under, and are entitled to vote on, the Plan:

•	Class 3 — Senior Secured Notes Claims;

•	Class 4 — Convertible Notes Claims; and

•	Class 5 — Renesas Claims.

The following table summarizes: (i) the treatment of Claims and Interests under the Plan; (ii) which Classes are impaired by the Plan; (iii) which Classes are entitled to vote on the Plan; and (iv) the estimated recoveries for holders of Claims and Interests (prior to dilution from the Incentive Plans). The table is qualified in its entirety by reference to the full text of the Plan. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the valuation analysis in Exhibit F – Valuation Analysis.

Class and Designation	Treatment under Plan	Impairment and Entitlement to Vote	Approx. Percentage Recovery[3]
Class 1: Other Secured Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, on the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, at the Debtors’ or Reorganized Debtors’ option (as applicable), either (i) payment in full in Cash, (ii) delivery of the Collateral securing its Allowed Other Secured Claim, (iii) Reinstatement of its Allowed Other Secured Claim, or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, each Holder of a Commitment Fee Claim has agreed to receive, and shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Commitment Fee Claim, its Pro Rata Share of the Commitment Fee Amount; provided, subject to the Plan	Unimpaired (Not entitled to vote – presumed to accept)	100%

[3]	Approximate percentage recovery is illustrated prior to dilution from the Incentive Plans.

	Supplement Documents, that $5,000,000 of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to such Holders of Allowed Commitment Fee Claims entitled thereto no later than five (5) Business Days after the Debtors and Renesas, as applicable, obtain Regulatory Approvals prior to a Regulatory Trigger Deadline; provided, however, to the extent the Regulatory Trigger Deadline occurs before Regulatory Approvals are obtained, each Holder of a Commitment Fee Claim agrees that the Commitment Fee Amount shall be reduced by such $5,000,000, and distribution of such reduced Commitment Fee Amount shall be in full and final satisfaction, release, and discharge of its Allowed Commitment Fee Claim.

Class 2: Other Priority Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 3: Senior Secured Notes Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Senior Secured Notes Claim agrees to less favorable treatment of its Allowed Senior Secured Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Secured Notes Claim, on the Effective Date, each Holder of an Allowed Senior Secured Notes Claim shall receive its Pro Rata Share of: (i) the New Senior Secured Notes; and (ii) the Effective Date Cash Payment.	Impaired (Entitled to vote)	86%

Class 4: Convertible Notes Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Convertible Notes Claim agrees to less favorable treatment of its Allowed Convertible Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Convertible Notes Claim, on the Effective Date, each Holder of an Allowed Convertible Notes Claim shall receive its Pro Rata Share of: (i) the New 2L Convertible Notes Rights (subject to the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation); (ii) the New 2L Takeback Notes; and (iii) 56.3% of the New Common Stock (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).	Impaired (Entitled to vote)	25 to 30%

Class 5: Renesas Claims	On or as soon as reasonably practicable after the Effective Date, except to the extent that Renesas agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of all Renesas Claims, Renesas shall receive, subject in all respects to the terms of this Plan and applicable Plan Supplement Documents: (i) the Base Consideration; (ii) if applicable, and without duplication with clause (i) above, the Base Consideration Proceeds; and (iii) if the Regulatory Trigger Deadline occurs, the Contingent Additional Consideration.	Impaired (Entitled to vote)	27 to 29%

Class 6: General Unsecured Claims	The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 7: Intercompany Claims	On or as soon as reasonably practicable after the Effective Date, all Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.	Unimpaired / Impaired (Not entitled to vote – presumed to accept / deemed to reject)	0% / 100%

Class 8: Intercompany Interests	On or as soon as reasonably practicable after the Effective Date, all Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.	Unimpaired / Impaired (Not entitled to vote – presumed to accept / deemed to reject)	0% / 100%

Class 9: 510(b) Claims	510(b) Claims shall be Unimpaired and shall, unless otherwise set forth in this Plan with respect to such Claim, continue in the ordinary course.	Unimpaired (Not entitled to vote – presumed to accept)	100%

Class 10: Existing Equity Interests	On the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata Share of the Equity Recovery (subject to dilution from the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, Incentive Plans, and the	Impaired (Not entitled to vote – deemed to reject)	N/A

exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced from 5.0% to 3.0% of the New Common Stock. On the Effective Date, all Existing Equity Interests and other Interests shall be cancelled, released, extinguished, and of no further force and effect.

PLEASE TAKE NOTE OF THE FOLLOWING KEY DATES AND DEADLINES FOR THE CHAPTER 11 CASES AS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT:

Deadline to commence the Chapter 11 Cases	July 1, 2025

Deadline for entry of the Cash Collateral Order	3 days after the Petition Date on an interim basis; 45 days after the Petition Date on a final basis

Deadline for entry an order approving the Disclosure Statement	75 days after the Petition Date

Deadline for entry of the Backstop Order	75 days after the Petition Date

Deadline for entry of the Confirmation Order	75 days after the Petition Date

Deadline for the Effective Date	4 months after the Petition Date[4]

WHERE TO FIND ADDITIONAL INFORMATION: Wolfspeed files annual reports and quarterly reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link. This Disclosure Statement incorporates SEC filings as if fully set forth herein including, but not limited to:

•	Annual report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC on August 22, 2024;

•	Quarterly report on Form 10-Q for the quarter ended September 29, 2024 filed with the SEC on November 7, 2024;

[4]

Provided, solely to obtain some or all Regulatory Approvals, the Debtors, in their sole discretion, may extend the milestone for the Effective Date by thirty (30) days; provided, further, that the Effective Date milestone may be extended by up to sixty (60) days with the consent of the Required Consenting Creditors (as defined in the Restructuring Support Agreement) and the Debtors, and any subsequent extension shall require the consent of each Consenting Creditor (as defined in the Restructuring Support Agreement) and the Debtors.

•	Quarterly report on Form 10-Q for the quarter ended December 29, 2024 filed with the SEC on January 30, 2025;

•	Quarterly report on Form 10-Q for the quarter ended March 30, 2025 filed with the SEC on May 9, 2025; and

•

Current Reports on Form 8-K filed with the SEC on June 23, 2025; May 28, 2025; May 23, 2025; May 9, 2025; May 8, 2025; May 7, 2025; April 30, 2025; April 4, 2025; March 27, 2025; March 7, 2025; January 29, 2025.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Disclosure Statement, shall be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should carefully read the entire Disclosure Statement and the documents incorporated by reference herein. Financial data included herein as of June 30, 2025 remains subject to the customary review procedures associated with the completion of the Company’s public reporting requirements.

C.	Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Epiq Corporate Restructuring LLC, the Debtors’ voting agent (the “Solicitation Agent” or “Epiq”) by sending an electronic mail message to: balloting@epiqglobal.com (with a reference to “Wolfspeed Solicitation Inquiry” in the subject line), or you may write to: Wolfspeed, Inc., c/o Epiq Ballot Processing Center, 10300 SW Allen Boulevard, Beaverton, OR 97005.

Copies of this Disclosure Statement, which includes the Plan and the Plan Supplement (when filed) are also available on the Solicitation Agent’s website, https://dm.epiq11.com/wolfspeed. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

II.

OVERVIEW OF THE DEBTORS’ BUSINESS OPERATIONS

The Debtors, together with certain of their non-debtor affiliates, are leading developers and manufacturers of wide-bandgap semiconductors, focused on silicon carbide (“SiC”) and gallium nitride (“GaN”) materials. The Company’s products have a broad range of applications, including electric vehicles, motor drives, power supplies, military communications, radar, satellite, and telecommunications.

A.	History and Formation

Founded in 1987 as Cree Research Inc., Wolfspeed initially concentrated on producing silicon carbide for commercial use in semiconductors and lighting. Wolfspeed became publicly traded in 1993 through an initial public offering. Over the years, the Company has expanded by acquiring several businesses, including Ruud Lighting in 2011 and certain assets from Infineon Technologies

AG in 2018. In 2019, the Company sold its lighting products division, followed by the sale of its LED business (as defined below) in 2021. In October 2021, the Company rebranded itself as Wolfspeed, Inc. In 2023, the Company sold its radio frequency business to MACOM Technology Solutions Holdings, Inc.

Throughout its history, the Company has been at the forefront of innovating silicon carbide applications. In 1989, the Company introduced the first blue light-emitting diode (“LED”), which enabled the development of large, full-color video screens and billboards. By 1991, the Company had launched the first commercial SiC wafer.

Today, Wolfspeed’s primary focus is on the production of wide-bandgap semiconductors. The Company’s headquarters are located in Durham, North Carolina. Most of the Company’s products are manufactured at its facilities in (i) Durham, North Carolina, (ii) Siler City, North Carolina (the “Siler City Facility”), (iii) Marcy, New York (the “Mohawk Valley Fab”), and (iv) Fayetteville, Arkansas.

B.	Current Business Operations

1.	Products & Services

As stated above, the Company is an innovator of wide-bandgap semiconductors. This class of semiconductors, which includes SiC and gallium nitride semiconductors, are considered essential for the future of power electronics used in electric vehicles, the electrical grid, military applications, and upcoming compact portable power applications. As described in greater detail below, the Company operates through two primary business segments: (a) Materials and (b) Power Devices. The key products and services under each segment are set forth in the graphic below and described in greater detail herein:

i.	Materials

The Company’s Materials segment provides SiC bare wafers, epitaxial wafers, and GaN epitaxial layers on silicon carbide wafers. Customers use these materials to produce products for radio- frequency, power, and other applications. In particular, corporate, government, and university customers purchase SiC and GaN materials for research and development focused on radio- frequency and power devices.

ii.	Power Devices

The Power Devices segment includes SiC Schottky diodes, metal oxide semiconductor field effect transistors, and power modules. These products enhance efficiency and switching speeds, which in turn reduce the size and weight of systems compared to other silicon power devices. Customers and distributors purchase these products for applications in electric vehicles, including charging infrastructure, server power supplies, solar inverters, uninterruptible power supplies, industrial power supplies, and other applications.

2.	Revenue Breakdown

The Company’s revenues streams are well diversified across its Materials and Power Devices segments, as shown below:

The Company benefits from a diverse array of revenue streams. The balance of the Company’s revenues is comprised primarily of (a) customer commitments to purchase both SiC materials and devices directly from the Company for end-use and (b) sales of SiC solutions to partners who then distribute to end-users. Despite the current internal and external challenges facing the business, the Company’s revenues through the first half of 2025 have remained strong.

III.

CORPORATE AND CAPITAL STRUCTURE

A.	Corporate Structure

The Debtors consist of Wolfspeed and its wholly-owned subsidiary, Wolfspeed Texas LLC, totaling two entities formed under the laws of North Carolina and Texas, respectively. Wolfspeed Texas is managed by its sole member, Wolfspeed. In addition, Wolfspeed is the ultimate parent company of 15 other wholly-owned direct and indirect subsidiaries that are not Debtors in the Chapter 11 Cases. A chart illustrating the Company’s organizational structure as of the anticipated Petition Date is attached hereto as Exhibit C.

Wolfspeed is the main operating entity for the entire organization. In that capacity, it enters into lease, vendor, and other agreements on behalf of its direct and indirect subsidiaries. Wolfspeed, Inc. and Wolfspeed Texas are the sole obligors of all funded indebtedness for the entire enterprise.

B.	Corporate Governance

Wolfspeed is governed by its board of directors. On December 5, 2024, Wolfspeed held its annual meeting of shareholders, during which its Board was elected. On March 27, 2025, the Board appointed Robert Feurle as Wolfspeed’s Chief Executive Officer and as a member of the Board, effective as of May 1, 2025. On May 8, 2025, the Board elected Mark Jensen and Paul V. Walsh as members and appointed both to the Audit Committee.

The current Board consists of ten (10) directors, as shown below:5

Name	Position
Thomas H. Werner	Director, Chairman of the Board
Stacy J. Smith	Director
Glenda M. Dorchak	Director
John C. Hodge	Director
Darren R. Jackson	Director
Duy-Loan T. Le	Director
Marvin A. Riley	Director
Paul V. Walsh, Jr.	Director
Mark Jensen	Director
Robert Feurle	Director and CEO, Wolfspeed, Inc.

On November 15, 2024, in connection with its review and development of potential strategic alternatives, the Board established a finance committee comprised of three independent directors (the “Finance Committee”).6 Since April 2025, the members of the Finance Committee have been: (i) John C. Hodge, (ii) Darren R. Jackson, and (iii) Marvin Riley.7 To assist the Board in fulfilling its responsibilities to its shareholders, the Board granted the Finance Committee responsibility and authority to, among other things: (i) review and evaluate management’s plans and objectives for the capitalization of the Company, including the structure or amount of debt and

[5]

The Debtors paid retention bonuses to certain statutory insiders on or about June 6, 2025. These bonuses must be repaid if the recipient does not continue working for the Debtors for the specified retention period. The Debtors are not seeking relief related to the retention bonuses at this time.

[6]	See Resolutions of the Board of Directors, Compensation Committee and Governance and Nominations Committee of Wolfspeed, Inc., dated November 15, 2024 (the “Resolutions”).
[7]

The initial members of the Finance Committee were: (i) John C. Hodge, (ii) Darren R. Jackson, and (iii) Clyde Hosein. On December 5, 2024, Geroge H. “Woody” Young replaced Mr. Hosein. On April 3, 2025, Mr. Young resigned from the Board, and Marvin Riley filled the vacancy on the Finance Committee created by Mr. Young’s resignation.

equity to meet the Company’s financing needs; (ii) review and recommend to the Board as appropriate, matters relating to the Company’s capital structure, financial condition, leverage and financial strategies, and interest rate risk; (iii) review the Company’s strategic priorities and opportunities, including its investment, acquisition and divestiture strategies and objectives; and (iv) review and make recommendations to the Board regarding strategic investments, acquisitions and dispositions and similar opportunities for maximizing shareholder value, including, without limitation, mergers, acquisitions, divestitures, joint ventures and real estate purchases.

C.	Capital Structure

The following description of the Debtors’ capital structure is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements. A summary of the approximate principal amounts plus accrued and unpaid interest (but excluding other fees, charges, and expenses) of the Debtors’ funded debt obligations as of the anticipated Petition Date is set forth below.

As of Anticipated Petition Date: Approximate Principal Amount Plus Accrued and Unpaid Interest	Funded Debt ($ millions)
Senior Secured Notes	1,525
Total Secured Debt	1,525
2026 Convertible Notes	577
2028 Convertible Notes	751
2029 Convertible Notes	1,769
Renesas Loans	2,127
Total Funded Debt	6,749

i.	Senior Secured Notes Indenture

Wolfspeed is the issuer of certain Senior Secured Notes due June 23, 2030 (the “Senior Secured Notes”) issued pursuant to that certain Amended and Restated Indenture, dated as of October 11,2024 (as amended by (i) the First Supplemental Indenture, dated as of October 22, 2024 and (ii) the Second Supplemental Indenture, dated as of June 23, 2025 (the “Second Supplemental Indenture”), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Senior Secured Notes Indenture”), by and between Wolfspeed, as issuer, U.S. Bank Trust Company, National Association, as trustee (the “Senior Secured Notes Trustee”) and the subsidiaries of Wolfspeed from time to time party thereto as guarantors (including Wolfspeed Texas). Wolfspeed’s obligations under the Senior Secured Notes were previously guaranteed by Wolfspeed’s non-debtor affiliate, Wolfspeed Germany GmbH. As of the anticipated Petition Date, pursuant to the Second Supplemental Indenture, Wolfspeed Germany GmbH has been released from all its obligations under the Senior Secured Notes, and Wolfspeed’s obligations under the Senior Secured Notes are guaranteed solely by Wolfspeed’s Debtor affiliate, Wolfspeed Texas. The Senior Secured Notes are secured by substantially all of the property and assets of Wolfspeed and Wolfspeed Texas. As of the anticipated Petition Date, the principal amount plus accrued and unpaid interest (but excluding other fees, charges, and expenses) under the Senior Secured Notes is approximately $1,525 million.

ii.	2029 Convertible Notes Indenture

Wolfspeed is the issuer of certain 1.875% Convertible Senior Notes due December 1, 2029 (the “2029 Convertible Notes” and, together with the 2026 Convertible Notes, and the 2028 Convertible Notes, the “Convertible Notes”) issued pursuant to that certain Indenture, dated November 21, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “2029 Notes Indenture”), by and between Wolfspeed, as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “2029 Notes Trustee”). Wolfspeed is the only obligor under the 2029 Convertible Notes. The 2029 Convertible Notes are unsecured. As of the anticipated Petition Date, the principal amount plus accrued and unpaid interest under the 2029 Convertible Notes is approximately $1,769 million.

iii.	2028 Convertible Notes Indenture

Wolfspeed is the issuer of certain 0.25% Convertible Senior Notes due February 15, 2028 (the “2028 Convertible Notes”) issued pursuant to that certain Indenture, dated as of February 3, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “2028 Notes Indenture”), by and between Wolfspeed, as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “2028 Notes Trustee”). Wolfspeed is the only obligor under the 2028 Convertible Notes. The 2028 Convertible Notes are unsecured. As of the anticipated Petition Date, the principal amount plus accrued and unpaid interest under the 2028 Convertible Notes is approximately $751 million.

iv.	2026 Convertible Notes Indenture

Wolfspeed is the issuer of certain 1.75% Convertible Senior Notes due May 1, 2026 (the “2026 Convertible Notes”) issued pursuant to that certain Indenture, dated April 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “2026 Notes Indenture”), by and between Wolfspeed, as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “2026 Notes Trustee”). Wolfspeed is the only obligor under the 2026 Convertible Notes. The 2026 Convertible Notes are unsecured. As of the anticipated Petition Date, the principal amount plus accrued and unpaid interest under the 2026 Convertible Notes is approximately $577 million.

v.	Renesas CRD

Wolfspeed is the borrower under that certain Unsecured Customer Refundable Deposit Agreement, dated July 5, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “CRD”), between, Wolfspeed and Renesas Electronics America Inc., as lender (“Renesas”), pursuant to the which, Renesas made available to Wolfspeed unsecured term loans in an aggregate principal amount of $2 billion (the “Renesas Loans”). Wolfspeed is the only obligor under the Renesas Loans. As of the anticipated Petition Date, the principal amount plus accrued and unpaid interest under the Renesas Loans is approximately $2,127 million.

vi.	Other Non-Funded Debtor Obligations

1.	Trade Claims

In the ordinary course of business, the Debtors utilize certain vendors and service providers who supply goods and services (the “Trade Creditors”). The Trade Creditors are a vital part of the Company’s ongoing business. Any interruption in the flow of goods and services from such creditors would have an immediate and adverse impact on the Debtors’ ability to continue operating. As discussed in greater detail in the all-trade motion, certain trade claims (a) are entitled to statutory priority, such as under section 503(b)(9) of the Bankruptcy Code, or (b) may give rise to shippers’ liens against the Debtors’ property if unpaid. As of the anticipated Petition Date, the Company estimates that the aggregate amount of trade claims outstanding is approximately $259 million.

2.	Other General Unsecured Claims

As of the anticipated Petition Date, the Company anticipates approximately $45 million on account of claims against the Debtors (other than intercompany claims and claims of Trade Creditors described herein) that are neither secured by collateral nor entitled to priority under the Bankruptcy Code or any order of the Court.

IV.

KEY EVENTS LEADING TO

COMMENCEMENT OF CHAPTER 11 CASES

A.	Challenges Facing Debtors’ Business

Although the Company remains operationally stable, the Debtors are encountering challenges due to the impending maturity of the 2026 Convertible Notes and uncertainty regarding the receipt of CHIPS Act funding under the PMT (as defined below). Despite recent efforts to address these challenges, the Company ultimately determined that initiating a comprehensive deleveraging transaction through the Chapter 11 Cases was necessary to improve its balance sheet and, in turn, emerge a more financially stable company.

i.	Capacity Expansion Initiatives

In recent years, Wolfspeed has made substantial investments to expand its production capacity, aiming to capitalize on the growing demand for SiC technology. That demand is driven by sectors such as electric vehicles, renewable energy and storage, and artificial intelligence data centers. SiC provides significant advantages over traditional silicon in high-power applications, including enhanced efficiency, smaller size, and reduced weight. Wolfspeed is a leader at the forefront of the power-electronics industry’s shift from silicon to SiC-based semiconductors.

Mohawk Valley Fab. In September 2019, Wolfspeed announced a $1 billion investment to construct the Mohawk Valley Fab, which is the world’s first purpose-built, fully automated 200mm SiC fabrication facility. The construction was partially funded by a $500 million grant from New York State. The Mohawk Valley Fab commenced operations in April 2022, significantly increasing Wolfspeed’s production capacity.

German Facility. In February 2023, Wolfspeed announced that it would build its first European factory in Germany (the “German Facility”). The construction was to be subsidized by the European Union as part of an important project of common European interest for Microelectronics and Communication Technologies. However, in June 2024, Wolfspeed announced a delay in the construction of its $3 billion semiconductor plant in Germany to mid-2025. In October 2024, Wolfspeed announced that the project was placed on an indefinite hold.

Siler City Facility. In 2022, Wolfspeed announced the construction of the Siler City Facility. The Siler City Facility is the world’s largest 200mm SiC materials factory and will result in a more than ten-fold increase in Wolfspeed’s materials production capacity. In June 2024, the Siler City Facility received its final certificate of occupancy and began operations.

The growth of Wolfspeed’s manufacturing capacity through these facility expansion initiatives has required substantial investment of capital. The Company has financed these initiatives through the issuance of debt, putting significant pressure on the Debtors’ balance sheet.

ii.	CHIPS Act Funding

The importance of bolstering domestic production of SiC has been recognized by multiple federal agencies. The Department of Energy identified SiC as one of 17 “critical materials” with a high risk of supply disruption that are integral to clean energy technologies. Similarly, the Department of Commerce recognizes silicon carbide semiconductors as important to national security. Accordingly, Congress enacted the CHIPS and Science Act (“CHIPS Act”) in August 2022, authorizing roughly $280 billion in new funding to advance domestic semiconductor research and manufacturing.

On October 11, 2024, Wolfspeed and the U.S. Department of Commerce signed a non-binding preliminary memorandum of terms (“PMT”) to provide the Company with up to $750 million in direct funding. Under the CHIPS Act, the Company also expected to receive approximately $1 billion of section 48D tax refunds. In addition, a consortium of the Senior Secured Noteholders committed to provide the Company an additional $750 million of new financing in the form of additional Senior Secured Notes, giving the Company access to an aggregate of $2.5 billion in financing to support the expansion of SiC manufacturing in the United States.

To qualify for CHIPS Act funding under the PMT, Wolfspeed was required to satisfy certain conditions, including: (i) refinancing or restructuring the $575 million of 2026 Convertible Notes, (ii) raising up to $300 million of new equity, and (iii) completing the buildout of a new plant in Siler City, North Carolina. In anticipation of receiving CHIPS Act funding, the Company proactively initiated construction to expand multiple key manufacturing facilities, underscoring its commitment to scaling domestic production capacity and advancing long-term strategic growth.

Since January 2025, there has been ongoing uncertainty surrounding the future of the CHIPS Act and its associated commitments. This uncertainty regarding the amount and timing of funding the Company might receive has complicated Wolfspeed’s ability to forecast its future liquidity. The same is true with respect to the costs the Company will be required to incur to complete the buildout of the Siler City plant, continue the investments in ongoing facility expansion projects, and to satisfy the conditions precedent for CHIPS Act funding pursuant to the PMT.

iii.	Financial Challenges

As of the twelve month period ending March 2025, the Company’s funded debt is approximately $6.5 billion and adjusted EBITDA is negative,8 which the Debtors do not believe is sustainable over the long term. The Debtors’ current balance sheet has had a corresponding negative and restrictive impact on the Debtors’ liquidity and growth. The Debtors’ unhedged annual cash interest expense for fiscal year 2026 under the prepetition capital structure would be approximately $400 million at current interest rates. Accordingly, the Debtors intend to file the Chapter 11 Cases to implement a comprehensive financial restructuring that will reduce the Company’s funded debt (including accrued but unpaid interest) by approximately $4.6 billion, reduce run rate cash interest expense by approximately $240 million on an annual basis, and allow it to continue operating on a go-forward basis with a substantially healthier balance sheet and liquidity profile.

B.	Formation of Special Committee and Special Committee Investigation

In May 2025, the Board formed a Special Investigation Committee (the “Special Committee”). The Special Committee was granted broad authority to conduct an investigation into whether the Debtors possess any material and potentially viable direct or derivative claims for relief or causes of action (the “Potential Claims”) and, if so, to determine whether the pursuit of such claims or causes of action is in the best interests of the Company (the “Investigation”). The Special Committee is composed of Mark Jensen and Paul V. Walsh – two directors who are disinterested with respect to the Investigation. Both directors were first appointed to the Board in May 2025.

The Special Committee has engaged and is currently working with outside counsel to identify the Potential Claims and to conduct the Investigation. Upon completion of the Investigation, the Special Committee will provide its determinations, findings, conclusions and recommendations to the Board. The Special Committee will also make its outside counsel available to the Board for questions and further diligence regarding such determinations, findings, conclusions and recommendations.

The Debtor Release with respect to any Released Parties remains subject to the Special Committee’s conclusion of the Investigation.

C.	Prepetition Restructuring Efforts

Recognizing the need to deleverage in light of the foregoing challenges and upcoming maturity of the 2026 Convertible Notes, the Company began the process of evaluating strategic alternatives. In the period leading up to the execution of the Restructuring Support Agreement and the anticipated Petition Date, the Company took numerous steps to rationalize its business, reduce discretionary capital expenditures, and preserve liquidity. In November 2024, the Company undertook several cost-cutting measures, including closing two manufacturing facilities and undertaking a workforce reduction plan.9 The Company also sought to raise funds in the public markets to provide additional liquidity and address leverage concerns. In January 2025, the Company undertook an “at the market” equity offering program, under which it sold 27,793,535 shares of its common stock for gross proceeds of approximately $200 million.

[8]	Please refer to Wolfspeed, Inc.’s 10-Q Quarterly Report filed on May 9, 2025 for additional information.
[9]

Since March 2025, the Debtors and their non-Debtor subsidiaries have implemented reductions in force totaling approximately 570 to reduce operating expenses, including approximately 250 implemented in June 2025.

The Company recognized that the aforementioned steps alone were not enough to address its leverage and liquidity concerns. Consequently, in February 2025, the Company engaged JP Morgan (“JPM”) and Perella Weinberg Partners, as investment bankers, and Latham, as counsel, to assist the Company in this process. In April 2025, the Company engaged FTI Consulting as a financial advisor, and in May 2025, the Company engaged both Hunton Andrews Kurth LLP and Epiq (as defined below) as co-counsel and as a voting agent, respectively.

In February 2025, with the oversight of the Finance Committee (which held over 90 formal meetings in the period leading up to the anticipated Petition Date), the Company and its advisors began actively engaging in discussions with its key stakeholders with the goal of significantly deleveraging its balance sheet. As described in further detail below, the Company attempted to address its capital structure through a “public-style” out-of-court restructuring throughout March 2025. Despite good faith, arm’s-length discussions with its key stakeholders prior to the anticipated Petition Date, the Company was unable to garner sufficient support for a comprehensive out-of-court restructuring that would adequately remedy its capital structure challenges.

1.	March 2025 Process

As noted above, to address the upcoming maturity of the 2026 Convertible Notes and deleverage the Company’s balance sheet, the Company pursued an out-of-court, public-markets style exchange transaction (the “March 2025 Process”). In March 2025, the Company commenced outreach to individual holders of Convertible Notes and Renesas. Several individual holders executed confidentiality agreements and began conducting diligence in furtherance of an exchange transaction.

The March 2025 Process did not culminate in a transaction. As a result, the holders that had executed confidentiality agreements in connection with the March 2025 Process were released from their obligations thereunder and all diligence ceased on March 28, 2025.

Also on March 28, 2025, following the Company’s announcement that the March 2025 Process did not result in a transaction, the trading price of Wolfspeed’s common stock fell by approximately 50% to $2.59 per share, leaving the Company with a market capitalization of approximately $400 million. But the Company remained focused on exploring other avenues to achieve the timely and value-maximizing deleveraging of its balance sheet and to address the impending maturity of the 2026 Convertible Notes.

2.	Renewed Process

Immediately after the Company and its key stakeholders learned that the March 2025 Process would not result in a transaction, the Company and its advisors re-engaged with its key stakeholders, including (i) an ad hoc group of Senior Secured Noteholders (the “Ad Hoc Senior Secured Group”), represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel, and Moelis & Company, as investment banker (the “Ad Hoc Senior Secured Group Advisors”), (ii) an ad hoc group of 2026 Convertible Noteholders (the “Ad Hoc 26s Noteholder Group”),

represented by Paul Hastings LLP, as legal counsel, and Houlihan Lokey, Inc., as investment banker (the “Ad Hoc 26s Noteholder Group Advisors”), (iii) an ad hoc group of 2026 Convertible Noteholders, 2028 Convertible Noteholders, and 2029 Convertible Noteholders (the “Ad Hoc 26/s28s/29s Noteholder Group”), represented by Ropes & Gray LLP, as legal counsel, and Ducera Partners LLC, as investment banker (the “Ad Hoc 26s/28s/29s Noteholder Group Advisors”), and (iv) Renesas Electronics America Inc., a wholly-owned U.S. subsidiary of Renesas Electronics Corporation, represented by Kirkland & Ellis LLP, as legal counsel, PJT Partners LP, as investment banker, and BofA Securities, Inc. as structuring advisor (the “Renesas Advisors”).

On March 30, 2025, the Debtors received initial transaction proposals from the Ad Hoc Senior Secured Group that provided the high-level terms of a comprehensive restructuring of the Company’s balance sheet (the “SSN Framework”). Following several rounds of counterproposals, the SSN Framework formed the basis for further discussions with the Convertible Noteholders and Renesas regarding a potential deleveraging transaction.

Accordingly, in April 2025, the Company sent a proposal consistent with the SSN Framework to the Ad Hoc 26s/28s/29s Noteholder Group Advisors. Over the next several weeks, the Company, the Ad Hoc Senior Secured Group, and the Ad Hoc 26s/28s/29s Noteholder Group engaged in extensive, good-faith negotiations, meeting frequently and exchanging counterproposals regularly.

In late April 2025, the Debtors received a transaction proposal from Renesas (“Renesas Proposal”). After analyzing the Renesas Proposal, and following the guidance of the Finance Committee and their advisors, the Debtors determined that the proposal was not actionable and exchanged counterproposals with Renesas.10

The pace of the negotiations accelerated in May 2025. Starting on May 22, 2025, the Company advisors and the Ad Hoc 26s/28s/29s Noteholder Group began holding daily calls. In late May 2025, additional holders in the Ad Hoc 26s/28s/29s Noteholder Group executed non-disclosure agreements, and the Company held management presentations for the newly-restricted holders.

Although the parties initially sought to effectuate an out-of-court restructuring, the parties ultimately determined that a consensual in-court transaction to deleverage the Company’s balance sheet was in the best interests of the Debtors, their estates, and all stakeholders and would not materially interrupt the Debtors’ business operations.

D.	Restructuring Support Agreement and Plan

On June 22, 2025, following months of extensive, good faith, arm’s-length negotiations, the Debtors entered into the Restructuring Support Agreement with the Consenting Creditors.11

[10]

Separately, the Debtors received competing proposals from the Ad Hoc 26s Noteholder Group. After analyzing the various proposals received from the Ad Hoc 26s Noteholder Group, and following the guidance of the Finance Committee and their advisors, the Debtors ultimately reached the conclusion that the proposals were not actionable.

[11]	The Restructuring Support Agreement is attached hereto as Exhibit A.

Pursuant to the Restructuring Support Agreement, the Consenting Creditors agreed to support the restructuring transaction by, among other things:

•	voting to accept the Plan;

•	agreeing to not opt-out of the releases contemplated by the Plan; and

•	supporting and effectuating the transactions contemplated in the Restructuring Support Agreement.

The terms of the Restructuring are reflected in the Plan. Upon its full implementation, the Plan will effect a significant deleveraging of the Debtors’ capital structure by reducing the Company’s total funded debt (including accrued but unpaid interest) by approximately $4.6 billion.

Upon the Effective Date, the Plan shall constitute an integrated and global, good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Restructuring Support Agreement and Plan.

V.

PENDING LITIGATION

In the ordinary course of business, from time to time, the Company is the subject of complaints or litigation from shareholders or other parties or inquiries or investigations from government officials. The Company may also be subject to employee claims based on, among other things, alleged discrimination, harassment or wrongful termination claims.

Securities Class Action Litigation. In November 2024, a putative securities class action was filed in the Northern District of New York against Wolfspeed, Inc. and certain of its senior executives (the “Securities Class Action”). Plaintiffs allege that, between August 2023 and November 2024, Wolfspeed made materially misleading statements regarding the anticipated ramp-up of the Mohawk Valley Fab, including projected utilization rates and revenue expectations. According to the complaint, the Company failed to disclose operational challenges and softening customer demand that, plaintiffs contend, rendered its projections unreliable. Plaintiffs allege that the misrepresentations allegedly led to artificially inflated stock prices, causing investors to suffer losses when the truth emerged. The Court appointed a lead plaintiff and lead counsel in February 2025, and a consolidated amended complaint was filed in May 2025. A motion to transfer venue is currently pending.

Derivative Litigation and Related Demands. In April 2025, a shareholder derivative action was filed in the Middle District of North Carolina against certain current and former directors and officers of Wolfspeed, Inc. (the “Derivative Litigation”). The Derivative Litigation complaint alleges that defendants breached their fiduciary duties by disseminating or allowing the Company to disseminate materially misleading statements regarding the Company’s financial outlook and the operational status of the Mohawk Valley Fab. The complaint alleges that these misrepresentations led to significant financial harm to the Company, including a decline in stock price and the initiation of a securities class action. Additionally, the complaint asserts claims for insider trading and unjust enrichment, and seeks damages for corporate waste and gross mismanagement. The case remains in its early stages, and no responsive pleadings have been filed.

The Company also has received several demands from individuals purporting to be shareholders, requesting that the Board investigate alleged breaches of fiduciary duty and associated misconduct under North Carolina law, which are substantively similar to the allegations raised in the ongoing Securities Class Action and Derivative Litigation.

Although no assurances can be given, in the opinion of management, none of the pending actions are likely to have a material adverse impact on the Debtors’ financial position or results of operations, either individually or in the aggregate.

Legal proceedings are subject to substantial uncertainties concerning the outcome of material factual and legal issues relating to the litigation. Accordingly, the Debtors cannot currently predict the manner and timing of the resolution of some of these matters and may be unable to estimate a range of possible losses or any minimum loss from such matters.

VI.

ANTICIPATED EVENTS

DURING CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

As discussed above, the Debtors intend to commence the Chapter 11 Cases. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue their operations in the ordinary course during the pendency of the Chapter 11 Cases. To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors will seek to have these Chapter 11 Cases assigned to the same bankruptcy judge and administered jointly. Also on the Petition Date, the Debtors will file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, as further described below, will assist in the administration of these Chapter 11 Cases.

B.	First-Day Motions

On the Petition Date, the Debtors will file multiple motions seeking various forms of relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course. Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations. The Debtors will seek the following relief on the Petition Date to maintain their operations in the ordinary course:

•	continue paying employee wages and benefits;

•	continue the use of the Debtors’ cash management system, bank accounts, and business forms;

•	continue insurance programs and the processing of workers’ compensation Claims;

•	pay certain prepetition taxes, fees, and assessments;

•	pay trade claims;

•	continue customer programs;

•	establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service;

•

approving notification and hearing procedures related to certain transfers or restrictions of, or declarations of worthlessness with respect to, the Debtors’ common stock, and directing that any purchase, sale, other transfer of, or declaration of worthlessness with respect to the Debtors’ common stock in violation of the procedures shall be null and void ab initio;

•	use cash collateral subject to the terms of the Cash Collateral Order; and

•	approve the New 2L Convertible Notes Rights Offering and Backstop Agreement.

C.	Procedural Motions

The Company intends to file various motions that are common to chapter 11 proceedings of similar size and complexity as the Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

D.	Confirmation Hearing

The Company intends to ask the Bankruptcy Court to schedule the Confirmation Hearing to be held on or about September 8, 2025, as may be adjourned without further notice other than an announcement of the adjourned date or dates in open court or by notice filed on the docket of the Chapter 11 Cases, to consider (i) the adequacy of this Disclosure Statement and the Solicitation in connection herewith and (ii) confirmation of the Plan. The Debtors anticipate that notice of the Confirmation Hearing will be published and mailed to all known holders of Claims and Interests well in advance of the date by which objections must be filed with the Bankruptcy Court.

E.	Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors are proceeding with the implementation of the Plan through the Chapter 11 Cases.

•

Among the milestones contained in the Restructuring Support Agreement is the requirement that the Company shall commence the Chapter 11 Cases no later than 11:59 p.m. prevailing Central Time on July 1, 2025.

•

The Restructuring Support Agreement also requires that the Bankruptcy Court enter the order authorizing use of the Debtors’ cash collateral (the “Cash Collateral Order”) (i) on an interim basis, at or prior to 11:59 p.m. prevailing Central Time on the date that is three (3) calendar days after the Petition Date and (ii) on a final basis, at or prior to 11:59 p.m. prevailing Central Time on the date that is forty-five (45) days after the Petition Date.

•

The Restructuring Support Agreement also requires that the Bankruptcy Court enter the order approving this Disclosure Statement at or prior to 11:59 p.m. prevailing Central Time on the date that is seventy-five (75) calendar days following the Petition Date.

•

The Restructuring Support Agreement also requires that the Bankruptcy Court enter the Backstop Order at or prior to 11:59 p.m. prevailing Central Time on the date that is seventy-five (75) calendar days following the Petition Date.

•

The Restructuring Support Agreement also requires that the Bankruptcy Court enter the order confirming the Plan at or prior to 11:59 p.m. prevailing Central Time on the date that is seventy-five (75) calendar days following the Petition Date.

•

The Restructuring Support Agreement also requires that the Effective Date shall have occurred at or prior to four (4) months after the Petition Date (subject to extension in certain cases as set forth above); provided, that the Effective Date shall not take place any earlier than three (3) months from the effective date of the Restructuring Support Agreement.

•	The Debtors believe they can achieve the various milestones under the Restructuring Support Agreement, the occurrence of which is crucial to reorganizing the Debtors successfully.

VII.

TRANSFER RESTRICTIONS AND

CONSEQUENCES UNDER FEDE RAL SECURITIES LAWS

The Solicitation is being made before the Petition Date under section 4(a)(2) of the Securities Act only to holders of Convertible Notes who are Eligible Holders (as defined herein).

The offer and sale by the Reorganized Debtors under the Plan to holders of Allowed Senior Secured Notes Claims, Allowed Convertible Notes Claims and Allowed Renesas Claims of the Plan Securities (exclusive of New 2L Convertible Notes purchased by the Backstop Parties (i) in respect of the Holdback Rights Offering Amount and (ii) that are not subscribed and purchased by the Holders of Allowed Convertible Notes Claims in respect of the Non-Holdback Rights Offering Amount) (collectively, the “1145 Securities”) shall be exempt, pursuant to section 1145(a) of the Bankruptcy Code, without further act or action by any Entity, from registration under (x) section 5 of the Securities Act, and all rules and regulations promulgated thereunder and (y) any state or local law requiring registration for the offer or sale of securities. To the extent section 1145(a) of the Bankruptcy Code is not applicable, the Reorganized Debtors may rely upon other applicable exemptions from registration.

The 1145 Securities offered or sold by the Reorganized Debtors under the Plan pursuant to section 1145(a) of the Bankruptcy Code will be unrestricted securities as set forth in section 1145(c) of the Bankruptcy Code and, generally, may be sold without registration under the Securities Act by the recipients thereof, unless the holder is an “affiliate” of the Reorganized Debtors (as defined in rule 144(a)(1) in the Securities Act), or has been such an “affiliate” within ninety (90) days of such transfer, and subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the U.S. Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (iii) the restrictions, if any, on the transferability of such 1145 Securities, including any restrictions on the transferability under the terms of the Reorganized Debtors’ organizational documents; (iv) any applicable procedures of DTC and (v) any other applicable regulatory approvals and requirements.

A.	Section 1145 of the Bankruptcy Code Exemption and Subsequent Transfers

Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim (including a claim for an administrative expense) against, or an interest in, the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145(a) of the Bankruptcy Code also exempts from registration (i) the offer of a security through any right to subscribe that is sold in the manner provided in the prior sentence, and (ii) the sale of a security upon the exercise of such right. Pursuant to section 1145(a) of the Bankruptcy Code, without further act or action by any Entity, the offer and sale of the 1145 Securities shall be exempt from the registration requirements under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer or sale of securities. These securities generally may be resold without registration under the Securities Act unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, these securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

B.	Restricted Securities

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who, except with respect to ordinary trading transactions, (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holder of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (iv) is an issuer, as used in section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, includes Persons directly or indirectly controlling, controlled by or under direct or indirect common control with the issuer.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of voting securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter. However, the staff of the SEC has not endorsed this view.

Notwithstanding the foregoing, “controlling person” underwriters may be able to sell securities without registration subject to the resale limitations of Rule 144 of the Securities Act, which permits the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code and/or “affiliates” as defined in Rule 405 under the Securities Act are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

In addition, New 2L Convertible Notes purchased by the Backstop Parties (i) in respect of the Holdback Rights Offering Amount and (ii) that are not subscribed and purchased by the Holders of Allowed Convertible Notes Claims in respect of the Non-Holdback Rights Offering Amount, shall be issued in reliance upon section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Reorganized Debtors’ organizational documents.

Rule 144 of the Securities Act defines an affiliate of the issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” A non-affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the ninety days preceding such sale may resell securities after a one-year holding period whether or not there is current public information regarding the issuer, or six month if the issuer satisfies the current public information requirement under the Securities Act. An affiliate of an issuer that is not subject to the reporting requirements of section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period, if applicable, if at the time of the sale certain current public information regarding the issuer is available, or after six months if the issuer satisfies the current public information requirement under the Securities Act. An affiliate must also comply with certain volume limitations, manner of sale requirements and certain other conditions of Rule 144 of the Securities Act. An affiliate of an issuer that receives securities under section 1145 of the Bankruptcy Code will not be subject to any holding period under Rule 144 of the Securities Act but will otherwise be subject to certain volume limitations, manner of sale requirements and certain other conditions of Rule 144 of the Securities Act.

In any case, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

C.	Section 4(a)(2) of the Securities Act Exemption and Subsequent Transfers

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering is exempt from the registration requirements under the Securities Act. Regulation D is a non-exclusive safe harbor from the registration requirements promulgated by the SEC under section 4(a)(2) of the Securities Act. In reliance upon this exemption, New Common Stock issued under the Plan (particularly with respect to any shares underlying the Base Consideration or Contingent Additional Consideration issued by the Reorganized Debtors to a third party prior to the receipt of Regulatory Approvals) pursuant to section 4(a)(2) of the Securities Act and Regulation D thereunder will be exempt from registration under the Securities Act. Such securities will be considered “restricted securities” (within the meaning of Rule 144 under the Securities Act and as discussed in the immediately preceding section), will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 under the Securities Act.

To the extent any Reserve Shares are issued by the Reorganized Debtors to a third party prior to the receipt of Regulatory Approvals pursuant to section 4(a)(2) of the Securities Act, such issuances will be deemed approved by Reorganized Parent’s stockholders for purposes of compliance with the rules of the New York Stock Exchange or the Nasdaq Stock Exchange, as applicable, and shall be deemed to satisfy any stockholder approval requirements for the New York Stock Exchange or the Nasdaq Stock Exchange, as applicable.

***

To the extent certificated or issued by way of direct registration on the records of Reorganized Parent’s transfer agent, each book entry position or certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any Plan Security that is not an 1145 Security, as well as certificates evidencing the Plan Securities held by holders of 10% or more of the New Common Stock, or who are otherwise underwriters as defined in section 1145(b) of the Bankruptcy Code, shall, upon issuance, be deemed to contain or be stamped or otherwise imprinted, as applicable, with a restrictive legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors will reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of any 1145 Securities. The Reorganized Debtors will also reserve the right to stop the transfer of any such securities if such transfer is not in compliance with Rule 144, pursuant to an effective resale registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

In any case, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration requirements under state law in any given instance and as to any applicable requirements or conditions to such availability.

***

Distributions of Plan Securities made under the Plan will be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such Plan Securities will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the Plan Securities are not eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the Plan Securities under the Plan.

DTC, any transfer agent, warrant agent or other similarly situated agent, trustee or other non- governmental Person or Entity shall accept and rely upon the Plan and Confirmation Order in lieu of a legal opinion for purposes of determining whether the offer and sale of the Plan Securities are exempt from registration under section 1145(a), and whether the Plan Securities were, under the Plan, validly issued, fully paid and non-assessable, and valid and legally binding obligations of the Reorganized Debtors, as applicable.

Subject to the occurrence of the Effective Date, the Plan and the Confirmation Order shall be deemed to be legal and binding obligations of the applicable Reorganized Debtors in all respects. Following the Effective Date, the Reorganized Debtors and any Person or Entity receiving securities under the Plan shall comply with all applicable provisions of the securities laws.

VIII.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Claims. The following summary does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired, presumed to accept or deemed to reject the Plan, or otherwise entitled to payment in full in cash under the Plan. In addition, except in limited circumstances with respect to the New 2L Convertible Notes Right, this discussion does not address any consideration that is received on account of a person’s capacity other than as a holder of such Claims that is not described in Article IV of the Plan. Accordingly, this discussion does not include the tax considerations relating to the receipt of the Backstop Premium, the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), regulations promulgated by the United States Department of the Treasury under the Tax Code (the “Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS or any other taxing authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. Accordingly, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position as to the U.S. federal income tax consequences described herein.

This summary does not address non-U.S., state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its individual circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax, or to a holder that may be subject to special tax rules (such as persons who are related to any Debtor within the meaning of one of various provisions of the Tax Code; broker-dealers; banks; mutual funds; insurance companies; financial institutions; small business investment companies; real estate investment trusts; “qualified foreign pension funds” (as defined in section 897(l)(2) of the Tax Code) and entities all of the interests of which are held by qualified foreign pension funds; “controlled foreign corporations”; “passive foreign investment companies”; regulated investment companies; tax- exempt organizations; trusts; governmental authorities or agencies; dealers and traders in securities; individual retirement and other tax-deferred accounts and retirement plans; S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes (and the beneficial owners who hold Claims through such entities); holders who do not elect out of the installment method with respect to their Claims; U.S. holders whose functional currency is not the U.S. dollar; dealers in foreign currency; former citizens or former long-term residents of the United States and U.S. holders that hold their Claims through non-U.S. brokers or other non-U.S. intermediaries; holders who hold Claims as part of a straddle, hedge, conversion transaction or other integrated investment; holders using a mark-to-market method of accounting; holders of Claims who are themselves in bankruptcy; and holders who are accrual method taxpayers that report income on an “applicable financial statement”). In addition, this discussion does not address U.S. federal taxes other than income taxes and assumes that any holder of Allowed Renesas Claims is a U.S. Holder (as defined below).

Furthermore, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that, except where otherwise indicated, the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code. This summary does not apply to persons that acquire New Senior Secured Notes, New 2L Convertible Notes, New 2L Takeback Notes, New Renesas 2L Takeback Convertible Notes, New Common Stock, or Renesas Warrants in the secondary market.

In accordance with the Restructuring Support Agreement and in connection with the implementation of the Plan, holders of Allowed Convertible Notes Claims were given the right to subscribe for New 2L Convertible Notes on the terms described in the Plan (such right, the “New 2L Convertible Notes Right”). Any value attributable to the New 2L Convertible Notes received upon the receipt and exercise of the New 2L Convertible Notes Right or, alternatively, the receipt of the New 2L Convertible Notes Right itself may be considered for tax purposes as value received by such holders of the Allowed Convertible Notes Claims in part as a recovery on such Claims under the Plan. While the Debtors have not yet determined whether any such treatment is appropriate, the remainder of this summary assumes (unless otherwise indicated) that the receipt and/or exercise of the New 2L Convertible Notes Right is treated for U.S. federal income tax purposes as the receipt and/or exercise of an option to acquire the New 2L Convertible Notes subscribed for.

Another possible characterization is that the receipt and/or exercise of the New 2L Convertible Notes Right is treated as an integrated transaction pursuant to which the New 2L Convertible Notes are, in part, received directly in partial satisfaction of a holder’s Allowed Convertible Notes Claim. The characterization of the New 2L Convertible Notes Right and/or its subsequent exercise for U.S. federal income tax purposes—as the exercise of an option to acquire New 2L Convertible Notes or as an integrated transaction pursuant to which the New 2L Convertible Notes are received directly in partial satisfaction of a holder’s Allowed Convertible Notes Claim, or otherwise—is uncertain. Each holder of Allowed Convertible Notes Claims is urged to consult its tax advisors regarding the tax treatment of the New 2L Convertible Notes Right.

Finally, this discussion assumes that a Distribution Event will not occur and that Renesas will receive its consideration under the Plan on the Effective Date. If, contrary to such assumption, a Distribution Event does occur, then although not free from doubt, the Debtors and Renesas have agreed to treat, among other things, (i) the Base Consideration as beneficially owned by Renesas as of the Effective Date, (ii) the Contingent Additional Consideration as beneficially owned by Renesas in accordance with the distribution timing set forth in the Contingent Consideration Term Sheet, and (iii) the release of the Base Consideration and Contingent Additional Consideration to Renesas as a transaction that does not separately give rise to additional recognized gain or loss to Renesas. However, the Debtors’ and Renesas’ position would not be binding on the IRS or the courts, and there can be no assurance that such tax treatment would be accepted by the IRS or a court. If the IRS successfully challenged such tax treatment, then the Distribution Event may adversely affect the Debtors and holders of Allowed Claims. Holders of Allowed Claims are urged to consult their tax advisors regarding the impact of the Distribution Event if it occurs and the IRS successfully challenges such tax treatment.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS TAX ADVISOR FOR THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

THE DEBTORS SHALL NOT BE LIABLE TO ANY PERSON FOR ANY HOLDERS’ TAX LIABILITY IN WHATSOEVER MANNER.

A.	Proposed U.S. Tax Legislation

On May 22, 2025, the U.S. House of Representatives passed the One Big Beautiful Bill Act of 2025 (the “OBBBA”), and this proposal is being considered by the U.S. Senate. The OBBBA, if enacted in the form passed by the U.S. House of Representatives, could have material and adverse tax consequences on holders of Allowed Claims and the Debtors. For example, the OBBA includes, among other things, proposed section 899 of the Tax Code, which would subject holders of Allowed Claims that are “applicable persons” (generally, non-U.S. persons that are tax residents of or organized in a “discriminatory foreign country”) to increased rates of U.S. federal income tax and withholding tax. Discriminatory foreign countries are countries that have one or more “unfair foreign taxes,” defined to include an undertaxed profits rule, digital services tax, diverted profits tax, as well as certain other taxes provided by the Secretary of the Treasury. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to the Debtors and/or any holders of Allowed Claims will be changed. Holders of Allowed Claims are urged to consult their tax advisors regarding the potential tax consequences of the OBBBA or any other potential changes in tax law to them and the Debtors.

B.	Consequences to Debtors

For U.S. federal income tax purposes, Wolfspeed is the common parent of an affiliated group of corporations that files a consolidated U.S. federal income tax return (the “Debtor Group”). The Debtors owns, directly and indirectly, U.S. and non-U.S. subsidiaries. As of the tax year ending June 30, 2024, the Debtors have federal net operating loss (“NOLs”) carryforwards of approximately $2.4 billion and carryforwards of federal disallowed business interest expense of approximately $128.7 million (“Suspended Interest Carryforwards”) and certain other tax attributes (collectively, the “Tax Attributes”) and expect to generate NOLs and other tax attributes in the current tax year ending June 30, 2025. The amount of such Tax Attributes remains subject to further analysis by the Debtors and potentially audit and adjustment by the IRS.

1.	Cancellation of Debt

In general, absent an exception, a debtor will realize and recognize cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of cash paid, (ii) the “issue price” of any new debt issued by the taxpayer, and/or (iii) the fair market value of any other consideration (including equity of a debtor or a party related to such debtor) given in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. The Plan provides that holders of Allowed Convertible Notes Claims will receive New 2L Takeback Notes, New 2L Convertible Notes (if applicable) and New Common Stock, and holders of Allowed Renesas Claims will receive New Renesas 2L Takeback Convertible Notes, New Common Stock and Renesas Warrants, in each case, in exchange for their Claims, so the amount of COD income for the Debtor Group will depend on the issue price (determined as described below) of the different investment units to be issued consisting of the applicable combinations of New 2L

Takeback Notes, New 2L Convertible Notes (if applicable), New Common Stock, New Renesas 2L Takeback Convertible Notes, and Renesas Warrants issued under the Plan in respect of such Claims. In addition, as discussed below (see “Consequences to Holders of Claims—U.S. Holders of Allowed Claims—Uncertain Treatment of New 2L Convertible Notes Rights” below), the receipt of the New 2L Convertible Notes Right may be treated for U.S. federal income tax purposes as a recovery on the Allowed Convertible Notes Claims (or, alternatively, the receipt and exercise of the New 2L Convertible Notes Right may be viewed for such purposes as an integrated transaction pursuant to which a portion of the New 2L Convertible Notes received would be treated as a recovery on the Allowed Convertible Notes Claims), in which case the value of such additional recovery would be taken into account in determining the amount of COD income. Accordingly, the estimated amount of COD income is uncertain at this time.

Under section 108 of the Tax Code, a taxpayer is not required to include COD in gross income (i) if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding or (ii) to the extent that the taxpayer is insolvent immediately before the discharge. As a consequence of such an exclusion, a debtor generally must reduce its tax attributes by the amount of COD income that it excluded from gross income. In general, such tax attributes are reduced in the following order: (a) NOLs; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject immediately after the cancellation of indebtedness); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with excluded COD may elect first to reduce the basis of its depreciable assets (a “Section 108(b)(5) Election”), in which case the limitation described in (e) does not apply to the reduction in basis of depreciable property and, following such reduction, any remaining COD income that is excluded from gross income reduces any remaining tax attributes in the order specified in the prior sentence. The reduction of the taxpayer’s tax attributes occurs at the end of the tax year for which the excluded COD income is realized, but only after the taxpayer’s net income or loss for the taxable year of the debt discharge has been determined; in this way, the attribute reduction is generally effective as of the start of the taxable year following the discharge. If the amount of excluded COD income exceeds all available tax attributes, the excess generally is not subject to U.S. federal income tax. Where a taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

In connection with the implementation of the Plan, the Debtors expect to realize a substantial amount of excluded COD income for U.S. federal income tax purposes and its Tax Attributes will be subject to the attribute reduction rules above. The Debtors have not yet determined whether to make a Section 108(b)(5) Election and expect that, if no Section 108(b)(5) Election is made, a substantial portion of their U.S. federal NOLs would be reduced as a result of the COD attribute reduction arising in connection with the Plan. The ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtors.

2.	Limitation on NOLs, Suspended Interest Carryforwards, and Other Tax Attributes

Following the Effective Date, any NOLs, Suspended Interest Carryforwards and certain other Tax Attributes, if any, allocable to tax periods or portions thereof ending on or prior to the Effective Date (collectively, “Pre-Change Losses”) or recognized built-in losses (“RBILs”) of the Debtors that are not reduced according to the COD attribute reduction rules described above may be subject to certain limitations under sections 382 and 383 of the Tax Code in the post-change period. Any such limitations apply in addition to, and not in lieu of, the attribute reduction that results from the exclusion of COD income arising in connection with the Plan.

Under section 382 of the Tax Code, if a corporation or consolidated group with Pre-Change Losses or RBILs (such corporation or consolidated group, a “loss corporation”) undergoes an “ownership change” as defined under section 382 of the Tax Code, the amount of its Pre-Change Losses and RBILs that may be utilized to offset future taxable income generally is subject to an annual limitation (the “annual limitation”). In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “5-percent shareholders” (within the meaning of section 382 of the Tax Code) increases by more than fifty percentage points over the lowest percentage of value owned by the 5-percent shareholders at any time during the applicable testing period. The testing period generally is the shorter of (a) the three-year period preceding the testing date and (b) the period of time since the most recent ownership change of the corporation. The Debtors anticipate that the distribution of the New Common Stock pursuant to the Plan will result in an ownership change of the Debtor Group for these purposes, and that the Debtor Group’s use of their Pre-Change Losses and RBILs will be subject to the annual limitation unless an exception to the general rules of sections 382 and 383 of the Tax Code applies.

i.	General Annual Limitation

In general, the amount of the annual limitation to which a loss corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation (or parent of the consolidated group) immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the ownership change occurs, e.g., 3.71% for ownership changes occurring in July 2025). For a loss corporation in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, unless the special exception described below applies, the annual limitation will be determined under section 382(l)(6) of the Tax Code. In such case, the annual limitation is generally determined by reference to the fair market value of the stock of the loss corporation (or the parent of the consolidated group) immediately after (rather than before) the ownership change and after giving effect to the discharge of creditors’ claims, subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the assets of the loss corporation. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

Under certain circumstances, the annual limitation otherwise computed may be increased if the loss corporation has an overall built-in gain in its assets at the time of the ownership change. If a loss corporation has such “net unrealized built-in gain” at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to a currently effective IRS notice, treated as recognized) during the following sixty-month period (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year of such recognition, such that the loss corporation would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its otherwise applicable annual limitation. Alternatively, if a loss corporation has a “net unrealized built-in loss” at the time of an ownership change, then any built-in losses existing at such time that are recognized (including, but not limited to, amortization or depreciation deductions attributable to such built-in losses) during the sixty-month period following the ownership change (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses, the deductibility of which will be subject to the annual limitation. In general, the net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) 15% of the fair market value of the loss corporation’s assets (with certain adjustments) before the ownership change. The Debtors currently expect that the Debtor Group will have a net unrealized built-in gain as of the Effective Date.

If the loss corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses (absent any increases due to recognized built-in gains). Currently, the Debtors anticipate that section 382 of the Tax Code will materially restrict the subsequent utilization of Pre-Change Losses after the Effective Date.

ii.	Special Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies when, among other requirements, so-called “qualified creditors” and shareholders of a debtor corporation in chapter 11 receive, in respect of their claims or equity interests, respectively, at least fifty percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan. Instead, the debtor’s Pre-Change Losses are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the ownership change occurs and in the part of the taxable year prior to and including the date of the ownership change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any Pre-Change Losses and RBILs of the debtor already are subject to an annual limitation under section 382 of the Tax Code at the time of an ownership change subject to section 382(l)(5) of the Tax Code, those Pre- Change Losses and RBILs generally will continue to be subject to such limitation.

A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the ownership change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

A debtor may elect not to apply section 382(l)(5) of the Tax Code to an ownership change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the ownership change occurs. If section 382(l)(5) of the Tax Code applies to an ownership change (and the debtor does not elect out), any subsequent ownership change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any Pre-Change Losses in any taxable year ending after such subsequent ownership change to offset future taxable income.

If an ownership change pursuant to a bankruptcy plan does not satisfy the requirements of section 382(l)(5) of the Tax Code, or if a debtor elects not to apply section 382(l)(5) of the Tax Code, the debtor would be subject to the rules discussed above under “—General Annual Limitation.” It is not clear whether the Debtors will be eligible to apply section 382(1)(5) in connection with the Plan, but even if they are eligible the Debtors currently expect that they will elect not to apply the exception under section 382(l)(5) of the Tax Code in connection with the Plan.

C.	Consequences to Holders of Claims

Except as otherwise discussed herein, the summary below generally assumes that holders of the applicable Claims will, each as a class, vote to accept the Plan. As used herein, the term “U.S. Holder” means a beneficial owner of Allowed Claims, New Senior Secured Notes, New 2L Convertible Notes, New 2L Takeback Notes, New Common Stock, Renesas Warrants, New Renesas 2L Takeback Convertible Notes or the New 2L Convertible Notes Right that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of Allowed Claims, New Senior Secured Notes, New 2L Takeback Notes, New 2L Convertible Notes, New Common Stock or the New 2L Convertible Notes Right that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds such Allowed Claims, New 2L Convertible Notes, New 2L Takeback Notes, New Common Stock, Renesas Warrants, New Renesas 2L Takeback Convertible Notes or the New 2L Convertible Notes Right, the tax treatment of a partner in such partnership (or arrangement) generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner-level. Each U.S. Holder that is a partnership or a partner in a partnership holding any of such instruments should consult its tax advisor.

1.	U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)

i.	U.S. Holders of Allowed Senior Secured Notes Claims— Treatment of Exchange

Pursuant to the Plan, a holder of Allowed Senior Secured Notes Claims will receive in satisfaction of its Claims its Pro Rata share of (i) the New Senior Secured Notes and (ii) Cash in exchange for the repurchase of $250.0 million of the outstanding Senior Secured Notes at a repurchase price of 109.875%. In addition, pursuant to the Plan, the Debtors will be required to repurchase up to $225 million of the New Senior Secured Notes at a repurchase price of 109.875% on or prior to July 7, 2027.

Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an exchange of a new debt instrument for the existing debt instrument) generally is a “significant modification” if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” A change in the yield of a debt instrument is a “significant modification” if the yield of the modified instrument (as computed under the applicable Treasury Regulations) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 0.25% or (ii) 5% of the annual yield of the unmodified instrument. However, if a debt instrument is subject to a mandatory sinking fund provision, the provision is ignored for purposes of computing the yield and maturity of the debt instrument if the use and terms of the provision meet reasonable commercial standards. For purposes of the preceding sentence, a mandatory sinking fund provision is a provision that meets the following requirements: (1) requires the issuer to redeem a certain amount of debt instruments in an issue prior to maturity, (2) the debt instruments actually redeemed are chosen by lot or purchased by the issuer either in the open market or pursuant to an offer made to all holders (with any proration determined by lot), and (3) on the issue date, the specific debt instruments that will be redeemed on any date prior to maturity cannot be identified.

Although not free from doubt, based on such applicable Treasury Regulations, the Debtors expect, and the remainder of this discussion assumes, that the repurchase of the outstanding Senior Secured Notes, together with the exchange of Allowed Senior Secured Notes Claims pursuant to the Plan, should not be treated for U.S. federal income tax purposes as an “exchange” of such Claims for the New Senior Secured Notes.

ii.	U.S. Holders of Allowed Convertible Notes Claims—Recognition of Gain or Loss

Pursuant to the Plan, a U.S. Holder of Allowed Convertible Notes Claims will receive in satisfaction of its Claims its Pro Rata Share of the New 2L Takeback Notes and New Common Stock and, as discussed under “—Uncertain Treatment of New 2L Convertible Notes Right” may be treated as receiving the New 2L Convertible Notes Right in partial satisfaction of its Claims for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the exchange of the Convertible Notes for New 2L Takeback Notes, New Common Stock and the New 2L Convertible Notes Right (or, alternatively, the New 2L Convertible Notes received upon exercise of a New 2L Convertible Notes Right) (the “Convertible Note Exchange”) depends, in part, on whether the Convertible Notes and New 2L Takeback Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-deferred transactions. The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the original term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the convertibility of the instrument into an equity interest of the obligor.

Although not free from doubt, the Convertible Notes are generally expected to qualify as a security because the notes are unsecured obligations with an original term of approximately six years and are convertible into stock of the Debtors.12 Although the matter is not free from doubt, the New 2L Takeback Notes may constitute securities for U.S. federal income tax purposes because they have a term of more than five years and are subordinated to the New Senior Secured Notes. Likewise, the New 2L Convertible Notes are generally expected to constitute securities for U.S. federal income tax purposes because they have a term of more than five years, they are subordinated to the New Senior Secured Notes, and they are convertible into stock of the Debtors; however, it is unclear if the New 2L Convertible Notes Rights themselves can constitute securities because such rights are rights to acquire debt and not stock of the Debtors. If the Convertible Notes are treated as a security, the Convertible Note Exchange should constitute a tax-deferred (or partially tax-deferred if the New 2L Takeback Notes and New 2L Convertible Notes are not treated as securities) transaction (i.e., a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code) for U.S. federal income tax purposes.

Subject to the preceding discussion, U.S. Holders of Allowed Convertible Notes Claims should not recognize gain or loss in the Convertible Note Exchange (except to the extent described below under “—Distributions with Respect to Accrued But Unpaid Interest or OID”). A U.S. Holder’s

[12]	The remainder of this discussion assumes the Convertible Notes are “securities” for purposes of the provisions of the Tax Code relating to tax-deferred transactions.

initial tax basis in the New 2L Takeback Notes (to the extent treated as a “security”), New Common Stock and the New 2L Convertible Notes Right (or, alternatively, the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery and a “security”) should be equal to its adjusted tax basis in the Convertible Notes exchanged therefor, and should be allocated between the New 2L Takeback Notes, New Common Stock and the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery and a “security”) in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New 2L Takeback Notes (to the extent treated as a “security”), New Common Stock and the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery and a “security”) should include the U.S. Holder’s holding period in the Convertible Notes. A U.S. Holder’s tax basis and holding period in the New 2L Takeback Notes (to the extent treated as a “security”), New Common Stock and the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the 2L Convertible Notes Right, in each case, to the extent treated as a recovery and a “security”) would generally be required to be calculated separately for each block of Convertible Notes exchanged therefor.

If the New 2L Takeback Notes (or the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right) to the extent treated as a recovery) do not constitute a security, then a U.S. Holder of Convertible Notes would recognize gain, but not loss, to the extent the lesser of (x) the total amount of gain realized from the Convertible Note Exchange and (y) the fair market value (as determined for purposes of section 356 of the Tax Code) of the New 2L Takeback Notes (and the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right), to the extent treated as a recovery), which is treated as additional consideration for the Convertible Notes. Subject to the “—New 2L Takeback Notes—Market Discount” discussion below, any such gain generally would be capital gain, and would be long-term capital gain if the U.S. Holder has held the Convertible Notes for more than one year as of the Effective Date. The U.S. Holder’s initial tax basis in the New 2L Takeback Notes and the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery) would be equal to the debt’s or right’s fair market value (as determined for purposes of section 358 of the Tax Code) on the Effective Date. In this case, the U.S. Holder’s initial tax basis in the New Common Stock would be equal to its adjusted tax basis in the Convertible Notes minus the fair market value of the New 2L Takeback Notes and New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery) received on the Effective Date, plus the amount of any gain recognized by the U.S. Holder in the Convertible Note Exchange. The U.S. Holder’s holding period in the New Common Stock would include the U.S. Holder’s holding period in the Convertible Notes, and its holding period in the New 2L Takeback Notes and New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery) would begin on the day after the Effective Date.

Any New 2L Takeback Notes, New Common Stock or the New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right, in each case, to the extent treated as a recovery) received that are attributable to accrued but unpaid interest (or OID, if any) on the Allowed Convertible Notes Claims will be treated as described below under “—Distributions with Respect to Accrued But Unpaid Interest or OID.”

U.S. Holders should consult their tax advisors regarding the applicable rates and the character of any gain on the receipt of New 2L Takeback Notes and New 2L Convertible Notes Right (or, alternatively the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right) (i.e., as long-term or short-term capital gain, or as ordinary income) as their character will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the Convertible Notes constitute a capital asset in the U.S. Holder’s hands, whether the Convertible Notes has been held for more than one year, whether the Convertible Notes has bond premium or market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the Convertible Notes.

iii.	U.S. Holders of the Allowed Renesas Claims—Recognition of Gain or Loss

Pursuant to the Plan, a holder of Allowed Renesas Claims will receive its Pro Rata share of New Common Stock, New Renesas 2L Takeback Convertible Notes and Renesas Warrants in satisfaction of its Claims, as more as more fully described in the Plan. The U.S. federal income tax consequences of the exchange of the Renesas CRD for New Renesas 2L Takeback Convertible Notes, New Common Stock and Renesas Warrants (the “Renesas CRD Exchange”) depends, in part, on whether the Renesas CRD and New Renesas 2L Takeback Convertible Notes constitute “securities” for purposes of the provisions of the Tax Code relating to tax-deferred transactions.

As discussed above, the term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. See “—U.S. Holders of Allowed Convertible Notes Claims—Recognition of Gain or Loss” above. The Renesas CRD is expected to qualify as a security because it is an unsecured obligation with an original term of approximately ten years.13 In addition, the New Renesas 2L Takeback Convertible Notes are expected to constitute securities for U.S. federal income tax purposes because they have a term of more than five years, they are subordinated to the New Senior Secured Notes and they are convertible into stock of the Debtors. Furthermore, the Debtors and Renesas currently intend, and have agreed, to take the position that the Renesas CRD Exchange constitutes a tax-deferred (or partially tax deferred) transaction (i.e., a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code) for U.S. federal income tax purposes.

Assuming that the treatment described in the preceding paragraph is respected, U.S. Holders of Allowed Renesas Claims should not recognize gain or loss in the Renesas CRD Exchange (except to the extent described below under “—Distributions with Respect to Accrued But Unpaid Interest or OID”). A U.S. Holder’s initial tax basis in the New Renesas 2L Takeback Convertible Notes,

[13]	The remainder of this discussion assumes the Renesas CRD is a “security” for purposes of the provisions of the Tax Code relating to tax-deferred transactions.

New Common Stock, and Renesas Warrant should be equal to its adjusted tax basis in the Renesas CRD exchanged therefor, and should be allocated between the New Renesas 2L Takeback Convertible Notes, New Common Stock and Renesas Warrant in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New Renesas 2L Takeback Convertible Notes, New Common Stock and Renesas Warrant should include the U.S. Holder’s holding period in the Renesas CRD.

Any New Renesas 2L Takeback Convertible Notes, New Common Stock or Renesas Warrants received that are attributable to accrued but unpaid interest (or OID, if any) on the Allowed Renesas Claims will be treated as described below under “—Distributions with Respect to Accrued But Unpaid Interest or OID.”

U.S. Holders should consult their tax advisors regarding the tax consequences of the Renesas CRD Exchange in the circumstances where the New Renesas 2L Takeback Convertible Notes do not constitute a “security”.

iv.	Uncertain Treatment of New 2L Convertible Notes Rights

Because the New 2L Convertible Notes Right was made available to holders of Allowed Convertible Notes Claims in accordance with the Restructuring Support Agreement and in connection with the implementation of the Plan, any value attributable to the Allowed Convertible Notes Claims deemed received upon the exercise of the New 2L Convertible Notes Right or to the receipt of the New 2L Convertible Notes Right itself may be considered for U.S. federal income tax purposes as value received by holders of Allowed Convertible Notes Claims as a recovery on such Claims under the Plan. The Debtors have not yet determined whether the treatment of the New 2L Convertible Notes received pursuant to the New 2L Convertible Notes Right as a recovery on the Allowed Convertible Notes Claims is appropriate or whether the New 2L Convertible Notes Right has any value. A U.S. Holder of Convertible Notes Claims may be responsible for determining whether the New 2L Convertible Notes Right has any value and the amount of any such value. As discussed above, the characterization of the New 2L Convertible Notes Right and its subsequent exercise for U.S. federal income tax purposes is uncertain.

If the New 2L Convertible Notes received upon the exercise of the New 2L Convertible Notes Right are treated as an integrated transaction pursuant to which the New 2L Convertible Notes are acquired directly in partial satisfaction of a holder’s Allowed Convertible Notes Claims, the fair market value of the New 2L Convertible Notes treated as received in respect of the Convertible Notes Claims (rather than for Cash) would be taken into account in determining a U.S. Holder’s realized gain or loss, if any, with respect to its Allowed Convertible Notes Claims. If the New 2L Convertible Notes received are treated as a recovery, a U.S. Holder will have the tax consequences described in “—U.S. Holders of Allowed Convertible Notes Claims—Recognition of Gain or Loss” above.

Other potential characterizations of the New 2L Convertible Notes Right and the exercise thereof for U.S. federal income tax purposes are possible. For example, if the New 2L Convertible Notes Right is treated as an option that is received as part of a recovery on the Allowed Convertible Notes Claims, the fair market value of the New 2L Convertible Notes Right would be taken into account in determining a U.S. Holder’s realized gain or loss, if any, with respect to its Allowed

Convertible Notes Claim. In such a case, it would also be unclear if the New 2L Convertible Notes Right constitutes a “security” for U.S. federal income tax purposes (even if the New 2L Convertible Notes themselves are treated as “securities”); if it is not treated as a “security” and the exchange of the Allowed Convertible Notes Claims pursuant to the Plan is treated as a tax-deferred transaction (as discussed above), the New 2L Convertible Notes Right would be treated as “boot” received by holders in the exchange. If the exchange of the Allowed Convertible Notes Claims for the New 2L Takeback Notes and New Common Stock is treated as a tax-deferred transaction and the New 2L Convertible Notes Right is treated as a recovery, a U.S. Holder would have either a tax basis in the New 2L Convertible Notes Right based on the U.S. Holder’s tax basis in its Allowed Convertible Notes Claim (if the New 2L Convertible Notes Right is treated as a security) or a tax basis in the New 2L Convertible Notes Right equal to the fair market value (if it is not treated as a security). If the exchange of the Allowed Convertible Notes Claims for the New 2L Takeback Notes and New Common Stock is treated as a taxable transaction and the New 2L Convertible Notes Right is treated as a recovery, a U.S. Holder would have a tax basis in the New 2L Convertible Notes Right equal to the fair market value of the New 2L Convertible Notes Right.

If the New 2L Convertible Notes Right is characterized as an option, a U.S. Holder of Allowed Convertible Notes Claims generally would not recognize any gain or loss upon the exercise of the New 2L Convertible Notes Right, and a U.S. Holder’s aggregate tax basis in the New 2L Convertible Note received would be equal to the sum of (a) the amount paid in the form of cash, for the New 2L Convertible Notes received and (b) the U.S. Holder’s tax basis, if any, in the New 2L Convertible Notes Right. A U.S. Holder’s holding period in the New 2L Convertible Notes received upon exercise of the New 2L Convertible Notes Right generally would commence on the day following the Effective Date.

It is uncertain whether a U.S. Holder that receives but does not exercise the New 2L Convertible Notes Right should be treated as receiving anything of additional value in respect of its Allowed Convertible Notes Claims. If the U.S. Holder is treated as having received a New 2L Convertible Notes Right of value (despite its subsequent lapse), such that the U.S. Holder obtains a tax basis in the New 2L Convertible Notes Right, the U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in the New 2L Convertible Notes Right. In general, such loss would be a short-term capital loss if the U.S. Holder’s holding period in the New 2L Convertible Notes Right is one (1) year or less, or a long-term capital loss if the U.S. Holder’s holding period is more than one year.

v.	Distributions with Respect to Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of Allowed Claims is received in satisfaction of interest accrued during such U.S. Holder’s holding period, such amount will be taxable to the U.S. Holder as ordinary interest income (if not previously included in the U.S. Holder’s gross income under such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes). A U.S. Holder may be entitled to recognize a loss to the extent any accrued interest or accrued original issue discount (“OID”) was previously included in its gross income and is not paid in full. It is unclear whether a U.S. Holder would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full. In addition, tax basis in the consideration received by a U.S. Holder pursuant to the Plan in satisfaction of interest accrued or OID accrued generally will be equal to the fair market value of such consideration, and such U.S. Holder’s holding period in such consideration should commence on the day following the Effective Date.

Article 6.17 of the Plan (Allocation of Distributions Between Principal and Interest) provides that distributions to holders with respect to any Allowed Claims will, except as otherwise required by applicable law (as reasonably determined by the Debtors), be allocated first to the principal amount of such Allowed Claims, with any excess allocated to the remaining portion of such Allowed Claim. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.

U.S. Holders of Allowed Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the deductibility of accrued but unpaid interest (including OID, if any) and the character of any loss claimed with respect to accrued but unpaid interest (including OID, if any ) previously included in income for U.S. federal income tax purposes.

vi.	Market Discount

U.S. Holders of Convertible Notes may be affected by the market discount provisions of sections 1276 through 1278 of the Tax Code. Under these rules, some or all of any gain realized by a U.S. Holder of an Allowed Convertible Notes Claims as part of the Convertible Notes Exchange may be treated as ordinary income (instead of capital gain) to the extent of the amount of market discount on such Convertible Notes.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with market discount as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price, in the case of a debt obligation issued with OID) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a market discount obligation if such excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with OID, multiplied by the number of complete years remaining to maturity as of the time the holder acquired the debt obligation).

Any gain recognized by a U.S. Holder on the taxable disposition of its Convertible Notes (determined as described above) that were acquired with market discount generally is expected to be treated as ordinary income to the extent of the market discount that accrued thereon while the Convertible Note was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). If a Convertible Note that was acquired with market discount is exchanged in a recapitalization, then any market discount that accrued on the Convertible Note (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder, is carried over to the New 2L Takeback Notes received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of such New 2L Takeback Notes is treated as ordinary income to the extent of such accrued market discount.

vii.	Ownership and Disposition of New 2L Takeback Notes

(a)	Contingent Payment Debt Instruments

The Debtors are taking the position that the Debtors are entitled to determine the accrual schedule for the New 2L Takeback Notes for U.S. federal income tax purposes using a payment schedule in which all interest on the notes is initially assumed to be paid in accordance with Treasury Regulation Section 1.1272-1(c) (the “Alternative Payment Schedule Rules”) and that the notes are not subject to the Treasury Regulations applicable to contingent payment debt instruments (a “CPDI” and the “CPDI Rules”). Under the Alternative Payment Schedule Rules, for each period for which the Debtors may elect to pay interest entirely in cash or pay interest entirely in-kind (“PIK interest”), including through issuance of a PIK note (a “PIK option”), the Debtors will be presumed to pay interest in cash if the exercise of the PIK option would not result in a lower yield to maturity of the New 2L Takeback Notes, and otherwise the Debtors will be presumed to pay PIK interest.

The Debtors expect that interest on the New 2L Takeback Notes will be paid in cash, but the presumption of whether interest will be paid in cash or PIK interest is made solely for U.S. federal income tax purposes and does not constitute a representation by the Debtors regarding the likelihood that interest on the New 2L Takeback Notes will be paid in cash or in the form of PIK interest. The Debtors’ determination that the Alternative Payment Schedule Rules apply to the New 2L Takeback Notes and that the New 2L Takeback Notes are not subject to the CPDI Rules is binding on a U.S. Holder, unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position. This determination is not, however, binding on the IRS, and if the IRS successfully challenged these positions, the tax consequences of owning and disposing of the New 2L Takeback Notes could be materially different than those described herein, including with respect to the character, timing and amount of income, gain or loss recognized. The remainder of this disclosure assumes that the CPDI Rules will not apply to the New 2L Takeback Notes and that the Alternative Payment Schedule Rules will apply to the New 2L Takeback Notes in the manner described above, but there can be no assurances in this regard. U.S. Holders are urged to consult their tax advisors regarding the CPDI Rules and the Alternative Payment Schedule Rules and the consequences thereof.

(b)	Issue Price

The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the New 2L Takeback Notes are treated as publicly traded for U.S. federal income tax purposes, the “issue price” of the New 2L Takeback Notes will be the fair market value of the New 2L Takeback Notes as of their issue date. If any of the Convertible Notes are, but the New 2L Takeback Notes are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New 2L Takeback Notes received in exchange for the relevant Convertible Notes will be the fair market value of the Convertible Notes exchanged for the New 2L Takeback Notes, as determined on the issue date of the New 2L Takeback Notes. If none of the Convertible Notes or the New 2L Takeback Notes are treated as publicly traded, then the issue price of the New 2L Takeback Notes issued in exchange for the Convertible Notes will be the principal amount of such New 2L Takeback Notes.

The New 2L Takeback Notes will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the New 2L Takeback Notes are traded on an “established market.” The New 2L Takeback Notes will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the New 2L Takeback Notes that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one price quote for the New 2L Takeback Notes from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the New 2L Takeback Notes (a “firm quote”), or (iii) there is at least one price quote for the New 2L Takeback Notes other than a firm quote, available from at least one such broker, dealer, or pricing service (unless such price quotes represent mere indicative quotes and a position is established that demonstrates that such indicative quotes materially misrepresented the fair market value of such property). These same rules should also apply for purposes of determining whether the Convertible Notes will be considered to be publicly traded.

However, where, as here, creditors who are receiving debt instruments (i.e., New 2L Takeback Notes) are also receiving other property (i.e., New Common Stock and New 2L Convertible Notes Rights) in exchange for their Convertible Notes, the “investment unit” rules also apply to the determination of the issue price for any debt instrument received in exchange for their Convertible Notes. In general, if all of the components (other than cash) of the investment unit are publicly traded (as described above), then the issue price of the investment unit, as a whole, is determined by summing the fair market value of each of the components of the investment unit, and then allocating the issue price of the investment unit to each of the investment unit’s components on the basis of the investment unit’s fair market value. In the event that some, but not all, of the property composing the investment unit are publicly traded, then the application of the investment unit rules is unclear. If the Convertible Notes being exchanged for the investment unit are publicly traded prior to the exchange, the trading value of such Convertible Notes may set the issue price for the investment unit, with such issue price being allocated among the components of the investment unit. Alternatively, some practitioners take the view that under such circumstances, if the new debt instrument is publicly traded, the trading price of the new debt instrument controls the issue price of the new debt instrument, without regard to the potential application of the investment unit rules.

In general, U.S. Holders of New 2L Takeback Notes must follow the Debtors’ determination of issue price under the investment unit rules, unless such U.S. Holder specifically discloses its disagreement with such determination in connection with the U.S. Holder’s filing of its tax return. The Debtors will publish their determination of the issue price in accordance with applicable Treasury Regulations.

(c)	Payments of Interest (including OID)

The New 2L Takeback Notes will be treated as having been issued with OID for U.S. federal income tax purposes, because no portion of the interest on the New 2L Takeback Notes is unconditionally payable in cash at least annually. The New 2L Takeback Notes will be issued with OID in an amount equal to the excess of the sum of all principal and interest payments provided by the note (initially taking into account the payment schedule assumption, as described below) over the issue price (as defined above) of the New 2L Takeback Notes. U.S. Holders generally will be required to include such OID in gross income (as ordinary income) on an annual basis under a constant yield accrual method regardless of their regular method of accounting for U.S. federal income tax purposes. As a result, U.S. Holders generally will include any OID in income in advance of the receipt of cash attributable to such income.

The amount of OID includible in income by a U.S. Holder is the sum of the “daily portions” of OID with respect to the New 2L Takeback Notes for each day during the taxable year or portion thereof in which such U.S. Holder holds the New 2L Takeback Notes. A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The accrual period of a New 2L Takeback Note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period other than the final accrual period is the product of the New 2L Takeback Note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity,” determined on a constant yield method, compounded at the close of each accrual period and properly adjusted for the length of such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The adjusted issue price of a New 2L Takeback Note at the start of any accrual period generally is equal to its issue price, increased by the OID includible in income for each prior accrual period and decreased by payments previously made on the New 2L Takeback Notes (taking into account the effect of any prior pro rata prepayments, as discussed below). The yield to maturity of a New

2L Takeback Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the New 2L Takeback Note under the methodology described above, produces an amount equal to the issue price of the New 2L Takeback Note.

(d)	Payments of PIK Interest

Any payments of PIK interest (either in the form of a PIK note or as an increase to the outstanding principal of the New 2L Takeback Notes) will not be treated as a payment of interest on the notes for U.S. federal income tax purposes. Instead, any PIK interest paid on a New 2L Takeback Note will be treated together with the New 2L Takeback Note as a single note for U.S. federal income tax purposes.

As discussed above under “—Contingent Payment Debt Instruments,” the Debtors will be presumed to pay interest in cash with respect to each period for which a PIK option exists if the exercise of the Debtors’ option to pay PIK interest would not result in a lower yield to maturity of the New 2L Takeback Note. In such case, if the Debtors do not exercise their option to pay PIK interest, with respect to any interest period for which that option is not exercised, a U.S. Holder will not be required to adjust its OID calculation for future periods. If, contrary to this assumption above, the Debtors do in fact exercise their option to pay PIK interest for any interest period (a “change in circumstances”), the U.S. Holder’s OID calculation for future periods will be adjusted by (i) treating the New 2L Takeback Notes (solely for the purposes of determining the amount of OID on the New 2L Takeback Notes) as if they had been retired and then reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date, and (ii) recalculating the amount of OID on, and yield to maturity of, the reissued New 2L Takeback Notes by treating the amount of such PIK interest (and of any PIK interest from a prior PIK Interest election) as a payment that will be made on the maturity date of the New 2L Takeback Notes. The deemed reissued notes could become subject to the CPDI Rules.

Alternatively, the Debtors will be presumed to exercise their option to pay PIK interest with respect to each period for which a PIK option exists if doing so would result in a lower yield to maturity of the New 2L Takeback Notes. In such case, with respect to any interest period for which that option is exercised, the U.S. Holder will not be required to adjust its OID calculation for future periods. If, contrary to this assumption, the Debtors elect to pay all or a portion of that interest in cash, such cash portion would be treated not as a payment of accrued OID, but instead as a pro rata prepayment in retirement of a portion of the New 2L Takeback Notes, which may result in a gain or loss to the U.S. Holder. Generally, the gain or loss would be calculated by assuming that the New 2L Takeback Notes consist of two instruments, one portion that is retired and one that remains outstanding. The adjusted issue price, adjusted basis and accrued but unpaid OID of the New 2L Takeback Notes, determined immediately before the pro rata prepayment, would be allocated between those two instruments based on the portion of the New 2L Takeback Notes that would be treated as retired by the pro rata prepayment and the portion of the New 2L Takeback Notes treated as remaining after the pro rata prepayment.

The assumptions described above regarding whether we will or will not pay PIK interest are made solely for United States federal income tax purposes and do not constitute a representation regarding the likelihood that interest will be paid in cash or in the form of PIK interest.

Each payment made in cash under the New 2L Takeback Notes, other than a pro rata prepayment (if any) described above, will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A U.S. Holder generally will not be required to include separately in income cash payments received on the New 2L Takeback Notes to the extent such payments constitute payments of previously accrued OID or payments of principal. The rules governing OID are complex. U.S. Holders are urged to consult their tax advisors regarding the application of these rules in light of their particular circumstances.

(e)	Amortizable Bond Premium, Acquisition Premium and Market Discount

If a U.S. Holder’s initial tax basis in the New 2L Takeback Notes is greater than the stated principal amount of the New 2L Takeback Notes, the U.S. Holder will be considered to have acquired the New 2L Takeback Notes with “amortizable bond premium.” In such case, if the New 2L Takeback Notes are treated as issued with OID, the U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize bond premium over the remaining term of the New 2L Takeback Notes on a constant yield method as an offset to stated interest when includible in income under the U.S. Holder’s regular method of tax accounting. However, if the Debtors may redeem the New 2L Takeback Notes prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of bond premium that a U.S. Holder may amortize with respect to the New 2L Takeback Notes. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the New 2L Takeback Notes by the amount of the premium amortized in any year. An election to amortize bond premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS.

A U.S. Holder may be treated as having “acquisition premium” on the New 2L Takeback Notes to the extent such holder’s tax basis in the New 2L Takeback Notes immediately after the exchange is greater than the issue price and less than or equal to the stated principal amount of the New 2L Takeback Notes. In such cases, the amount of OID that must be included in gross income for each OID accrual period with respect to the New 2L Takeback Notes will be reduced by the portion of the acquisition premium properly allocable to that period.

If the Convertible Note Exchange is treated as a recapitalization, a U.S. Holder may be treated as having market discount, as discussed above under “—U.S. Holder of Allowed Convertible Notes Claims—Recognition of Gain or Loss.” Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New 2L Takeback Notes unless a U.S. Holder elects to accrue on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either the ratable or constant yield method. In the absence of such election to include market discount currently, a U.S. Holder treated as having acquired the New 2L Takeback Notes at market discount may be required to defer, until the maturity of the New 2L Takeback Notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the New 2L Takeback Notes.

U.S. Holders should consult their tax advisors regarding the application of the bond premium and acquisition premium rules as well as market discount rules to their particular circumstances.

(f)	Sale, Retirement, Redemption or Other Taxable Disposition

In general, a U.S. Holder of New 2L Takeback Notes will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New 2L Takeback Notes in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor and (2) the U.S. Holder’s adjusted tax basis in such New 2L Takeback Notes. A U.S. Holder’s adjusted tax basis in the New 2L Takeback Notes will generally equal its initial tax basis in the New 2L Takeback Notes (determined as described above), increased by any accrued OID and market discount previously included in income and decreased by any cash interest previously paid on the New 2L Takeback Notes (taking into account the effect of any pro rata prepayment) and any bond premium that it previously amortized with respect to the New 2L Takeback Notes. If we pay PIK interest on a New 2L Takeback Note, a U.S. Holder’s adjusted tax basis in the note should be allocated between such note and any PIK notes received in connection with the payment of PIK interest in proportion to their relative principal amounts. A U.S. Holder’s holding period in any such PIK note would be identical to its holding period for the original note with respect to which the PIK note was received. Any gain or loss recognized generally will be capital gain (except to the extent gain is attributable to any accrued market discount, which accrued market discount would be treated generally in the manner described above in the section titled “—Amortizable Bond Premium, Acquisition Premium and Market Discount”) or loss and will be long-term capital gain or loss if the New 2L Takeback Notes were held for more than one year. Net long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

viii.	Ownership and Disposition of New 2L Convertible Notes

(a)	Issue Price

The issue price of the New 2L Convertible Notes will depend on whether a “substantial amount” is issued for cash, and, if not, whether the New 2L Convertible Notes or, if the integrated transaction treatment above applies to the New 2L Convertible Notes Right, the Convertible Notes are publicly traded.

If a substantial amount of debt instruments in an issue is issued for cash, the issue price of each debt instrument in the issue will be the first price at which a “substantial amount” of the debt instruments is sold for cash (other than to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Neither the Tax Code nor the Treasury Regulations define the term “substantial amount,” and it has not been clearly defined by judicial decisions or other guidance. If the amount of New 2L Convertible Notes issued for cash is not a “substantial amount,” the issue price of the New 2L Convertible Notes will be determined under the rules for the issue price of debt-for-debt exchanges (see discussion of issue price above in “—Ownership and Disposition of New 2L Takeback Notes— Issue Price”).

In general, U.S. Holders of New 2L Convertible Notes must follow the Debtors’ determination of issue price, unless such U.S. Holder specifically discloses its disagreement with such determination in connection with the U.S. Holder’s filing of its tax return. The Debtors will publish their determination of the issue price in accordance with applicable Treasury Regulations.

(b)	Payments of Interest (including OID)

Payments of qualified stated interest on a New 2L Convertible Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate. The stated interest on the New 2L Convertible Notes is expected to be treated as qualified stated interest.

The New 2L Convertible Notes will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the applicable New 2L Convertible Notes is the total of all payments to be made under such New 2L Convertible Notes other than qualified stated interest.

It is anticipated, and this discussion assumes, that the New 2L Convertible Notes will be issued with more than a statutorily defined de minimis amount of OID for U.S. federal income tax purposes. See discussion above under “—Ownership and Disposition of New 2L Takeback Notes— Payments of Interest (including OID)”.

(c)	Contingent Payment Debt Instruments

In certain circumstances, the Debtors may be obligated to make payments on the New 2L Convertible Notes in excess of stated principal and interest. The Debtors expect that these contingencies would not cause the New 2L Convertible Notes to be treated as CPDIs under the CPDI Rules. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. The Debtors’ position is binding on a U.S. Holder, unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the notes were treated as CPDIs, U.S. Holders would generally be required to accrue interest income based upon a “comparable yield,” regardless of the U.S. Holder’s method of tax accounting. That yield would generally be at a rate higher than the notes’ stated interest rate, and U.S. Holders would be required to treat as ordinary income, rather than capital gain, any gain on a sale, exchange, retirement or redemption of a New 2L Convertible Note (including all gain upon conversion, even if the U.S. Holder receives shares of Wolfspeed’s common stock). This discussion assumes that the New 2L Convertible Notes will not be considered CPDIs and that no such additional payments will be due. U.S. Holders are urged to consult their tax advisors regarding the potential application to the New 2L Convertible Notes of the CPDI Rules and the consequences thereof.

(d)	Sale, Retirement, Redemption or Other Taxable Disposition

Except as provided below under “—Conversion,” a U.S. Holder generally will recognize gain or loss upon the sale, retirement, exchange, redemption or other taxable disposition of a New 2L Convertible Note (including an exchange with a designated financial institution in lieu of conversion) equal to the difference between the amount realized (less accrued but unpaid interest which will be treated as described above under “—Payments of Interest (including OID)”) and such U.S. Holder’s adjusted tax basis in the New 2L Convertible Note. The amount realized by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the New 2L Convertible Note. A U.S. Holder’s adjusted tax basis in a New 2L Convertible Note generally will be equal to the amount that the U.S. Holder paid for the New 2L Convertible Note as adjusted for the amount of any constructive distribution included in income as described below under “—Constructive Distributions.” Any gain or loss recognized on a taxable disposition of a New 2L Convertible Note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a New 2L Convertible Note, the U.S. Holder held the note for more than one year, such gain or loss will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gains are generally subject to a reduced rate of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

(e)	Conversion

If a U.S. Holder presents a New 2L Convertible Note for conversion, the U.S. Holder may receive solely cash, solely Wolfspeed’s common stock, or a combination of cash and Wolfspeed’s common stock in exchange for the New 2L Convertible Note depending upon the Debtors’ chosen settlement method.

If a U.S. Holder receives solely cash in exchange for a New 2L Convertible Note upon conversion, the U.S. Holder will generally recognize gain or loss upon such conversion, and such gain or loss will be determined in the same manner as if the U.S. Holder disposed of the New 2L Convertible Note in a taxable disposition (as described above under “—Sale, Retirement, Redemption or Other Taxable Disposition”).

If a U.S. Holder receives solely Wolfspeed’s common stock (and cash in lieu of a fractional share of Wolfspeed’s common stock) in exchange for New 2L Convertible Notes upon conversion (excluding an exchange with a designated financial institution in lieu of conversion, which would be taxable as described above under “—Sale, Retirement, Redemption or Other Taxable Disposition”), the U.S. Holder generally will not recognize gain or loss upon the conversion of the notes into Wolfspeed’s common stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described above under “—Payments of Interest (including OID)”).

The amount of gain or loss a U.S. Holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the New 2L Convertible Note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the New 2L Convertible Note has been held for more than one year. The tax basis of shares of Wolfspeed’s common stock received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the New 2L Convertible Note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). The U.S. Holder’s holding period for the shares of Wolfspeed’s common stock will include the period during which the U.S. Holder held the New 2L Convertible Notes, except that the holding period of any shares received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

As described below, the tax treatment of a conversion of a New 2L Convertible Note into a combination of cash and Wolfspeed’s common stock is uncertain and subject to different characterizations, and U.S. Holders of New 2L Convertible Notes should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and Wolfspeed’s common stock is received by a U.S. Holder upon conversion of a New 2L Convertible Note (excluding an exchange with a designated financial institution in lieu of conversion, which would be taxable as described above under “—Sale, Retirement, Redemption or Other Taxable Disposition”), the Debtors expect that the New 2L Convertible Note is a “security” for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization for U.S. federal income tax purposes. However, this position is not free from doubt and there can be no assurance in this regard. In such case, gain, but not loss, would be recognized by the U.S. Holder equal to the excess of the fair market value of Wolfspeed’s common stock (including any fractional share deemed received) and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “—Payments of Interest (including OID),” and other than any cash received in lieu of a fractional share) over the U.S. Holder’s adjusted tax basis in the note, but in no event would the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in Wolfspeed’s common stock received that is allocable to the fractional share, as described in the following paragraph. Any gain or loss recognized by a U.S. Holder on conversion of a note generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the New 2L Convertible Note has been held for more than one year.

The tax basis of Wolfspeed’s common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder, but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which would equal its fair market value), assuming such conversion were treated as a recapitalization, would equal the adjusted tax basis of the New 2L Convertible Note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. Holder’s holding period for Wolfspeed’s common stock would include the period during which the U.S. Holder held the New 2L Convertible Note, except that the holding period for any common stock received with respect to accrued but unpaid interest would commence on the day after Wolfspeed’s common stock is received.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a New 2L Convertible Note into a combination of cash and Wolfspeed’s common stock (excluding an exchange with a designated financial institution in lieu of conversion, which would be taxable as described above under “—Sale, Retirement, Redemption or Other Taxable Disposition”) were not treated as a recapitalization as discussed in the immediately preceding section, the cash payment received (excluding cash received in lieu of a fractional share and excluding amounts attributable to accrued but unpaid interest) may be treated as proceeds from the sale of a portion of the New 2L Convertible Note and taxed in the manner described above under “—Sale, Retirement, Redemption or Other Taxable Disposition,” in which case Wolfspeed’s common stock received (including any fractional share deemed received) on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any cash received in lieu of a fractional share and/or any common stock received with respect to accrued but unpaid interest. In that case, the U.S. Holder’s adjusted tax basis in the New 2L Convertible Note would generally be allocated pro rata among Wolfspeed’s common stock received and the portion of the note that is treated as sold for cash based on the fair market value of the Debtors’ common stock and the cash. The holding period for Wolfspeed’s common stock received in the conversion would include the holding period for the New 2L Convertible Note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after Wolfspeed’s common stock is received.

(f)	Constructive Distributions

The conversion rate of the New 2L Convertible Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in the Debtors’ assets or earnings and profits (as determined for U.S. federal income tax purposes) may, in some circumstances, result in a deemed distribution to the U.S. Holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the New 2L Convertible Notes, however, will generally not result in a deemed distribution to a U.S. Holder.

Certain of the conversion rate adjustments provided in the New 2L Convertible Notes (including, without limitation, adjustments in respect of taxable dividends to holders of Wolfspeed’s common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or in connection with a notice of redemption may be treated as a deemed distribution.

Any deemed distribution will be taxable as a dividend, to the extent of the Debtors’ current or accumulated earnings and profits, generally as described below under “—Ownership and Disposition of New Common Stock —Distributions.” However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under “—Ownership and Disposition of New Common Stock —Distributions.” It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Generally, a U.S. Holder’s adjusted tax basis in a New 2L Convertible Note will be increased to the extent any such constructive distribution is treated as a dividend.

The Debtors are currently required to report the amount of any deemed distributions on their website or to the IRS and to holders of New 2L Convertible Notes not exempt from information reporting. The IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the New 2L Convertible Note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set-off its withholding obligations against or withhold such amounts from payments on the New 2L Convertible Notes

(or, in some circumstances, any payments on Wolfspeed’s common stock) or sales proceeds received by or other funds or assets of an investor, and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of New 2L Convertible Notes (including holders of New 2L Convertible Notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and beneficial owners of notes and withholding agents may rely on the proposed regulations prior to that date under certain circumstances.

(g)	Exchange in Lieu of Conversion

If a U.S. Holder surrenders New 2L Convertible Notes for conversion and such notes are exchanged with a designated financial institution, the U.S. Holder will be required to recognize gain or loss as described under “—Sale, Retirement, Redemption or Other Taxable Disposition.” In such case, the U.S. Holder’s tax basis in Wolfspeed’s common stock received will equal the fair market value of Wolfspeed’s common stock on the date of the exchange, and the U.S. Holder’s holding period in Wolfspeed’s common stock received will begin on the day after the date of the exchange.

ix.	Ownership and Disposition of New Renesas 2L Takeback Convertible Notes

(a)	Issue Price

This discussion assumes that the Renesas CRD is not treated as publicly traded for U.S. federal income purposes, so the issue price of the New Renesas 2L Takeback Convertible Notes will depend on whether the New Renesas 2L Takeback Convertible Notes are treated as publicly traded for U.S. federal income tax purposes. If the New Renesas 2L Takeback Convertible Notes are treated as publicly traded for U.S. federal income tax purposes, the issue price of the New Renesas 2L Takeback Convertible Notes will be the fair market value of the New Renesas 2L Takeback Convertible Notes as of their issue date. If the New Renesas 2L Takeback Convertible Notes are not treated as publicly traded, then the issue price of the New Renesas 2L Takeback Convertible Notes will be the principal amount of such New Renesas 2L Takeback Convertible Notes.

However, where, as here, creditors who are receiving debt instruments (i.e., New Renesas 2L Takeback Convertible Notes) are also receiving other property (i.e., New Common Stock and Renesas Warrants) in exchange for the Renesas CRD, the “investment unit” rules also apply to the determination of the issue price for any debt instrument received in exchange for the Renesas CRD. In general, if all of the components (other than cash) of the investment unit are publicly traded (as described above), then the issue price of the investment unit, as a whole, is determined by summing the fair market value of each of the components of the investment unit, and then allocating the issue price of the investment unit to each of the investment unit’s components on the basis of the investment unit’s fair market value. In the event that some, but not all, of the property composing the investment unit are publicly traded, then the application of the investment unit rules is unclear. Some practitioners take the view that under such circumstances, if the new debt instrument is publicly traded, the trading price of the new debt instrument controls the issue price of the new debt instrument, without regard to the potential application of the investment unit rules.

In general, U.S. Holders of New Renesas 2L Takeback Convertible Notes must follow the Debtors’ determination of issue price, unless such U.S. Holder specifically discloses its disagreement with such determination in connection with the U.S. Holder’s filing of its tax return. The Debtors will publish their determination of the issue price in accordance with applicable Treasury Regulations.

(b)	Payments of Interest

Payments of qualified stated interest on New Renesas 2L Takeback Convertible Notes generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate. The stated interest on the New Renesas 2L Takeback Convertible Notes is expected to be treated as qualified stated interest.

The New Renesas 2L Takeback Convertible Notes will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of the applicable New Renesas 2L Takeback Convertible Notes is the total of all payments to be made under such New Renesas 2L Takeback Convertible Notes other than qualified stated interest.

It is anticipated, and this discussion assumes, that the New Renesas 2L Takeback Convertible Notes will not be issued with more than a statutorily defined de minimis amount of OID for U.S. federal income tax purposes.

(c)	Sale, Retirement, Redemption or Other Taxable Disposition

See the discussion above under “—Ownership and Disposition of New 2L Convertible Notes— Sale, Retirement, Redemption or Other Taxable Disposition”.

(d)	Conversion

See the discussion above under “—Ownership and Disposition of New 2L Convertible Notes— Conversion”.

(e)	Constructive Distributions

See the discussion above under “—Ownership and Disposition of New 2L Convertible Notes— Constructive Distributions”.

(f)	Exchange in Lieu of Conversion

See the discussion above under “—Ownership and Disposition of New 2L Convertible Notes— Exchange in Lieu of Conversion”.

x.	Ownership and Disposition of New Common Stock

(a)	Distributions

A U.S. Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions (other than certain pro rata distributions of New Common Stock) paid on the New Common Stock to the extent such distributions are paid out of the Debtors’ current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions that are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. U.S. Holders that are treated as corporations for U.S. federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

(b)	Sale or Other Taxable Disposition

U.S. Holders generally will recognize gain or loss upon the sale or other taxable disposition of the New Common Stock in an amount equal to the difference, if any, between (i) the U.S. Holder’s adjusted tax basis in the New Common Stock exchanged and (ii) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its New Common Stock exceeds one year at the time of the sale or exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to limitations.

In general, any gain recognized by a U.S. Holder upon a disposition of the New Common Stock will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions previously claimed as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash method U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

xi.	Ownership and Disposition of Renesas Warrants

(a)	Sale or Other Taxable Disposition, Exercise or Expiration

U.S. Holders generally will recognize gain or loss upon the sale or other taxable disposition of the Renesas Warrants in an amount equal to the difference, if any, between (i) the U.S. Holder’s adjusted tax basis in the Renesas Warrants exchanged and (ii) the sum of the cash and the fair market value of any property received in such disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for its Renesas Warrants exceeds one year at the time of the sale or other taxable disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to limitations.

Except as described below with respect to the treatment of a cashless exercise of Renesas Warrants, a U.S. Holder will generally not be required to recognize income, gain or loss upon exercise of a Renesas Warrant for its exercise price, except with respect to any cash received in lieu of a fractional share. A U.S. Holder’s basis in a share of common stock received upon exercise will be equal to the U.S. Holder’s basis in the Renesas Warrant plus the exercise price of the Renesas Warrant less any portion of the tax basis allocable to the cash received in lieu of a fractional share. Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share interest. A U.S. Holder’s holding period in the shares received upon exercise will commence on the day such holder exercises the Renesas Warrants.

Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a Renesas Warrant on a cashless basis, the Debtors expect that such exercise would not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-deferred recapitalization. If this is the case, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Renesas Warrant except to the extent of any cash received in lieu of a fractional share as described above. If the exercise qualifies as a tax-deferred recapitalization, the holding period of the common stock would include the holding period of the exercised Renesas Warrants. The Debtors’ position is not binding on the IRS, and the IRS may treat a cashless exercise of a Renesas Warrant as a taxable exchange, in which case a U.S. Holder would recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and the tax basis in the Renesas Warrants surrendered as payment of the exercise price. A U.S. Holder will have a tax basis in the common stock received upon exercise of a Renesas Warrant equal to such U.S. Holder’s tax basis in the Renesas Warrant exercised and further increased by any gain or decreased by any loss recognized in the transaction and adjusted for cash, if any, received in lieu of a fractional share. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Renesas Warrant on a cashless basis.

If a Renesas Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such holder’s tax basis in the Renesas Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such Renesas Warrant is more than one year. The deductibility of capital losses is subject to limitations.

(b)	Constructive Distributions

See the discussion above under “—Ownership and Disposition of New 2L Convertible Notes— Constructive Distributions.”

2.	U.S. Holders of Existing Equity Interests (Class 10)

i.	Recognition of Gain or Loss

U.S. Holders of Existing Equity Interests should not recognize gain or loss on the exchange of Existing Equity Interests for New Common Stock (the “Existing Equity Exchange”). A U.S. Holder’s initial tax basis in the New Common Stock should be equal to its adjusted tax basis in the Existing Equity Interests exchanged therefor, and should be allocated between the New Common Stock in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New Common Stock should include the U.S. Holder’s holding period in the Existing Equity Interests. A U.S. Holder’s tax basis and holding period in the New Common Stock would generally be required to be calculated separately for each block of Existing Equity Interests exchanged therefor.

ii.	Ownership and Disposition of New Common Stock

See the discussion above under “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)— Ownership and Disposition of New Common Stock.”

3.	Non-U.S. Holders of Allowed Convertible Notes Claims and Existing Equity Interests

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims, and the ownership and disposition of New 2L Takeback Notes, New 2L Convertible Notes Rights (or, alternatively, the New 2L Convertible Notes), or New Common Stock, as applicable.

i.	Recognition of Gain or Loss

Whether a Non-U.S. Holder of Allowed Convertible Notes Claims or Existing Equity Interests realizes gain or loss on an exchange of Claims pursuant to the Plan, or on a subsequent disposition of the consideration received under the Plan, and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

Any gain recognized by a Non-U.S. Holder on the Convertible Note Exchange (as described above in “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—U.S. Holders of Allowed Convertible Notes Claims—Recognition of Gain or Loss”), Existing Equity Exchange (as described above in “—U.S. Holders Of Existing Equity Interests (Class 10)—Recognition of Gain or Loss”), or a subsequent sale or other taxable disposition of the New 2L Takeback Notes (as described above in “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New 2L Takeback Notes—Sale, Retirement, Redemption or Other Taxable Disposition”), or New Common Stock (as described above in “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New Common Stock —Sale or Other Taxable Disposition”) generally will not be subject to U.S. federal income taxation unless:

•

the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met,

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or

•

the Existing Equity Interests, the Convertible Notes, the New 2L Convertible Notes, or the New Common Stock, respectively constitutes a U.S. real property interest (“USRPI”) by reason of the Debtors being treated as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes within the meaning of the Foreign Investment Real Property Tax Act of 1980 and section 897 of the Tax Code (“FIRPTA”), in the circumstances described below.

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

With respect to the third exception above, the Debtors believe Wolfspeed may be a USRPHC and expect to make a determination in the future as to whether Wolfspeed is a USRPHC for U.S. federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

If the Existing Equity Interests are regularly traded on an established securities market, a Non-U.S. Holder will only be taxable on gain realized as a result of the exchange of Convertible Notes pursuant to the Convertible Note Exchange, if: (i) the Convertible Notes are not considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the Convertible Notes, Convertible Notes with a fair market value in excess of 5% of the Existing Equity Interests as of the last date such Non-U.S. Holder acquired such Convertible Notes, or (ii) the applicable class of Convertible Notes are considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the Convertible Notes, more than 5% of the applicable class of Convertible Notes. Although not free from doubt, the Debtors believe the Convertible Notes should all be treated as “regularly traded on an established securities market.”

If the Existing Equity Interests are regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for Existing Equity Interests, more than 5% of the Existing Equity Interests will be taxable on gain realized on the Existing Equity Exchange as a result of Wolfspeed’s status as a USRPHC. If the Existing Equity Interests were not considered to be regularly traded on an established securities market, such Non-U.S. Holder (regardless of the percentage of stock owned) would generally be subject to U.S. federal income tax on the Existing Equity Exchange, and a 15% withholding tax would apply to the gross proceeds from such disposition unless a non-recognition exception applies.

If in the calendar year of a disposition of New Common Stock by a Non-U.S. Holder, the New Common Stock is considered to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the New Common Stock, more than 5% of the New Common Stock will be taxable on gain realized on the disposition of New Common Stock as a result of the status of Wolfspeed as a USRPHC.

If in the calendar year of a disposition of New 2L Convertible Notes by a Non-U.S. Holder, the New Common Stock is considered to be regularly traded on an established securities market, a Non-U.S. Holder will only be taxable on gain realized on the disposition of New 2L Convertible Notes if: (i) the New 2L Convertible Notes are not considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the New 2L Convertible Notes, New 2L Convertible Notes with a value in excess of 5% of the New Common Stock as of the last date such Non-U.S. Holder acquired such New 2L Convertible Notes, or (ii) the New 2L Convertible Notes are considered to be regularly traded on an established securities market and such Non-U.S. Holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the Effective Date or the Non-U.S. Holder’s holding period for the New 2L Convertible Notes, more than 5% of the New 2L Convertible Notes. Although not free from doubt, the Debtors believe the New 2L Convertible Notes should be treated as “regularly traded on an established securities market.”

If a Non-U.S. Holder is subject to taxation under FIRPTA on the disposition of the New 2L Convertible Notes or New Common Stock because such Non-U.S. Holder meets the ownership thresholds described above, such Non-U.S. Holder generally will be required to file a U.S. federal income tax return and be subject to the same treatment as a U.S. Holder with respect to such gain. In addition, if the New 2L Convertible Notes are not considered, or if the New Common Stock ceases, to be regularly traded on an established securities market, a transferee of the New 2L Convertible Notes or New Common Stock (regardless of the percentage of New 2L Convertible Notes or New Common Stock owned) could be required to withhold up to 15% of the proceeds paid to a Non-U.S. Nolder for the New 2L Convertible Notes or New Common Stock and remit such amount to the IRS unless a non-recognition exception applies.

Any amounts (including common stock) that a Non-U.S. Holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note that are attributable to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income tax in accordance with the rules described below under “—Interest.”

ii.	Interest

Payments to a Non-U.S. Holder that are attributable to interest (including any OID and gain from the sale, redemption, retirement or other taxable disposition of the New 2L Takeback Notes that is treated as interest income as discussed above in”—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New 2L Takeback Notes—Sale, Retirement, Redemption or Other Taxable Disposition”) that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non- U.S. Holder in the United States) generally will not be subject to U.S. federal income tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a United States person (within the meaning of section 7701(a)(30) of the Tax Code). Interest income, however, may be subject to U.S. withholding tax if, at the applicable time:

•

the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of voting stock of the Debtors (with respect to payments of interest on the Convertible Notes) or the Reorganized Debtors (with respect to payments of interest on the New 2L Takeback Notes or New 2L Convertible Notes);

•

the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” (each, within the meaning of the Tax Code) with respect to Debtors (with respect to payments of interest on the Convertible Notes) or the Reorganized Debtors (with respect to payments of interest on the New 2L Takeback Notes or New 2L Convertible Notes); or

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code.

If interest paid to a Non-U.S. Holder is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “— Recognition of Gain or Loss” above).

A Non-U.S. Holder that does not qualify for the above exemption with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax on such interest at a 30% rate, unless such Non-U.S. Holder is entitled to a reduction in or exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax on such payments of interest under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

iii.	Conversion of New 2L Convertible Notes

Any gain recognized by a Non-U.S. Holder upon a conversion of the New 2L Convertible Notes as determined in the same manner as described above under “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New 2L Convertible Notes— Conversion” will be subject to U.S. federal income tax if either of the conditions in the first two bullet points above under “—Recognition of Gain or Loss” are satisfied. Any amounts received with respect to accrued but unpaid interest will be taxed as ordinary interest income (which will be treated as described above under “—Interest”).

In addition, because the Debtors believe Wolfspeed may be considered a USRPHC, if a Non-U.S. Holder has exceeded the applicable FIRPTA ownership thresholds described above during the specified testing period with respect to the New 2L Convertible Notes, such Non-U.S. Holder generally will be subject to the following treatment with respect to a conversion of the New 2L Convertible Notes, depending on the manner in which the Debtors settle a conversion:

•

If the Debtors elect to settle a conversion solely in cash, such Non-U.S. Holder will be subject to U.S. federal income tax on any gain as determined in the same manner as described above under “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)— Ownership and Disposition of New 2L Convertible Notes—Sale, Retirement, Redemption or Other Taxable Disposition.”

•

If the Debtors elect to settle a conversion through the delivery of a combination of cash and New Common Stock, gain recognized by such Non-U.S. Holder will be determined in the same manner as described above under “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New 2L Convertible Notes— Conversion” and will be subject to U.S. federal income tax, unless the New 2L Convertible Notes are converted into New Common Stock which, immediately following the conversion, would be subject to U.S. taxation upon their disposition (i.e., would exceed the FIRPTA ownership threshold described above), and the Non-U.S. Holder complies with certain procedural requirements.

•

If the Debtors elect to settle a conversion solely in shares of New Common Stock, such Non-U.S. Holder will be subject to U.S. federal income tax upon a conversion of a New 2L Convertible Notes into New Common Stock to the extent of gain recognized on cash received in lieu of a fractional share. Although the Debtors believe that the rules described in the preceding paragraph do not govern a conversion solely into New Common Stock, the application of such rules is not entirely clear and it is possible that the IRS may assert that such a conversion may be subject to FIRPTA if the Non-U.S. Holder meets the applicable FIRPTA ownership thresholds.

If Wolfspeed is considered a USRPHC, a Non-U.S. Holder may be subject to withholding at a rate of up to 15% on the cash and New Common Stock to be delivered upon conversion of the New 2L Convertible Notes unless the Non-U.S. Holder certifies that it has not exceeded the applicable ownership thresholds with respect to the notes during the specified testing period. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of conversion of the New 2L Convertible Notes.

iv.	Distributions on New Common Stock

Any distributions made with respect to New Common Stock that constitute dividends for U.S. federal income tax purposes (see “—U.S. Holders Of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New Common Stock—Distributions”) that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable) of the gross amount of the dividends. A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “—Recognition of Gain or Loss” above).

If the Debtors make a distribution of cash with respect to New Common Stock in excess of the Debtors’ current and accumulated earnings and profits and Wolfspeed is a USRPHC (or was treated as a USRPHC at any time during the five-year period ending on the date of a distribution), the applicable withholding agent may satisfy any withholding requirements by treating the entire distribution as a dividend that is subject to the withholding rules generally as described in the previous paragraph (and withhold at a rate generally as described in such paragraph, but at a rate no less than 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or the applicable withholding agent could treat only the amount of the distribution reasonably estimated to be paid from the Debtors’ current and accumulated earnings and profits as a dividend that is generally subject to the withholding rules as described in the previous paragraph, with the excess portion of the distribution (if any) treated generally as the result of a sale of common stock in a USRPHC (discussed above under “—Recognition of Gain or Loss”). To receive the benefit of a reduced treaty rate on distributions, a Non-U.S. Holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) certifying qualification for the reduced rate. Because we can provide no assurance that the Debtors are not a USRPHC, an applicable withholding agent may apply the rules applicable to distributions by USRPHCs (as described in the preceding sentence).

v.	Constructive Dividends on New 2L Convertible Notes

A Non-U.S. Holder may be deemed to have received a constructive distribution from the Debtors under either section 305(c) or section 871(m) of the Tax Code, which may be taxable as a dividend, if the Debtors make certain adjustments, or fail to make certain adjustments, to the number of shares of New Common Stock to be issued upon the conversion of the New 2L Convertible Notes. See “—U.S. Holders Of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of Renesas Warrants—Sale or Other Disposition, Exercise or Expiration” and “—U.S. Holders of Allowed Claims (Class 3, Class 4 & Class 5)—Ownership and Disposition of New 2L Convertible Notes”.

4.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Tax Code (such sections, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends or interest or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of stock or debt instruments, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (a) the foreign financial institution undertakes certain diligence and reporting obligations, (b) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (a) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on New Common Stock or interest on New 2L Takeback Notes and New 2L Convertible Notes. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of such instruments on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

5.	Information Reporting and Backup Withholding

All distributions to holders of Claims under the Plan are subject to any applicable tax withholding and information reporting requirements. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” (currently at a rate of 24%) if a recipient of those payments fails to furnish to the payor certain identifying information, fails properly to report interest or dividends, and, under certain circumstances, fails to provide a certification.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

IX.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. The factors below should not be regarded as the only risks associated with the Plan or its implementation. Additional risk factors identified in Wolfspeed’s public filings with the SEC may also be applicable to the matters set out herein and should be reviewed and considered in conjunction with this Disclosure Statement, to the extent applicable. The risk factors set forth in Wolfspeed’s annual report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC on August 22, 2024, as updated by the quarterly report on Form 10-Q for the quarter ended September 29, 2024 filed with the SEC on November 7, 2024, the quarterly report on Form 10-Q for the quarter ended December 29, 2024 filed with the SEC on January 30, 2025, and the quarterly report on Form 10-Q for the quarter ended March 30, 2025 filed with the SEC on May 9, 2025 are hereby incorporated by reference. New factors, risks and uncertainties emerge from time to time and it is not possible to predict all such factors, risks and uncertainties.

A.	Certain Bankruptcy Law Considerations

i.	General

Although the Debtors believe that the Chapter 11 Cases will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case, including if the Effective Date is prolonged. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. It is possible that bankruptcy cases could adversely affect the Debtors’ relationships with their key customers, vendors, and employees. The Chapter 11 Cases will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

ii.	Risk of Non-Approval of the Disclosure Statement as Containing Adequate Information

Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not, as of the date hereof, been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. Upon filing, the Debtors will promptly seek entry of an order by the Bankruptcy Court approving this Disclosure Statement. While the Debtors believe that this Disclosure Statement provides “adequate information” within the meaning of section 1125(a), there can be no assurance that the Bankruptcy Court will reach the same conclusion.

iii.	Risk of Material Adverse Effect on Operations

The commencement of the Chapter 11 Cases could adversely affect the relationship between the Debtors and their customers, employees, vendors, lenders, partners and others. There is a risk, due to uncertainty about the Company’s future, that: (i) customers could seek alternative providers; (ii) customers’ confidence in the Debtors’ ability to provide products could erode and, as a result, there could be a significant and precipitous decline in revenues, profitability, and cash flow; (iii) it may be more difficult to attract or replace employees; (iv) employees could be distracted from performance of their duties or more easily attracted to other career opportunities; (v) suppliers, vendors, and service providers could terminate their relationship with the Debtors or require financial assurances or enhanced performance; and (vi) additional involvement by regulatory, taxing, and other authorities may increase the administrative burden on the Debtors and their operations. These factors could adversely affect the Debtors’ ability to obtain confirmation of the Plan.

iv.	Risk Related to Obtaining First Day Relief

The Debtors have tried to address potential concerns of key customers, vendors, employees, and other key parties in interest that might arise through a variety of provisions incorporated into or contemplated by the Plan, including the Debtors’ intention to seek appropriate court orders to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations. However, there can be no guaranty that the Debtors will be successful in obtaining the necessary approvals of the Bankruptcy Court for such relief, and as a result, the Debtors’ business might suffer.

v.	Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes on the Plan. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan or satisfy all of the conditions for confirmation required under the Plan. Even if all Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court could decline to confirm the Plan if it finds that any of the statutory requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization or otherwise. Non-confirmation of the Plan could result in protracted chapter 11 cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. In such circumstances, the Debtors may no longer have consent to use Cash Collateral, and even if they do, there likely would be a significant strain on liquidity and the Debtors may be forced to seek postpetition financing. There is no guarantee that such funding would be available or on what terms.

vi.	Severability of the Plan

The Debtors cannot guarantee that the Bankruptcy Court will approve every provision of the Plan, and certain provisions may be modified or removed, while the rest of the Plan will be confirmed.

vii.	Risk of Failing to Satisfy the Vote Requirement

In the event that the Debtors are unable to get sufficient votes from the Classes that are entitled to vote on the Plan, the Debtors may seek to accomplish an alternative chapter 11 plan or seek to cram down the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims as those proposed in the Plan.

viii.	Non-Consensual Confirmation

If any impaired class of claims or equity interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has voted to accept the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. If any Class votes to reject the plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

ix.	Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

x.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged. Nonoccurrence of the Effective Date could result in substantial changes to the Plan and protracted chapter 11 cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. In such circumstances, the Debtors may no longer have consent to use Cash Collateral, and even if they do, there likely would be a significant strain on liquidity and the Debtors may be forced to seek postpetition financing. There is no guarantee that such funding would be available or on what terms.

xi.	Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the Debtors and the Consenting Creditors (as defined in the Restructuring Support Agreement) the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. Termination of the Restructuring Support Agreement could result in substantial changes to the Plan and protracted chapter 11 cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers. In such circumstances, the Debtors may no longer have consent to use Cash Collateral, and the Debtors may be forced to seek postpetition financing. There is no guarantee that such funding would be available or on what terms.

xii.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. Please refer to section XII.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit D, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

xiii.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

xiv.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article X of the Plan provides for certain releases, injunctions, and exculpations for Claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

xv.	Failure to Secure Necessary Governmental Approvals

Although the Debtors believe that they will be able to secure the necessary government approvals to consummate the Restructuring Transactions, the Debtors are not certain whether certain governmental agencies, including the Committee on Foreign Investment in the United States or other antitrust, merger control, and foreign investment authorities will approve the consummation of the Restructuring Transactions or any material portion thereof. The Debtors also are not certain whether any such governmental agencies will take action to suspend or prohibit the Restructuring Transactions or any material portion thereof. Any delay in consummating the Restructuring Transactions due to governmental approval processes, or the failure to obtain such approvals, could prolong the Chapter 11 Cases and reduce recoveries available to creditors.

B.	Additional Factors Affecting the Value of Reorganized Debtors

i.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could reduce the value of distributions substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ projections and feasibility analysis, and the variation may be material.

ii.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections that may differ materially from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed.

The Debtors have prepared financial projections (the “Financial Projections”) on a consolidated basis based on certain assumptions, as set forth in Exhibit E hereto. The Financial Projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the Financial Projections or the ability to achieve forecasted results.

Many of the assumptions underlying the Financial Projections are subject to uncertainties that are beyond the control of the Debtors or Reorganized Debtors including the timing, confirmation, and consummation of the Plan, demand or price for services, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the Financial Projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court, including any natural disasters, terrorist attacks, or health epidemics, may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

iii.	Risks Associated with Debtors’ Business and Industry and Financial Conditions[14]

(a)	Risks Associated with Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

(b)	Risks Associated with the Loss of Key Personnel

The Debtors’ operations are dependent on a relatively small group of key management personnel. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors may experience increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience, and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

[14]	Please refer to Wolfspeed, Inc.’s 10-Q Quarterly Report filed on May 9, 2025 for additional information on risk factors.

(c)	Risks Associated with Governmental Laws and Regulations

The Company’s operations are subject to federal, state, local, foreign and international laws and regulations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws include statutory and regulatory provisions under which the Debtors are responsible for the management of hazardous materials they use and the disposition of hazardous waste resulting from the Debtors’ manufacturing processes. Failure to comply with such provisions could result in fines and other liabilities to the government or third parties, injunctions requiring the Debtors to suspend or curtail operations or other remedies, and could have a material adverse effect on the Debtors’ business.

(d)	Risks Associated with Macroeconomic Conditions

The Debtors’ business operations have historically been, and the Reorganized Debtors’ business operations may in the future be, materially affected by adverse conditions in the financial markets and depressed economic conditions generally, both in the United States and elsewhere around the world.

Uncertainty about global economic conditions could result in customers postponing purchases of the Debtors’ products and services in response to uncertain global trade conditions, tighter credit, unemployment, negative financial news, higher interest rates and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for the Debtors’ products and services and, accordingly, on the Debtors’ business, results of operations, or financial condition. For example, current global financial markets continue to reflect uncertainty, including as a result of the ongoing military conflict between Russia and Ukraine and the ongoing conflicts in the Middle East, as well as a slowdown of the economy in China, which could impact demand for the Debtors’ products used in industrial and energy applications. Given these uncertainties, there could be further disruptions to the global economy, financial markets and consumer confidence. If economic conditions deteriorate unexpectedly, the Debtors’ business and results of operations could be materially and adversely affected. Moreover, the Debtors’ customers, including distributors and their customers, may experience difficulty obtaining the working capital and other financing necessary to support historical or projected purchasing patterns, which could result in decreased relative and absolute margins for the Debtors.

(e)	Risks Associated with Sales, Product Development, and Manufacturing

The Debtors’ business depends significantly on management of costs and investments. Investments such as new manufacturing facilities take time to become fully operational, and the Debtors may not be able to expand quickly enough to exploit targeted market opportunities. Additionally, the establishment and operation of a new manufacturing facility or expansion of an existing facility involves significant risks and challenges, including construction delays, cost overruns, reduced quality control, and equipment issues.

The Debtors depend on a number of sole source and limited source suppliers for certain raw materials, components, services and equipment used in manufacturing their products, including key materials and equipment used in critical stages of the Debtors’ manufacturing processes. Shortages of such supplies or variations from the specified materials could cause disruptions to the Debtors’ business and negatively impact revenue.

The semiconductor industry is characterized by rapid technological change, high capital expenditures, short product life cycles and continuous advancements in process technologies and manufacturing facilities. The industry sometimes experiences fluctuations involving lower product demand, production overcapacity, higher inventory levels and aggressive pricing actions by the Debtors’ competitors. Such conditions could have a material negative impact on the Debtors’ business, results of operations, or financial condition.

(f)	Risks Associated with Acquisition of Companies, Products, or Technologies

The Debtors have acquired and may continue to acquire companies, products, and technologies that complement their strategic direction. Acquisitions involve significant risks and uncertainties, including: inability to successfully integrate the acquired technology and operations into the Debtors’ business and maintain uniform standards, controls, policies, and procedures; inability to realize synergies expected to result from an acquisition; challenges retaining the key employees, customers, resellers and other business partners of the acquired operation; and the internal control environment of an acquired entity may not be consistent with the Debtors’ standards and may require significant time and resources to improve.

Acquisitions and divestitures are inherently risky. The Debtors’ transactions may not be successful and may, in some cases, harm operating results or their financial condition. In addition, if the Debtors use debt to fund acquisitions or for other purposes, their interest expense and leverage may significantly increase. If the Debtors issue equity securities as consideration in an acquisition, current shareholders’ percentage ownership and earnings per share may be diluted.

In addition, from time to time, the Debtors may undertake internal restructurings and other initiatives intended to reduce expenses. These initiatives may not lead to the benefits the Debtors expect, may be disruptive to the Debtors’ personnel and operations, and may require substantial management time and attention. Moreover, the Debtors could encounter delays in executing their plans, which could entail further disruption and associated costs. If these disruptions result in a decline in productivity of the Debtors’ personnel, negative impacts on operations, or if they experience unanticipated expenses associated with these initiatives, the Debtors’ business and operating results may be harmed.

(g)	Risks Associated with Retaining or Attracting Customers

The Debtors’ future revenue is dependent in large part upon the retention and growth of their existing customer base, in terms of customers continuing to purchase products, including renewals of current contracts. The Debtors receive a significant amount of their revenue from a limited number of customers and distributors, two of which individually represented more than 10% of the Debtors’ consolidated revenue in 2024. Many of the Debtors’ customer orders are made on a purchase order basis, and such customers may decide not to purchase additional products from the Debtors in the future, which could have a material adverse effect on the Debtors’ business and results of operations. In such cases, there can be no assurance that the Debtors will be able to retain their current customers.

A variety of factors could affect the Debtors’ ability to successfully retain and attract customers, including the level of demand for their products, the quality of the Debtors’ customer service, the Debtors’ ability to update their products and develop new products needed by customers, and the Debtors’ ability to integrate and manage any acquired businesses. Further, the semiconductor industry is highly competitive, and the Debtors may not be able to compete effectively.

(h)	Risks Associated with Cybersecurity Attacks

In the ordinary course of business, the Debtors have relied, and the Reorganized Debtors will continue to rely, upon information systems, some of which are managed by third parties, to process, transmit and store digital information, and to manage or support a variety of business processes and activities, including supply chain, manufacturing, distribution, invoicing, and collection of payments from customers. The secure operation of such systems and the processing and maintenance of this information is critical to business operations and strategy. Despite actions to mitigate or eliminate risk, the Debtors’ information systems may be vulnerable to damage, disruptions or shutdowns due to the activity of hackers, employee error or malfeasance, or other disruptions, including power outages, telecommunication or utility failures, natural disasters, or other catastrophic events. The occurrence of any of these events could compromise the Debtors’ information systems, and the information stored there (including customer information) could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disruption of operations, and damage to the Debtors’ reputation, all of which could adversely affect their business, financial condition and results of operations.

(i)	Risks Associated with Intellectual Property

The Debtors own intellectual property, namely patents. Licensing activities and lawsuits to enforce intellectual property rights, particularly patent rights, are a common aspect of the semiconductor industry. In the ordinary course of business, the Debtors both make and receive inquiries regarding possible patent infringements and possible violations of other intellectual property rights. Patent litigation is expensive and the outcome is often uncertain, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

(j)	Risks Associated with Accurate Reporting of Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required under the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

iv.

Transfers or Issuances of the Debtors’ Equity, Before or in Connection with Their Chapter 11 Proceedings, May Impair Their Ability to Utilize Their Federal Income Tax Net Operating Loss Carryforwards in Future Years

Under U.S. federal income tax law, a corporation is generally permitted to deduct from taxable income net operating losses carried forward from prior years. The Debtors’ consolidated group for U.S. federal income tax purposes of which Wolfspeed is the parent had consolidated NOLs and NOL carryforwards of approximately $2.4 billion as of June 30, 2024. The Debtors believe that their consolidated group likely generated additional NOLs for the 2025 tax year. The Debtors’ ability to utilize their NOL carryforwards to offset future taxable income and to reduce their U.S. federal income tax liability is subject to certain requirements and restrictions. If Wolfspeed experiences an “ownership change,” as defined in section 382 of the Tax Code, the Debtors’ ability to use their NOL carryforwards may be substantially limited, which could increase the taxes paid by the Debtors and have a negative impact on their after-tax cash flow, financial position and results of operations. Generally, there is an “ownership change” if one or more stockholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over the prior three-year period. Under section 382 of the Tax Code, absent an applicable exception, if a corporation undergoes an “ownership change,” the amount of its NOLs that may be utilized to offset future table income generally is subject to an annual limitation. Even if the NOL carryforwards are subject to limitation under section 382 of the Tax Code, the NOLs can be further reduced by the amount of discharge of indebtedness arising in a chapter 11 case under section 108 of the Tax Code.

Following the implementation of a plan of reorganization, it is likely that an “ownership change” will be deemed to occur and the Debtors’ NOLs will be subject to annual limitation.

v.	Golden Parachute Deduction Limitation

In connection with the transactions described in the Plan and Disclosure Statement, some or all of the payments and benefits (including potential severance benefits, as applicable) to certain employees and other disqualified individuals may not be deductible for federal income tax purposes as a result of such payments being “excess parachute payments” under section 280G of the Tax Code.

C.	Factors Relating to New 2L Convertible Notes Rights Offering

i.	Debtors Could Modify the New 2L Convertible Notes Rights Offering Procedures

The Debtors may modify the New 2L Convertible Notes Rights Offering Procedures, with the approval of the Requisite Commitment Parties (as defined in the Backstop Agreement) to, among other things, adopt additional detailed procedures if necessary in the Debtors’ business judgment. Such modifications may adversely affect the rights of those participating in the New 2L Convertible Notes Rights Offering.

ii.	Bankruptcy Court Might Not Approve the Backstop Agreement, New 2L Convertible Notes Rights Offering Procedures, or New 2L Convertible Notes Rights Offering Documents

The Bankruptcy Court’s entry of the Backstop Order is crucial to consummating the Restructuring contemplated by the Plan. Failure to obtain the Bankruptcy Court’s approval of the Backstop Agreement, the New 2L Convertible Notes Rights Offering Procedures, and any other New 2L Convertible Notes Rights Offering Documents could prevent the Debtors from consummating the Plan and the transactions contemplated thereby.

iii.	Backstop Agreement Could Be Terminated

The Backstop Agreement contains certain provisions that give the parties thereto the ability to terminate the Backstop Agreement if various conditions are not satisfied. Termination of the Backstop Agreement could result in termination of the Restructuring Support Agreement and prevent the Debtors from consummating the Plan.

D.	Factors Relating to the Capital Structure of the Reorganized Debtors

i.	Variances from Financial Projections

The Debtors have prepared financial projections on a consolidated basis with respect to the Reorganized Debtors based on certain assumptions as set forth in Exhibit E hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.

Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, consumer demands for the Reorganized Debtors’ products, macroeconomic, political and other events that may affect the Reorganized Debtors’ ability to maintain adequate amounts and array of inventory, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Reorganized Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”), in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Reorganized Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit E hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

ii.	Leverage

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured and unsecured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will have approximately $2,118 million in funded indebtedness.

The degree to which the Reorganized Debtors will be leveraged could have important consequences, placing the Reorganized Debtors at a competitive disadvantage to other, less leveraged competitors, because, among other things: it could affect the Reorganized Debtors’ ability to satisfy their obligations under their indebtedness following the Effective Date; a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and therefore will be unavailable to support operations or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to refinance their then-existing debt, obtain additional debt financing or equity financing, or pursue mergers, acquisitions and asset sales, on terms acceptable to them or at all, may be limited and their costs of borrowing may be increased; as a result of their indebtedness, the Reorganized Debtors may be more vulnerable to economic downturns and their ability to withstand competitive pressures may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes, opportunities and challenges in their businesses, including changes in the market sector in which they compete, changes in their business and strategic opportunities, and adverse developments in their operations, may be severely limited.

iii.	Ability to Service Debt

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

If the Reorganized Debtors’ cash flows and capital resources are insufficient to fund their debt service obligations and other cash requirements, the Reorganized Debtors could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance their indebtedness and settlement obligations. The Reorganized Debtors may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow the Reorganized Debtors to meet their scheduled debt service obligations and settlement obligations. The agreements governing the Reorganized Debtors’ indebtedness at emergence are expected to (a) have terms and conditions that restrict their ability to dispose of assets and the use of proceeds from any such dispositions and (b) restrict their ability to raise debt capital.

The Reorganized Debtors’ inability to generate sufficient cash flows to satisfy their debt obligations, or to refinance their indebtedness on commercially reasonable terms or at all, would materially and adversely affect their financial position and results of operations.

If the Reorganized Debtors cannot make scheduled payments on their debt, an event of default may result. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

iv.	Obligations Under New Notes Documents

The Reorganized Debtors’ obligations under the New Notes Documents are expected to be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the New Notes Documents, and payment on any obligation thereunder is accelerated, the holders of the New Notes would be entitled, subject to the applicable intercreditor agreements and other applicable credit documents, to exercise the remedies available to a secured creditor under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt of the obligors of the New Notes.

v.	Restrictive Covenants

The financing agreements governing the Reorganized Debtors’ indebtedness are expected to contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, make acquisitions and investments, consummate certain asset sales, enter into certain transactions with affiliates, or merge, consolidate or sell or dispose of all or substantially all of their assets. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default under such financial agreements. An event of default under a financing agreement may allow the creditors under such financing agreement to accelerate the related debt as well as allow the creditors under any other debt to which a cross-acceleration or cross-default provision applies to accelerate such debt as well. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the creditor thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

As a result of these restrictions, the Reorganized Debtors may be limited in how they conduct their business, unable to raise additional debt or equity financing to operate during general economic or business downturns, unable to respond to changing circumstances or to pursue business strategies and unable to compete effectively, execute their growth strategy or take advantage of new business opportunities.

vi.	Additional Financing

The Reorganized Debtors may be able to incur substantial additional indebtedness in the future. Although agreements governing the Reorganized Debtors’ indebtedness are expected to restrict the incurrence of additional indebtedness, these restrictions are and will be subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to the Reorganized Debtors’ current debt levels, the related risks that the Reorganized Debtors face could intensify.

Moreover, the Reorganized Debtors may need to seek additional financing for general corporate purposes. For example, they may need funds to make acquisitions or for capital expenditures or operating expenses needed to remain competitive in their market sector. The Reorganized Debtors may be unable to obtain any desired additional financing on terms that are favorable or acceptable to them, including as a result of their debt levels or if there is a decline in the demand for their products or in the solvency of their customers, vendors or suppliers or other significantly unfavorable changes in economic conditions occur. Depending on market conditions, adequate funds may not be available to the Reorganized Debtors on acceptable terms or at all, and they may be unable to fund expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on the Reorganized Debtors’ competitive position, business, financial condition, results of operations, and cash flows.

E.	Factors Relating to Securities to Be Issued Under Plan

i.	Market for Securities

There is currently no public market for the New Common Stock. The Reorganized Debtors intend to list the New Common Stock on Nasdaq, the New York Stock Exchange, or a comparable nationally recognized securities exchange following the Effective Date. In such event, the Debtor makes no assurance that it will be able to obtain a listing or, even if the Debtor is able to do so, that liquid trading markets for shares of New Common Stock will develop. The liquidity of any market for shares of New Common Stock will depend upon, among other things, the number of holders of shares of New Common Stock, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Additionally, market conditions and regulatory changes could impact the ability to list and maintain a listing on a national securities exchange, further affecting liquidity and trading dynamics. Accordingly, there can be no assurance that active trading markets for New Common Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event active trading markets do not develop or are not maintained, holders of the New Common

Stock may experience substantial difficulty in transferring or reselling such securities or may be unable to transfer or sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time.

If the New Common Stock is delisted in the future based on a continued listing requirement, it is unlikely that the Reorganized Debtors will be able to list New Common Stock on another national securities exchange and, as a result, securities may be quoted on an over-the-counter market. If this were to occur, the Reorganized Debtors and holders of New Common Stock could face significant material adverse consequences, including limited availability of market quotations and analyst coverage for New Common Stock, reduced liquidity for the trading of such stock, and increased transaction costs due to less transparency and higher bid-ask spreads typically associated with over-the-counter markets. Delisting also could result in, among other things, a loss of investor confidence or interest in strategic transactions or opportunities, the Reorganized Debtors being subject to regulation in each state in which the Reorganized Debtors offers securities, and difficulty in recruiting and retaining personnel through equity incentive awards. If a “fundamental change” occurs, including the delisting of the New Common Stock, holders of the New 2L Convertible Notes or New Renesas 2L Takeback Convertible Notes will have the right to require the Reorganized Debtors to repurchase these notes at a price equal to par plus accrued and unpaid interest, subject to the terms of the applicable intercreditor agreement(s).

In addition, there is currently no established trading market for the New Senior Secured Notes, New 2L Takeback Notes, the New 2L Convertible Notes, the New Renesas 2L Takeback Convertible Notes, or the Renesas Warrants. We do not intend to apply for listing of the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes, the New Renesas 2L Takeback Convertible Notes and the Renesas Warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes, the New Renesas 2L Takeback Convertible Notes and the Renesas Warrants will be limited.

ii.	Potential Dilution

The ownership percentage represented by the New Common Stock issued or deemed to be issued on the Effective Date under the Plan will be subject to dilution from the equity issued in connection with the Renesas Warrants, the New 2L Convertible Notes, the New Renesas 2L Takeback Convertible Notes and the Management Incentive Plan, the Long Term Incentive Plan and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Common Stock issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

iii.	Compliance with Terms of the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes and the New Renesas 2L Takeback Convertible Notes

The Plan provides that the Debtors will issue the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes and the New Renesas 2L Takeback Convertible Notes. The Debtors believe that they will have sufficient cash flow to make all required interest payments on the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes and the New Renesas 2L Takeback Convertible Notes. If the Debtors’ actual financial performance does not meet their cash flow projections, however, and if other sources of liquidity are not available, there is a risk that the Debtors might be unable to pay interest and principal payments on the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes and the New Renesas 2L Takeback Convertible Notes. Additionally, the New Senior Secured Notes, the New 2L Takeback Notes, the New 2L Convertible Notes, and the New Renesas 2L Takeback Convertible Notes will contain restrictive covenants that could limit the Debtors’ ability to operate their business flexibly, affecting strategic decisions, capital expenditures, and overall financial performance. Such covenants may include restrictions on incurring additional debt, granting liens, making certain acquisitions and investments, making certain dispositions, making dividends, stock repurchases and other restricted payments or engaging in specific transactions, which could impact the Company’s growth and operational efficiency.

iv.	Significant Holders

Certain holders of Convertible Notes Claims and the Renesas Claims are expected to, or have the ability to, acquire a significant ownership interest in the New Common Stock pursuant to the Plan. Should these holders act collectively, these holders may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock. The significant ownership stake may allow these holders, should they act collectively, to appoint a majority of the board of directors, potentially influencing the Company’s management and strategic direction. This could lead to changes in corporate governance practices, business strategies, and capital allocation policies that align with the interests of the major shareholders. The concentrated ownership might also affect the liquidity of the New Common Stock in the market, potentially impacting its trading price and volatility. The interests of these significant holders may not always align with those of other shareholders or the Reorganized Debtors, potentially leading to conflicts in decision-making. Lastly, this ownership structure could either attract potential acquirers due to the ease of negotiating with a small group of major shareholders or deter them if the Holders are not interested in selling their stakes.

v.	Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Stock would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ debt obligations have been satisfied.

vi.	Implied Value Not Intended to Represent Trading Value of New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (i) prevailing interest rates; (ii) conditions in the financial markets; (iii) the anticipated initial securities of creditors receiving New Common Stock under the Plan, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and (iv) other factors that generally influence the prices of securities. The actual market prices of the New Common Stock are likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market prices of the New Common Stock to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

vii.	Certain Holders of Securities May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that securities issued under the Plan are done so in reliance on the exemption from registration under section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by holders of Claims who 1145 Securities pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. In addition, certain securities under the Plan will be issued pursuant to other exemptions from the registration requirements of the Securities Act, including pursuant to section 4(a)(2) thereof and/or Regulation D promulgated thereunder, and such securities will be “restricted” securities under applicable securities laws, and subject to comparable restrictions on transferability. Holders of securities not exempted by section 1145 of the Bankruptcy Code, including the foregoing restricted securities, would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Additionally, to the extent any holder is deemed an “affiliate” of the Reorganized Debtors, the resale of any securities issued under section 1145 of the Bankruptcy Code by that holder will be subject to the “control securities” restrictions of Rule 144 under the Securities Act.

The securities issued under the Plan will not initially be registered under the Securities Act or any state securities laws, and the Debtors make no representations regarding the right of any holder of such securities to freely resell such securities.

viii.	No Dividends

Reorganized Parent does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction and to support its operations. In addition, covenants in the documents governing the Reorganized Parent’s indebtedness may restrict its ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the New Common Stock may depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain their initial value.

F.	Additional Factors

i.	Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, including consent rights contained therein, the Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

ii.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iii.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your vote for acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to vote to accept or reject the Plan.

iv.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

v.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

vi.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VIII hereof.

X.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a Claim or Interest entitled to vote on the Plan (a “Voting Party”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan. This Solicitation of votes to accept the Plan is beginning commencement before the Petition Date. This Disclosure Statement has not been approved by the Bankruptcy Court.

This Article is qualified in its entirety by the Emergency Motion of Debtors for an Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement, (B) Confirmation of Plan, and (C) Approval of Backstop Commitment Agreement; (II) Approving (A) Solicitation Procedures and (B) Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline; (III) Fixing Deadline to Object to Disclosure Statement and Plan; (IV) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement to File Statements of Financial Affairs and Schedules of Assets and Liabilities, (V) Conditionally Approving the Disclosure Statement; and (VI) Granting Related Relief (the “Solicitation Motion”) to be filed on the Petition Date.

A.	Voting Procedures

Voting Parties in each Class should provide all of the information requested by the applicable Ballot, and should complete and return all Ballots received in accordance with the instructions provided.

A Release Opt-Out Form or Ballot, as applicable, will be provided to you. The Release Opt-Out Form or Ballot, as applicable, will provide you with the option to not grant the releases contained in section 10.6(b) of the Plan. You must complete and timely return the Release Opt-Out Form or Ballot, as applicable, to the Solicitation Agent by the Voting Deadline in accordance with the instructions set forth in the Release Opt-Out Form or Ballot, as applicable, for your opt-out to be valid; OTHERWISE, YOU WILL BE DEEMED TO CONSENT TO AND BE BOUND BY THE RELEASES SET FORTH IN THE PLAN. Please review the additional information set forth in this Disclosure Statement, the Release Opt-Out Form or Ballot, as applicable, the Plan, and any other documents related to the Chapter 11 Cases that you may receive from time to time. Please be advised that your decision to opt out of the releases in section 10.6(b) does not affect the amount of distribution you will receive under the Plan.

B.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan. Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code presumes the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

With respect to a class of claims, the Bankruptcy Code deems a class to have accepted the plan if votes to accept the plan are received by creditors holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the total claims in that class that cast ballots for acceptance or rejection of the plan. With respect to a class of interests, a class is considered to accept a plan if votes to accept the plan are received by interest holders holding at least two-thirds (2/3) in dollar amount of the total interests in that class that cast ballots for acceptance or rejection of the plan.

The Claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 — Senior Secured Notes Claims;

•	Class 4 — Convertible Notes Claims; and

•	Class 5 — Renesas Claims.

THE ONLY CLASSES OF CLAIMS THAT ARE IMPAIRED AND ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE CLASS 3 (SENIOR SECURED NOTES CLAIMS), CLASS 4 (CONVERTIBLE NOTES CLAIMS), AND CLASS 5 (RENESAS CLAIMS) (THE “VOTING CLASSES” OR “VOTING CLAIMS”).

EXCEPT AS OTHERWISE SPECIFIED HEREIN OR AS MAY BE COMMUNICATED BY THE DEBTORS, THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE CLASS 3 CLAIMS, CLASS 4 CLAIMS AND CLASS 5 CLAIMS PRIOR TO THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE IS BEING MADE PURSUANT TO

EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING PURSUANT TO SECTION 4(A)(2) THEREOF, AND REGULATION S THEREUNDER AND APPLICABLE UNITED STATES STATE SECURITIES LAWS, AND ONLY FROM HOLDERS OF SUCH CLAIMS WHO ARE ELIGIBLE HOLDERS.

C.	Voting Deadline

Before voting to accept or reject the Plan, each Holder of a Claim in a Voting Class as of the Voting Record Date (each, a “Voting Holder”) should carefully review the Plan attached to the Disclosure Statement as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan.

All Voting Holders have been sent a ballot to vote to accept or reject the Plan (the “Ballot”) together with this Disclosure Statement. Such Voting Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

Each Ballot also provides Voting Holders with the ability to opt out of certain of the releases contained in the Plan. To the extent a Voting Holder wishes to opt out of the identified releases, the Voting Holder must check the box on the Ballot indicating such Voting Holder is electing to opt out of the releases and follow the instructions on the applicable Ballot to properly submit their elections.

The Debtors have engaged Epiq Corporate Restructuring, LLC as their Solicitation Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT OR A MASTER BALLOT CAST ON YOUR BEHALF MUST BE RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M. (CENTRAL TIME) ON AUGUST 22, 2025, UNLESS EXTENDED BY THE DEBTORS.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE SOLICITATION AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE SOLICITATION AGENT AT:

E-mail: balloting@epiqglobal.com (with a reference to “Wolfspeed Solicitation Inquiry” in the subject line)

Additional copies of this Disclosure Statement, the Plan, and the Plan Supplement (when filed) are available upon written request made to the Solicitation Agent, at the e-mail address set forth immediately above or at the following address:

Wolfspeed, Inc.

c/o Epiq Ballot Processing Center

10300 SW Allen Boulevard

Beaverton, OR 97005

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. OTHER THAN A CLASS 3 MASTER BALLOT OR A CLASS 4 MASTER BALLOT, ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED. THE DEBTORS, IN THEIR SOLE DISCRETION, MAY REQUEST THAT THE SOLICITATION AGENT ATTEMPT TO CONTACT SUCH VOTERS TO CURE ANY SUCH DEFECTS IN THE BALLOTS. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

D.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot to Voting Holders in Class 3, Class 4, and Class 5. Voting Holders in Class 3, Class 4, and Class 5 who have not received a Ballot should contact the Solicitation Agent.

Voting Holders in Class 3, Class 4, and Class 5 should provide all of the information requested by the Ballot, and should complete and return all Ballots in accordance with the instructions provided.

1.	Miscellaneous

All Ballots must be signed by the Voting Holder, or any person who has obtained a properly completed Ballot proxy from the Voting Holder by the Voting Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. Other than Class 3 Master Ballots or Class 4 Master Ballots, any Ballot marked to both accept and reject the Plan will not be counted. If a Voting Holder returns more than one Ballot voting different claims, and the Ballots are not voted in the same manner, and the Ballots are not corrected before the Voting Deadline, those Ballots will not be counted. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.

The Ballots provided to Voting Holders will reflect the principal amount of such Voting Holder’s Claim; however, when tabulating votes, the Solicitation Agent may adjust the amount of such Voting Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite votes for acceptance have been received, only the claims of Voting Holders who actually vote will be counted. The failure of a Voting Holder to timely deliver a duly executed Ballot to the Solicitation Agent will be deemed to constitute an abstention by such Voting Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Solicitation Agent before the Voting Deadline, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

2.	Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Voting Holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, the Solicitation, and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article X therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

3.	Change of Vote

Any party who has previously submitted to the Solicitation Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Solicitation Agent prior to the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan, as applicable.

E.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of ballots will be determined by the Solicitation Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all ballots submitted by any of their respective Voting Parties not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.	Notice of Non-Voting Status

Holders of Claims in Class 1, Class 2, Class 6, and Class 9 are Unimpaired and presumed to accept the Plan. Holders of Claims in Class 7 and Interests in Class 8 are either Unimpaired and presumed to accept the Plan or Impaired and deemed to reject the Plan.15 Holders of Interests in Class 10 are Impaired and deemed to reject the Plan. Accordingly, Holders of Claims and Interests in Classes 1, 2, 6, 9, and 10 will receive a notice informing them of their non-voting status (the “Notice of Non-Voting Status”). The Debtors are requesting a waiver of any requirement to provide Holders of Claims and Interests in Classes 7 and 8 a Notice of Non-Voting Status.

G.	Release Opt-Out Form

Together with the Notice of Non-Voting Status, Holders of Claims and Interests in Classes 1, 2, 6, 9 and 10 will receive a form to complete and return if the party elects to opt out of the releases contemplated by the Plan (“Release Opt-Out Form”). To the extent a Holder of Claims and Interests in Class 1, 2, 6, 9 and 10 wishes to elect to opt-out of the releases, such Holder must return the Release Opt-Out Form, with the box checked indicating such Holder is electing to opt-out of the releases, to the Solicitation Agent before 5:00 p.m. (prevailing Central Time) on August 22, 2025. The Debtors are requesting a waiver of any requirement to provide Holders of Claims and Interests in Classes 7 and 8 a Release Opt-Out Form.

H.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Solicitation Agent.

XI.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must (i) be in writing; (ii) conform to the applicable Bankruptcy Rules and the Bankruptcy Local Rules; (iii) set forth the name of the objecting party, the basis for the objection, and the specific grounds thereof;

[15]

The Debtors have asked the Bankruptcy Court to waive the bankruptcy notice requirement with respect to Class 7 – Intercompany Claims and Class 8 – Intercompany Interests to relieve the Debtors of the need to serve a Notice of Non-Voting Status or any other type of notice in connection with the Plan on holders of such Claims and Interests.

(iv) include proposed language that if included in the Plan would remedy the matters set forth in the objection; and (v) be filed with the Court, together with proof of service. In addition to being filed with the Court, any such responses or objections must be served on the following parties so as to be received by August 22, 2025 at 5:00 p.m. (prevailing Central Time):

(a)	Debtors at

Wolfspeed, Inc.,

4600 Silicon Drive, Durham, NC 27703

Attn: Melissa Garrett [***]

(b)	Counsel to Debtors at

Latham & Watkins LLP

1271 Avenue of the Americas, New York, New York 10020

Attn:	Ray C. Schrock (Ray.Schrock@lw.com)

Alexander W. Welch (Alex.Welch@lw.com)

Keith A. Simon Attn: (Keith.Simon@lw.com)

Eric L. Einhorn (Eric.Einhorn@lw.com)

and

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200, Houston, Texas 77002

Attn:	Timothy A. (“Tad”) Davidson II (TadDavidson@hunton.com)

Ashley L. Harper (AshleyHarper@hunton.com)

Philip M. Guffy (PGuffy@hunton.com)

(c)	Office of U.S. Trustee at

Office of the United States Trustee for the Southern District of Texas 515 Rusk Street,

Suite 3516, Houston, Texas 77002

Attn:	Jayson B. Ruff (Jayson.b.ruff@usdoj.gov)

Andrew Jimenez (Andrew.jimenez@usdoj.gov)

(d)	Counsel to Ad Hoc 26s/28s/29s Noteholder Group at

Ropes & Gray LLP

1211 Avenue of the Americas, New York, New York 10036

Attn:	Ryan P. Dahl (Ryan.Dahl@ropesgray.com)

Matthew M. Roose (Matthew.Roose@ropesgray.com)

Sam Badawi (Sam.Badawi@ropesgray.com)

and

Vinson & Elkins LLP

845 Texas Tower, Suite 4700, Houston, Texas 77002

Attn:	Paul E. Heath (pheath@velaw.com)

Elias M. Medina (emedina@velaw.com)

(e)	Counsel to Senior Secured Noteholders at

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Sixth Avenue, New York, New York 10019

Attn:	Ken Ziman (Kziman@paulweiss.com)

Kyle Kimpler (Kkimpler@paulweiss.com)

Stephanie P. Lascano (Slascano@paulweiss.com)

Tyler F. Zelinger (Tzelinger@paulweiss.com)

and

Porter Hedges LLP

1000 Main Street, 36th Floor, Houston, Texas 77002

Attn:	John F. Higgins (jhiggins@porterhedges.com)

M. Shane Johnson (sjohnson@porterhedges.com)

Megan Young-John (myoung-john@porterhedges.com)

James A. Keefe (jkeefe@porterhedges.com)

(f)	Counsel to Renesas at

Kirkland & Ellis LLP

601 Lexington Avenue, New York, New York 10022

Attn:	Steven N. Serajeddini (Steven.Serajeddini@kirkland.com)

Yusuf Salloum (Yusuf.Salloum@kirkland.com)

Claire Stephens (Claire.Stephens@kirkland.com)

IF AN OBJECTION TO CONFIRMATION IS NOT TIMELY SERVED AND FILED

BY AUGUST 22, 2025 AT 5:00 P.M. (PREVAILING CENTRAL TIME), IT MAY NOT

BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

i.	Requirements of Section 1129(a) of Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied, including whether:

(a)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(b)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(c)	the Plan has been proposed in good faith and not by any means forbidden by law;

(d)

any payment made or promised by the Debtors, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(e)

the Debtors have disclosed, to the extent known, the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(f)

with respect to each Class of Claims or Interests, each holder of an Impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(g)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Plan or is not impaired under the Plan;

(h)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims, Other Priority Claims, and Priority Tax Claims will be paid in full or receive such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code;

(i)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(j)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(k)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

As provided above, among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

ii.	Acceptance of Plan

Under the Bankruptcy Code, a class accepts a chapter 11 plan if (i) holders of two-thirds (2/3) in amount and (ii) with respect to holders of claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the plan. Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the plan.

If any impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if at least one Class of Claims has accepted the Plan and, as to each Impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cramdown” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to a dissenting class, if any, the test sets different standards that must be satisfied for the plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the Plan, property of a value, as of the effective date of the Plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

iii.	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either: (a) accept the plan; or (b) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a bankruptcy court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

Under the Plan, all holders of Impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. This conclusion is based primarily on: (a) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Interests; and (b) the Liquidation Analysis attached hereto as Exhibit D.

Any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit D is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

iv.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the consolidated financial projections for the Reorganized Debtors (collectively with the reserve information, development of schedules, and financial information, the “Financial Projections”) for fiscal years 2026 through 2029. The Financial Projections, and the assumptions on which they are based, are attached hereto as Exhibit E. Based upon such Financial Projections, the Debtors conclude they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Moreover, Article IX hereof sets forth certain risk factors that could impact the feasibility of the Plan.

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated on or prior to September 30, 2025 (the “Effective Date”). Any significant delay in the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to parties in interest after the Confirmation Date or otherwise make such information public. In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors, with the assistance of their professionals, to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by business, industry, regulatory, market and financial uncertainties and contingencies, and a variety of other factors.

Consequently, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to material business, economic, and other uncertainties. Therefore, such Financial Projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement, the Plan, and the Plan Supplement, in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto).

XII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either (i) a reorganization and continuation of the Debtors’ business or (ii) an orderly liquidation of their assets. The Debtors, however, believe that the Plan, as described herein, enables their stakeholders to realize the most value under the circumstances. In addition, if the Plan is not confirmed pursuant to the terms of the Restructuring Support Agreement, the Consenting Creditors have the right to terminate the Restructuring Support Agreement (and all obligations thereunder) either in its entirety or as to themselves only, as applicable.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Allowed Claims in Class 3 would be entitled to credit bid on any property to which their security interest is attached to the extent of the value of such security interest, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by Holders of Claims in Class 3 would attach to the proceeds of any sale of the Debtors’ assets to the extent of their secured interests therein. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for the holders of Claims and Interests under the Plan.

C.	Liquidation under Chapter 7 of Bankruptcy Code

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

XIII.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 3, 4 and 5 to vote in favor thereof.

Dated: June 27, 2025

 Wilmette, Illinois

Respectfully submitted, Wolfspeed, Inc. and
Wolfspeed Texas LLC

By:	/s/ Daniel Hugo
Name:	Daniel Hugo
Title:	Deputy Chief Restructuring Officer

[Signature Page for Disclosure Statement for Joint Prepackaged Chapter 11 Plan of

Reorganization of Wolfspeed, Inc. and its Debtor Affiliate]

Exhibit A

Plan

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25-_______ (____)
:
Debtors.[1]	:	(Joint Administration Requested)
:
x

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR AFFILIATE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No.	Ray C. Schrock (NY Bar No. 4860631)
24012503)	Alexander W. Welch (NY Bar No. 5624861)
Ashley L. Harper (Texas Bar No. 24065272)	Keith A. Simon (NY Bar No. 4636007)
Philip M. Guffy (Texas Bar No. 24113705)	Eric L. Einhorn (NY Bar No. 5568845)
600 Travis Street, Suite 4200	1271 Avenue of the Americas
Houston, TX 77002	New York, NY 10020
Telephone: (713) 220-4200	Telephone: (212) 906-1200
Email: taddavidson@hunton.com	Email: ray.schrock@lw.com
ashleyharper@hunton.com	alex.welch@lw.com
pguffy@hunton.com	keith.simon@lw.com
eric.einhorn@lw.com
Proposed Counsel for the Debtors
and Debtors in Possession

Dated: June 27, 2025
Houston, Texas

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

i

ARTICLE V. MEANS FOR IMPLEMENTATION		33

5.1.	Compromise and Settlement of Claims, Interests, and Controversies	33
5.2.	Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions	34
5.3.	Intercompany Interests; Corporate Reorganization	35
5.4.	New Notes Documents	35
5.5.	New 2L Convertible Notes Rights Offering	36
5.6.	Section 1145 Exemption	36
5.7.	Disposition Agreement	38
5.8.	Renesas Warrants; Settlement of Warrants and New Renesas 2L Takeback Convertible Notes	39
5.9.	Cancellation of Existing Securities and Agreements	39
5.10.	Cancellation of Liens; Existing Equity Interests, and other Interests	40
5.11.	Officers and Boards of Directors	41
5.12.	Incentive Plans	41
5.13.	Authorization, Issuance, and Delivery of Plan Securities	41
5.14.	Regulatory Approvals	42
5.15.	Nonconsensual Confirmation	42
5.16.	Resale & Registration Rights	42
5.17.	Closing of the Chapter 11 Cases	43
5.18.	Notice of Effective Date	43
5.19.	Separate Plans	43

ARTICLE VI. DISTRIBUTIONS		43

6.1.	Distributions Generally	43
6.2.	Distribution Record Date	43
6.3.	Date of Distributions	44
6.4.	Delivery of Distributions to Senior Secured Notes and Convertible Notes.	44
6.5.	Distribution Agent	45
6.6.	Rights and Powers of Distribution Agent	45
6.7.	Expenses of Distribution Agent	45
6.8.	No Postpetition Interest	45
6.9.	Delivery of Distributions	46
6.10.	Distributions as of Effective Date	46
6.11.	Unclaimed Property	46
6.12.	Time Bar to Cash Payments	46
6.13.	Manner of Payment under Plan	46
6.14.	Satisfaction of Claims	47
6.15.	Fractional Stock	47
6.16.	Minimum Cash Distributions	47
6.17.	Setoffs	47
6.18.	Allocation of Distributions Between Principal and Interest	48
6.19.	No Distribution in Excess of Amount of Allowed Claim	48
6.20.	Withholding, Reporting Requirement, and Intended Tax Treatment	48

6.21.		48
6.22.	Release of Contingent Additional Consideration	50
6.23.	Release of Base Consideration & Contingent Additional Consideration.	50

ARTICLE VII. PROCEDURES FOR DISPUTED CLAIMS		50

7.1.	Disputed Claims Generally	50
7.2.	Objections to Claims	51
7.3.	Estimation of Claims	51
7.4.	Disallowance of Claims	52
7.5.	No Distributions Pending Allowance	52
7.6.	Distributions after Allowance	52
7.7.	Claim Resolution Procedures Cumulative	52
7.8.	Single Satisfaction of Claims and Interests	52

ARTICLE VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		52

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	52
8.2.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	54
8.3.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	54
8.4.	Survival of the Debtors’ Indemnification Obligations	54
8.5.	Employee Plans	55
8.6.	Insurance Policies	55
8.7.	Intellectual Property Licenses and Agreements	56
8.8.	Assignment	56
8.9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	56
8.10.	Reservation of Rights	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		57

9.1.	Conditions Precedent to the Effective Date	57
9.2.	Timing of Conditions Precedent	58
9.3.	Waiver of Conditions Precedent	58
9.4.	Effect of Non-Occurrence of the Effective Date	59

ARTICLE X. EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN		59

10.1.	Vesting of Assets in the Reorganized Debtors	59
10.2.	Binding Effect	59
10.3.	Discharge of Claims and Termination of Interests	60
10.4.	Term of Injunctions or Stays	60
10.5.	Permanent Injunction	60
10.6.	Releases	61
10.7.	Exculpation	63

10.8.	Retention of Causes of Action/Reservation of Rights	64
10.9.	Ipso Facto and Similar Provisions Ineffective	64
10.10.	Solicitation of Plan	65
10.11.	Corporate and Limited Liability Company Action	65

ARTICLE XI. RETENTION OF JURISDICTION		65

11.1.	Retention of Jurisdiction	65
11.2.	Courts of Competent Jurisdiction	67

ARTICLE XII. MISCELLANEOUS PROVISIONS		67

12.1.	Payment of Statutory Fees	67
12.2.	Substantial Consummation of this Plan	67
12.3.	Request for Expedited Determination of Taxes	67
12.4.	Exemption from Certain Transfer Taxes	68
12.5.	Amendments	68
12.6.	Effectuating Documents and Further Transactions	68
12.7.	Revocation or Withdrawal of this Plan	69
12.8.	Severability of Plan Provisions	69
12.9.	Governing Law	69
12.10.	Time	69
12.11.	Dates of Actions to Implement this Plan	69
12.12.	Immediate Binding Effect	70
12.13.	Deemed Acts	70
12.14.	Successor and Assigns	70
12.15.	Entire Agreement	70
12.16.	Exhibits to Plan	70
12.17.	Notices	70

JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF WOLFSPEED, INC. AND ITS DEBTOR AFFILIATE

Wolfspeed, Inc. and Wolfspeed Texas LLC (collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A.

Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests herein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. This Plan does not contemplate substantive consolidation of any of the Debtors.

This Plan shall be deemed a motion to approve the good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019, and the terms and conditions set forth in the Restructuring Support Agreement and this Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan before its substantial consummation.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINITIONS AND INTERPRETATION.

A.	Definitions.

The following terms shall have the respective meanings specified below:

1.1 “1L/2L Intercreditor Agreement” means a customary silent second lien intercreditor agreement to be entered into on the Effective Date, among the Reorganized Parent, the New Senior Secured Indenture Trustee, and the New 2L Notes Indenture Trustees.

1.2 “2026 Convertible Notes” means the 1.75% Convertible Senior Notes due May 1, 2026, issued pursuant to the 2026 Notes Indenture.

1.3 “2026 Notes Documents” means the 2026 Notes Indenture, together with the other documents governing the 2026 Convertible Notes.

1.4 “2026 Notes Indenture” means that certain Indenture, dated as of April 21, 2020, by and between Wolfspeed and the 2026 Notes Trustee, as amended or supplemented.

1.5 “2026 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2026 Notes Indenture.

1.6 “2028 Convertible Notes” means the 0.25% Convertible Senior Notes due February 15, 2028, issued pursuant to the 2028 Notes Indenture.

1.7 “2028 Notes Documents” means the 2028 Notes Indenture, together with the other documents governing the 2028 Convertible Notes.

1.8 “2028 Notes Indenture” means that certain Indenture dated as of February 3, 2022, by and between Wolfspeed and the 2028 Notes Trustee, as amended or supplemented.

1.9 “2028 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2028 Notes Indenture.

1.10 “2029 Convertible Notes” means the 1.875% Convertible Senior Notes due December 1, 2029, issued pursuant to the 2029 Notes Indenture.

1.11 “2029 Notes Documents” means the 2029 Notes Indenture, together with the other documents governing the 2029 Convertible Notes.

1.12 “2029 Notes Indenture” means that certain Indenture, dated as of November 21, 2022, by and between Wolfspeed and the 2029 Notes Trustee, as amended or supplemented.

1.13 “2029 Notes Trustee” means U.S. Bank Trust Company, National Association or any successor trustee duly appointed under the terms of the 2029 Notes Indenture.

1.14 “510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates or any agreements related or ancillary to such agreement for the purchase or sale of Securities of the Debtors or any of their Affiliates.

1.15 “Ad Hoc 26s/28s/29s Noteholder Group” means that certain ad hoc group of Holders of 2026 Convertible Notes Claims, 2028 Convertible Notes Claims, and 2029 Convertible Notes Claims represented by the Ad Hoc 26s/28s/29s Noteholder Group Advisors.

1.16 “Ad Hoc 26s/28s/29s Noteholder Group Advisors” means (a) Ropes & Gray LLP, as counsel to the Ad Hoc 26s/28s/29s Noteholder Group, (b) Ducera Partners LLC, as financial advisor and investment banker to the Ad Hoc 26s/28s/29s Noteholder Group, (c) Vinson & Elkins LLP as local counsel to the Ad Hoc 26s/28s/29s Noteholder Group, and (d) such other professional advisors as are retained by the Ad Hoc 26s/28s/29s Noteholder Group with the prior written consent of the Debtors, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.17 “Ad Hoc Senior Secured Group” means that certain ad hoc group of Holders of Senior Secured Notes Claims and Holders of Commitment Fee Claims represented by the Ad Hoc Senior Secured Group Advisors.

1.18 “Ad Hoc Senior Secured Group Advisors” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Ad Hoc Senior Secured Group, (b) Moelis & Company as financial advisor and investment banker to the Ad Hoc Senior Secured Group, (c) Porter Hedges LLP as local counsel to the Ad Hoc Senior Secured Group, and (d) such other professional advisors as are retained by the Ad Hoc Senior Secured Group with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.19 “Additional Approvals” are regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions that are not identified by Renesas and of which the Debtors are not notified within thirty (30) calendar days following the effective date of the Restructuring Support Agreement.

1.20 “Additional Notes Purchase Agreement” means that certain Note Purchase Agreement, dated as of October 11, 2024, among Wolfspeed, as the Issuer, the subsidiary guarantors party thereto, and the purchasers listed in Schedule I thereto, as Purchasers (as defined therein).

1.21 “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (ii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code. For the avoidance of doubt, the Backstop Premium shall be deemed an Administrative Claim.

1.22 “Affiliate” shall, with respect to an Entity, have the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

1.23 “Allowed” means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Effective Date, or (ii) as to which any

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objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.24 “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other federal, state, or foreign (including multilateral or multinational) law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger, acquisition, or anti-competitive conduct, and any similar foreign investment laws.

1.25 “As Converted Equity Value” means Reorganized Parent’s total enterprise value, minus the sum of Reorganized Parent’s net debt (calculated by subtracting total cash balance from total debt) incurred pursuant to the New Senior Secured Notes and New 2L Takeback Notes.

1.26 “Asset” means all rights, title, and interests of the Debtors or Reorganized Debtors, as applicable, in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible, and intangible property.

1.27 “Avoidance Action” means any and all actual or potential avoidance, recovery, subordination, or similar actions or remedies that may be brought by or on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action was commenced prior to the Effective Date.

1.28 “Backstop Agreement” means the Rights Offering Backstop Commitment Agreement, dated as of June 22, 2025, by and among the Debtors and the Backstop Parties, including all exhibits, annexes, and schedules attached thereto (as may be amended, supplemented or modified from time to time and including in accordance with the terms thereof), pursuant to which the Backstop Parties committed to purchase and backstop, as applicable, 100% of the New 2L Convertible Notes Rights Offering Amount, at the Purchase Price, in exchange for the Backstop Premium.

1.29 “Backstop Holdback Allocation” means 20.0% of the New 2L Convertible Notes Rights Offering Amount to be issued by Wolfspeed pursuant to the New 2L Convertible Notes Rights Offering, which shall be reserved exclusively for, and sold to, the Backstop Parties (including, for the avoidance of doubt, the Initial Backstop Parties), at the Purchase Price.

1.30 “Backstop Order” means any order of the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Agreement and other related documents and procedures, including approving and authorizing the Backstop Premium, including as an Administrative Claim, which may be the Rights Offering Procedures Order or the Confirmation Order.

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1.31 “Backstop Parties” means the Commitment Parties (as defined in the Backstop Agreement).

1.32 “Backstop Premium” means a non-refundable premium equal to $30.25 million in the aggregate, paid in the form of additional New 2L Convertible Notes to the Backstop Parties in accordance with the allocation set forth in Section 1.2(c)(ii) of the Backstop Agreement.

1.33 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.34 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Cases.

1.35 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

1.36 “Base Consideration” means, collectively, (a) the New Renesas 2L Takeback Convertible Notes; (b) 38.7%2 of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants); and (c) the Renesas Warrants.

1.37 “Base Consideration Proceeds” means the Cash proceeds from (i) the sale of New Common Stock included in the Base Consideration (including, for the avoidance of doubt (x) the New Common Stock allocated for the Base Consideration, (y) the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes, and (z) the New Common Stock underlying the Renesas Warrants), and (ii) any interest paid on the New Renesas 2L Takeback Convertible Notes from the Effective Date until such sale, as well as any repayment made before such sale.

1.38 “Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

1.39 “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

1.40 “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, Disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal Securities laws).

[2]	Subject to adjustment based on final claims reconciliation as of the Petition Date.

4

Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any Avoidance Actions.

1.41 “CFIUS” means the Committee on Foreign Investment in the United States including any U.S. government agency acting in its capacity as a member agency thereof.

1.42 “CFIUS Approval” means that any of the following shall have occurred: (a) CFIUS has concluded that the transactions contemplated by this Plan are not “covered transactions” and are not subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the CFIUS joint voluntary notice provided pursuant to the DPA with respect to the transactions contemplated by this Plan, and has concluded all action under the DPA; or (c) if CFIUS has sent a report to the President requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (ii) having received a report from CFIUS requesting the President’s decision, the President has announced a decision not to take any action pursuant to the DPA to suspend or prohibit the consummation of the transactions contemplated hereby.

1.43 “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

1.44 “Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

1.45 “Class” means any group of Claims or Interests classified as set forth in Article III of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.46 “Collateral” means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable non-bankruptcy law, and any Security as such term is defined in section 101(49) of the Bankruptcy Code.

1.47 “Commitment Fee Amount” means Cash in an amount equal to $15,500,000, which is 50% of the aggregate amount of the Commitment Termination Trigger Date Commitment Fee calculated with June 23, 2025 being the Commitment Termination Trigger Date.

1.48 “Commitment Fee Claim” means any Claim arising under the Additional Notes Purchase Agreement.

1.49 “Commitment Termination Trigger Date” has the meaning ascribed to such term in the Additional Notes Purchase Agreement.

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1.50 “Commitment Termination Trigger Date Commitment Fee” has the meaning ascribed to such term in the Additional Notes Purchase Agreement.

1.51 “Conditions Precedent” has the meaning set forth in Article IX of this Plan.

1.52 “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

1.53 “Confirmation Date” means the date upon which Confirmation occurs.

1.54 “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.55 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.56 “Consenting Convertible Noteholders” means the Holders of Convertible Notes Claims that are party to the Restructuring Support Agreement as “Consenting Convertible Noteholders” thereunder.

1.57 “Consenting Creditors” means, collectively, the Consenting Senior Secured Noteholders, the Consenting Convertible Noteholders, Renesas, and any other person who executes or is required to execute a joinder to the Restructuring Support Agreement pursuant to Section 8.16 thereof.

1.58 “Consenting Senior Secured Noteholders” means the Holders of Senior Secured Notes Claims that are party to the Restructuring Support Agreement as “Consenting Senior Secured Noteholders” thereunder.

1.59 “Consideration Shares” means, collectively, the New Common Stock included in the Base Consideration and the Contingent Shares.

1.60 “Contingent Additional Consideration” means, collectively, (a) the Contingent Cash; (b) the Incremental New 2L Takeback Notes; (c) the Contingent Shares; and (d) the Renesas Warrants Term Extension.

1.61 “Contingent Additional Consideration Proceeds” means the Cash proceeds from the sale of the Contingent Additional Consideration, as applicable.

1.62 “Contingent Cash” means $15,000,000 Cash, which is to be held pursuant to the Contingent Cash Escrow Agreement at the Debtors’ or Reorganized Debtors’ (as applicable) expense until the Regulatory Trigger Deadline or such other time as provided in the Restructuring Support Agreement.

1.63 “Contingent Cash Escrow Agreement” means the agreement for the escrow in which the Contingent Cash shall be held, if applicable, which shall be subject to the consent rights in the Restructuring Support Agreement regarding the Renesas Contingent Documentation (as defined in the Restructuring Support Agreement).

1.64 “Contingent Consideration Term Sheet” means that certain term sheet attached as Exhibit 1 to the restructuring term sheet attached to the Restructuring Support Agreement.

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1.65 “Contingent Shares” means 2.0% of the New Common Stock, which otherwise would be allocated for distribution to Holders of Existing Equity interests as of the Effective Date, which shall be subject to dilution from the conversion of the New 2L Convertible Notes, the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants.

1.66 “Convertible Notes” means, collectively, the 2026 Convertible Notes, the 2028 Convertible Notes, and the 2029 Convertible Notes.

1.67 “Convertible Notes Claim” means any Claim on account of the Convertible Notes or otherwise arising under the Convertible Notes Indentures, including accrued but unpaid interest thereon through the Petition Date.

1.68 “Convertible Notes Indentures” means, collectively, the 2026 Notes Indenture, the 2028 Notes Indenture, and the 2029 Notes Indenture.

1.69 “Convertible Notes Trustees” means, collectively, the 2026 Notes Trustee, the 2028 Notes Trustee, and the 2029 Notes Trustee.

1.70 “Corporate Governance Documents” means, with respect to any Person other than a natural person, the organizational and corporate governance documents for each such Person including limited liability company agreements, operating agreements, certificates of incorporation, certificates of formation, certificates of limited partnership, articles of organization (or equivalent organizational documents), warrant agreements, certificates of designation for preferred stock or other forms of preferred equity, by-laws, partnership agreements, shareholders’ agreements, members’ agreement, or equivalent governing documents.

1.71 “CRD” means that certain Unsecured Customer Refundable Deposit Agreement, dated as of July 5, 2023, and as amended to date, by and between Wolfspeed and Renesas.

1.72 “CRD Loans” means the term loans in an aggregate amount of $2,127,009,166.67 (including accrued and unpaid interest as of the Petition Date) made by Renesas to Wolfspeed pursuant to the CRD.

1.73 “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.74 “D&O Policy” means, collectively, all insurance policies (including any “tail policy”) issued or providing coverage to any of the Debtors for current or former directors’, managers’, and officers’ liability, and all agreements, documents, or instruments related thereto.

1.75 “Debtor” or “Debtors” has the meaning set forth in the introductory paragraph of this Plan.

1.76 “Debtor Release” means the releases set forth in Article 10.6(a).

1.77 “Debtors in Possession” means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.”

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1.78 “Definitive Documents” means, collectively, all documents and agreements governing the Restructuring Transactions and shall include all documents necessary or reasonably desirable to implement the Restructuring Transactions, including, but not limited to: (a) this Plan and the supplement thereto, including, without limitation, any schedules of assumed or rejected contracts; (b) the Disclosure Statement and the Solicitation Materials and exhibits related thereto; (c) the order of the Bankruptcy Court approving such disclosure statement and solicitation procedures in connection thereto; (d) the Confirmation Order; (e) the Backstop Order (if applicable); (f) the New 2L Notes Indentures and New 2L Notes Documents; (g) the New Corporate Governance Documents; (h) the Incentive Plans; (i) the Backstop Agreement and other Rights Offering Documents; (j) the New Senior Secured Notes Indenture and New Senior Secured Notes Documents; (k) the Intercreditor Agreements; (l) the Renesas Warrants; (m) the First Day Orders and Second Day Orders (as defined in the Restructuring Support Agreement); (n) the Investor Rights Agreement; (o) the Registration Rights Agreement; (p) the Disposition Agreement; (q) all other Renesas Contingent Documentation (as defined in Restructuring Support Agreement); (r) the Restructuring Transactions Exhibit, if any; (s) the Cash Collateral Order; (t) the Contingent Cash Escrow Agreement; and (u) all other material pleadings and/or other material documents filed with the Bankruptcy Court in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any procedural notices or similar filings and related documents are not Definitive Documents.

1.79 “Designated Employee Contracts” means those contracts identified by the Debtors and as agreed to in writing by the Required Consenting Convertible Noteholders, subject to the consent of Renesas (which consent shall not be unreasonably withheld).

1.80 “Direction Letter” has the meaning ascribed to such term in Article 5.8.

1.81 “Disallowed” means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

1.82 “Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.83 “Disposition Agreement” means, if applicable, and together with any necessary ancillary related documentation, an agreement entered into on the Effective Date between Reorganized Parent and Renesas, granting, in accordance with the Restructuring Support Agreement, Renesas designation rights regarding the disposition of, and right to the Base Consideration Proceeds and, if applicable, Contingent Additional Consideration Proceeds after the Regulatory Trigger Deadline.

1.84 “Disputed” means with respect to a Claim, (a) any Claim, which is disputed under Article 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be timely and proper but as to which no such Proof of Claim was Filed; (c) any Claim that is listed in the Schedules, if any are Filed, as unliquidated, contingent, or disputed, and as to which no request for payment or Proof of Claim has been Filed; or (d) any Claim that is otherwise disputed by any of the Debtors or the Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

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1.85 “Distribution Agent” means any Entity (including any applicable Debtor or Reorganized Debtor, as applicable, if it acts in such capacity) in its capacity as a Distribution Agent under Article VI of this Plan.

1.86 “Distribution Event” means the event of Renesas not obtaining the Regulatory Approvals on or prior to the Effective Date.

1.87 “Distribution Record Date” means (a) the date that is fifteen (15) days prior to the anticipated Effective Date of this Plan, or such other time as designated by the Debtors or (b) with respect to Holders of Commitment Fee Claims, a date prior to the Effective Date as agreed between the Debtors and the Required Consenting Senior Secured Noteholders; provided, that, notwithstanding anything to the contrary herein, the Distribution Record Date shall not apply to any publicly held securities held in the name of, or by a nominee of, DTC (including, without limitation, the Senior Secured Notes and the Convertible Notes), as to which distributions may be made in accordance with the applicable procedures of DTC.

1.88 “DPA” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4565), as amended, and all rules and regulations thereunder.

1.89 “DTC” means The Depository Trust Company.

1.90 “Effective Date” means the date on which (i) no stay of the Confirmation Order is in effect and (ii) each of the conditions precedent set forth in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX, and (iii) the Debtors File a notice declaring the Plan effective. Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

1.91 “Effective Date Cash Payment” means an amount of Cash necessary to effectuate the redemption of $250,000,000 in principal amount of outstanding Senior Secured Notes at a redemption price of 109.875% of the principal amount thereof plus accrued and unpaid interest thereon.

1.92 “ELOC/ATM Programs” has the meaning given to it in the Disposition Agreement.

1.93 “ELOC/ATM Programs Termination Date” shall have the meaning given to it in the Disposition Agreement.

1.94 “Employee Plans” means the employment agreements and severance policies, and all employment, compensation and benefit plans, policies, workers’ compensation programs, savings plans, deferred compensation plans, retirement plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and programs of the Debtors applicable to any of its employees and retirees, in each case existing as of the Effective Date.

1.95 “Entity” means an individual, corporation, partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

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1.96 “Equity Recovery” means 5.0% of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced to 3.0% of the New Common Stock as of the Effective Date (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).

1.97 “Estate” or “Estates” means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.98 “Exculpated Parties” means each of the following in their capacities as such and, in each case, to the maximum extent permitted by law: the Debtors and their Estates.

1.99 “Executory Contract” means a contract to which one or more Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.100 “Existing Equity Interest” means any common stock in Wolfspeed that is issued and outstanding as of the Petition Date.

1.101 “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

1.102 “Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

1.103 “General Unsecured Claim” means any prepetition Claim against the Debtors, including any Claim held by a trade creditor or employee, that is not an Administrative Claim (including the Backstop Premium), Priority Tax Claim, Other Secured Claim, Other Priority Claim, Senior Secured Notes Claim, Commitment Fee Claim, Convertible Notes Claim, Renesas Claim, or Intercompany Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code, or other Claim paid in full prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court.

1.104 “Governmental Unit” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

1.105 “Holder” means any Entity that is the record or beneficial owner of any Claim or Interest, including any nominees, investment managers, investment advisors, sub-advisors, or managers of funds or discretionary accounts that hold, or trustees of trusts that hold, any Claim or Interest.

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1.106 “Impaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.107 “Incentive Plans” means, collectively, the Management Incentive Plan and the Long-Term Incentive Plan.

1.108 “Incremental New 2L Takeback Notes” means New 2L Takeback Notes in an amount equal to $15,000,000.

1.109 “Indemnification Obligation” means, collectively, any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify all current officers, directors, agents or employees, in each case solely in their capacity as such, employed by the Debtors on and/or after the Petition Date.

1.110 “Initial Backstop Parties” means those certain Backstop Parties entitled to the Initial Backstop Parties’ Premium pursuant to the terms of the Backstop Agreement.

1.111 “Initial Backstop Parties’ Premium” means 20.0% of the New 2L Convertible Notes Rights Offering Amount to be issued by the Reorganized Parent pursuant to the New 2L Convertible Notes Rights Offering, which shall be reserved exclusively for, and sold to, the Initial Backstop Parties at the Purchase Price.

1.112 “Initial MIP Grant” means the schedule of initial grants of New Common Stock issued pursuant to the Management Incentive Plan equivalent to approximately $40 million in value for the senior leadership team and other key employees. For the Initial MIP Grants, approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents at Plan Equity Value and approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents based on an equity value calculated using the 45-day VWAP of the New Common Stock following the earlier of (i) the Effective Date or (ii) the first trading day of the New Common Stock following the date thereof.

1.113 “Initial MIP Reserve” means an additional pool of New Common Stock equivalent to approximately $21 million in value to be reserved for future grants under the Management Incentive Plan, with all other terms to be determined by the New Board.

1.114 “Insured Claim” means any Claim or portion of a Claim that is, or may be, insured under any insured policy.

1.115 “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

1.116 “Intercompany Interest” means any Interest in a Debtor held by another Debtor.

1.117 “Intercreditor Agreements” means, collectively, the 1L/2L Intercreditor Agreement and the Pari Passu Intercreditor Agreement, which shall each provide, among other things, that the New Senior Secured Indenture Trustee will hold any pledged Collateral, deposit accounts, and securities accounts as gratuitous bailee or agent for the Holders of the New 2L Notes.

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1.118 “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

1.119 “Investor Rights Agreement” means the investor rights agreement to be entered into between the Reorganized Parent and Renesas with respect to its selection of a member of the board of the Reorganized Parent and certain common equity interest rights.

1.120 “IRC” means the United States Internal Revenue Code.

1.121 “IRS” means the Internal Revenue Service of the United States of America.

1.122 “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.123 “Local Bankruptcy Rules” means the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas.

1.124 “Long-Term Incentive Plan” means the incentive plan to be adopted by Reorganized Parent, which shall reserve a pool of shares of New Common Stock for a broader employee group for fiscal year 2026 and fiscal year 2027 (collectively not to exceed 5.0% of all issued and outstanding shares of New Common Stock, assuming all New 2L Convertible Notes are treated as having converted into New Common Stock, and subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants), with (i) $26.6 million in value of New Common Stock reserved for fiscal year 2026 and (ii) $27.5 million in value of New Common Stock reserved for fiscal year 2027; provided, that all other terms of the Long-Term Incentive Plan, including vesting schedule and allocations, shall be determined by the New Board.

1.125 “Management Incentive Plan” means the management incentive plan to be adopted by the New Board, which plan shall reserve for officers and other key employees of the Reorganized Parent of ten percent (10%) of New Common Stock as of the Effective Date on a pro forma basis (assuming all New 2L Convertible Notes are treated as having converted into New Common Stock on such date, and is subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants) which shall include the Initial MIP Grants and the Initial MIP Reserve. Other than with respect to the Initial MIP Grants to the Company’s Chief Executive Officer and Chief Operating Officer, which shall be made consistent with the agreements previously entered into with each, all other terms of the Management Incentive Plan, including restricted stock unit and performance stock unit split, vesting schedules, allocations and performance metrics, shall be determined by the New Board; provided, that for the Initial MIP Grants, (i) performance stock units shall be capped at 70% of the Initial MIP Grants; (ii) with respect to performance stock vesting metrics, it shall be based on relative total shareholder return comparing (a) the stock performance of the Reorganized Parent from the 45-day VWAP of the New Common Stock following the Effective Date or the first trading day of the New Common Stock following the date thereof to (b) the performance of a peer group approved by the New Board over the period; and (iii) restricted stock unit time-based vesting shall be no longer than four (4) years.

1.126 “NASDAQ” means the Nasdaq Stock Exchange.

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1.127 “New 2L Convertible Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New 2L Convertible Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Reorganized Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New 2L Takeback Notes Indenture and subject to the Intercreditor Agreements; (iii) on the same terms (with respect to restrictive covenants (except for the reporting and merger covenants, which shall be substantially consistent with the Convertible Notes Indentures) and security) as the New 2L Takeback Notes; (iv) in an aggregate principal amount equal to $331,375,000, of which $301,125,000 will be issued on account of new money in the New 2L Convertible Notes Rights Offering at a discount to face amount reflecting a purchase price of 91.3242% of the principal amount thereof, and of which an aggregate principal amount $30,250,000 will be issued on account of the Backstop Premium; (v) with an interest rate of 2.5%, payable in Cash semi-annually; (vi) convertible for New Common Stock at an assumed aggregate As Converted Equity Value of $1,000,000,000; and (vii) with other certain terms and conditions consistent with the Restructuring Support Agreement.

1.128 “New 2L Convertible Notes Documents” means, collectively, the New 2L Convertible Notes Indenture and the other documents governing the New 2L Convertible Notes.

1.129 “New 2L Convertible Notes Indenture” means the indenture governing the New 2L Convertible Notes.

1.130 “New 2L Convertible Notes Indenture Trustee” means the indenture trustee under the New 2L Convertible Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New 2L Convertible Notes.

1.131 “New 2L Convertible Notes Rights” means rights to purchase New 2L Convertible Notes in an aggregate principal amount up to the New 2L Convertible Notes Rights Offering Amount at the Purchase Price; provided, that (a) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Initial Backstop Parties’ Premium and (b) New 2L Convertible Notes in an amount equal to 20% of the New 2L Convertible Notes Rights Offering Amount shall be reserved exclusively for the Backstop Holdback Allocation.

1.132 “New 2L Convertible Notes Rights Offering” means a rights offering open to all Holders of Convertible Notes Claims, pursuant to section 1145 of the Bankruptcy Code, to be consummated by the Reorganized Parent on the Effective Date in accordance with the Rights Offering Documents and this Plan, pursuant to which the Reorganized Parent shall issue the New 2L Convertible Notes Rights to subscribe for New 2L Convertible Notes.

1.133 “New 2L Convertible Notes Rights Offering Amount” means up to $301,125,000 of New 2L Convertible Notes.

1.134 “New 2L Notes” means, collectively, the New 2L Convertible Notes, the New 2L Takeback Notes, and the New Renesas 2L Takeback Convertible Notes.

1.135 “New 2L Notes Documents” means, collectively, the New 2L Convertible Notes Documents, the New 2L Takeback Notes Documents, and the New Renesas 2L Takeback Convertible Notes Documents.

1.136 “New 2L Notes Indentures” means, collectively, the New 2L Convertible Notes Indenture, the New 2L Takeback Notes Indenture, and the New Renesas 2L Takeback Convertible Notes Indenture.

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1.137 “New 2L Notes Indenture Trustees” means, collectively, the New 2L Convertible Notes Indenture Trustee, the New 2L Takeback Notes Indenture Trustee, and the New Renesas 2L Takeback Convertible Notes Indenture Trustee.

1.138 “New 2L Takeback Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New 2L Takeback Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Reorganized Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New Senior Secured Notes Indenture and subject to the Intercreditor Agreements; (iii) in an aggregate principal amount equal to $296,000,000 (subject to adjustment based on final claims reconciliation as of the Petition Date); (iv) with an interest rate of 7.0% if paid in Cash or 12.0% if paid in kind (at the Reorganized Debtors’ sole discretion) payable semi-annually; and (v) with other certain terms and conditions consistent with the Restructuring Support Agreement, including the Renesas Reserve Basket.

1.139 “New 2L Takeback Notes Documents” means, collectively, the New 2L Takeback Notes Indenture and the other documents governing the New 2L Takeback Notes.

1.140 “New 2L Takeback Notes Indenture” means the indenture governing the New 2L Takeback Notes.

1.141 New 2L Takeback Notes Indenture Trustee” means the indenture trustee under the New 2L Takeback Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New 2L Takeback Notes.

1.142 “New Board” means the initial composition of the board of directors or managers of Reorganized Parent.

1.143 New Corporate Governance Documents” means the new Corporate Governance Documents of the Reorganized Debtors, after giving effect to the Restructuring Transactions, as applicable, including any shareholders agreement, limited liability company agreement, or similar document.

1.144 “New Common Stock” means a voting class of equity interests of Reorganized Parent authorized to be issued pursuant to this Plan and the New Corporate Governance Documents, including any authorized but unissued units, shares, or other equity interests of such voting class.

1.145 “New Notes” means, collectively, the New Senior Secured Notes, the New Renesas 2L Takeback Convertible Notes, the New 2L Convertible Notes, and the New 2L Takeback Notes.

1.146 “New Notes Documents” means, collectively, the New Senior Secured Notes Documents and the New 2L Notes Documents.

1.147 “New Renesas 2L Takeback Convertible Notes” means the new notes to be issued by the Reorganized Parent pursuant to the New Renesas 2L Takeback Convertible Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) secured on a second-priority basis by Liens on all of the Debtors’ Assets that secure the New Senior Secured Notes, subject to permitted Liens and certain exceptions consistent with those in the New 2L Convertible Notes and the New 2L Takeback Notes and subject to the Intercreditor Agreements; (iii) on substantially the same terms as the New 2L Convertible Notes, subject to certain exceptions set forth in the Restructuring Support Agreement; (iv) in an aggregate principal amount equal to $204,000,000 (subject to adjustment based on final claims reconciliation as of the Petition Date); (v) with an interest rate of 2.5%, payable semi-annually in Cash; (vi) convertible for New Common Stock for up to twenty-four (24) months following the Effective Date at an assumed aggregate As Converted Equity Value of $1,500,000,000; and (vii) with other certain terms and conditions consistent with the Restructuring Support Agreement.

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1.148 “New Renesas 2L Takeback Convertible Notes Documents” means, collectively, the New Renesas 2L Takeback Convertible Notes Indenture and the other documents governing the New Renesas 2L Takeback Convertible Notes.

1.149 “New Renesas 2L Takeback Convertible Notes Indenture” means the indenture governing the New Renesas 2L Takeback Convertible Notes.

1.150 “New Renesas 2L Takeback Convertible Notes Indenture Trustee” means the indenture trustee under the New Renesas 2L Takeback Convertible Notes Indenture on the Effective Date, in its separate capacities as trustee and collateral agent for the New Renesas 2L Takeback Convertible Notes.

1.151 “New Senior Secured Indenture Trustee” means U.S. Bank Trust Company, National Association, in its separate capacities as trustee and collateral agent for the New Senior Secured Notes.

1.152 “New Senior Secured Notes” means the new senior secured notes to be issued by the Reorganized Parent pursuant to the New Senior Secured Notes Indenture and (i) guaranteed by Wolfspeed Texas; (ii) in an aggregate principal amount equal to the Allowed amount of the Senior Secured Notes Claims as of the Effective Date minus (a) any premium included in the Make-Whole Amount (as defined in the Senior Secured Notes Indenture) arising solely from the acceleration of the Senior Secured Notes on the Petition Date, (b) $250 million of principal amount of Senior Secured Notes redeemed pursuant to the Effective Date Cash Payment plus any accrued and unpaid interest paid thereon pursuant to the Effective Date Cash Payment, and (c) any amounts expressly waived in writing in connection with the Restructuring Transactions; and (iii) on substantially the same terms and conditions as the Senior Secured Notes Indenture, other than certain modifications consistent with the Restructuring Support Agreement.

1.153 “New Senior Secured Notes Documents” means, collectively, the New Senior Secured Notes Indenture and any other documents governing the New Senior Secured Notes, including all related collateral documents.

1.154 “New Senior Secured Notes Indenture” means that certain Indenture governing the New Senior Secured Notes, by and among the Reorganized Parent, Wolfspeed Texas, and the New Senior Secured Indenture Trustee.

1.155 “Non-Debtor Affiliates” means the Debtors’ Affiliates that are not Debtors.

1.156 “Non-Voting Class” means each of Classes 1, 2, 6, 7, 8, 9, and 10.

1.157 “Notes Consideration Shares” means the number of shares into which the New Renesas 2L Takeback Convertible Notes may be converted as if they had a conversion feature in accordance with the Restructuring Support Agreement as of the Effective Date.

1.158 “Notes Trustees” means, collectively, the Convertible Notes Trustees and the Senior Secured Notes Trustee.

1.159 “NYSE” means the New York Stock Exchange.

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1.160 “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

1.161 “Other Secured Claim” means any Secured Claim other than a Senior Secured Notes Claim (but including, for the avoidance of doubt, any Commitment Fee Claim).

1.162 “Pari Passu Intercreditor Agreement” means a pari passu intercreditor agreement to be entered into on the Effective Date, among the Reorganized Parent and the New 2L Notes Indenture Trustees.

1.163 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

1.164 “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

1.165 “Plan” means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to this Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.166 “Plan Equity Value” means the mid-point Reorganized Parent’s total enterprise value set forth in the Disclosure Statement, minus the sum of the Reorganized Parent’s net debt (calculated by subtracting total cash balance from total debt) incurred pursuant to the New Senior Secured Notes, New 2L Takeback Notes, and the New Renesas 2L Takeback Convertible Notes.

1.167 “Plan Securities” means, collectively, the New Notes, the New Common Stock (including New Common Stock issued on account of the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants), the Renesas Warrants, and the New 2L Convertible Notes Rights.

1.168 “Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time through the Effective Date.

1.169 “Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time through the Effective Date. The Plan Supplement Documents will include, without limitation, the following documents: (a) the Incentive Plans; (b) the Intercreditor Agreements; (c) the New Notes Documents; (d) the New Corporate Governance Documents; (e) the identity of the members of the New Board and any officers of the Reorganized Debtors; (f) the Disposition Agreement; (g) the Registration Rights Agreement; (h) the Renesas Warrants Agreement; (i) if applicable, the Restructuring Transactions Exhibit; (j) the Schedule of Rejected Executory Contracts and Unexpired Leases; (k) the Investor Rights Agreement; (l) the Renesas Contingent Documentation; (m) the Contingent Cash Escrow Agreement; and (l) the Schedule of Retained Causes of Action.

1.170 “Prepetition Credit Documents” means, collectively, the 2026 Notes Documents, the 2028 Notes Documents, the 2029 Notes Documents, the Senior Secured Notes Documents, and the CRD.

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1.171 “President” means the President of the United States of America.

1.172 “Primary Registration Statement” has the meaning given to it in the Disposition Agreement.

1.173 “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.174 “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim or Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in all Classes participating in such distribution.

1.175 “Professional” means an Entity (i) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (ii) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code that are not Restructuring Expenses.

1.176 “Professional Fee Claim” means all Claims for fees and expenses (including transaction and success fees) incurred by a Professional on or after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

1.177 “Professional Fee Claim Estimate” means the aggregate unpaid Professional Fee Claims as estimated in accordance with Article II of this Plan.

1.178 “Professional Fee Escrow” means an escrow account established and funded pursuant to Article 2.4 of this Plan.

1.179 “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

1.180 “Purchase Price” means, in relation to the New 2L Convertible Notes, a purchase price of 91.3242% of the principal amount of the New 2L Convertible Notes being purchased.

1.181 “Registered Primary Offerings” has the meaning given to it in the Disposition Agreement.

1.182 “Registration Rights Agreement” means a registration rights agreement of Reorganized Parent with respect to the common equity interests thereof granting, subject to certain exceptions, customary registration rights, including shelf, demand and piggyback registration rights, to certain recipients of certain common equity interests issued or issuable (including upon conversion or exercise of the New 2L Convertible Notes, New Renesas 2L Takeback Convertible Notes, and the Renesas Warrants) in connection with the Restructuring Transactions that are parties to the Restructuring Support Agreement, in accordance with the Restructuring Support Agreement.

1.183 “Regulatory Approvals” means (a) CFIUS Approval; (b) clearance or approval under Antitrust Laws in (i) the United States, (ii) Austria, (iii) Germany, (iv) Japan, and (v) European Commission (as applicable); (c) clearance or approval under Italy Foreign Investment Laws; (d) regulatory approvals from any regulatory regimes necessary to consummate the Restructuring Transactions (for the avoidance of doubt, in relation to the Regulatory Approvals, for Renesas to receive the Base Consideration and voting, board seat, and other governance rights in accordance with the Restructuring Support Agreement) that are identified by Renesas and of which the Debtors are notified within thirty (30) calendar days following the effective date of the Restructuring Support Agreement; and (e) any Additional Approvals.

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1.184 “Regulatory Trigger Deadline” means the earlier of (i) a good faith agreement between the Debtors or Reorganized Debtors, as applicable, and Renesas that it is more likely than not that the Regulatory Approvals will not be obtained and (ii) two (2) years from the Effective Date; provided, if upon two (2) years from the Effective Date, the Reorganized Debtors and Renesas agree, in good faith, that Regulatory Approval is more likely than not to be obtained prior to three (3) years from the Effective Date, then upon three (3) years from the Effective Date. For the avoidance of doubt, to the extent Renesas obtains all Regulatory Approvals prior to the date of the Regulatory Trigger Deadline, the Regulatory Trigger Deadline shall be deemed not to have occurred.

1.185 “Reinstatement” or “Reinstated” or “Reinstate” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

1.186 “Related Fund” means, with respect to any Holder of Allowed Claims, any Affiliates (including at the institutional level) of such Holder or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Holder, an Affiliate of such Holder, or by the same investment manager, advisor or subadvisor as such Holder.

1.187 “Related Parties” means with respect to a Person, that Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

1.188 “Release Opt-Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Interests in the Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third-Party Release.

1.189 “Released Parties” means, collectively, each of: (a) the Debtors; (b) the Reorganized Debtors; (c) Consenting Senior Secured Noteholders, (d) Consenting Convertible Noteholders, (e) the Senior Secured Notes Trustee, (f) Renesas; (g) the Backstop Parties and Initial Backstop Parties; and (h) with respect to each of the foregoing persons in clauses (a) through (g), all Related Parties. Notwithstanding the foregoing, any Person that opts out of the releases set forth in the Plan shall not be deemed a Released Party thereunder.

1.190 “Releases” means, collectively, the releases set forth in Article 10.6.

1.191 “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) Consenting Senior Secured Noteholders; (d) Consenting Convertible Noteholders; (e) Renesas; (f) the Backstop Parties and Initial Backstop Parties; (g) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third-Party Release as provided on its respective ballot; (h) each Holder of a Claim or Interest in a Non-Voting Class that does not

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affirmatively elect to “opt out” of the Third-Party Release as provided on its respective Release Opt-Out Form; (i) each Related Party of each Entity in clauses (a) through (h), solely to the extent such Related Party (I) would be obligated to grant a release under principles of agency if it were so directed by the Entity in the foregoing clauses (a) through (h) to whom they are related or (II) may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through (h); provided, that, any Holder of a Claim or Interest that timely objects to the Third-Party Release, either through (i) a formal objection Filed on the docket of the Chapter 11 Cases or (ii) an informal objection provided to the Debtors by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Cases or via electronic mail, as applicable, before the Confirmation Hearing, shall not be a “Releasing Party;” provided, further, that any Related Party of any Consenting Creditor (including in such Consenting Creditor’s capacity as an Entity in clauses (f) through (h)), including any separate branch, trading desk, fund and/or business group of a Consenting Creditor (including in such Consenting Creditor’s capacity as an Entity in clauses (f) through (h)) shall not be deemed to be a Releasing Party themselves, unless such Related Party has itself signed the Restructuring Support Agreement, and further provided that the Notes Trustees shall be Releasing Parties solely in their respective capacities as Notes Trustee and not individually or in any other capacity.

1.192 “Renesas” means Renesas Electronics America Inc., a subsidiary of Renesas Electronic Corporation, in its capacity as a Holder of CRD Loans.

1.193 “Renesas Advisors” means (a) Kirkland & Ellis LLP, as counsel to Renesas, (b) PJT Partners, Inc., as investment banker to Renesas, (c) BofA Securities, Inc., (d) one local counsel in each applicable jurisdiction (for the Regulatory Approvals and chapter 11 proceedings) retained by Renesas, and (e) such other professional advisors as are retained by Renesas with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

1.194 “Renesas Base Distribution Date” means the date of receipt of certification of all Regulatory Approvals or written confirmation by Renesas’s authorized representative of the granting of such Regulatory Approvals from the applicable regulatory authorities (where such certifications are not issued by the applicable regulatory authorities) for Renesas.

1.195 “Renesas Claim” means any Claim held by Renesas, including on account of the CRD Loans or otherwise arising under the CRD.

1.196 “Renesas Contingent Documentation” means, collectively, all documentation reasonably necessary to establish and maintain the ELOC/ATM Programs on the Effective Date, including, without limitation, to (a) cause Reorganized Parent’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is necessary or customary to enter into and execute trades under the ELOC/ATM Programs and (b) provide materials responsive to customary due diligence requests, including the Disposition Agreement, the Registration Rights Agreement, and any documentation related to the ELOC/ATM Programs or any Registered Primary Offerings.

1.197 “Renesas Reserve Basket” means a basket of $15,000,000 additional New 2L Takeback Notes on account of a potential issuance of the Incremental New 2L Takeback Notes upon the Regulatory Trigger Deadline, solely to the extent the Regulatory Trigger Deadline occurs.

1.198 “Renesas Warrants” means warrants which shall be issued (i) on the terms set forth in the Renesas Warrants Agreement, (ii) exercisable for 5.0% of the New Common Stock as of the Effective Date, assuming all New 2L Convertible Notes and New Renesas 2L Takeback Convertible Notes are treated as having converted into New Common Stock on such date, and not subject to dilution from the Incentive Plans, (iii) exercisable within three (3) years from the Effective Date; provided, that if the Regulatory Trigger Deadline occurs, the expiration date of the Renesas Warrants shall be provided the Renesas Warrants Term Extension (iv) at $2,250,000,000 As Converted Equity Value, and (v) with “Black Scholes” protection for two (2) years following the Effective Date.3

[3]	For purposes of the Renesas Warrants, “Black Scholes” protection is calculated using volatility of 35%.

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1.199 “Renesas Warrants Agreement” means the form of warrant agreement governing the Renesas Warrants.

1.200 “Renesas Warrants Term Extension” means the extension of the three (3)-year expiration period of the Renesas Warrants by one (1) year, which shall be reflected in Renesas’s right to receive Cash proceeds from the sale of the Warrant Consideration Shares in accordance with the terms of this Plan and the Disposition Agreement.

1.201 “Reorganized Debtors” means the Debtors, or any successor(s) or assign(s) thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

1.202 “Reorganized Parent” means, subject to the Restructuring Transactions Exhibit and the applicable New Corporate Governance Documents, (i) Wolfspeed, Inc., a corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or (ii) such other Entity, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by Restructuring Transactions Exhibit, if applicable, that shall be the Debtors’ new corporate parent.

1.203 “Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

1.204 “Required Consenting Creditors” means, collectively, the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas.

1.205 “Required Consenting Senior Secured Noteholders” has the meaning set forth in the Restructuring Support Agreement.

1.206 “Reserve Shares” means, collectively, the Consideration Shares, the Notes Consideration Shares, and the Warrant Consideration Shares.

1.207 “Restructuring Expenses” means the reasonable and documented fees and expenses of (i) the Ad Hoc Senior Secured Group Advisors, (ii) the Ad Hoc 26s/28s/29s Noteholder Group Advisors, (iii) the Renesas Advisors (provided, however, the reasonable and documented fees and expenses of BofA Securities shall not exceed $2,500,000), (iv) the Senior Secured Notes Trustee and counsel to the Senior Secured Notes Trustee, and (v) the Convertible Notes Trustees and counsel to the Convertible Notes Trustees, in each case whether incurred before, on, or after the effective date of the Restructuring Support Agreement and solely to the extent invoiced prior to the Effective Date, including a reasonable retainer for any post-Effective Date work.

1.208 “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of June 22, 2025, by and among the Debtors and the Consenting Creditors, including all exhibits, annexes, and schedules attached thereto (as may be amended, supplemented or modified from time to time and including in accordance with the terms thereof).

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1.209 “Restructuring Transactions” means the transactions set forth in Article V, together with any other transaction that may be necessary or appropriate to effect any transaction described in the Restructuring Support Agreement, or described in, approved by, contemplated by, or necessary to effectuate this Plan, including: (i) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of this Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Persons may agree, including the documents comprising the Plan Supplement; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable Persons agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law; (iv) such other transactions that are required to effectuate the Restructuring Transactions Exhibit (if applicable), including any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (v) the execution, delivery, and Filing, if applicable, of the Definitive Documents and Plan Supplement Documents; (vi) the issuance of Securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order or rule; and (vii) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

1.210 “Restructuring Transactions Exhibit” means an exhibit containing a summary of transaction steps to complete the restructuring contemplated by this Plan included in the Plan Supplement.

1.211 “Rights Offering Documents” means, collectively, the Backstop Order, the Rights Offering Procedures, the Rights Offering Procedures Order, the Backstop Agreement, and any and all other agreements, documents, and instruments delivered or entered into or distributed in connection with, or otherwise governing, the New 2L Convertible Notes Rights Offering.

1.212 “Rights Offering Procedures” means the procedures governing the New 2L Convertible Notes Rights Offering, including any questionnaires, subscription forms, or spreadsheets attached thereto, as approved by the Rights Offering Procedures Order.

1.213 “Rights Offering Procedures Order” means the order of the Bankruptcy Court approving the Rights Offering Procedures.

1.214 “Sales Agent” means the sales agent administering the ELOC/ATM Programs or underwriter(s) for any Registered Primary Offerings.

1.215 “Sales Proceeds” means the Cash proceeds from such the sale of Reserve Shares.

1.216 “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time.

1.217 “Schedule of Retained Causes of Action” means a schedule of Causes of Action to be retained by the Reorganized Debtors as set forth in the Plan Supplement.

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1.218 “Secured Claim” means a Claim (a) secured by a Lien on Collateral to the extent of the value of such Collateral as (i) set forth in this Plan, (ii) agreed to by the Holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code exceeds the value of the Claim, or (b) secured by the amount of any right of setoff of the Holder thereof in accordance with section 553 of the Bankruptcy Code; provided, that, nothing in this definition shall alter the terms of any subordination pursuant to section 510 of the Bankruptcy Code.

1.219 “Securities Act” the Securities Act of 1933, as amended.

1.220 “Security” or “Securities” means any instruments that qualify as a “security” under Section 2(a)(1) of the Securities Act.

1.221 “Selection Committee” means a selection committee comprised of (i) one member of the existing board of directors of Wolfspeed, (ii) the existing Chief Executive Officer of Wolfspeed, and (iii) three individuals from the Ad Hoc 26s/28s/29s Noteholder Group.

1.222 “Senior Secured Noteholders” means Holders of the Senior Secured Notes.

1.223 “Senior Secured Notes” means the Senior Secured Notes due June 23, 2030, issued pursuant to the Senior Secured Notes Indenture.

1.224 “Senior Secured Notes Claim” means any Claim on account of the Senior Secured Notes or otherwise arising under the Senior Secured Notes Documents (other than a Commitment Fee Claim).

1.225 “Senior Secured Notes Documents” means the Senior Secured Notes Indenture, the Additional Notes Purchase Agreement and all other Note Documents (as defined in the Senior Secured Notes Indenture).

1.226 “Senior Secured Notes Indenture” means that certain Amended and Restated Indenture, dated as of October 11, 2024, by and between Wolfspeed, the subsidiary guarantors party thereto, and the Senior Secured Notes Trustee, as supplemented and amended by (a) that certain First Supplemental Indenture, dated as of October 22, 2024, by and among Wolfspeed, Wolfspeed Germany GmbH, as a subsidiary guarantor, and the Senior Secured Notes Trustee and (b) that certain Second Supplemental Indenture, dated as of June 23, 2025, among Wolfspeed, Wolfspeed Germany GmbH, as a subsidiary guarantor, and the Senior Secured Notes Trustee.

1.227 “Senior Secured Notes Trustee” means U.S. Bank Trust Company, National Association, in its separate capacities as trustee and collateral agent under the Senior Secured Notes Indenture.

1.228 “SIR” means self-insured retention or similar deductible.

1.229 “Solicitation Materials” means materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan.

1.230 “Subsequent Condition” shall have the meaning ascribed to such term in Article 9.2 herein.

1.231 “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article 10.6(b).

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1.232 “U.S. W-9 Provider” means a “United States person” within the meaning of section 7701(a)(30) of the IRC that provides the Reorganized Debtors a duly executed IRS Form W-9.

1.233 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.234 “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.235 “Voting Classes” means, collectively, Classes 3, 4, and 5.

1.236 “Warrant Consideration Shares” means the number of shares into which the Renesas Warrants may be exercised for as if they had been issued in accordance with the Restructuring Support Agreement on the Effective Date.

1.237 “Wolfspeed” means Wolfspeed, Inc.

1.238 “Wolfspeed Texas” means Wolfspeed Texas LLC.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified herein, all references herein to “Articles” are references to Articles hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (6) any docket number references in this Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (7) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (8) except as otherwise provided herein, any reference to a document or agreement that is to be issued or entered into that is dependent on an election to be made pursuant to this Plan or an event occurring shall be deemed to be followed by the words “if applicable”; (9) any immaterial effectuating provisions may be interpreted by the Debtors, or after the Effective Date, the Reorganized Debtors, in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; provided, that any effectuating provision that has an economic impact will not be considered “immaterial”; and (10) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter. To the extent that the treatment, allowance, or disallowance of any Claim herein is interpreted as a Claim objection, this Plan shall be deemed a Claim objection to such Claim.

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C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day but shall be deemed to have been completed as of the required date.

D.	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

E.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall have the meaning ascribed to them in Article I, to the extent the context requires.

F.	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or the Confirmation Order). In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan.

G.	Consultation, Notice, Information, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement and the Backstop Agreement, as applicable, and as respectively set forth therein and in the Cash Collateral Order, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein. In the case of conflict with respect to consultation, information, notice, and consent rights between the Restructuring Support Agreement, on the one hand, and the Plan, on the other hand, the Restructuring Support Agreement shall control and govern.

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ARTICLE II.

ADMINISTRATIVE, PRIORITY TAX, AND PROFESSIONAL FEE CLAIMS.

2.1.	Administrative Claims.

Except to the extent that a Holder of an Allowed Administrative Claim agrees to different treatment, each Holder of an Allowed Administrative Claim (other than a Professional Fee Claim) shall receive, in full and final satisfaction of such Allowed Administrative Claim, (i) Cash in an amount equal to such Allowed Administrative Claim on the Effective Date or as soon as practicable thereafter or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code and as agreed to by the Debtors; provided, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession (and excluding, for the avoidance of doubt, the Backstop Premium), shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders, course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, on the earlier of (a) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (c) the date such Allowed Priority Tax Claim is due and payable in the ordinary course, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, at the sole option of the Debtor or the Reorganized Debtors, as applicable, (i) Cash in an amount equal to such Allowed Priority Tax Claim or (ii) such other treatment reasonably acceptable to the Debtors or Reorganized Debtors (as applicable) consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to prepay all or a portion of any such amounts at any time under this option without penalty or premium.

2.3.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases, on the dates on which such amounts would be required to be paid under the Cash Collateral Order or the Restructuring Support Agreement, as applicable) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to File a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. Payment of the fees and expenses of the Notes Trustees as Restructuring Expense through the Effective Date of the Plan and their inclusion as Released Parties is being provided in consideration of elimination by the Plan of the Notes Trustee’s respective rights to exercise their charging lien rights against distributions under their respective Notes Indentures.

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2.4.	Professional Fee Claims.

All Professionals seeking approval by the Bankruptcy Court of Professional Fee Claims shall (i) File, on or before the date that is forty-five (45) days after the Effective Date (unless extended by the Reorganized Debtors), their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court or authorized to be paid in accordance with the order(s) relating to or allowing any such Professional Fee Claims.

2.5.	Professional Fee Escrow.

(a) As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate, and, subject to the Cash Collateral Order, no Liens, Claims, or Interests shall encumber the Professional Fee Escrow in any way. Subject to the Cash Collateral Order, the Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtors, their Estates, or the Reorganized Debtors, and (ii) shall be held in trust for the Professionals; provided, that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow, but subject to any order of the Bankruptcy Court capping the amount of any such fees.

(b) If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow from the Debtors’ Estates or Reorganized Debtors, as applicable, without any further action or order of the Bankruptcy Court, subject to any order of the Bankruptcy Court capping the amount of any such fees.

(c) Any objections to Professional Fee Claims shall be served and Filed no later than twenty-one (21) days after Filing of the final applications for compensation or reimbursement.

2.6.	Professional Fee Claims Estimate.

Each Professional shall estimate in good faith its unpaid Professional Fee Claim and other unpaid fees and expenses incurred in rendering services to the Debtors, before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date; provided, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

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2.7.	Backstop Premium.

On the Effective Date or such earlier date for the payment thereof as specified in the Backstop Agreement, the Backstop Premium shall be paid in accordance with the terms of the Backstop Agreement and this Plan.

2.8.	Post-Confirmation Date Fees and Expenses.

(a) Except as otherwise specifically provided in this Plan, on and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash all reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan incurred by the Debtors or the Reorganized Debtors, as applicable.

(b) Upon and following the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date. All of the potential Classes for the Debtors are set forth herein. Certain Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article 3.5 herein.

3.2.	Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making distributions in respect of Claims and Interests under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3.	Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including the Backstop Premium), Priority Tax Claims and Restructuring Expenses have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each Debtor.

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Class	Designation	Treatment	Entitled to Vote
1	Other Secured Claims	Unimpaired	No (Presumed to Accept)
2	Other Priority Claims	Unimpaired	No (Presumed to Accept)
3	Senior Secured Notes Claims	Impaired	Yes
4	Convertible Notes Claims	Impaired	Yes
5	Renesas Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to Accept)
7	Intercompany Claims	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
8	Intercompany Interests	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
9	510(b) Claims	Unimpaired	No (Presumed to Accept)
10	Existing Equity Interests	Impaired	No (Deemed to Reject)

3.4.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect, diminish, or impair the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired (including, for the avoidance of doubt, any Claim that is Reinstated) by this Plan. Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses that the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is otherwise Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

3.5.	Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

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3.6.	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Disputed Claim.

3.7.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be presumed accepted by such Class.

ARTICLE IV.

TREATMENT OF CLAIMS AND INTERESTS.

4.1.	Other Secured Claims (Class 1).

(a) Allowance of Certain Other Secured Claims: The Commitment Fee Claims shall be Allowed in an amount equal to the Commitment Termination Trigger Date Commitment Fee.

(b) Classification: Class 1 consists of Other Secured Claims.

(c) Treatment: The legal, equitable, and contractual rights of Holders of Allowed Other Secured Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, on the Effective Date, each Holder of an Allowed Other Secured Claim shall receive, at the Debtors’ or Reorganized Debtors’ option (as applicable), either (i) payment in full in Cash, (ii) delivery of the Collateral securing its Allowed Other Secured Claim, (iii) Reinstatement of its Allowed Other Secured Claim, or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code. For the avoidance of doubt, each Holder of a Commitment Fee Claim has agreed to receive, and shall receive, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Commitment Fee Claim, its Pro Rata Share of the Commitment Fee Amount; provided, subject to the Plan Supplement Documents, that $5,000,000 of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to such Holders of Allowed Commitment Fee Claims entitled thereto no later than five (5) Business Days after the Debtors and Renesas, as applicable, obtain Regulatory Approvals prior to a Regulatory Trigger Deadline; provided, however, to the extent the Regulatory Trigger Deadline occurs before Regulatory Approvals are obtained, each Holder of a Commitment Fee Claim agrees that the Commitment Fee Amount shall be reduced by such $5,000,000, and distribution of such reduced Commitment Fee Amount shall be in full and final satisfaction, release, and discharge of its Allowed Commitment Fee Claim.

(d) Impairment and Voting: Class 1 is Unimpaired, and the Holders of Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Other Secured Claims. Holders of Other Secured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

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4.2.	Other Priority Claims (Class 2).

(a) Classification: Class 2 consists of Other Priority Claims.

(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Other Priority Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, on the Effective Date, each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

(c) Impairment and Voting: Class 2 is Unimpaired, and the Holders of Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to Other Priority Claims. Holders of Other Priority Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.3.	Senior Secured Notes Claims (Class 3).

(a) Allowance: The Senior Secured Notes Claims shall be Allowed in an amount equal to the outstanding principal amount of the Senior Secured Notes plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the Senior Secured Notes Indenture as of the Effective Date, including, for the avoidance of doubt, the Make-Whole Amount (as defined in the Senior Secured Notes Indenture) as of the Petition Date.

(b) Classification: Class 3 consists of Senior Secured Notes Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Senior Secured Notes Claim agrees to less favorable treatment of its Allowed Senior Secured Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Senior Secured Notes Claim, on the Effective Date, each Holder of an Allowed Senior Secured Notes Claim shall receive its Pro Rata Share of:

(i)	the New Senior Secured Notes; and

(ii)	the Effective Date Cash Payment.

(d) Impairment and Voting: Class 3 is Impaired, and the Holders of Senior Secured Notes Claims in Class 3 are entitled to vote to accept or reject this Plan.

4.4.	Convertible Notes Claims (Class 4).

(a) Allowance: The Convertible Notes Claims shall be deemed Allowed in the aggregate principal amount under the 2026 Notes Documents, 2028 Notes Documents, and 2029 Notes Documents, collectively, plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the 2026 Notes Documents, 2028 Notes Documents, and 2029 Notes Documents, collectively, as of the Petition Date.

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(b) Classification: Class 4 consists of Convertible Notes Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a Holder of an Allowed Convertible Notes Claim agrees to less favorable treatment of its Allowed Convertible Notes Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Convertible Notes Claim, on the Effective Date, each Holder of an Allowed Convertible Notes Claim shall receive its Pro Rata Share of:

(i) the New 2L Convertible Notes Rights (subject to the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation);

(ii) the New 2L Takeback Notes; and

(iii) 56.3% of the New Common Stock (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, the Incentive Plans, and the exercise of the Renesas Warrants).

(d) Impairment and Voting. Class 4 is Impaired, and the Holders of Convertible Notes Claims are entitled to vote to accept or reject this Plan.

4.5.	Renesas Claims (Class 5).

(a) Allowance: The Renesas Claims shall be deemed Allowed in the aggregate principal amount under the CRD, plus accrued and unpaid interest on such principal amount and any other premiums, fees, costs, or other amounts due and owing pursuant to the CRD as of the Petition Date.

(b) Classification: Class 5 consists of the Renesas Claims.

(c) Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that Renesas agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of all Renesas Claims, Renesas shall receive, subject in all respects to the terms of this Plan and applicable Plan Supplement Documents:

(i) the Base Consideration;

(ii) if applicable, and without duplication with clause (i) above, the Base Consideration Proceeds; and

(iii) if the Regulatory Trigger Deadline occurs, the Contingent Additional Consideration.

(d) Impairment and Voting. Class 5 is Impaired, and the Holders of Renesas Claims are entitled to vote to accept or reject this Plan.

4.6.	General Unsecured Claims (Class 6).

(a) Classification: Class 6 consists of General Unsecured Claims.

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(b) Treatment: The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c) Impairment and Voting: Class 6 is Unimpaired, and the Holders of General Unsecured Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such General Unsecured Claims. Holders of General Unsecured Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out of the Third-Party Release.

4.7.	Intercompany Claims (Class 7).

(a) Classification: Class 7 consists of Intercompany Claims.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.

(c) Impairment and Voting: Class 7 is either (i) Unimpaired, and the Holders of Intercompany Claims in Class 7 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and such Holders are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims.

4.8.	Intercompany Interests (Class 8).

(a) Classification: Class 8 consists of Intercompany Interests.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, all Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Creditors.

(c) Impairment and Voting: Class 8 is either (i) Unimpaired, and Holders of Intercompany Interests in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and such Holders of Intercompany Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Interests.

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4.9.	510(b) Claims (Class 9).

(a) Classification: Class 9 consists of 510(b) Claims.

(b) Treatment: 510(b) Claims shall be Unimpaired and shall, unless otherwise set forth in this Plan, continue in the ordinary course.

(c) Impairment and Voting: Class 9 is Unimpaired, and Holders of 510(b) Claims in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of 510(b) Claims are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such 510(b) Claims. Holders of 510(b) Claims shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out the Third-Party Release.

4.10.	Existing Equity Interests (Class 10).

(a) Classification: Class 10 consists of Existing Equity Interests.

(b) Treatment: On the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Equity Interest shall receive its Pro Rata Share of the Equity Recovery (subject to dilution from the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, Incentive Plans, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event occurs, the Equity Recovery shall be reduced from 5.0% to 3.0% of the New Common Stock. On the Effective Date, all Existing Equity Interests and other Interests shall be cancelled, released, extinguished, and of no further force and effect.

(c) Impairment and Voting: Class 10 is Impaired and its Holders are not receiving or retaining any property under this Plan on account of the value of their Existing Equity Interests; provided, such Holders of Existing Equity Interests are receiving a recovery as a gift from the applicable creditors. Accordingly, because their recovery is funded solely as a gift from applicable creditors, the Holders of Existing Equity Interests in Class 10 are conclusively deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interest are not entitled to vote to accept or reject this Plan, and the votes of such Holders will not be solicited with respect to such Existing Equity Interests. Holders of Existing Equity Interests shall be provided a Release Opt-Out Form solely for the purpose of affirmatively opting out the Third-Party Release.

ARTICLE V.

MEANS FOR IMPLEMENTATION.

5.1.	Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Claim or an Interest Holder may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest, including pursuant to the transactions set forth in the Restructuring Transactions Exhibit, if any. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Allowed

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Claims, Allowed Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise, settlement and transactions are in the best interests of the Debtors, their Estates, and Holders of Allowed Claims and Allowed Interests, and is fair, equitable, and within the range of reasonableness. Subject to the provisions of this Plan governing distributions, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final. As consideration for, among other things, the Releases provided pursuant to this Plan, the Consenting Creditors have agreed pursuant to the Restructuring Support Agreement, for the benefit of the Debtors and the Debtors’ Estates, to make contributions to enable the implementation of this Plan, such contributions being fundamentally necessary to the implementation of this Plan. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

5.2. Continued Corporate Existence; Effectuating Documents; Corporate Action; Restructuring Transactions.

(a) Except as otherwise provided in this Plan, the Plan Supplement Documents, or, if applicable, the Restructuring Transactions Exhibit, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the respective Corporate Governance Documents (or other analogous formation, constituent, or Corporate Governance Documents) in effect before the Effective Date or the New Corporate Governance Documents or other applicable Corporate Governance Documents, except to the extent such certificate of incorporation, certificate of formation, bylaws or operating agreement (or other analogous formation, constituent, or Corporate Governance Documents) are amended by this Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to this Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

(b) Notwithstanding anything herein to the contrary, on or about the Effective Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in and contemplated by the Restructuring Transactions Exhibit, and enter into any transaction, and may take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or appropriate to effectuate this Plan, including the Restructuring Transactions.

(c) Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (i) the assumption of Executory Contracts and Unexpired Leases as provided herein; (ii) the selection, or criteria for selection, of managers, directors, or officers for the Reorganized Debtors; (iii) the issuance of New Common Stock, the Renesas Warrants, and New Notes and entry into the New Notes Documents and Renesas Warrants Agreement; (iv) the distribution of the Plan Securities; (v) implementation of, and performance under, the Incentive Plans in accordance with Article (a) hereof; (vi) the consummation of the New 2L Convertible Notes Rights Offering; (vii) entry into the New Corporate Governance Documents; and (viii) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof.

(d) The Confirmation Order shall and shall be deemed to, pursuant to sections 363, 1123, and 1142 of the Bankruptcy Code, authorize and direct parties, as applicable, among other things, to perform all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the Restructuring Transactions.

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(e) Each officer, director, or manager of the Debtors is (and each officer, director, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, File, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

(f) All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Restructuring Transactions shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors, managers, or officers of the Debtors or the Reorganized Debtors or by any other stakeholder, and with like effect as though such action had been taken unanimously by the stockholders, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

5.3. Intercompany Interests; Corporate Reorganization.

To the extent Reinstated under this Plan, on the Effective Date, the Intercompany Interests (a) shall be Reinstated for the ultimate benefit of the Holders of Claims that receive Plan Securities under this Plan, and their Holders shall receive no recovery or distribution, and (b) without the need for any further corporate action or approval of any board of directors, board of managers, managers, management, or stockholders of any Debtor or Reorganized Debtor, as applicable, the certificates and all other documents representing the Reinstated Intercompany Interests shall be deemed to be in full force and effect.

5.4. New Notes Documents.

(a) On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Notes Documents and the Intercreditor Agreements without further (i) notice to or order or other approval of the Bankruptcy Court, (ii) act or omission under applicable law, regulation, order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The New Notes Documents and the Intercreditor Agreements shall constitute legal, valid, binding and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the New Notes Documents (and other definitive documentation related thereto, including the Intercreditor Agreements) are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

(b) Confirmation of this Plan shall be deemed approval of the New Notes, the New Notes Documents, and the Intercreditor Agreements, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the New Notes Documents and the Intercreditor Agreements.

(c) On the Effective Date, all Liens and security interests granted pursuant to the applicable New Notes Documents shall be (i) valid, binding, automatically perfected, and enforceable Liens and security interests in the personal and real property described in and subject to such document, with the priorities established in respect thereof under applicable non-bankruptcy law and (ii) not subject to avoidance, recharacterization, or subordination under any applicable law, this Plan, or the Confirmation Order.

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(d) The Reorganized Debtors and the Persons granted Liens and security interests under the applicable New Notes Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.5. New 2L Convertible Notes Rights Offering.

(a) On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall cause the New 2L Convertible Notes Rights Offering to be consummated for the New 2L Convertible Notes Rights Offering Amount, pursuant to the Rights Offering Documents and this Plan. The New 2L Convertible Notes Rights Offering shall have been conducted prior to the Effective Date, and the New 2L Convertible Notes shall have been issued pro rata to the participants in the New 2L Convertible Notes Rights Offering, pursuant to the New 2L Convertible Notes Rights Offering Procedures and this Plan and subject to the New 2L Convertible Notes Rights Offering Procedures, subject to, for the avoidance of doubt, the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation. The New 2L Convertible Notes Rights Offering shall be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement.

(b) Entry of the Rights Offering Procedures Order and Backstop Order shall constitute Bankruptcy Court approval of the New 2L Convertible Notes Rights Offering, the Rights Offering Documents, the Backstop Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the issuance of New 2L Convertible Notes pursuant thereto (including New 2L Convertible Notes on account of the Backstop Premium) and the payment of all fees, indemnities, expenses, and other payments provided for in connection therewith, and authorization of the Reorganized Debtors to enter into and execute any other documents necessary to effectuate the transactions in this Section 5.5 and the Backstop Agreement.

(c) The consummation of the New 2L Convertible Notes Rights Offering is conditioned on the consummation of this Plan and satisfaction of the applicable conditions specified in the Rights Offering Documents. The New 2L Convertible Notes Rights may not be sold, transferred, or assigned, except in the circumstances set forth in the Rights Offering Documents.

5.6. Section 1145 Exemption.

(a) No registration statement shall be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance and distribution of the Plan Securities under this Plan, the Restructuring Transactions Exhibit, the Rights Offering Documents, the Confirmation Order, or the Renesas Warrants Agreement.

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(b) The offering, sale, issuance, and distribution of the Plan Securities in exchange for Claims pursuant to Article II, Article III, Article IV and other provisions of this Plan, the Restructuring Transactions Exhibit, the Confirmation Order, the Rights Offering Documents, and the Renesas Warrants Agreement shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code. Any and all such Plan Securities issued pursuant to Section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, (A) unless the holder (i) is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (ii) is an “affiliate” of Reorganized Parent, as applicable (as defined in rule 144(a)(1) in the Securities Act), or (iii) has been such an “affiliate” within ninety (90) days of such transfer, and (B) except with respect to New 2L Convertible Notes purchased by the Backstop Parties, (i) in respect of the Holdback Rights Offering Amount and (ii) that are not subscribed and purchased by the Holders of Allowed Convertible Notes Claims in respect of the Non-Holdback Rights Offering Amount, and in each case subject to (1) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (2) the restrictions, if any, on the transferability of such Securities in the Corporate Governance Documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (3) any other applicable regulatory approval.

(c) To the maximum extent permitted by law, the issuance and/or authorization of the Base Consideration (including the issuance of New Renesas 2L Takeback Convertible Notes to Renesas) and, if applicable, Contingent Additional Consideration shall be effective as of the Effective Date, and issued pursuant to Section 1145 of the Bankruptcy Code.

(d) To the extent any portion of the Plan Securities is not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code, the offering, sale, issuance, and distribution of such Plan Securities shall be made in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Any Plan Securities that are not issued pursuant to section 1145(a) of the Bankruptcy Code will be considered “restricted” Plan Securities, will bear customary legends and transfer restrictions, and may not be resold except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144A, Regulation S, and/or Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Corporate Governance Documents of the applicable issuers. Any recipients of the Plan Securities that are Affiliates of Reorganized Parent will receive “control” Plan Securities that will be subject to the “control securities” restrictions of Rule 144 of the Securities Act.

(e) The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than this Plan and the Confirmation Order with respect to the treatment of the Plan Securities under applicable securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

(f) Notwithstanding anything to the contrary in this Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the offer and sale of the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities (including, for the avoidance of doubt, DTC) shall be required to accept and conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether the offer and sale of the Plan Securities are exempt from registration.

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(g) Distributions of Plan Securities under the Plan will be made through the facilities of DTC in accordance with DTC’s customary practices; provided, that such Plan Securities will only be issued in accordance with DTC book-entry procedures if the same are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that Plan Securities are not eligible for distribution in accordance with DTC’s customary practices, the Debtors or Reorganized Debtors, as applicable, will take such reasonable actions as may be required to cause distributions of the Plan Securities under the Plan.

(h) The Reorganized Debtors shall use commercially reasonable efforts to provide for the New Common Stock to be listed on the NYSE or NASDAQ on the Effective Date, and if after the use of such efforts, the Reorganized Debtors are unsuccessful, the Reorganized Debtors shall use commercially reasonable efforts to provide for the New Common Stock to be regularly traded on an established Securities market within the meaning of Treasury Regulations Section 1.897-1 and 1.897-9T on the Effective Date or as soon as practicable thereafter.

(i) To the extent any Reserve Shares are issued to a third party pursuant to section 4(a)(2) of the Securities Act, such issuances will be deemed approved by Reorganized Parent’s stockholders for purposes of compliance with the rules of NYSE or NASDAQ, as applicable, and shall be deemed to satisfy any stockholder approval requirements for NYSE or NASDAQ, as applicable.

5.7. Disposition Agreement.

(a) If the Effective Date occurs prior to Renesas receiving Regulatory Approvals, Reorganized Parent shall enter into the Disposition Agreement on the Effective Date, and the Reorganized Debtors shall implement the transactions thereunder in accordance with its terms. The Renesas Contingent Documentation shall be effective on the later of (i) the Effective Date and, and (ii) the date that is nineteen (19) weeks after the Effective Date if all Regulatory Approvals, other than CFIUS Approval or the Additional Approvals, have been obtained. The Renesas Contingent Documentation shall provide for, among other things, the retention and onboarding of the Sales Agent as of the later of (x) the Effective Date and, (y) the date that is nineteen (19) weeks after the Effective Date if all Regulatory Approvals, other than CFIUS Approval or the Additional Approvals, have been obtained.

(b) Pursuant to this Plan, on the Effective Date, the Reorganized Debtors shall reserve on their books and records New Common Stock for issuance in an amount equal to the Reserve Shares.

(c) Upon the ELOC/ATM Programs Termination Date, Renesas shall receive the remaining Base Consideration and, if applicable, the Contingent Additional Consideration, not previously distributed to Renesas, less any portions of the Base Consideration and, if applicable, the Contingent Additional Consideration, in respect of which Renesas has received Sale Proceeds pursuant to the ELOC/ATM Programs and Registered Primary Offerings.

(d) For the avoidance of doubt, in no event shall Renesas be entitled to, or have designation rights to direct the sale or disposition of or the realization of proceeds from, Reserve Shares representing the Contingent Shares or Consideration Shares representing the Contingent Shares, in each case until Renesas is entitled to the Contingent Additional Consideration due to the occurrence of the Regulatory Trigger Deadline.

(e) Renesas shall hold its right or entitlement to receive the Base Consideration and the Contingent Additional Consideration through a U.S. W-9 Provider; provided, if Renesas determines that it is not commercially reasonable to hold such right or entitlement through a U.S. W-9 Provider, then Renesas may, transfer such right or entitlement to an affiliate that is not a U.S. W-9 Provider as long as (i) Renesas provides the Company written notice of such transfer no later than the earlier of (A) ten (10) days

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after the transfer and (B) five (5) days prior to any transfer or release of the Base Consideration, the Contingent Additional Consideration or any consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, (ii) Renesas and such transferee agree in writing that the Reorganized Debtors shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any distribution, payment or transfer made pursuant to the Contingent Consideration Term Sheet or any transactions or documentation entered into in connection therewith, such amounts as are required to be deducted and withheld with respect to the making of such payment under the tax law; provided that, notwithstanding the foregoing, in any case where Renesas or such transferee is subject to withholding, the Company’s sole remedy shall be to withhold or deduct the required amounts under applicable tax law and (ii) such transferee shall provide the Reorganized Debtors a valid IRS Form W-8BEN-E (or amended or comparable substitute form). Reorganized Debtors and Renesas agree to cooperate in good faith to eliminate or minimize any applicable withholding tax imposed on the transactions contemplated hereby or any transfer of consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, in each case to the extent permitted by applicable law.

5.8. Renesas Warrants; Settlement of Warrants and New Renesas 2L Takeback Convertible Notes.

(a) On the Effective Date, and subject to the Renesas Contingent Documentation, the Reorganized Debtors and Renesas shall enter into the Renesas Warrants Agreement.

(b) If the Distribution Event has occurred, on or prior to the expiration of the exercise rights and conversion rights described in the Renesas Warrants Agreement and New Renesas 2L Takeback Convertible Notes Documents, respectively, Renesas will have the option to deliver a direction letter instructing the Reorganized Parent to reduce the number of Renesas Warrants or New Renesas 2L Takeback Convertible Notes that Renesas would be entitled to receive on the Renesas Base Distribution Date (a “Direction Letter”); provided, that for the avoidance of doubt, the Reserve Shares that were underlying the Renesas Warrants and the New Renesas 2L Takeback Convertible Notes that were eligible for sale shall remain eligible for sale following such exercise or conversion.

(c) For the avoidance of doubt, (i) all Renesas Warrants shall be issued and exercisable into New Common Stock as of the Effective Date, or if the Distribution Event has occurred, the Renesas Base Distribution Date, or later date in accordance with the terms thereof, (ii) if the Distribution Event has occurred, prior to the Renesas Base Distribution Date, the New Renesas 2L Takeback Convertible Notes shall not be convertible into shares of New Common Stock (but without limiting this Article 5.8), and upon the Renesas Base Distribution Date shall be exchanged (to the extent required) for New Renesas 2L Takeback Convertible Notes convertible into New Common Stock in accordance with the New Renesas 2L Takeback Convertible Notes Documents and (iii) if the Distribution Event has occurred, upon the Renesas Base Distribution Date, any Reserve Shares that would be issued as a result of the conversion of any New Renesas 2L Takeback Convertible Notes or exercise of the Renesas Warrants shall not be transferred to Renesas pending such conversion or exercise in accordance with the terms of the respective instruments, while the number of Reserve Shares already converted from the New Renesas 2L Takeback Convertible Notes or exercised by the Renesas Warrants shall be transferred to Renesas (unless those have been sold according to a Direction Letter).

5.9. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under this Plan and except as otherwise set forth in this Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Reorganized Debtors, or any contract, instrument, or other agreement or document created in connection with this Plan, on the Effective Date, all agreements, instruments, notes, certificates,

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mortgages, security documents, Prepetition Credit Documents, and any other documents evidencing any Claim or Interest (other than Intercompany Claims and Intercompany Interests that are not modified by this Plan) and any rights of any Holder in respect thereof shall be deemed cancelled, discharged, and of no further force or effect, without any further act or action of any person under any applicable agreement, instrument, document, law, regulation, order, or rule, and the obligations of the Debtors thereunder shall be deemed automatically fully satisfied, released, and discharged. Notwithstanding such cancellation and discharge on the Effective Date and the release of the Notes Trustees from their respective duties thereunder, the Senior Secured Notes Indenture, Additional Notes Purchase Agreement, the Convertible Notes Indentures, and the CRD shall continue in effect solely (a) to the extent necessary to allow the Holders of Allowed Senior Secured Notes Claims, Commitment Fee Claims, Convertible Notes Claims, and Renesas Claims to receive distributions under this Plan in accordance therewith, including the Effective Date Cash Payment; (b) to the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Notes Trustees each to make post-Effective Date distributions in accordance with the Plan at the expense of the Reorganized Debtors, subject to their respective rights as Notes Trustee under the Notes Indentures or take such other action expressly authorized by the Plan on account of Allowed Senior Secured Notes Claims, Commitment Fee Claims, Convertible Notes Claims, and Renesas Claims; and (c) to appear in the Chapter 11 Cases, provided, that nothing in the foregoing shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any liability or expense to the Reorganized Debtors. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or lease to the extent such Executory Contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder. For the avoidance of doubt, the Notes Trustees shall have no ongoing duties to the Holders of the Senior Secured Notes Claims or the Convertible Notes Claims under any of the canceled and discharged Notes Indentures following the Effective Date of the Plan other than as expressly set forth in the Plan or Confirmation Order.

5.10. Cancellation of Liens; Existing Equity Interests, and other Interests.

(a) Except as otherwise specifically provided herein, including pursuant to Article 5.2(a) of this Plan, all notes, instruments, certificates or other agreement or document evidencing debt of the Debtors, Existing Equity Interests, and other Interests will be cancelled and obligations of the Debtors thereunder will be discharged and of no further force or effect, except, where applicable, for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under this Plan and to make any further distributions to the applicable Holders on account of their Claims.

(b) Upon the full payment or other satisfaction of its Allowed Other Secured Claim, or promptly thereafter, any Lien securing any Other Secured Claim shall be deemed released and the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or the Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

(c) After the Effective Date and following the (i) distributions to Holders on account of Allowed Senior Secured Notes Claims, Allowed Convertible Notes Claims, and Allowed Renesas Claims and (ii) payment of the Restructuring Expenses, any Lien securing such Claims shall be deemed released and the Debtors or the Reorganized Debtors may, in their sole discretion, take any action necessary to terminate, cancel, extinguish, and/or evidence the release of any and all mortgages, deeds of trust, Liens, pledges, and other security interests with respect to the Senior Secured Notes Claims, including the preparation and filing, in form, substance, and content of any and all documents necessary to terminate, satisfy, or release any mortgages, deeds of trust, Liens, pledges, and other security interests held by the Senior Secured Notes Trustee and the Senior Secured Noteholders, including UCC-3 termination statements.

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5.11. Officers and Boards of Directors.

(a) The composition of the New Board shall be determined by the Selection Committee. The members of the Selection Committee shall work together in good faith and shall have ultimate decision-making responsibility for selecting the composition of the New Board by not later than the deadline to File the Plan Supplement; provided, that the Chief Executive Officer of Reorganized Parent shall be a member of the New Board and board of the Reorganized Parent and Renesas shall be entitled to select one (1) member of the board of the Reorganized Parent pending requisite Regulatory Approval in accordance with the Investor Rights Agreement; provided further, that upon the occurrence of the Renesas Base Distribution Date, the board seat reserved for the individual Renesas designates to sit on the New Board shall be immediately filled by such individual in accordance with Reorganized Parent’s New Corporate Governance Documents, and in accordance with the Restructuring Support Agreement.

(b) The composition of the New Board shall comply with NYSE or NASDAQ requirements, as applicable, for public companies, and, for so long as the Reorganized Debtors maintains a facility security clearance, the National Industrial Security Program Operating Manual Rule (32 C.F.R. Part 117), including implementation of an agreement with DCSA to mitigate foreign ownership, control or influence that may require the appointment of one independent, security-cleared DCSA-approved board directors so long as Renesas holds the right to select one or more member of the board of the Reorganized Parent, but, in any event, Reorganized Parent shall provide Renesas no more than a 10% voting representation on the board of the Reorganized Parent by maintaining a sufficient number of its members.

(c) The officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on the Effective Date. After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(d) Except to the extent that a member of the board of directors or a member of the board of managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or board of managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.12. Incentive Plans.

As soon as practicable after the Effective Date, the New Board shall adopt and implement the Incentive Plans.

5.13. Authorization, Issuance, and Delivery of Plan Securities.

On the Effective Date, Reorganized Parent is authorized to transfer, issue or cause to be issued and shall transfer or issue the Plan Securities, including, for the avoidance of doubt, the Contingent Additional Consideration, if applicable, for distribution in accordance with the terms of this Plan without the need for any further board, stockholder, or other corporate action. All of the Plan Securities transferable or issuable

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under this Plan, when so transferred or issued, shall be duly authorized, validly issued, fully paid, and non-assessable. To the extent applicable, Reorganized Parent’s New Corporate Governance Documents shall provide for sufficient shares of authorized New Common Stock to effectuate the issuance of New Common Stock contemplated by and in connection with this Plan, including the Incentive Plans, and Reorganized Parent shall issue or reserve for issuance a sufficient number of shares of New Common Stock to effectuate all such issuances. Each Holder of New Common Stock shall be deemed, without further notice or action, to have agreed to be bound by the New Corporate Governance Documents, as the same may be amended from time to time following the Effective Date in accordance with their terms. The New Corporate Governance Documents shall be binding on all Entities receiving New Common Stock (and their respective successors and permitted assigns), whether received pursuant to this Plan or otherwise and regardless of whether such Entity executes or delivers a signature page to any New Corporate Governance Document.

5.14. Regulatory Approvals.

The Debtors, Reorganized Debtors, and Renesas, as applicable, shall, subject to the Restructuring Support Agreement, use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and file all Regulatory Approvals. The Debtors, Reorganized Debtors, and Renesas, as applicable, shall, subject to the Restructuring Support Agreement, take all commercially reasonable actions necessary to obtain all Regulatory Approvals, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Debtors and/or Renesas in accordance with the Restructuring Support Agreement, until the earlier of (a) the Regulatory Trigger Deadline and (b) the date upon which the Debtors or Reorganized Debtors, as applicable, and Renesas shall have received all Regulatory Approvals. With respect to costs incurred by Renesas in connection with obtaining the Regulatory Approvals, the Debtors or Reorganized Debtors, as applicable, shall pay the reasonable and documented fees and expenses of the Renesas Advisors incurred in connection with securing the Regulatory Approvals prior to receiving all Regulatory Approvals or the occurrence of the Regulatory Trigger Deadline.

5.15. Nonconsensual Confirmation.

To the extent any Voting Class has not voted to accept this Plan, the Debtors intend to undertake to have the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject this Plan.

5.16. Resale & Registration Rights.

(a) On the Effective Date, the Reorganized Debtors shall enter into the Registration Rights Agreement on the terms set forth in, and otherwise subject to, the Restructuring Support Agreement.

(b) With respect to the New Common Stock, Reorganized Parent shall provide Renesas with customary resale registration rights with respect to the Consideration Shares (and as applicable, the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes or the Renesas Warrants) issued to Renesas pursuant to this Plan and the Restructuring Support Agreement, pursuant to the Registration Rights Agreement and shall be effective as of the Effective Date.

(c) The Registration Rights Agreement shall provide that, prior to the Renesas Base Distribution Date, Renesas may require the Reorganized Parent to, among other things, file the Primary Registration Statement no later than thirty (30) days following a written request by Renesas to conduct a Registered Primary Offering and pay the proceeds of Registered Primary Offerings directly to Renesas pursuant to the Disposition Agreement; provided, that if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained, Renesas shall not have the ability to exercise the right to require the Reorganized Parent to file a Primary Registration Statement to conduct a Registered Primary Offering until nineteen (19) weeks after the Effective Date.

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(d) For the avoidance of doubt, it is understood and acknowledged that the Consenting Convertible Noteholders shall also be party to the Registration Rights Agreement and shall receive certain customary registration rights consistent with their respective holdings with respect to shares of New Common Stock, including shares underlying the New 2L Convertible Notes, issued to the Consenting Convertible Noteholders in accordance with this Plan; provided, that shares that are freely tradeable under section 1145(a) of the Bankruptcy Code shall not be covered by such registration rights.

5.17. Closing of the Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors shall be authorized, but not directed, to submit an order to the Bankruptcy Court under certification of counsel to close the applicable Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.18. Notice of Effective Date.

On or as soon as practicable after the Effective Date, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.19. Separate Plans.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

ARTICLE VI.

DISTRIBUTIONS.

6.1. Distributions Generally.

The Distribution Agent shall make all distributions under this Plan to the appropriate Holders of Allowed Claims in accordance with the terms of this Plan, provided that initial Plan distributions (other than for the Commitment Fee Amount to Holders of Allowed Senior Secured Notes Claims entitled thereto under the Additional Notes Purchase Agreement as provided in Article 4.3(b)(iii), which shall be made by the Debtors or the Reorganized Debtors) shall be made to or at the direction of the respective Notes Trustees for further distribution in accordance with the Senior Secured Notes Indenture and the Convertible Notes Indentures respectively.

6.2. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any

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Cure Claims or disputes over any Cure Claims, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim. Notwithstanding the foregoing, the Distribution Record Date shall not apply to distributions in respect of securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or this Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC (if any), DTC shall be considered a single Holder for purposes of distributions.

6.3. Date of Distributions.

(a) Except as otherwise provided in this Plan (including payments made in the ordinary course of the Debtors’ business) or as paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, or as otherwise determined in accordance with this Plan and Confirmation Order, including the treatment provisions of Article IV of this Plan, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class provided in this Plan; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate (but subject in all respects to the Definitive Documents); provided further, that the Reorganized Debtors may make distributions of Plan Securities following the Effective Date, including to Holders of Disputed Claims that become Allowed Claims; provided further, that any Holder participating in the Rights Offering may inform the Distribution Agent pursuant to the Rights Offering Procedures that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII; provided, that any Plan Security that is issuable to Holders of Allowed Claims but is withheld from distribution on account of a Holder of a Disputed Claim shall not be issued until such time such Disputed Claim is resolved and the Plan Securities are to be distributed. Except as specifically provided in this Plan, Holders of Allowed Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

(b) For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided, that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released pursuant to Article X of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay fees payable pursuant to section 1930(a) of the Judicial Code until such time as a particular Chapter 11 Case is closed, dismissed, or converted, whichever occurs first.

6.4. Delivery of Distributions to Senior Secured Notes and Convertible Notes.

Distributions to holders of Senior Secured Notes and Convertible Notes shall be made in exchange for such Senior Secured Notes and Convertible Notes. All Distributions with respect to the Senior Secured Notes (other than the Commitment Fee Amount) and Convertible Notes shall be made to or at the direction of the applicable Indenture Trustee. As a condition precedent to the Distributions provided for in this subsection, but, solely with respect to the Convertible Noteholders, subject to the Rights Offering

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Procedures, the Senior Secured Noteholders and Convertible Noteholders shall be deemed to have surrendered their Senior Secured Notes and Convertible Notes and all such surrendered Senior Secured Notes and Convertible Notes and the related book entry positions and other documents shall be deemed to be cancelled in accordance with Section (a) of the Plan as of the Effective Date in exchange for such Distributions. With respect to each Distribution to be made to the Senior Secured Notes and Convertible Notes, the applicable Indenture Trustee’s facilitation of such Distribution shall be deemed satisfied upon DTC’s receipt of such Distribution.

6.5. Distribution Agent.

All distributions under this Plan to claims other than with respect to Senior Secured Notes or Convertible Notes shall be made by the applicable Distribution Agent which may be a Debtor, Reorganized Debtor, or such other Entity designated as Distribution Agent pursuant to the Plan Supplement Documents, on or after the Effective Date or as otherwise provided herein. A Distribution Agent shall not be required to give any bond or surety or other Security for the performance of its duties, and all reasonable fees and expenses incurred by such Distribution Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors.

6.6. Rights and Powers of Distribution Agent.

(a) From and after the Effective Date, the Distribution Agent, solely in its capacity as Distribution Agent, shall be exculpated by all Entities, including Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Distribution Agent by this Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Distribution Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action vested in a Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by such Distribution Agent to be necessary and proper to implement the provisions hereof.

(b) The Distribution Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Distribution Agent by order of the Bankruptcy Court (including any Final Order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Distribution Agent to be necessary and proper to implement the provisions of this Plan.

6.7. Expenses of Distribution Agent.

Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the reasonable and documented fees and expenses incurred by the Distribution Agent acting in such capacity (including reasonable and documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.8. No Postpetition Interest.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, any other Definitive Document, another Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

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6.9.	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim shall be made by a Distribution Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims (or to the Note Trustees as provided herein in the case of Senior Secured Notes Claims (other than the Commitment Fee Amount) and Convertible Notes Claims); provided, that any Holder participating in the Rights Offering as of the Distribution Record Date may send a written notice to the Distribution Agent that the distributions in respect of such Holder’s Allowed Claims shall be made to one or more of its Affiliates, designees or Related Funds; provided further, that such Holder and relevant Affiliate, designee, or Related Fund comply with all applicable withholding and reporting requirements set forth in Article 6.20 of this Plan. If a distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Distribution Agent is notified in writing of such Holder’s then-current address, at which time all currently-due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Distribution Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article 6.20 of this Plan.

6.10. Distributions as of Effective Date.

Distributions to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11. Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date of a distribution on an Allowed Claim, all distributions payable on account of such Claim that are undeliverable or otherwise unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all Claims of any other person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Distribution Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s Filings. In respect of the Renesas Claims, this Article 6.11, to the extent applicable, shall be subject to the Renesas Contingent Documentation in all respects.

6.12. Time Bar to Cash Payments.

Checks issued by the Distribution Agent in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the applicable Distribution Agent by the Holder of the Allowed Claim to whom such check was originally issued, prior to the expiration of the ninety (90) day period.

6.13. Manner of Payment under Plan.

Except as otherwise specifically provided in this Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

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6.14. Satisfaction of Claims.

Except as otherwise specifically provided in this Plan, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, release, settlement, and discharge of and exchange for such Allowed Claims.

6.15. Fractional Stock.

No fractional shares of New Common Stock shall be distributed. If any distributions of New Common Stock pursuant to this Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article 6.15. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock. Fractional shares of New Common Stock that are not distributed in accordance with this section shall be returned to, and the ownership thereof shall vest in, the Reorganized Debtors; provided that, with respect to distributions of New Common Stock through the facilities of DTC, such distributions shall be subject to further rounding adjustments in accordance with the applicable procedures of DTC.

6.16. Minimum Cash Distributions.

The Distribution Agent shall not be required to make any distribution of Cash less than one hundred dollars ($100) to any Holder of an Allowed Claim; provided, that if any distribution is not made pursuant to this Article 6.16, such distribution shall be added to any subsequent distribution to be made on behalf of the Holder’s Allowed Claim.

6.17. Setoffs.

(a) The Debtors and the Reorganized Debtors, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made pursuant to this Plan on account of such Claim, any and all Claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors or their successors may have against the Holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the Holder of such Claim.

(b) In no event shall any Holder of Claims be entitled to set off any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, unless (i) the Debtors or the Reorganized Debtors, as applicable, have consented or (ii) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise. Notwithstanding the foregoing, this paragraph does not create any new rights to setoff or recoupment that did not exist under any applicable law or agreement in existence prior to the Effective Date.

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6.18. Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Article 6.9 herein or as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.19. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in this Plan to the contrary, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

6.20. Withholding, Reporting Requirement, and Intended Tax Treatment.

(a) Withholding Rights. In connection with this Plan, any party issuing any instrument or making any distribution described in this Plan or payment in connection therewith shall comply with all applicable withholding and reporting requirements imposed by any applicable tax law, and all distributions pursuant to this Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash issuance or distribution that is subject to withholding, and subject to Article 6.20 of this Plan, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) and, if applicable, remit any excess Cash to the applicable recipient, or (ii) pay the withholding tax using its own funds and retain such withheld property (at fair market value as reasonably determined in good faith by the Reorganized Debtors). Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan to the extent the corresponding withholding tax is paid to the applicable taxing authority. Notwithstanding the foregoing, each Holder of an Allowed Claim or any other Entity that receives a distribution pursuant to this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed by any Governmental Unit, including income, withholding, and other taxes, on account of such distribution, except to the extent the amounts have been withheld or deducted by the Reorganized Debtors. Any party issuing any instrument or making any distribution pursuant to this Plan has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall reasonably cooperate with the relevant recipients to minimize or eliminate any such withholding to the extent permitted by applicable tax law.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Distribution Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate IRS Form W-9 or (if the payee is a foreign Entity) an appropriate IRS Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by applicable tax law. Notwithstanding the foregoing sentence, in any case where any Consenting Creditor fails to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8 or any other tax form or certificate to eliminate any applicable withholding tax, the Reorganized Debtors’, the Distribution Agent’s, or such other Entity designated by the Reorganized Debtors or Distribution Agents’ sole remedy shall be to withhold required amounts under applicable tax law.

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(c) Restructuring Support Agreement Intended Tax Treatments. The Reorganized Debtors and Debtors, as applicable, and Renesas agree to treat, for U.S. federal income tax purposes, (i) the Renesas Warrants issued as a portion of the consideration paid in respect of the Allowed Renesas Claim, and (ii) the New Renesas 2L Takeback Convertible Notes and the CRD, in each case, as a “security” of the Reorganized Debtors and Debtors, respectively, for purposes of sections 354 and 356 of the IRC, and the Treasury Regulations promulgated thereunder, and not as a “contingent payment debt instrument” within the meaning of Treasury Regulations section 1.1275-4. The Reorganized Debtors and the Consenting Creditors agree to treat, for U.S. federal income tax purposes, the New 2L Convertible Notes and New 2L Takeback Notes, in each case, not as a “contingent payment debt instrument” within the meaning of Treasury Regulations section 1.1275-4. The Reorganized Debtors and Debtors, as applicable, and the Consenting Senior Secured Noteholders agree to treat, for U.S. federal income tax purposes, the issuance of the New Senior Secured Notes as not giving rise to a “significant modification” (within the meaning of Treasury Regulations section 1.1001-3(e)) with respect to the Senior Secured Notes or an exchange or other disposition of the Senior Secured Notes by the Senior Secured Noteholders to the extent such position is permitted under applicable law, and the Debtors and the Reorganized Debtors, as applicable, shall cooperate in good faith with the Consenting Senior Secured Noteholders to support such treatment. The Debtors and the Reorganized Debtors, as applicable, and Consenting Creditors acknowledge that, based on the quotes available on the interdealer markets, the Convertible Notes were, for the quarter ending on March 31, 2025, and are expected to be, for the quarter ending on June 30, 2025, “regularly traded on an established securities market” within the meaning of Treasury Regulation sections 1.897-1 and 1.897-9T and, if trading activity on the Convertible Notes continues for all or any portion of subsequent quarters, that the Convertible Notes are expected to continue to be “regularly traded on an established securities” market for such purposes and for such quarters. The Reorganized Debtors and Debtors, as applicable, and Consenting Creditors shall file all tax returns consistent with, and take no position inconsistent with, the treatment set forth in this Article 6.20(d) (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the IRC. The Reorganized Debtors and Debtors, as applicable, and the Consenting Creditors agree to cooperate in good faith (and without undue cost or expense to the Reorganized Debtors and Debtors, as applicable) in determining whether any interest in the Reorganized Debtors is a United States real property interest within the meaning of Section 897 of the IRC, to the extent permitted by applicable law.

(d) Backstop Commitment Agreement Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Reorganized Debtors and the Backstop Parties agree (i) to treat (A) the Backstop Premium as “put premium” paid to the Backstop Parties, (B) the discount implied by the Purchase Price as original issue discount, (C) the Debtors and the Backstop Parties entering into the Backstop Commitment Agreement to create the obligation to purchase the New 2L Convertible Notes in respect of the Backstop Commitment (as defined in the Backstop Commitment Agreement) as a sale of put options (in consideration for the put premium described in clause (A)) by the Initial Backstop Parties, (D) solely in the event that a substantial amount of New 2L Convertible Notes is issued for cash, the issue price for all New 2L Convertible Notes as determined by reference to the Purchase Price paid in cash and (E) all New 2L Convertible Notes as part of the same issue and fungible with each other; and, with respect to each of the foregoing, no amount shall be treated as having been received in respect of services in connection with Backstop Commitment Agreement or the transactions contemplated thereby, including the right and obligation of the Initial Backstop Parties or the Rights Offering Backstop Parties (as defined in the Backstop Commitment Agreement) to purchase New 2L Convertible Notes in respect of the Direct Investment Commitment or Backstop Commitment (each as defined in the Backstop Commitment Agreement), respectively. The Reorganized Debtors and the Backstop Parties shall prepare and file all tax returns consistent with the tax treatment set forth in this Article 6.20(e) except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the IRC.

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6.22. Release of Contingent Additional Consideration.

(a) If the Regulatory Trigger Deadline occurs, Renesas shall be entitled to the Contingent Additional Consideration in full (including its rights to proceeds therefrom), as applicable. At such time, the Contingent Cash shall immediately be released to Renesas in full from escrow, the Incremental New 2L Takeback Notes shall immediately be issued to Renesas, the Renesas Warrants Term Extension shall become effective, and the Contingent Shares (or economic entitlement to such Contingent Shares) shall be subject to and distributed through the ELOC/ATM Programs and Registered Primary Offerings.

(b) If, prior to the Regulatory Trigger Deadline, Renesas obtains all Regulatory Approvals, the Contingent Additional Consideration shall be distributed as follows:

(i) $10,000,000 of the Contingent Cash shall be remitted from the escrow account governed by the Contingent Cash Escrow Agreement to the Debtors or Reorganized Debtors, as applicable;

(ii) $5,000,000 of the Contingent Cash shall be distributed to those Holders of Commitment Fee Claims, which shall be released no later than five (5) Business Days after the Regulatory Approvals have been obtained;

(iii) The Incremental New 2L Takeback Notes shall not be issued;

(iv) The Contingent Shares shall be distributed to Holders of Existing Equity Interests; and

(v) The Renesas Warrants Term Extension shall not be implemented.

6.23. Release of Base Consideration & Contingent Additional Consideration.

Upon the Renesas Base Distribution Date, the Reorganized Debtors shall immediately issue directly to Renesas (i) all Base Consideration not previously distributed to Renesas, less any portions or equivalent proceeds of the Base Consideration in respect of which Renesas has received Sale Proceeds pursuant to the Disposition Agreement, in accordance with this Plan and Confirmation Order, and, to the extent the Renesas Base Distribution Date occurs after the Regulatory Trigger Deadline has occurred, (ii) the Contingent Additional Consideration, less any portions of the Contingent Additional Consideration in respect of which Renesas has received Sale Proceeds pursuant to the Disposition Agreement, in accordance with this Plan and Confirmation Order.

ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS

7.1. Disputed Claims Generally.

(a) Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan or Confirmation Order, Holders of Claims, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, need not File Proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims as if the Chapter 11 Cases had not been commenced; provided, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan, unless such Claim is Allowed hereunder.

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(b) Unless disputed by a Holder of a Claim or as otherwise set forth in the Plan, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claim shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

(c) Except for Proofs of Claim in respect of Claims arising from the rejection of an Executory Contract or Unexpired Lease, any Filed Claim shall be considered objected to and Disputed without further action by the Debtors. Upon and after the Effective Date, all Proofs of Claim, other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, Filed against the Debtors, regardless of the time of filing, shall be deemed withdrawn and expunged. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

7.2. Objections to Claims.

Except insofar as a Claim is Allowed under this Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim or Interest. Any objections to Claims shall be served and Filed on or before the later of (a) two (2) years after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court. The expiration of such period shall not limit or affect the Debtors’ or the Reorganized Debtors’ rights to dispute Claims other than through an objection to a Claim and/or to proof of such Claim Filed in the Bankruptcy Court.

7.3. Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may (a) determine, resolve, and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and (b) at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim, including at any time during litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.

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7.4. Disallowance of Claims.

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

7.5. No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is Filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Disputed Claim becomes an Allowed Claim.

7.6. Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan, including the treatment provisions provided in Article IV of this Plan.

7.7. Claim Resolution Procedures Cumulative.

All of the Claims, objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan without further notice or Bankruptcy Court approval.

7.8. Single Satisfaction of Claims and Interests.

In no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim or Interest exceed 100 percent (100%) of the underlying Allowed Claim or Interest plus applicable interest required to be paid hereunder, if any.

ARTICLE VIII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases .

(a) On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors, including, but not limited to, employee contracts, which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i) have been assumed, assumed and assigned, or rejected by the Debtors by prior order of the Bankruptcy Court;

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(ii) are the subject of a motion to reject Filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by Filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties;

(iv) are rejected or terminated pursuant to the terms of this Plan; or

(v) are the subject of a pending Cure Dispute.

(b) Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, assumptions and assignments, and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases provided for in this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

(c) To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non- Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

(d) Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

(e) The Debtors reserve the right, on or before the Effective Date, to amend the Schedule of Rejected Contracts and/or to add or remove any Executory Contract and Unexpired Lease; provided, the Debtors or Reorganized Debtors, as applicable, may amend the Schedule of Rejected Contracts to add or delete any Executory Contracts or Unexpired Leases after such date to the extent agreed with the relevant counterparties and entry of an order of the Bankruptcy Court.

(f) The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

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8.2. Payments Related to Assumption of Executory Contracts and Unexpired Leases .

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

8.3. Claims on Account of the Rejection of Executory Contracts or Unexpired Leases.

(a) All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 6 General Unsecured Claim.

(b) Any Person or Entity that is required to File a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article 10.5 hereof.

8.4. Survival of the Debtors’ Indemnification Obligations.

Except as otherwise provided in this Plan or the Confirmation Order, and subject to the Schedule of Retained Causes of Action, to the fullest extent permitted by applicable law, the Indemnification Obligations shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Debtors or the applicable Reorganized Debtors, as applicable, shall not indemnify any such officers, directors, agents, or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission for which indemnification is barred under applicable law or that is excluded under the terms of the foregoing organizational documents or applicable agreements governing the Debtors’ Indemnification Obligations. The Reorganized Debtors shall not indemnify any Persons for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct. Except as otherwise provided in this Plan, all such Indemnification Obligations shall be deemed and treated as Executory Contracts that are assumed by the Debtors under this Plan.

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8.5. Employee Plans.

(a) All Employee Plans that exist as of the Petition Date shall be assumed on the Effective Date as Executory Contracts pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, the assumption of any Employee Plans shall not trigger any applicable change of control, immediate vesting, termination, or similar provisions therein, including any right to severance pay in connection with a change in control. For the avoidance of doubt, unless expressly provided for in a Designated Employee Contract, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards, which interest awards shall be cancelled and discharged.

(b) As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under all applicable workers’ compensation programs and in accordance with all applicable workers’ compensation Laws in states in which the Reorganized Debtors operate. Any Claims arising under workers’ compensation programs shall be deemed withdrawn once satisfied without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable law, including non-bankruptcy Law, with respect to any such workers’ compensation programs; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state Law.

8.6. Insurance Policies.

(a) All insurance policies to which any Debtor is a party as of the Effective Date, including any D&O Policy, shall be deemed to be and treated as Executory Contracts and shall be assumed by the applicable Debtors or the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms, and all such insurance policies shall vest in the Reorganized Debtors. Coverage for defense and indemnity under the D&O Policies shall remain available to all individuals within the definition of “Insured” in any D&O Policy.

(b) In addition, after the Effective Date, all officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies and on terms no less favorable than the Debtors’ existing policies.

(c) In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date, and any current directors, officers, members, managers, agents or employees of any of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such D&O Policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date to the extent set forth in such policies.

(d) In the event that the Debtors determine that an Allowed Claim is covered in full or in part under one of the Debtors’ insurance policies, no distributions under this Plan shall be made on account of such Allowed Claim unless and until, and solely to the extent that, (i) the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) an insurer authorized to issue a coverage position under such insurance policy, or the agent of such insurer, issues a formal determination, which the Debtors in their sole discretion do not contest, that coverage under such insurance policy is excluded or otherwise unavailable for losses arising from such Allowed Claim. Any proceeds available pursuant to one of the Debtors’ insurance policies shall reduce the Allowed amount of a Claim on a dollar-for-dollar basis. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim in full or in part (if and to the extent adjudicated by a court of competent jurisdiction), then immediately

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upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. If an applicable insurance policy has a SIR, the Holder of an Insured Claim shall have an Allowed General Unsecured Claim or a Section 510(b) Claim, as applicable, against the applicable Debtor’s Estate solely up to the amount of the SIR that may be established upon the liquidation of the Insured Claim. Such SIR shall be considered satisfied pursuant to this Plan through allowance of the General Unsecured Claim or Section 510(b) Claim, as applicable, solely in the amount of the applicable SIR, if any; provided, that nothing herein obligates the Debtors or the Reorganized Debtors to otherwise satisfy any SIR under any insurance policy. Any recovery on account of the Insured Claim in excess of the SIR established upon the liquidation of the Claim shall be recovered solely from the Debtors’ insurance coverage, if any, and only to the extent of available insurance coverage and any proceeds thereof. Nothing in this Plan shall be construed to limit, extinguish, or diminish the insurance coverage that may exist or shall be construed as a finding that liquidated any Claim payable pursuant to an insurance policy.

8.7. Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to this Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion Filed by the Debtors in accordance with this Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8. Assignment.

To the extent provided under the Bankruptcy Code or other applicable law, any Executory Contract or Unexpired Lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such Executory Contract or Unexpired Lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such Executory Contract or Unexpired Lease or that terminates or modifies such Executory Contract or Unexpired Lease or allows the counterparty to such Executory Contract or Unexpired Lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.9. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease.

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8.10. Reservation of Rights.

(a) Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing in this Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(c) Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(d) If there is a dispute regarding a Cure Claim or whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by Filing a notice indicating such altered treatment.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN.

9.1. Conditions Precedent to the Effective Date.

(a) The effectiveness of this Plan will be subject to the satisfaction or waiver in writing of customary conditions to effectiveness, as well as such other conditions as may be agreed by the Debtors and the Required Consenting Creditors, including the Conditions Precedent to effectiveness set forth in Article 9.1(b) (as applicable).

(b) The following are Conditions Precedent to the Effective Date of this Plan; provided, that the Effective Date shall not occur prior to three (3) months from the effective date of the Restructuring Support Agreement:

(i) the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(ii) the Backstop Agreement shall not have been terminated (other than in connection with the consummation of the New 2L Convertible Notes Rights Offering), and the New 2L Convertible Notes Rights Offering shall have been consummated in accordance with the terms of the Backstop Agreement;

(iii) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the Confirmation Order shall have become a Final Order;

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(iv) all documentation necessary for the issuance of the New Common Stock shall have been executed and delivered by the Reorganized Parent;

(v) the New Senior Secured Notes shall have been issued and the Senior Secured Notes shall have been cancelled;

(vi) the Effective Date Cash Payment shall have been paid in full in Cash;

(vii) the New 2L Takeback Notes, New Renesas 2L Takeback Convertible Notes, and the New 2L Convertible Notes (including on account of the Backstop Premium) shall have been issued, and the Convertible Notes and the CRD shall have been cancelled;

(viii) the New Common Stock shall have been issued;

(ix) the Renesas Warrants shall have been issued;

(x) the Commitment Fee Amount shall have been paid in full in Cash;

(xi) all Restructuring Expenses shall have been paid in full in Cash;

(xii) the Definitive Documents shall (a) be consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (c) be adopted on terms consistent with the Restructuring Support Agreement;

(xiii) all conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms; and

(xiv) the Professional Fee Escrow shall have been established and funded in full in Cash.

9.2. Timing of Conditions Precedent.

Notwithstanding when a Condition Precedent to the Effective Date occurs, for the purposes of this Plan, such Condition Precedent shall be deemed to have occurred simultaneously upon the completion of the Conditions Precedent to the Effective Date; provided, that to the extent a Condition Precedent (the “Prerequisite Condition”) may be required to occur prior to another Condition Precedent (a “Subsequent Condition”) then, for purposes of this Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the applicable Subsequent Condition regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

9.3. Waiver of Conditions Precedent.

(a) Each of the Conditions Precedent of this Plan may be waived in writing by the Debtors and the Required Consenting Creditors; provided, that the waiver of the Condition Precedent in Article 9.1(b)(xi) or Article 9.1(b)(xiv) shall require the consent of the affected Professionals. If this Plan is confirmed for fewer than all of the Debtors as provided for in Article 5.19 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

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(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4. Effect of Non-Occurrence of the Effective Date.

If the Effective Date does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

ARTICLE X.

EFFECT OF CONFIRMATION AND CONSUMMATION OF PLAN.

10.1. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided herein, or in any agreement, instrument, or other documents incorporated into this Plan (including with respect to the transactions contemplated by the Restructuring Transactions Exhibit), on the Effective Date, pursuant to section 1141(b) and (c) other applicable provisions of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by this Plan or Confirmation Order and subject to the terms of the New Notes and New Notes Documents. For the avoidance of doubt, all rights of Renesas to the Base Consideration (or Base Consideration Proceeds) and the Contingent Additional Proceeds shall remain in effect in accordance with the Definitive Documents. In addition, all rights, benefits, and protections provided to any of the Debtors or their Estates pursuant to this Plan, the Plan Supplement, or the Confirmation Order including the release, exculpation, and injunction provisions provided in Article X of this Plan, shall vest in each respective Reorganized Debtor unless expressly provided otherwise by this Plan or the Confirmation Order. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2. Binding Effect.

As of the Effective Date, this Plan shall bind all Holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such Holders were (a) Impaired or Unimpaired under this Plan, (b) deemed to accept or reject this Plan, (c) failed to vote to accept or reject this Plan, or (d) voted to reject this Plan.

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10.3. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, this Plan or in a contract, instrument, or other agreement or document executed pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept this Plan. Any default or “event of default” by the Debtors with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

10.4. Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5. Permanent Injunction.

Except as otherwise expressly provided in the Restructuring Support Agreement, this Plan or the Confirmation Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (1) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (2) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order; (3) creating, perfecting, or enforcing any Lien or encumbrance; (4) asserting a right of setoff or subrogation of any kind; or (5) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to this Plan or the Confirmation Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article IX hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, or Released Party, as applicable; provided, that the foregoing shall only apply to Claims or Causes of Action brought against a Released Party if such Person or Entity bringing such Claim or Cause of Action is a

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Releasing Party. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action File a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court reserves jurisdiction to adjudicate any such claims to the maximum extent provided by the law.

10.6. Releases.

(a) Releases by the Debtors.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each of Debtors, Reorganized Debtors, Reorganized Parent, and the Estates, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, Reorganized Parent, or the Reorganized Debtors, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (1) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation, formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including Consenting Creditors), (5) the Prepetition Credit Documents; (6) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (7) intercompany transactions, (8) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (9) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (10) the distribution,

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including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (11) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Debtors do not release Claims or Causes of Action (1) that are of a commercial nature and arise in the ordinary course of business, such as accounts receivable and accounts payable on account of goods being sold and services being performed; (2) arising under an Executory Contract or Unexpired Lease that is assumed by the Debtors; or (3) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct). Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good-faith settlement and compromise of the Claims released by the Debtors; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Reorganized Parent or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

(b) Releases by Holders of Claims and Interests.

To the fullest extent permitted by applicable law and approved by the Bankruptcy Court, and except as otherwise expressly set forth in this Plan or the Confirmation Order, as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, has and is deemed to have, forever and unconditionally, released, and absolved each Released Party from any and all Claims, obligations, rights, suits, damages, and Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Estates, the Reorganized Parent, or the Reorganized Debtors that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, including (1) the governance, management, transactions, ownership, or operation of the Debtors or the Non-Debtor Affiliates (2) the purchase, sale, or rescission of any Security of the Debtors or the Non-Debtor Affiliates, (3) the subject matter of, or the transactions, events, circumstances, acts or omissions giving rise to, any Claim or Interest that is treated in the Restructuring Transactions, including the negotiation,

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formulation, or preparation of the Restructuring Transactions, (4) the business or contractual arrangements between any Debtor or Non-Debtor Affiliate and any other Entity (including Consenting Creditors), (5) the Prepetition Credit Documents; (6) the Debtors’ and Non-Debtor Affiliates’ in- or out-of-court restructuring efforts, (7) intercompany transactions, (8) the formulation, preparation, dissemination, negotiation, solicitation, entry into, Filing, or consummation of this Plan, the Plan Supplement the Disclosure Statement, the Restructuring Support Agreement and related prepetition transactions, the Definitive Documents, the Rights Offering Documents, the Corporate Governance Documents, the Chapter 11 Cases, or any Restructuring Transaction, (9) any contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, the Plan Supplement, the Disclosure Statement, the Restructuring Support Agreement, the Definitive Documents, the Rights Offering Documents, or the Corporate Governance Documents, the Chapter 11 Cases, the pursuit of confirmation and consummation of the Plan, the administration and implementation of the Plan or Confirmation Order, including the issuance or distribution of securities pursuant to the Plan, (10) the distribution, including any disbursements made by a Distribution Agent, of property under this Plan, or any other related agreement, or (11) any other act or omission, transaction, agreement, event, or other occurrence related to any of the foregoing and taking place on or before the Effective Date; provided, that the Releasing Parties do not release Claims or Causes of Action (1) arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud (but not, for the avoidance of doubt, fraudulent transfers), gross negligence, or willful misconduct (it being agreed that any Released Parties’ consideration, approval, or receipt of any distribution did not arise from or relate to actual fraud, gross negligence, or willful misconduct) or (2) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors, the Reorganized Parent, or the Reorganized Debtors. Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (1) any obligations of any Person or Entity under this Plan, the Confirmation Order, any other Definitive Document, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan or any agreement, Claim, or obligation arising or assumed under this Plan or (2) any Causes of Action specifically retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) given and made after due notice and opportunity for hearing; and (3) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

10.7. Exculpation.

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any Claims or Causes of Action for any act taken or omitted to be taken between the Petition Date and the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or consummation (as applicable) of this Plan, the Restructuring Support Agreement and related prepetition transactions, and the Disclosure Statement including any disbursements made by a Distribution Agent in connection with this Plan, the Disclosure Statement, the Definitive Documents, the Corporate Governance Documents, the Prepetition Credit Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with this Plan, or any other

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postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of this Plan; provided, that the foregoing provisions of this exculpation shall not operate to waive or release: (1) any Claims or Causes of Action arising from willful misconduct, actual fraud (but not, for the avoidance of doubt, fraudulent transfers), or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (2) the rights of any Person or Entity to enforce this Plan. and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan, or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions, or inactions.

The Exculpated Parties have, and upon consummation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity. For the avoidance of doubt and notwithstanding anything else herein, the foregoing exculpation shall be limited to Persons that served as Estate fiduciaries during the Chapter 11 Cases.

10.8. Retention of Causes of Action/Reservation of Rights.

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to this Article X, the Reorganized Debtors shall have, retain, reserve and be entitled to assert, and may enforce all rights to commence and pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to this Plan.

10.9. Ipso Facto and Similar Provisions Ineffective.

Except to the extent otherwise allowed hereunder, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the Confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation; or (d) the restructuring.

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10.10. Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors, the Exculpated Parties, and the Released Parties shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the (i) Debtors and (ii) the Consenting Creditors, and (iii) each of the Debtors and Consenting Creditors’ respective directors, officers, employees, Affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any Securities under this Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer and issuance of any Securities under this Plan.

10.11. Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by this Plan shall be deemed authorized and approved in all respects, including (a) the assumption of the Employee Plans assumed pursuant to Article 8.5(a), subject to Articles 8.5(a)-(c), (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution of the Plan Securities, (d) the approval of the Restructuring Support Agreement and the Backstop Agreement, and (e) all other actions contemplated by this Plan (whether to occur before, on, or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in this Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Holders of Collateral, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by this Plan (or necessary or desirable to effect the transactions contemplated by this Plan) in the name of and on behalf of the Reorganized Debtors, including (w) the New Corporate Governance Documents and (x) any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article 10.11 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI.

RETENTION OF JURISDICTION.

11.1. Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, including resolution of all disputes regarding Cure Claims, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

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(b) to determine any motion, adversary proceeding, proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to Holders of Allowed Claims are accomplished as provided for in this Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to the manner of, or entitlement to, distributions under this Plan;

(e) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim or any counterclaim related thereto;

(f) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Professional Fee Claims;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate this Plan;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear and determine matters concerning Securities laws exemptions under section 1145 of the Bankruptcy Code;

(o) to hear, adjudicate, decide, or resolve any and all matters related to Article X of this Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

(p) to resolve disputes concerning Disputed Claims or the administration thereof;

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(q) to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any claims bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Claim, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

(r) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(s) to enter a final decree closing the Chapter 11 Cases;

(t) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

(u) to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

For the avoidance of doubt, on and after the Effective Date, the Bankruptcy Court shall not retain exclusive jurisdiction over any matters arising in connection with the New Notes, New Notes Documents, or any transactions related thereto except to the extent the Bankruptcy Court would have jurisdiction over such matter pursuant to Article 11.1(d) of this Plan.

11.2. Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS.

12.1. Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2. Substantial Consummation of this Plan.

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3. Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns Filed, or to be Filed, for any and all taxable periods ending after the Petition Date through the Effective Date, and in the case of any Debtor that is to be dissolved in accordance with the Restructuring Transactions Exhibit, through the completion of its dissolution.

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12.4. Exemption from Certain Transfer Taxes.

Pursuant to and to the fullest extent permitted by section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any Securities, instruments or documents, (b) the creation, filing or recording of any Lien, mortgage, deed of trust, or other security interest, (c) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed, bill of sale, assignment or other instrument of transfer under, pursuant to, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under this Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in this Plan and Restructuring Transactions Exhibit (whether to one or more of the Reorganized Debtors or otherwise), and (d) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including the Confirmation Order, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any stamp or similar tax, including any document recording tax, conveyance fee, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, transfer tax, intangible tax, or other stamp or similar taxes.

12.5. Amendments.

(a) Plan Modifications. Subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, this Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of Holders of Allowed Claims or Interests pursuant to this Plan, subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b) Other Amendments. Subject to the consent rights set forth in the Restructuring Support Agreement and the Backstop Agreement, before the Effective Date, the Debtors may make technical adjustments and modifications to this Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court.

12.6. Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers, to execute, deliver, File, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

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12.7. Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors with the consent of the Required Consenting Creditors; provided, that the Debtors may revoke or withdraw this Plan without such consent in the exercise of the Debtors’ fiduciary duty or as otherwise permitted under the Restructuring Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if Confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity.

12.8. Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors and with the consent of the Required Consenting Creditors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Restructuring Support Agreement and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to this Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) non-severable and mutually dependent.

12.9. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a Definitive Document provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.10. Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11. Dates of Actions to Implement this Plan.

In the event that any payment or act under this Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

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12.12. Immediate Binding Effect.

Notwithstanding any Bankruptcy Rule providing for a stay of the Confirmation Order or Plan, including Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including the Reorganized Debtors, all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim, Interest, or debt has voted on this Plan.

12.13. Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of this Plan and the Confirmation Order.

12.14. Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.15. Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.16. Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.17. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or addressed as follows:

(a) if to the Debtors or the Reorganized Debtors:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, NC 27703

Melissa Garrett [***]

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with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Ray C. Schrock (ray.schrock@lw.com)

Alexander W. Welch (alex.welch@lw.com)

Keith A. Simon (keith.simon@lw.com)

Eric L. Einhorn (eric.einhorn@lw.com)

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com)

Ashley L. Harper (ashleyharper@hunton.com)

Philip M. Guffy (pguffy@hunton.com)

(b) if to the Ad Hoc Senior Secured Group, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10020

Ken Ziman (kziman@paulweiss.com)

Kyle Kimpler (kkimpler@paulweiss.com)

Stephanie P. Lascano (slascano@paulweiss.com)

Tyler F. Zelinger (tzeligner@paulweiss.com)

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, TX 77002

John F. Higgins (jhiggins@porterhedges.com)

M. Shane Johnson (sjohnson@porterhedges.com)

Megan Young-John (myoung-john@porterhedges.com)

James A. Keefe (jkeefe@porterhedges.com)

(c) if to Ad Hoc 26s/28s/29s Noteholder Group, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Ryan Preston Dahl (ryan.dahl@ropesgray.com)

Matthew M. Roose (matthew.roose@ropesgray.com)

Sam Badawi (sam.badawi@ropesgray.com)

Vinson & Elkins LLP

845 Texas Tower, Suite 4700

Houston, Texas 77002

Paul E. Heath (pheath@velaw.com)

Elias M. Medina (emedina@velaw.com)

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(d) if to Renesas, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Steven N. Serajeddini (steven.serajeddini@kirkland.com)

Yusuf Salloum (yusuf.salloum@kirkland.com)

Claire Stephens (claire.stephens@kirkland.com)

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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Dated:   June 27, 2025

Wilmette, Illinois

Respectfully submitted,

By:	/s/ Daniel Hugo

Name:	Daniel Hugo
Title:	Deputy Chief Restructuring Officer

On behalf of Wolfspeed, Inc. and its Debtor Affiliate

Exhibit B

Restructuring Support Agreement

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS RESTRUCTURING SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (together with the exhibits and attachments hereto, including the Restructuring Term Sheet (as defined below), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 22, 2025 (the “Execution Date”), is entered into by and among:

(a) Wolfspeed, Inc. (“Wolfspeed” or the “Company”) and Wolfspeed Texas LLC (“Wolfspeed Texas,” and each such party listed in this clause (a), a “Company Party,” and such parties together, the “Company Parties”);

(b) the undersigned beneficial holders, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of Senior Secured Notes (as defined below) (such undersigned holders of Senior Secured Notes, and investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of Senior Secured Notes, the “Initial Consenting Senior Secured Noteholders”, and together with any such holders of Senior Secured Notes, and investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of Senior Secured Notes, that subsequently become party to this Agreement, solely in their capacity as holders of Senior Secured Notes, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of Senior Secured Notes, the “Consenting Senior Secured Noteholders”); provided, that the terms “Initial Consenting Senior Secured Noteholders” and “Consenting Senior Secured Noteholders” (i) with respect to any subadvised entity, shall not include any portion of such subadvised entity that is not managed by the investment advisor, sub-advisor or manager that is executing this Agreement, and (ii) without limiting clause (i) hereof, with respect to an investment manager or investment advisor executing this Agreement, shall only include the funds or accounts over which such investment manager or investment advisor has investment authority, voting discretion, or control for the beneficial holders of Senior Secured Notes as further identified on its signature page to this Agreement or any joinder thereto;

(c) the undersigned beneficial holders, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of 2026 Convertible Notes (as defined below) (such undersigned holders of 2026 Convertible Notes, and investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2026 Convertible Notes, the “Initial Consenting 2026 Noteholders”, and together with any such holders of 2026 Convertible Notes that subsequently become party to this Agreement, solely in their capacity as holders of 2026 Convertible Notes, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2026 Convertible Notes, the “Consenting 2026 Noteholders”); provided, that the terms “Initial Consenting 2026 Noteholders” and “Consenting 2026 Noteholders” (i) with respect to any subadvised entity, shall not include any portion of such subadvised entity that is not managed by the investment advisor, sub-advisor or manager that is executing this Agreement, and (ii) without limiting clause (i) hereof, with respect to an investment manager or investment advisor executing this Agreement, shall only include the funds or accounts over which such investment manager or investment advisor has investment authority, voting discretion, or control for the beneficial holders of 2026 Convertible Notes as further identified on its signature page to this Agreement or any joinder thereto;

(d) the undersigned beneficial holders, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct, of 2028 Convertible Notes (as defined below) (such undersigned holders of 2028 Convertible Notes, and investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2028 Convertible Notes, the “Initial Consenting 2028 Noteholders”, and together with any such holders of 2028 Convertible Notes that subsequently become party to this Agreement, solely in their capacity as holders of 2028 Convertible Notes, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2028 Convertible Notes, the “Consenting 2028 Noteholders”); provided, that the terms “Initial Consenting 2028 Noteholders” and “Consenting 2028 Noteholders” (i) with respect to any subadvised entity, shall not include any portion of such subadvised entity that is not managed by the investment advisor, sub-advisor or manager that is executing this Agreement, and (ii) without limiting clause (i) hereof, with respect to an investment manager or investment advisor executing this Agreement, shall only include the funds or accounts over which such investment manager or investment advisor has investment authority, voting discretion, or control for the beneficial holders of 2028 Convertible Notes as further identified on its signature page to this Agreement or any joinder thereto;

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(e) the undersigned beneficial holders, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders, which such accounts or beneficial holders such investment advisors, sub-advisors, or managers have authority to bind or direct (in the event that such investment advisor, sub-advisor, or manager is party to, or an affiliate of a party to, a derivative transaction that transfers economics of ownership to such investment advisor, sub-advisor, or manager, or affiliate thereof), of 2029 Convertible Notes (as defined below) (such undersigned holders of 2029 Convertible Notes, and investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2029 Convertible Notes, the “Initial Consenting 2029 Noteholders”, and together with any such holders of 2029 Convertible Notes that subsequently become party to this Agreement, solely in their capacity as holders of 2029 Convertible Notes, or investment advisors, sub-advisors or managers for the accounts of beneficial holders or beneficial holders of 2029 Convertible Notes, the “Consenting 2029 Noteholders”) provided, that the terms “Initial Consenting 2029 Noteholders” and “Consenting 2029 Noteholders” (i) with respect to any subadvised entity, shall not include any portion of such subadvised entity that is not managed by the investment advisor, sub-advisor or manager that is executing this Agreement, and (ii) without limiting clause (i) hereof, with respect to an investment manager or investment advisor executing this Agreement, shall only include the funds or accounts over which such investment manager or investment advisor has investment authority, voting discretion, or control for the beneficial holders of 2029 Convertible Notes as further identified on its signature page to this Agreement or any joinder thereto; and

(f) Renesas.

This Agreement collectively refers to the Company Parties (as defined herein), the Consenting Noteholders (as defined below), and Renesas as the “Parties,” and each of the foregoing individually as a “Party.”

RECITALS

WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the transactions contemplated in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”) and have agreed to support and pursue the Transactions (as defined herein) in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, as of the date hereof, the Initial Consenting Senior Secured Noteholders, in the aggregate, hold, own, or control approximately 97.8% of the aggregate outstanding principal amount of Senior Secured Notes;

WHEREAS, as of the date hereof, the Initial Consenting 2026 Noteholders, in the aggregate, hold, own, or control approximately 38.3% of the aggregate outstanding principal amount of 2026 Convertible Notes;

WHEREAS, as of the date hereof, the Initial Consenting 2028 Noteholders, in the aggregate, hold, own, or control approximately 75.5% of the aggregate outstanding principal amount of 2028 Convertible Notes;

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WHEREAS, as of the date hereof, the Initial Consenting 2029 Noteholders, in the aggregate, hold, own, or control approximately 74.2% of the aggregate outstanding principal amount of 2029 Convertible Notes;

WHEREAS, as of the date hereof, the Initial Consenting Convertible Noteholders, in the aggregate, hold, own, or control approximately 67.8% of the aggregate outstanding principal amount of the Convertible Notes;

WHEREAS, as of the date hereof, Renesas is the sole lender of the principal amount of the CRD Loans; and

WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions of this Agreement, to support and implement the Transactions.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions; Construction.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Restructuring Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“2026 Convertible Notes” means the 1.75% Convertible Senior Notes due May 1, 2026 issued pursuant to the 2026 Notes Indenture.

“2026 Convertible Notes Claims” means any Claim on account of the 2026 Convertible Notes.

“2026 Notes Indenture” means that certain Indenture, dated as of April 21, 2020, by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee.

“2028 Convertible Notes” means the 0.25% Convertible Senior Notes due February 15, 2028 issued pursuant to the 2028 Notes Indenture.

“2028 Convertible Notes Claim” means any Claim on account of the 2028 Convertible Notes.

“2028 Notes Indenture” means that certain Indenture, dated as of February 3, 2022, by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee.

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“2029 Convertible Notes” means the 1.875% Convertible Senior Notes due December 1, 2029 issued pursuant to the 2029 Notes Indenture.

“2029 Convertible Notes Claim” means any Claim on account of the 2029 Convertible Notes.

“2029 Notes Indenture” means that certain Indenture, dated as of November 21, 2022, by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee.

“Ad Hoc 26s/28s/29s Noteholder Group” means that certain ad hoc group of holders of 2026 Convertible Notes Claims, 2028 Convertible Notes Claims, and 2029 Convertible Notes Claims represented by the Ad Hoc 26s/28s/29s Noteholder Group Advisors.

“Ad Hoc 26s/28s/29s Noteholder Group Advisors” means (a) Ropes & Gray LLP, as counsel to the Ad Hoc 26s/28s/29s Noteholder Group, (b) Ducera Partners LLC, as financial advisor and investment banker to the Ad Hoc 26s/28s/29s Noteholder Group, (c) any local counsel retained by the Ad Hoc 26s/28s/29s Noteholder Group, and (d) such other professional advisors as are retained by the Ad Hoc 26s/28s/29s Noteholder Group with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

“Ad Hoc Group Advisors” means, collectively, the Ad Hoc Senior Secured Group Advisors and the Ad Hoc 26s/28s/29s Noteholder Group Advisors.

“Ad Hoc Senior Secured Group” means that certain ad hoc group of holders of Senior Secured Notes Claims represented by the Ad Hoc Senior Secured Group Advisors.

“Ad Hoc Senior Secured Group Advisors” means (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to the Ad Hoc Senior Secured Group, (b) Moelis & Company as financial advisor and investment banker to the Ad Hoc Senior Secured Group, (c) any local counsel retained by the Ad Hoc Senior Secured Group, and (d) such other professional advisors as are retained by the Ad Hoc Senior Secured Group with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

“Additional Approvals” are regulatory approvals from any regulatory regimes necessary to consummate the Transactions that are not identified by Renesas and of which the Company Parties are not notified within thirty (30) calendar days following the Agreement Effective Date.

“Additional Consenting Noteholder” or “Additional Consenting Noteholders” has the meaning set forth in Section 8.16 hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, including any other investment fund or pooled investment vehicle now or hereafter existing that shares the same management company with such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

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“Aggregate Company Voting Power” has the meaning set forth in the Restructuring Term Sheet.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 2.01 hereof.

“Agreement Effective Period” means, with respect to a Party, the period from (a) the later of (i) the Agreement Effective Date and (ii) the date such Party becomes a Party to this Agreement, as applicable, to (b) the Termination Date.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale of all or any material portion of assets, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Transactions; provided, that any Transaction that is implemented pursuant to a valid amendment of this Agreement shall not be an Alternative Transaction.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other federal, state or foreign (including multilateral or multinational) law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger, acquisition, or anti-competitive conduct, and any similar foreign investment laws.

“Applicable Existing Debt” has the meaning set forth in Section 6.01(a) hereof.

“Attribution Parties” means, with respect to any Person, any other Person acting as a “group” (as that term is used in Section 13(d) of the Exchange Act and the rules promulgated thereunder) together with such Person, and any other Persons, to the extent such Persons’ beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the common stock of the Company would be aggregated with such Person’s for purposes of Section 13(d) of the Exchange Act.

“Automatic Termination Event” has the meaning set forth in Section 5.01(g) hereof.

“Automatic Termination Parties” has the meaning set forth in Section 5.01(g) hereof.

“Backstop Agreement” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Commitment” has the meaning set forth in the Backstop Agreement.

“Backstop Order” means the order entered by the Bankruptcy Court approving and authorizing the Debtors’ entry into the Backstop Agreement and other related documents and procedures, which may be included as part of the Confirmation Order.

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“Backstop Parties” means the Consenting Convertible Noteholders identified on Exhibit B-1 hereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Base Case Tax Position” has the meaning set forth in the Contingent Consideration Term Sheet.

“Base Consideration” has the meaning set forth in the Contingent Consideration Term Sheet.

“Beneficial Ownership Limitation” has the meaning set forth in the Restructuring Term Sheet.

“Budget” has the meaning set forth in the Cash Collateral Order.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Cash Collateral” means all of the Company’s “cash collateral” as defined under section 363 of the Bankruptcy Code, in which the holders of Senior Secured Notes have valid, perfected security interests, liens, or mortgages.

“Cash Collateral Order” means an order entered by the Bankruptcy Court governing the use of Cash Collateral (whether on an interim or final basis).

“CFIUS” means the Committee on Foreign Investment in the United States including any U.S. government agency acting in its capacity as a member agency thereof.

“CFIUS Approval” means that any of the following shall have occurred: (i) CFIUS has concluded that the transactions contemplated hereby are not “covered transactions” and are not subject to review under the DPA; (ii) CFIUS has issued a written notice that it has completed a review or investigation of the CFIUS joint voluntary notice provided pursuant to the DPA with respect to the transactions contemplated hereby, and has concluded all action under the DPA; or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (y) having received a report from CFIUS requesting the President’s decision, the President has announced a decision not to take any action pursuant to the DPA to suspend or prohibit the consummation of the transactions contemplated hereby.

“Chapter 11 Cases” has the meaning set forth in the Restructuring Term Sheet.

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“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Code” has the meaning set forth in Section 8.01 hereof.

“Company” has the meaning set forth in the preamble hereof.

“Company Party” or “Company Parties” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning given to such term in Section 5.01(e) hereof.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting 2026 Noteholders” has the meaning set forth in the preamble hereof.

“Consenting 2028 Noteholders” has the meaning set forth in the preamble hereof.

“Consenting 2029 Noteholders” has the meaning set forth in the preamble hereof.

“Consenting Convertible Noteholders” means, collectively, the Consenting 2026 Noteholders, the Consenting 2028 Noteholders, and the Consenting 2029 Noteholders.

“Consenting Convertible Noteholders Termination Event” has the meaning given to such term in Section 5.01(c) hereof.

“Consenting Creditors” means, collectively, (a) the Consenting Noteholders, (b) Renesas, and (c) any other Person who executes or is required to execute a joinder to this Agreement pursuant to Section 8.16 hereof.

“Consenting Noteholders” means, collectively, the Consenting Senior Secured Noteholders and the Consenting Convertible Noteholders.

“Consenting Noteholders Termination Event” has the meaning given to such term in Section 5.01(a) hereof.

“Consenting Senior Secured Noteholders” has the meaning set forth in the preamble hereof.

“Consenting Senior Secured Noteholders Termination Event” has the meaning given to such term in Section 5.01(b) hereof.

“Consideration Shares” has the meaning set forth in the Contingent Consideration Term Sheet.

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“Contingent Additional Consideration” has the meaning set forth in the Contingent Consideration Term Sheet.

“Contingent Cash” has the meaning set forth in the Contingent Consideration Term Sheet.

“Contingent Consideration Term Sheet” means the term sheet attached to the Restructuring Term Sheet as Exhibit 1.

“Contingent Shares” has the meaning set forth in the Contingent Consideration Term Sheet.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Notes” means, collectively, the 2026 Convertible Notes, the 2028 Convertible Notes, and the 2029 Convertible Notes.

“Convertible Notes Trustee” means U.S. Bank Trust Company, National Association, in its capacity as trustee under the 2026 Notes Indenture, 2028 Notes Indenture, and 2029 Notes Indenture and any successor duly appointed in accordance with the terms of the respective Indenture.

“CRD” means that certain Unsecured Customer Refundable Deposit Agreement, dated as of July 5, 2023, and as amended to date, by and between Wolfspeed and Renesas.

“CRD Loans” means the term loans in an aggregate principal amount of $2,062,000,000 made by Renesas to Wolfspeed pursuant to the CRD.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense.

“Debtor” means any Company Party that commences a Chapter 11 Case.

“Definitive Documents” means, collectively, all documents and agreements governing the Transactions and shall include all documents necessary or reasonably desirable to implement the Transactions, including, but not limited to: (a) the Plan and the supplement thereto, including, without limitation, any schedules of assumed or rejected contracts; (b) the disclosure statement (the “Disclosure Statement”) and the solicitation materials and exhibits related thereto (collectively with the Disclosure Statement, the “Solicitation Materials”); (c) the order of the Bankruptcy Court approving such disclosure statement and solicitation procedures in connection thereto; (d) the Confirmation Order; (e) the Backstop Order (if applicable); (f) the New 2L Notes Indentures and related note documents (including intercreditor agreements); (g) the New Corporate Governance Documents; (h) the MIP; (i) the Backstop Agreement; (j) the New Senior Secured Indenture and related notes documents; (k) the New Intercreditor Agreement; (l) the Renesas Warrants; (m) the First Day Orders and Second Day Orders; (n) the Investor Rights Agreement; (o) the Registration

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Rights Agreement; (p) the Disposition Agreement; (q) all other Renesas Contingent Documentation (as defined in the Contingent Consideration Term Sheet); (r) the Restructuring Steps Memorandum, if any; (s) the Cash Collateral Order; and (t) all other material pleadings and/or other material documents filed with the Bankruptcy Court in each case, including any amendments, modifications, and supplements thereto; provided, for the avoidance of doubt, that any procedural notices or similar filings and related documents are not Definitive Documents.

“Direct Investment Commitment” has the meaning set forth in the Backstop Agreement.

“Direction Letter” has the meaning set forth in the Contingent Consideration Term Sheet.

“Disposition Agreement” has the meaning set forth in the Contingent Consideration Term Sheet.

“Distribution Event” has the meaning set forth in the Contingent Consideration Term Sheet.

“Distribution Event Intended Tax Treatment” has the meaning set forth in the Contingent Consideration Term Sheet.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4565), as amended, and all rules and regulations thereunder.

“ELOC/ATM Programs” has the meaning set forth in the Contingent Consideration Term Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing Debt” means (a) the Senior Secured Notes, (b) the 2026 Convertible Notes, (c) the 2028 Convertible Notes, (d) the 2029 Convertible Notes; and (e) the CRD Loans.

“Existing Documents” means, collectively,

(a)	the Senior Secured Notes Indenture;

(b)	the 2026 Notes Indenture;

(c)	the 2028 Notes Indenture;

(d)	the 2029 Notes Indenture;

(e)	the CRD; and

(f)	all documents and agreements related thereto.

“Existing Equity Interests” has the meaning set forth in the Restructuring Term Sheet.

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“Fiduciary Out Determination” means the board of directors, board of managers, or such similar governing body (including any special committee) of any Company Party reasonably determines in good faith after consultation with outside counsel that proceeding with any of the Transactions, or any of the Company Parties’ obligations hereunder, would be inconsistent with the exercise of its fiduciary duties under applicable law.

“First Day Orders” means any interim or final orders of the Bankruptcy Court granting the relief requested in the first-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases.

“Foreign Investment Laws” means any applicable laws, including any state, national or multi-jurisdictional laws, that are designed or intended to prohibit, restrict or regulate actions by persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator or arbitral body (public or private), administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, commission, regulatory administrative authority, governmental agency, bureau, branch or department).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental New 2L Takeback Notes” has the meaning set forth in the Contingent Consideration Term Sheet.

“Initial Consenting 2026 Noteholders” has the meaning set forth in the preamble hereof.

“Initial Consenting 2028 Noteholders” has the meaning set forth in the preamble hereof.

“Initial Consenting 2029 Noteholders” has the meaning set forth in the preamble hereof.

“Initial Consenting Convertible Noteholders” means, collectively, the Initial Consenting 2026 Noteholders, the Initial Consenting 2028 Noteholders, and the Initial Consenting 2029 Noteholders.

“Initial Consenting Senior Secured Noteholders” has the meaning set forth in the preamble hereof.

“Initial Limitation Period” has the meaning set forth in the Restructuring Term Sheet.

“Investor Rights Agreement” means the investor rights agreement to be entered into between reorganized Wolfspeed and Renesas with respect to certain common equity interest rights.

“Joinder” means an executed form of the joinder agreement providing, among other things, that a joinder party is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.

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“Kirkland” means Kirkland & Ellis LLP.

“Latham” means Latham & Watkins LLP.

“Limitation Periods” has the meaning set forth in the Restructuring Term Sheet.

“Limitations” has the meaning set forth in the Restructuring Term Sheet.

“Milestone” means the milestones set forth on Exhibit C hereto.

“MIP” means the management equity incentive plan of Wolfspeed.

“Mutual Termination Event” has the meaning set forth in Section 5.01(f) hereof.

“New 2L Convertible Notes” has the meaning set forth in the Restructuring Term Sheet.

“New 2L Notes Indentures” means those certain Indentures to be agreed by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee, governing the New Renesas 2L Takeback Convertible Notes, the New 2L Takeback Notes (as defined in the Term Sheet), and the New 2L Convertible Notes.

“New Common Stock” has the meaning set forth in the Restructuring Term Sheet.

“New Corporate Governance Documents” means the governance documents adopted by any Company Party as of the Plan Effective Date, including any charters, bylaws, shareholders agreement, registration agreement or other similar documents.

“New Intercreditor Agreement” means the intercreditor agreement to be entered into by Wolfspeed, the trustee under the New Senior Secured Indenture, and the trustees under the New 2L Notes Indentures.

“New Renesas 2L Takeback Convertible Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Senior Secured Indenture” means that certain Indenture governing the New Senior Secured Notes to be agreed by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee.

“New Senior Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“NISPOM Rule” means the National Industrial Security Program Operating Manual Rule administered by DCSA as set forth in 32 CFR Part 117, as amended.

“Non-Debtor Professional Claim” has the meaning set forth in Section 3.01(l)(viii) hereof.

“Notes Consideration Shares” has the meaning set forth in the Contingent Consideration Term Sheet.

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“Open Trade” means a written transaction, agreement, or other arrangement under which a Party to this Agreement is entitled or obligated to Transfer or receive a Transfer of any Existing Debt, with a trade date on or prior to the applicable date of determination.

“Outside Date” means four (4) months after the Petition Date; provided, solely to obtain some or all Regulatory Approvals, the Debtors, in their sole discretion, may extend the Outside Date by thirty (30) days; provided, further, that the Outside Date may be extended by up to sixty (60) days with the consent of the Required Consenting Creditors and each of the Company Parties, and any subsequent extension shall require the consent of each Consenting Creditor and each Company Party.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” has the meaning set forth in Section 6.01(a) hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases are commenced.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Transactions, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with the terms of this Agreement.

“Plan Effective Date” means the date on which all Plan Effective Date Conditions Precedent have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective, unless otherwise specified herein.

“Plan Effective Date Conditions Precedent” means the conditions described in the “Conditions Precedent to the Plan Effective Date” section of the Restructuring Term Sheet.

“Primary Registration Statement” has the meaning set forth in the Contingent Consideration Term Sheet.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including Existing Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

“Registered Primary Offerings” has the meaning set forth in the Contingent Consideration Term Sheet.

“Registered Secondary Offerings” has the meaning set forth in the Contingent Consideration Term Sheet.

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“Registration Rights Agreement” means a registration rights agreement of reorganized Wolfspeed with respect to the common equity interests thereof granting customary registration rights, including shelf, demand and piggyback registration rights, to all recipients of such common equity interests issued in connection with the Transactions.

“Regulatory Approvals” means (A) CFIUS clearance; (B) clearance or approval under Antitrust Laws in (i) the United States, (ii) Austria, (iii) Germany, (iv) Japan, and (v) European Commission (as applicable); (C) clearance or approval under Italy Foreign Investment Laws; (D) regulatory approvals from any regulatory regimes necessary to consummate the Transactions (for the avoidance of doubt, in relation to the Regulatory Approvals, for Renesas to receive the Base Consideration and voting, board seat, and other governance rights in accordance with the Restructuring Term Sheet) that are identified by Renesas and of which the Company Parties are notified within thirty (30) calendar days following the Agreement Effective Date; and (E) any Additional Approvals.

“Regulatory Trigger Deadline” has the meaning set forth in the Contingent Consideration Term Sheet.

“Renesas” means Renesas Electronics America Inc., a subsidiary of Renesas Electronic Corporation, in its capacity as a holder of CRD Loans.

“Renesas Advisors” means (a) Kirkland & Ellis LLP, as counsel to Renesas, (b) PJT Partners, Inc., as investment banker to Renesas, (c) BofA Securities, Inc., (d) one local counsel in each applicable jurisdiction (for the Regulatory Approvals and chapter 11 proceedings) retained by Renesas, and (e) such other professional advisors as are retained by Renesas with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed.

“Renesas Base Distribution Date” has the meaning set forth in the Contingent Consideration Term Sheet.

“Renesas Claims” means any Claim held by Renesas, including on account of the CRD Loans.

“Renesas Contingent Documentation” has the meaning set forth in the Contingent Consideration Term Sheet.

“Renesas Contingent Treatment” means the treatment set forth in the Contingent Consideration Term Sheet and the Definitive Documents.

“Renesas Reserve Basket” has the meaning set forth in the Restructuring Term Sheet.

“Renesas Termination Event” has the meaning given to such term in Section 5.01(d) hereof.

“Renesas Warrants” means the warrants issued to Renesas in accordance with the Restructuring Term Sheet.

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“Renesas Warrants Term Extension” has the meaning set forth in the Contingent Consideration Term Sheet.

“Reorganized Debtors” means the reorganized Debtors after the Plan Effective Date.

“Reorganized Parent” means the parent company of the Reorganized Debtors.

“Repurchase Event” has the meaning set forth in the Restructuring Term Sheet.

“Required Consenting Convertible Noteholders” means the Consenting Convertible Noteholders who hold more than 50% of the aggregate principal amount of all outstanding Convertible Notes that are held by Consenting Convertible Noteholders at the relevant time.

“Required Consenting Creditors” means collectively the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas.

“Required Consenting Senior Secured Noteholders” means Consenting Senior Secured Noteholders who hold more than 50% of the sum of all outstanding Senior Secured Notes that are held by Consenting Senior Secured Noteholders at the relevant time.

“Reserve Shares” has the meaning set forth in the Contingent Consideration Term Sheet.

“Restructuring Expenses” means the reasonable and documented fees and expenses of (i) the Ad Hoc Senior Secured Group Advisors, (ii) the Ad Hoc 26s/28s/29s Noteholder Group Advisors, (iii) the Renesas Advisors; provided, however, the reasonable and documented fees and expenses of BofA Securities, Inc., shall not exceed $2,500,000, (iv) the Senior Secured Notes Trustee and counsel to the Senior Secured Notes Trustee, and (v) the Convertible Notes Trustee and counsel to the Convertible Notes Trustee, in each case whether incurred before, on, or after the Agreement Effective Date and solely to the extent invoiced prior to the Plan Effective Date, including a reasonable retainer for any post-Plan Effective Date work.

“Restructuring Steps Memorandum” means, if necessary, the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in a supplement to the Plan and shall be consistent with the Restructuring Term Sheet.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Ropes” means Ropes & Gray LLP.

“Rules” means Rule 501(a)(1), (2), (3), (7), (8), (9), (12), and (13) of the Securities Act.

“Sales Agent” has the meaning set forth in the Contingent Consideration Term Sheet.

“Sales Proceeds” has the meaning set forth in the Contingent Consideration Term Sheet.

“Second Day Orders” means any interim or final orders of the Bankruptcy Court granting the relief requested in the second-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases, excluding any orders in respect of the retention of the Debtors’ professionals.

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“Second Supplemental Indenture” means that certain Second Supplemental Indenture to the Senior Secured Notes Indenture, substantially in the Form attached hereto as Exhibit F, to be executed by and among Wolfspeed, the subsidiary guarantors party thereto, and the Senior Secured Notes Trustee.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Notes” means the Senior Secured Notes due June 23, 2030 issued pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Claims” means any Claim held by a holder of Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain Amended and Restated Indenture, dated as of October 11, 2024, by and between Wolfspeed, the subsidiary guarantors party thereto, and the Senior Secured Notes Trustee, as supplemented and amended by that certain First Supplemental Indenture, dated as of October 22, 2024, by and among Wolfspeed, Wolfspeed Germany GmbH, as a subsidiary guarantor, and the Senior Secured Notes Trustee.

“Senior Secured Notes Trustee” means U.S. Bank Trust Company, National Association, in its separate capacities as trustee and collateral agent under the Senior Secured Notes Indenture.

“Subsequent Limitation Period” has the meaning set forth in the Restructuring Term Sheet.

“Termination Date” has the meaning set forth in Section 5.01(i) hereof.

“Termination Event” means any of a Consenting Noteholders Termination Event, a Consenting Senior Secured Noteholders Termination Event, a Consenting Convertible Noteholders Termination Event, a Renesas Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Transactions” means those transactions described in the Restructuring Term Sheet and all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement and the Restructuring Term Sheet.

“Transfer” or “Transferred” has the meaning set forth in Section 6.01(a) hereof.

“Transferor” has the meaning set forth in Section 6.01(a) hereof.

“Voting Rights Limitation” has the meaning set forth in the Restructuring Term Sheet.

“Warrant Consideration Shares” has the meaning set forth in the Contingent Consideration Term Sheet.

“Wolfspeed” has the meaning set forth in the preamble hereof.

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“Wolfspeed Texas” has the meaning set forth in the preamble hereof.

(a) In this Agreement, unless the context otherwise requires;

(i) references to Articles, Sections, Exhibits, and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that nothing contained in this section shall or shall be construed to modify the consent rights set forth herein;

(iii) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(iv) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (.pdf), facsimile transmission or comparable means of communication;

(v) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(vi) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(vii) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits and schedules attached to this Agreement, and not to any specific provision of this Agreement;

(viii) the term “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(ix) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

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(x) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(xi) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(xii) references to “day” or “days” are to calendar days;

(xiii) the word “or” shall not be exclusive;

(xiv) unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(xv) references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided.

Section 1.02 Definitive Documents; Incorporation by Reference.

(a) Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement, including the Restructuring Term Sheet and the Contingent Consideration Term Sheet, as this Agreement may be modified, amended, or supplemented in accordance with Section 8.05, and (ii) otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors; provided, that the Backstop Agreement and all documentation relating thereto shall be in form and substance acceptable only to the Company Parties and the Backstop Parties; provided, that such documentation shall not be inconsistent with the terms of this Agreement, Restructuring Term Sheet, and the Contingent Consideration Term Sheet; provided, further, that the Cash Collateral Order, the New Senior Secured Indenture and all related notes and collateral documents, and New Intercreditor Agreement shall be in form and substance (A) acceptable to the Company Parties and the Required Consenting Senior Secured Noteholders in their sole discretion and (B) reasonably acceptable to the Required Consenting Convertible Noteholders and Renesas (to the extent set forth in the Restructuring Term Sheet); provided, further, that the documentation related to the Renesas Warrants, the Investor Rights Agreement, and the Renesas Contingent Documentation shall be in form and substance (X) acceptable to Renesas and the Company Parties, (Y) reasonably acceptable to the Required Consenting Convertible Noteholders, and (Z) reasonably acceptable to the Required Consenting Senior Secured Noteholders with respect to any provision concerning the $5 million of Contingent Cash otherwise owing on account of the Commitment Fee Amount in the event Renesas obtains all Regulatory Approvals prior to the Regulatory Trigger Deadline; provided, further, that the New Corporate Governance Documents shall be in form and substance acceptable only to the Company Parties, the Required Consenting Convertible Noteholders, and Renesas.

(b) The exhibits hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided, however, that (i) to the extent that there is a conflict between this Agreement (excluding the Restructuring Term Sheet), on the one hand, and the

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Restructuring Term Sheet, on the other hand, the terms and provisions of the Restructuring Term Sheet shall govern, (ii) to the extent that there is a conflict between the Restructuring Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern, and (iii) to the extent there is a conflict between the Contingent Consideration Term Sheet, on the one hand, and any other term of this Agreement (excluding the Contingent Consideration Term Sheet), on the other hand, the Contingent Consideration Term Sheet shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 8.05 hereof.

ARTICLE 2

AGREEMENT EFFECTIVE DATE

Section 2.01 Agreement Effective Date.

(a) This Agreement shall become effective upon the occurrence of the following events (the date on which such events occur, the “Agreement Effective Date”):

(i) the execution and delivery of this Agreement by each of the Company Parties;

(ii) the execution and delivery of this Agreement by the holders holding at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date;

(iii) the execution and delivery of this Agreement by holders holding at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together;

(iv) the execution and delivery of this Agreement by Renesas; and

(v) the execution, delivery, and effectiveness of the Backstop Agreement.

ARTICLE 3

COVENANTS

Section 3.01 Commitments of the Company Parties. Subject to the terms and conditions of this Agreement, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), so long as the Termination Date has not occurred:

(a) support and take all commercially reasonable actions reasonably necessary to facilitate the implementation and consummation of the Transactions, including (i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith in this Agreement and under the Definitive Documents, (ii) without limiting the obligations set forth in Article 4 of this Agreement, taking all commercially reasonable actions to obtain any and all required governmental, regulatory and/or third-party approvals or consents for the implementation and consummation of the Transactions, including payment of all of the Company’s filing fees

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associated with securing the Regulatory Approvals, (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, (iv) using commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and (v) taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

(b) on a timely basis, negotiate in good faith the Definitive Documents with the respective parties thereto, and in accordance with the consent rights set forth in Section 1.02, execute and deliver each Definitive Document to which it is to be a party, effectuate the Definitive Documents (as applicable) as contemplated herein and subject to the terms and conditions of this Agreement, and consummate the Transactions, in each case as promptly as reasonably practicable; provided, that, notwithstanding anything to the contrary herein, the Company Parties shall not be required to enter into Definitive Documents on any terms less favorable to any Company Party than those terms contemplated by this Agreement (including the Restructuring Term Sheet and the exhibits and annexes thereto);

(c) to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment;

(d) propose, support, and/or not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet);

(e) subject to any confidentiality restrictions of the Company Parties, promptly provide the Ad Hoc Senior Secured Group, the Ad Hoc 26s/28s/29s Noteholder Group, and Renesas with any documentation or information that is reasonably requested by the Ad Hoc Senior Secured Group, the Ad Hoc 26s/28s/29s Noteholder Group, or Renesas, as applicable, or that is reasonably necessary to consummate the Transactions; provided, that the Company Parties will make commercially reasonable efforts to share such documentation and information, including seeking any necessary waivers or modifications of any confidentiality provisions;

(f) except to the extent prohibited by applicable law or confidentiality restrictions, notify the Ad Hoc Group Advisors and the Renesas Advisors as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to:

(i) the rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory or regulatory body that are required for the implementation and consummation of the Transactions;

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(ii) any material governmental or third-party complaints, litigations, investigations, or hearings that a Company Party has actual knowledge of;

(iii) any event or circumstance that a Company Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would reasonably be expected to prevent the consummation of the Transactions or result in the termination of this Agreement;

(iv) any notice of any commencement of any involuntary insolvency proceedings of any Company Party or material legal suit for payment of debt or securement of security from or by any Person in respect of any Company Party; and

(v) any breach of any Company Party’s obligations or covenants set forth in this Agreement (including any Company Party’s failure to meet any Milestone), to the extent actually known by such Company Party;

(g) provide the Ad Hoc Senior Secured Group Advisors, the Ad Hoc 26s/28s/29s Noteholder Group Advisors, or the Renesas Advisors with drafts of any Definitive Documents at least three (3) Business Days prior to the applicable document’s execution and/or filing, as appropriate, or, if three (3) Business Days’ notice is not reasonably practicable, as soon as reasonably practicable, which Definitive Documents shall in any event remain subject to all consent rights set forth in Section 1.02 hereof, notwithstanding such advance notice;

(h) within two (2) Business Days following the Agreement Effective Date, pay all Restructuring Expenses for which an invoice has been received by the Company Parties prior to the Agreement Effective Date in accordance with the relevant engagement letters and/or fee arrangements and, to the extent this Agreement remains in effect, promptly pay as and when due all Restructuring Expenses that are properly incurred and invoiced in accordance with the relevant engagement letters and/or fee arrangements, and pay in full prior to the Petition Date all invoices for Restructuring Expenses that are received at least two (2) Business Days prior to the Petition Date;

(i) (A) not take any action to appeal, challenge, request for rehearing or similar actions in connection with any suspension or delisting determination by the New York Stock Exchange with respect to Existing Equity Interests and (B) use commercially reasonable efforts to provide for the New Common Stock to be regularly traded on an established securities market within the meaning of Treasury Regulations Sections 1.897-1 and 1.897-9T on the Plan Effective Date or as soon as practicable thereafter;

(j) to the extent applicable, object to any motion filed with the Bankruptcy Court by any person (i) seeking the entry of an order terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Transactions;

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(k) to the extent applicable, object to, and not file, any pleading before the Bankruptcy Court seeking entry of an order (i) directing the appointment of an examiner or trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) would prevent or materially delay the consummation of the Transactions or (y) is otherwise inconsistent with this Agreement in any material respect;

(l) without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, between the date of this Agreement and the Plan Effective Date, not:

(i) file or execute, as applicable, any motion, pleading, or Definitive Document that, in whole or in part, is not consistent with this Agreement (including the consent rights set forth herein);

(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or another Company Party, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of the Company’s or a Company Party’s capital stock (other than to another Company Party or pursuant to the Company Parties’ executive compensation plans or long-term incentive plans);

(iii) make any loans, advances or capital contributions to, or investments in, any other Person that is not a Company Party and is material to the Company Parties;

(iv) make any payment in satisfaction of any Existing Debt (other than pursuant to the Cash Collateral Order or the Transactions, or consistent with this Agreement);

(v) (A) commence any proceeding or other action that challenges (1) the amount, validity, allowance, character, enforceability, or priority of any Existing Debt, or (2) the validity, enforceability, or perfection or any lien or other encumbrance securing (or purporting to secure) any Claims of any Senior Secured Noteholder or (B) support any person in connection with any of the acts described in the foregoing clauses;

(vi) solicit, consummate, or enter into a binding agreement to consummate an Alternative Transaction prior to the consummation of the Transactions; provided, that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement; provided, further, this Section 3.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 5.01 of this Agreement, including on account of any action or inaction the Company Party or a governing body of a Company Party may take pursuant to this Section 3.01; provided, further, that the Company Parties shall promptly (but in any event, within one (1) Business Day after the applicable occurrence) notify each of the Consenting Creditors (which notice may be made through the Ad Hoc Group Advisors and the Renesas Advisors via email) of any determination to take such action or inaction following such determination, which shall be deemed to be a Fiduciary Out Determination;

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(vii) create, incur, assume or otherwise be liable with respect to any third-party indebtedness for borrowed money or guarantees thereof (other than with respect to the Existing Debt); or

(viii) without the consent of the Required Consenting Creditors, settle any disputed claim for, or arising out of, any success or transaction fee asserted by any firms or persons that are not Debtor Professionals (as defined in the Cash Collateral Order) (any such claim, a “Non-Debtor Professional Claim”) which, for the avoidance of doubt, excludes the Restructuring Expenses; and

(m) notwithstanding anything to the contrary contained in the 2026 Notes Indenture, 2028 Notes Indenture, 2029 Notes Indenture and any global notes or other documents governing the 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes, the Company shall not effect any conversion of such 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes or effect any transfer to the extent such conversion or transfer would result in the Consenting Creditors and their Attribution Parties, collectively, beneficially owning an aggregate amount of 5% or more of the outstanding common equity of the Company.

Section 3.02 Commitments of the Consenting Creditors. Subject to the terms and conditions of this Agreement, each Consenting Creditor (severally and not jointly), solely in its capacity as a holder of Existing Debt (as applicable) and solely with respect to such Existing Debt and not in any other capacity or with respect to any other claim or interest, agrees that it shall, so long as the Termination Date has not occurred:

(a) support and not object to approval of and entry of orders regarding the Definitive Documents and confirmation and consummation of the Plan and the Transactions, in each case consistent with the terms and conditions, and within the timeframes contemplated by, this Agreement (including the Restructuring Term Sheet);

(b) with respect to the Transactions in which it is a participant, support and take all commercially reasonable actions reasonably necessary or reasonably requested by the Company Parties to facilitate the implementation and consummation of the Transactions, including:

(i) taking all commercially reasonable actions to support and complete the Transactions and all other commercially reasonable actions contemplated in connection therewith and in this Agreement and under the Definitive Documents, including using commercially reasonable efforts to obtain confirmation of the Plan (solely to the extent that the Plan comports with this Agreement, including the consent rights set forth herein, unless otherwise agreed to by the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas) as soon as reasonably practicable after the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement and taking such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court to carry out the purpose and intent of this Agreement;

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(ii) if applicable, taking all commercially reasonable actions to obtain or assist the Company Parties in obtaining any and all required regulatory approvals and third-party approvals for the Transactions;

(iii) refraining from taking any actions in contravention of, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(iv) without creating any obligation to incur any out-of-pocket costs that are not Restructuring Expenses payable under this Agreement by the applicable Company Party or to provide anything in the nature of an indemnity or otherwise, use commercially reasonable efforts to support the Company in directing the trustees and collateral agents (and similar agents) appointed from time to time under the Existing Documents, in each case as applicable, to enter into, execute and effect any and all of the Definitive Documents, as applicable; and

(v) subject to the Bankruptcy Court’s approval of the Disclosure Statement and such Consenting Creditor’s actual and timely receipt of the Solicitation Materials and the ballot, timely vote, cause to be voted, or direct to be voted all of its Claims (or Claims under its control or direction) entitled under the Plan to vote to accept the Plan, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided, however, that each vote shall be immediately revoked and deemed void ab initio upon the occurrence of a Termination Event with respect to such Consenting Creditor, provided such Consenting Creditor is not in default hereunder; provided, further, that each Consenting Creditor not in default hereunder may change or withdraw its vote (A) if the Company Parties withdraw the Plan or modify the Plan in a manner inconsistent with this Agreement or (B) following termination of this Agreement;

(c) to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Plan or Transactions, negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any such impediment;

(d) consent to and, if applicable, not opt out of the release of third-party claims (as described in the Restructuring Term Sheet) pursuant to the Plan and Confirmation Order;

(e) on a timely basis, negotiate in good faith the Definitive Documents with the Company Parties and, to the extent it is a party thereto, complete, enter into, and effectuate the Definitive Documents (as applicable) as contemplated herein and consummate the Transactions, in each case as promptly as reasonably practicable and subject to the terms and conditions of this Agreement;

(f) provide all applicable consents reasonably required for the consummation of the Transactions;

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(g) not (i) object to, delay or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Definitive Documents, or any related transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this subsection (g);

(h) not incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim or any other restriction that would prevent such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(i) without creating any obligation to incur any out-of-pocket costs that are not Restructuring Expenses payable under this Agreement by the applicable Company Party or provide anything in the nature of an indemnity or otherwise, not direct any administrative agent, collateral agent, or indenture trustee (or similar agent) (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee (or similar agent) takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor, following written notification (email notice being sufficient) from the Company Parties to such Consenting Creditor, will use commercially reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee (or similar agent) to cease, desist, and refrain from taking any such action, and to take such action as may be necessary to effect the Transactions;

(j) forbear from exercising and from directing any administrative agent, collateral agent, or indenture trustee (or similar agent) (as applicable) to exercise rights or remedies, including the enforcement, collection, or recovery of any Claims against or interests in the Company Parties, including, for the avoidance of doubt, as a result of a breach by any Company Party and/or any occurrence and/or continuation of any “Default” or “Event of Default” (as defined in the applicable document) under the Existing Documents; provided, however, that nothing in this Agreement shall prevent any Consenting Creditor from filing or causing to be filed any proof of claim on account of its claims arising under the Existing Documents in the Chapter 11 Cases;

(k) except to the extent prohibited by applicable law, notify the Company, the Ad Hoc Group Advisors, and the Renesas Advisors as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to:

(i) the rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory or regulatory body that are required for the implementation and consummation of the Transactions;

(ii) any event or circumstance that such Consenting Creditor has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any of the Parties to terminate, or could reasonably be expected to result in the termination of, this Agreement; and

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(iii) any material breach of any of its material obligations or covenants set forth in this Agreement; and

(l) inform counsel to the Company and the Ad Hoc 26s/28s/29s Noteholder Group Advisors of the amount of equity securities of the Company (including or through any options or other derivatives) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by such Consenting Creditor and its Attribution Parties as of the date of this Agreement and of any changes in such ownership as promptly as possible (and in any event not later than three (3) Business Days following the date of such change). Each Consenting Creditor hereby represents and warrants that the information provided to the Ad Hoc 26s/28s/29s Noteholder Group Advisors by such Consenting Creditor pursuant to this Section 3.02 is as of the date hereof and will be with respect to any changes reported true, accurate and complete. Furthermore, each Consenting Creditor (other than the Automatic Termination Parties) covenants and agrees that during the Agreement Effective Period, neither it nor any of its Attribution Parties shall acquire, directly or indirectly, including through any derivative, or through the exercise of any conversion right, beneficial ownership of any such equity securities of the Company to the extent such acquisition would result in the Consenting Creditors and their Attribution Parties (excluding, for the avoidance of doubt, the Automatic Termination Parties and their Attribution Parties), collectively, beneficially owning an aggregate amount of 3.99% or more of the outstanding common equity of the Company, and acknowledges and agrees that any such acquisition shall be null and void ab initio. Each of the other Parties shall have the right to enforce the voiding of such acquisition.

(m) Each Automatic Termination Party covenants and agrees that it does not currently have, and will not, during the Agreement Effective Period, enter into, any arrangement or understanding, directly or indirectly, with any of its Attribution Parties, the effect of which is to result in the termination of the Agreement with respect thereto pursuant to the second sentence of Section 5.01(g).

Section 3.03 Additional Provisions Regarding Company Parties’ Covenants.

(a) Notwithstanding anything to the contrary in this Agreement, each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate any unsolicited Alternative Transaction proposals received by the Company Parties; (ii) provide access to non-public information concerning any Company Party to any entity and enter into confidentiality agreements or nondisclosure agreements with any entity that submits an unsolicited Alternative Transaction proposal; provided, however, that subsequent to the Agreement Effective Date, each Company Party shall use commercially reasonable efforts not to enter into any confidentiality agreement or nondisclosure agreement with any such party to the extent such confidentiality agreement or nondisclosure agreement would restrict any Company Party’s ability to share any documents or terms concerning such Alternative Transaction with the Consenting Creditors, the Ad Hoc Group Advisors, and the Renesas Advisors in accordance with the terms of this Agreement; (iii) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of any unsolicited Alternative Transaction proposals; and (iv) enter into or continue discussions or negotiations with holders of Claims against or interests in a Company Party, any other party in interest in the Chapter 11 Cases (including any

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official committee and the United States Trustee), or any other entity regarding the Transactions. If any Company Party receives an Alternative Transaction proposal, then such Company Party shall (subject to confidentiality restrictions), within two (2) calendar days of receiving such proposal, (i) provide to the Consenting Creditors and their counsel all documentation received in connection with such Alternative Transaction proposal (or, if such proposal was not made in writing, a reasonably detailed summary of such Alternative Transaction proposal), including the identity of the Person or group of Persons involved and reasonable updates as to the status and progress of such Alternative Transaction proposal, and (ii) respond promptly to reasonable information requests and questions from counsel to the Consenting Creditors relating to such Alternative Transaction proposal, and promptly notify the Consenting Creditors of any commitments made, or documents signed, in respect of such Alternative Transaction; provided, that the Company Parties will make commercially reasonable efforts to share such documentation and information, including seeking any necessary waivers or modifications of any confidentiality provisions.

(b) Nothing in this Agreement shall (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Transactions or (ii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 3.04 Additional Provision Regarding Consenting Creditors. Except as set forth herein, nothing in this Agreement shall: (a) subject to applicable confidentiality agreements, affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) or their respective advisors, counsel or other representatives; (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement; (c) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, including by filing an objection or initiating a contested matter or other proceeding with the Bankruptcy Court, or exercising its rights or remedies reserved herein or in the Definitive Documents; (d) limit the rights of a Consenting Creditor under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, so long as the exercise of any such right is not inconsistent with such Consenting Creditor’s obligations hereunder; (e) limit the ability of a Consenting Creditor to purchase, sell, or enter into any transactions, including but not limited to any hedging transactions, regarding the Existing Debt, subject to the terms hereof; (f) constitute a waiver or amendment of any term or provision of the Senior Secured Notes Indenture, 2026 Notes Indenture, 2028 Notes Indenture, 2029 Notes Indenture, CRD Loans, or any attendant debt documents and intercreditor agreement, except as expressly set forth in this Agreement or the Definitive Documents; (g) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under the Existing Documents; (h) require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, other than (1) as expressly set forth, required, or agreed to in this Agreement or any other Definitive Document (as applicable), (2) that arise in connection with a breach of this Agreement by such Consenting Creditor, or (3) costs and expenses that a Company Party has

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agreed to reimburse on terms satisfactory to such Consenting Creditor; (i) prevent a Consenting Creditor from taking any action that is required to comply with applicable law; (j) prevent a Consenting Creditor from taking any action that is otherwise consistent with this Agreement or the Restructuring Term Sheet; (k) if applicable, obligate a Consenting Creditor to deliver a vote to support a Plan (or any other Transactions) from and after the Termination Date; provided, that, after the Termination Date, unless termination is due to the occurrence of the Plan Effective Date, such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote; (l) be construed to prevent the Consenting Creditor from exercising any consent rights or their rights or remedies specifically reserved herein or in the Definitive Documents; or (m) require any Consenting Creditor to take any action which is prohibited by applicable law or to waive or forego the benefit of any applicable legal professional privilege.

Section 3.05 Covenant Regarding Additional Documents. Each Party covenants and agrees that the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion pursuant to Section 1.02 hereof. Each Party hereby covenants and agrees to cooperate with each other Party in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement subject to the consent rights provided for herein, as they may be modified, amended, or supplemented in accordance with Section 8.05.

Section 3.06 Consent Regarding Second Supplemental Indenture. The Consenting Senior Secured Noteholders consent to, and direct the Senior Secured Notes Trustee to execute, deliver and perform that certain Second Supplemental Indenture, within one (1) Business Day of the Agreement Effective Date.

ARTICLE 4

REGULATORY

Section 4.01 Regulatory Commitments. Subject to the terms and conditions of this Agreement, each of the Company Parties and Consenting Creditors, as applicable, and with respect to the Consenting Noteholders, without creating any obligation to incur any out-of-pocket costs that are not Restructuring Expenses payable under this Agreement by the applicable Company Party, shall (and shall cause each of its direct and indirect subsidiaries to), until the earlier of the date on which the Company Parties and Renesas shall have received all Regulatory Approvals or the Regulatory Trigger Deadline:

(a) without limiting the generality of Section 3.01 or Section 3.02, as applicable, use commercially reasonable efforts (except where best efforts are expressly required hereunder) to take, or cause to be taken, all actions (including under any Antitrust Law, Foreign Investment Law or other law), to do, or cause to be done, and to assist and cooperate with the Consenting Creditors in order to do, all things necessary, proper or advisable in connection with the DCSA process and to obtain CFIUS Approval and any and all governmental and regulatory approvals or consents that are required under applicable Antitrust Laws and Foreign Investment Laws for the implementation and consummation of the Transactions (including, for the avoidance of doubt, all Regulatory

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Approvals in order for Renesas to receive the Base Consideration and voting, board seat, and other governance rights for the Reorganized Parent as agreed in the Restructuring Term Sheet and the Contingent Consideration Term Sheet, upon the Plan Effective Date), in each case as promptly as practicable so as to allow the consummation of the Transactions as promptly as practicable, and in any event prior to the Termination Date, including:

(i) with respect to the Company Parties and Renesas, submitting jointly as promptly as practicable (A) following the execution of this Agreement, a draft joint voluntary notice of the Company Parties and Renesas, respectively, to CFIUS (“CFIUS Notice”) in accordance with the DPA; (B) following the receipt of comments from CFIUS on the draft CFIUS Notice, a final CFIUS Notice in accordance with the DPA; (C) a notification to DCSA pursuant to the NISPOM Rule, and, if requested by DCSA, a Commitment Letter to DCSA to mitigate foreign ownership, control, and influence; and (D) any certification, additional information, documents, or other materials in respect of such CFIUS Notice or DCSA process as may be requested by CFIUS or DCSA, respectively (and, in any event, within any time frame required by CFIUS or DCSA);

(ii) with respect to the Company Parties and Renesas, cooperating and coordinating with one another as necessary, proper, or advisable in connection with the CFIUS Notice and the DCSA process;

(iii) with respect to the Company Parties and Renesas, filing a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) (and, in any event, making best efforts to do so within fifteen (15) Business Days following the date of this Agreement);

(iv) cooperating and coordinating with the Company Parties and Renesas in the making of all the filings required to receive Regulatory Approvals and under applicable Antitrust Laws and Foreign Investment Laws for the implementation and consummation of the Transactions (including, for the avoidance of doubt, all Regulatory Approvals in order for Renesas to receive the Base Consideration and voting and other governance rights for the Reorganized Parent as agreed in the Restructuring Term Sheet upon the Plan Effective Date);

(v) with respect to the Company Parties, (A) using best efforts to supply Renesas (or cause Renesas to be supplied) any information that may be required in order to make such filings, amended filings, or, with respect to filings other than CFIUS, resubmitted filings(provided, however, that for the avoidance of doubt, this clause shall not apply to the decision to resubmit the CFIUS Notice through a withdrawal and refile process, which shall be governed by the relevant provisions herein); (B) using commercially reasonable efforts to supply Renesas (or cause Renesas to be supplied) with any additional information that reasonably may be required or requested by any applicable Governmental Authority, including those in relation to the Regulatory Approvals; and (C) using commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act or any other applicable Antitrust Laws and Foreign Investment Laws and to expeditiously secure all applicable Regulatory Approvals required by Renesas, solely or jointly with the Company Parties in its determination upon the advice of outside counsel;

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(vi) promptly notifying the Company and Renesas of (and, if in writing, furnishing such parties with copies of (or, in the case of oral communications, advising them of the contents of)) any material communication received by a Company Party or Renesas, as applicable, from a Governmental Authority in connection with the Transactions and permitting Renesas to review and discuss in advance or participate in any proposed communication or submission made in connection with the Transactions to a Governmental Authority and keeping Renesas reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority; provided, however, that the Company and Renesas may redact any valuation and related information before sharing any information provided to any Governmental Authority with the Company or Renesas on an “outside counsel” only basis;

(vii) in respect of filings made by the Company Parties, consulting with Renesas in determining and deciding the development and implementation of any strategy with respect to obtaining any and all Regulatory Approvals required under applicable Antitrust Laws and Foreign Investment Laws for the implementation and consummation of the Transactions;

(viii) coordinating with the Company Parties and Renesas regarding communications with CFIUS and, if appropriate, DCSA or any other Governmental Authority, regarding the conversion of Renesas’ debt to equity on the Plan Execution Date consistent with the Restructuring Term Sheet, which shall not occur less than thirty (30) days from the date of acceptance of the final CFIUS Notice; and

(ix) refraining from taking, directly or indirectly, any action which is intended to or which would reasonably be expected to prevent, affect or materially delay beyond the Termination Date the ability of the Company Parties and Renesas from obtaining any and all Regulatory Approvals or consents that are required for the implementation and consummation of the Transactions (including, for the avoidance of doubt, all Regulatory Approvals in order for Renesas to receive the Base Consideration and voting and other governance rights for the Reorganized Parent as agreed in the Restructuring Term Sheet upon the Plan Effective Date);

provided, however, that notwithstanding anything to the contrary contained herein, each of the Company Parties and Renesas shall not be required, in order to obtain such required approvals and/or cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act, the DPA, the NISPOM Rule, and the other Antitrust Laws and Foreign Investment Laws, to offer, agree, accept, or take, or cause to be taken, any action required by any regulatory authority to obtain any Regulatory Approval that would, respectively to each of the Company Parties and Renesas, including their respective subsidiaries and taken as a whole, (A) materially and adversely impact the business, operations or governance of the Company Parties or Renesas, (B) violate any law of a competent jurisdiction applicable to the Company Parties or Renesas, (C) require the Company Parties or Renesas to sell, divest, hold separate or dispose of any material assets or

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material businesses of the Company Parties or Renesas, or (D) reasonably be expected to materially impair the commercial value of the Company Parties or Renesas, in respect to determinations by the Company with the consent of the Required Consenting Senior Secured Noteholders and the Required Consenting Convertible Noteholders (in each case, which shall not be unreasonably withheld, delayed, or conditioned);

provided, further, for the avoidance of doubt, without limiting the obligations on the Company Parties and Consenting Creditors to use commercially reasonably efforts to obtain CFIUS Approval, commercially reasonable efforts shall be deemed to include (A) the implementation by the Company Parties and Renesas of a Security Control Agreement, if required by DCSA; and (B) in connection with obtaining CFIUS Approval, (a) with respect to Renesas, agreeing to (i) limitations on Renesas’s access to the Company Parties’ technical information and (non-financial) information regarding direct or indirect U.S. government business; (ii) limitations on Renesas’s access to other information in the possession of the Company Parties to which an independent director who is not an employee of the Company Parties or a minority shareholder of the Company Parties with similar holdings would not ordinarily have access and which Renesas does not have a right to access pursuant to a commercial contract between Renesas and a Company Party; (iii) limitations on Renesas’s access to the Company Parties’ facilities and personnel, excluding management personnel and personnel that would otherwise be of a type that would be necessary to interact with to perform the role of a director or pursuant to a commercial contract between Renesas and a Company Party; (iv) limitations on Renesas’s participation in the Company Parties’ business, except for participation by the Renesas nominee to the board or as would otherwise be ordinary course for a minority shareholder of the Company Parties with similar holdings, or pursuant to a commercial contract between Renesas and a Company Party; (v) limitations on Renesas’s interactions with the Company Parties, except for interactions by the Renesas nominee to the board or as would otherwise be ordinary course for a minority shareholder of the Company Parties with similar holdings, or pursuant to a commercial contract between Renesas and a Company Party; and (vi) a requirement to obtain CFIUS approval or non-objection for the Renesas nominee to the board and restrictions on the citizenship of the Renesas nominee to the board, in the case of each of clauses (i)-(vi), other than limitations that would prevent Renesas from having one board member or exercising the voting rights associated with its stock; and (b) with respect to the Company Parties (and each of their direct and indirect subsidiaries), (i) facilitating the implementation of the items contained in (a) herein, including the protection of sensitive information, facilities, and personnel; the implementation of security plans and protocols; and the appointment of a security officer; (ii) agreeing to requirements to continue to directly or indirectly supply to the U.S. government or U.S. government prime contractors; (iii) agreeing to requirements to maintain information, facilities, personnel, and operations in the United States; and (iv) agreeing to requirements to receive CFIUS approval or non-objection prior to contracting with third-party vendors based outside of the United States, in the case of each of the preceding clauses in (A) and (B) herein, other than agreeing to mitigation measures that are unduly onerous so as not to be commercially reasonable.

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ARTICLE 5

TERMINATION

Section 5.01 Termination.

(a) Termination by the Consenting Noteholders. This Agreement may be terminated by the Required Consenting Senior Secured Noteholders or the Required Consenting Convertible Noteholders, each in their sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Consenting Noteholders Termination Event”):

(i) a breach in any material respect by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach; provided, that nothing in this Section 5.01(a)(i) shall impair the Consenting Noteholders’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01(a)-(c);

(ii) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 5.01(a)(ii) shall impair the Consenting Noteholders’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01(a)-(c); provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, including enjoining, preventing, or prohibiting a material portion of the Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a Consenting Noteholders Termination Event unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms hereof;

(iv) except as otherwise expressly set forth in this Agreement, failure of any Company Party to use commercially reasonable efforts to (i) conduct its businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with applicable law, (ii) maintain its books and records in the ordinary course

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in a manner that is consistent with past practices, and in compliance with applicable law, (iii) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in a manner that is consistent with past practices, and in compliance with applicable law, and (iv) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) and employees in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law;

(v) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, and solely to the extent such failure is not the result of a breach by the terminating Consenting Noteholders;

(vi) the failure to achieve the Plan Effective Date before the Outside Date, solely to the extent such failure is not the result of a breach by the terminating Consenting Noteholders; provided, that, notwithstanding anything herein to the contrary, this Consenting Noteholders Termination Event in this Section 5.01(a)(vi) cannot be waived without the consent of each Consenting Creditor and each Company Party and may be asserted immediately by any Consenting Noteholder to terminate this Agreement as to itself;

(vii) the material failure of any Company Party or Renesas (solely to the extent such Party’s compliance is reasonably necessary to obtain the Regulatory Approvals) to comply with the covenants set forth in Article 4;

(viii) any Company Party (A)(I) states in writing or publicly announces its intention to pursue, (II) consummates, or (III) enters into a binding agreement to consummate, in each case, an Alternative Transaction, (B) states in writing or publicly announces its intention to not pursue the Transactions, or (C) informs the Consenting Creditors of a Fiduciary Out Determination; provided, that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement; provided, further, that such action or inaction shall not affect any rights of the Consenting Noteholders set forth in Section 5.01(a) hereof;

(ix) the commencement, support, or joinder with any litigation or adversary proceeding by any Party hereto against any Consenting Creditor by any Company Party;

(x) any Company Party seeks or obtains an order of the Bankruptcy Court authorizing the rejection of this Agreement;

(xi) (A) the Company gives notice of termination of this Agreement in accordance with its terms or (B) Renesas gives notice of termination of this Agreement in accordance with its terms;

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(xii) any Company Party revokes the Transactions, including the withdrawal of the Plan, as applicable, or its support therefor;

(xiii) (A) any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement, or (B) a motion for reconsideration, re-argument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(xiv) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xv) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee or examiner for the Chapter 11 Cases (other than a fee examiner and only to the extent such trustee or examiner is granted powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with this Agreement;

(xvi) failure of the Debtors to timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of a trustee or examiner, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, and/or (C) dismissing the Chapter 11 Cases;

(xvii) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right, or any Company Party otherwise loses the exclusive right, to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xviii) the Bankruptcy Court enters an order denying confirmation of the Plan and, if the Company Parties seek to reverse, vacate, or stay such denial, such order shall not have been reversed, vacated, or stayed within ten (10) days of entry;

(xix) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course, and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry thereof;

(xx) (A) the Cash Collateral Order is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement or (B) a motion for reconsideration, re-argument, or rehearing with respect to such order has been filed and the Company Parties have failed to timely object to such motion;

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(xxi) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, or recharacterizing, as applicable, any of the Consenting Noteholders’ Existing Debt or Claims arising from Existing Documents and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry thereof;

(xxii) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(xxiii) any Company Party or other Consenting Creditor files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement (including the consent rights of such terminating Consenting Noteholder, as set forth herein), and such motion has not been withdrawn or amended on or before the date which is the earlier of (A) three (3) Business Days of receipt by the filing Company Party or Consenting Creditor, as applicable, of written notice from the terminating Consenting Noteholders that such motion or pleading is inconsistent with this Agreement and (B) the date on which such motion or pleading is scheduled to be heard by the Bankruptcy Court;

(xxiv) any Company Party files any pleading or motion with the Bankruptcy Court objecting to, challenging, or seeking to invalidate, disallow, subordinate, recharacterize, or limit the Existing Debt;

(xxv) the Company Parties, except in accordance with the Transactions, incur any indebtedness or guarantee any indebtedness of another entity other than (A) in the ordinary course of business in an aggregate principal amount up to $5,000,000 or (B) as set forth in the Budget;

(xxvi) any Company Party settles, without the consent of the Required Consenting Noteholders, (A) material claims or causes of action brought against any Company Party (or any Affiliate) (including, without limitation, any claims asserted by a governmental entity) other than in the ordinary course of business and consistent with past practice or (B) claims or causes of action brought against any Company Party (or any Affiliate) or involving any Company Party (or any Affiliate) requiring, in the aggregate, payment of more than $10,000,000 by any Company Party, including, without limitation, any Non- Debtor Professional Claim; provided, that the Company Parties shall be permitted to settle any claims or causes of actions for which (X) the settlement proceeds are solely covered by third parties, including insurance providers, and (Y) such settlement proceeds are not, in any way, derived from the Company Parties nor are the Company Parties required to, in any way, indemnify or reimburse such third parties, including insurance providers, in any amount;

(xxvii) other than as contemplated pursuant to the Transactions, any Company Party files any pleading seeking authority to sell, or sells, any material assets (including, without limitation, any intellectual property material to the business of the Company Parties) without the consent of the Required Consenting Senior Secured Noteholders and the Required Consenting Convertible Noteholders other than (A) asset sales in the ordinary course of business or (B) as set forth on Schedule 1 hereto;

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(xxviii) failure of any Company Party to maintain its good standing under the laws of the state or other jurisdiction in which it is incorporated or organized, except to the extent that any failure to maintain such Company Party’s good standing arises (A) solely from the filing of the Chapter 11 Cases or (B) pursuant to the Plan; or

(xxix) (A) with respect to the Consenting Senior Secured Noteholders, failure of the Company Parties to pay any and all Restructuring Expenses of the Ad Hoc Group Advisors, and (B) with respect to the Consenting Convertible Noteholders, failure of the Company Parties to pay any and all Restructuring Expenses of the Ad Hoc 26s/28s/29s Noteholder Group Advisors, each as and when required under this Agreement, if such failure is not cured within five (5) Business Days of notice by the terminating Consenting Senior Secured Noteholders or Consenting Convertible Noteholders, as applicable.

(b) Termination by the Consenting Senior Secured Noteholders. This Agreement may be terminated by the Required Consenting Senior Secured Noteholders in their sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Consenting Senior Secured Noteholders Termination Event”):

(i) the (A) breach in any material respect by the Consenting 2026 Noteholders, Consenting 2028 Noteholders or the Consenting 2029 Noteholders of any of the representations, warranties, covenants, or other obligations of, respectively, the Consenting 2026 Noteholders, Consenting 2028 Noteholders, and Consenting 2029 Noteholders set forth in this Agreement, which breach has not been cured (if curable) within five (5) Business Days of written notice from the Required Consenting Senior Secured Noteholders or (B) termination of this Agreement with respect to the Automatic Termination Parties pursuant to Section 5.01(g); provided, that with respect to the foregoing proviso (A), the Required Consenting Senior Secured Noteholders shall not have the right to terminate this Agreement pursuant to this Section 5.01(b)(i) as against any Company Party or non-breaching Consenting Convertible Noteholder, as applicable, if the non-breaching Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together as of such date; provided, that with respect to the foregoing proviso (B), the Consenting Senior Secured Noteholders cannot terminate this Agreement pursuant to this Section 5.01(b)(i) so long as the Company still has the votes of (1) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes, taken together, that have voted and (2) over fifty (50) percent of the total number of holders of Convertible Notes taken together, have been made and remain in favor of the Plan and have not been withdrawn, changed, or otherwise voided;

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(ii) (A) any Definitive Document executed or filed by the Company Parties or the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, without the prior written consent of the Required Consenting Senior Secured Noteholders (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), which has not been cured (if curable) within five (5) Business Days of written notice from the Required Consenting Senior Secured Noteholders;

(iii) the failure of entry of a Cash Collateral Order in accordance with the terms set forth in Exhibit C hereto;

(iv) termination of the Backstop Agreement other than upon consummation of the transactions thereunder in connection with the Plan Effective Date or, even in the absence of any such termination, if the Backstop Parties default in any material respect with respect to their obligations thereunder to fully fund the Backstop Commitment and the Direct Investment Commitment when required on the Plan Effective Date, and such default is not cured within six (6) Business Days; or

(v) (A) the Required Consenting Convertible Noteholders give notice of termination of this Agreement in accordance with its terms or (B) Renesas gives notice of termination of this Agreement in accordance with its terms; or

(vi) any Company Party files or fails to object to any pleading or motion with the Bankruptcy Court objecting to, challenging, or seeking to invalidate, disallow, subordinate, recharacterize, or limit the Senior Secured Notes Claims.

(c) Termination by the Consenting Convertible Noteholders. This Agreement may be terminated by the Required Consenting Convertible Noteholders in their sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Consenting Convertible Noteholders Termination Event”):

(i) the breach in any material respect by the Consenting Senior Secured Noteholders of any of the representations, warranties, covenants, or other obligations thereof set forth in this Agreement, which breach has not been cured (if curable) within five (5) Business Days of written notice from the Required Consenting Convertible Noteholders; provided, that the Required Consenting Convertible Noteholders shall not have the right to terminate this Agreement with respect to a breach by any Consenting Senior Secured Noteholders, if the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date;

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(ii) (A) any Definitive Document executed or filed by the Company Parties or the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, without the prior written consent of the Required Consenting Convertible Noteholders (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), which has not been cured (if curable) within five (5) Business Days of written notice from the Required Consenting Convertible Noteholders; or

(iii) (A) the Required Consenting Senior Secured Noteholders give notice of termination of this Agreement in accordance with its terms or (B) Renesas gives notice of termination of this Agreement in accordance with its terms.

(d) Termination by Renesas. This Agreement may be terminated by Renesas, in its sole and absolute discretion, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Renesas Termination Event”):

(i) a breach in any material respect by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach; provided, that nothing in this Section 5.01(d)(i) shall impair Renesas’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01(d);

(ii) a breach in any material respect by any Consenting Noteholder of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Consenting Noteholder of written notice of such breach; provided, that nothing in this Section 5.01(d)(ii) shall impair Renesas’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01(d); provided, further, that Renesas shall not have the right to terminate this Agreement if (A) the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date and (B) the non-breaching Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes, in each case taken together, as applicable, as of such date;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, including enjoining, preventing, or prohibiting a material portion of the Transactions or a

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Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a Renesas Termination Event unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms hereof;

(iv) except as otherwise expressly set forth in this Section 5.01(d), failure of any Company Party to use commercially reasonable efforts to (A) conduct its businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with applicable law, (B) maintain its books and records in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law, (C) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in a manner that is consistent with past practices, and in compliance with applicable law, and (D) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) and employees in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law;

(v) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, and solely to the extent such failure is not the result of a breach by Renesas;

(vi) the failure to achieve the Plan Effective Date before the Outside Date, solely to the extent such failure is not the result of a breach by Renesas;

(vii) the material failure of any Company Party or Consenting Noteholder (solely to the extent such Party’s compliance is reasonably necessary to obtain Regulatory Approvals) to comply with the covenants set forth in Article 4;

(viii) any Company Party (A)(I) publicly announces or states in writing its intention to pursue, (II) consummates, or (III) enters into a binding agreement to consummate, in each case, an Alternative Transaction or (B) publicly announces, or states in writing, its intention to not pursue the Transactions, or (C) informs the Consenting Creditors of a Fiduciary Out Determination in accordance with Section 3.01(m)(iv); provided, that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement or limit the termination rights of Renesas herein;

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(ix) the commencement, support, or joinder with any litigation or adversary proceeding against Renesas by any Company Party;

(x) (A) the Company gives notice of termination of this Agreement in accordance with its terms or (B) the Required Consenting Senior Secured Noteholders or the Required Consenting Convertible Noteholders give notice of termination of this Agreement in accordance with its terms;

(xi) any Company Party revokes the Transactions, including the withdrawal of the Plan, as applicable, or support therefor;

(xii) (A) any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement, or (B) a motion for reconsideration, re-argument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(xiii) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(xiv) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee or examiner for the Chapter 11 Cases (other than a fee examiner and only to the extent such trustee or examiner is granted powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with this Agreement;

(xv) termination of the Backstop Agreement other than upon consummation of the transactions thereunder in connection with the Plan Effective Date or, even in the absence of any such termination, if the Backstop Parties default in any material respect with respect to their obligations thereunder to fully fund the Backstop Commitment and the Direct Investment Commitment when required on the Plan Effective Date, and such default is not cured within six (6) Business Days;

(xvi) failure of the Debtors to timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (i) directing the appointment of a trustee or examiner, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, and/or (iii) dismissing the Chapter 11 Cases;

(xvii) if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right, or any Company Party otherwise loses the exclusive right, to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

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(xviii) the Bankruptcy Court enters an order denying confirmation of the Plan and, if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within ten (10) days of entry;

(xix) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry thereof;

(xx) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, or recharacterizing, as applicable, any of the CRD Loans, and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry;

(xxi) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(xxii) any Company Party or Consenting Noteholder files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement (including Renesas’ consent rights as set forth herein), and such motion has not been withdrawn or amended on or before the date which is the earlier of (A) three (3) Business Days of receipt by the filing Company Party or Consenting Noteholder, as applicable, of written notice from the terminating Consenting Noteholders that such motion or pleading is inconsistent with this Agreement and (B) the date on which such motion or pleading is scheduled to be heard by the Bankruptcy Court;

(xxiii) the Company Parties, except in accordance with the Transactions, incur any indebtedness or guarantee any indebtedness of another entity other than (A) in the ordinary course of business in an aggregate principal amount up to $5,000,000 or (B) as set forth in the Budget;

(xxiv) failure of any Company Party to maintain its good standing under the laws of the state or other jurisdiction in which it is incorporated or organized, except to the extent that any failure to maintain such Company Party’s good standing arises (A) solely from the filing of the Chapter 11 Cases or (B) pursuant to the Plan;

(xxv) (A) to the extent required pursuant to Renesas’s consent rights hereunder, any Definitive Document executed or filed by the Company Parties or the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement, including the consent rights set forth in Section 1.02 hereof, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is

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inconsistent in any material respect with the terms and conditions set forth in this Agreement, including Renesas’s consent rights set forth in Section 1.02 hereof, without the prior written consent of Renesas (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), which has not been cured (if curable) within five (5) Business Days of written notice from Renesas;

(xxvi) failure of the Company Parties to pay any and all Restructuring Expenses of the Renesas Advisors, as and when required under this Agreement, if such failure is not cured within five (5) Business Days of notice by Renesas;

(xxvii) any Company Party seeks or obtains an order of the Bankruptcy Court authorizing the rejection of this Agreement;

(xxviii) any Company Party files any pleading or motion with the Bankruptcy Court objecting to, challenging, or seeking to invalidate, disallow, subordinate, recharacterize, or limit the CRD Loans;

(xxix) any Company Party settles, without the consent of Renesas, (A) material claims or causes of action brought against any Company Party (or any Affiliate) (including, without limitation, any claims asserted by a governmental entity) other than in the ordinary course of business and consistent with past practice or (B) claims or causes of action brought against any Company Party (or any Affiliate) or involving any Company Party (or any Affiliate) requiring, in the aggregate, payment of more than $10,000,000 by any Company Party, including, without limitation, any Non-Debtor Professional Claim; provided, that the Company Parties shall be permitted to settle any claims or causes of actions for which (X) the settlement proceeds are solely covered by third parties, including insurance providers, and (Y) such settlement proceeds are not, in any way, derived from the Company Parties nor are the Company Parties required to, in any way, indemnify or reimburse such third parties, including insurance providers, in any amount;

(xxx) other than as contemplated pursuant to the Transactions, any Company Party files any pleading seeking authority to sell, or sells, any material assets (including, without limitation, any intellectual property material to the business of the Company Parties) without the consent of the Required Consenting Senior Secured Noteholders and the Required Consenting Convertible Noteholders other than (A) asset sales in the ordinary course of business or (B) as set forth on Schedule 1 hereto;

(xxxi) (A) the Cash Collateral Order is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement or (B) a motion for reconsideration, re-argument, or rehearing with respect to such order has been filed and the Company Parties have failed to timely object to such motion; or

(xxxii) (A) the Required Consenting Senior Secured Noteholders give notice of termination of this Agreement in accordance with its terms or (B) the Required Consenting Convertible Noteholders give notice of termination of this Agreement in accordance with its terms.

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(e) Termination by the Company. This Agreement may be terminated by the Company, in its sole and absolute discretion, on behalf of each of the Company Parties, as to all Parties, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i) a breach in any material respect by any Consenting Noteholder of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Consenting Noteholder of written notice of such breach; provided, that nothing in this Section 5.01(e)(i) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01; provided, further, that the Company shall not have the right to terminate this Agreement if (A) the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date and (B) the non-breaching Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together as of such date;

(ii) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 5.01(e)(ii) shall impair the Company Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01; provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, including enjoining, preventing, or prohibiting a material portion of the Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a Company Termination Event unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms hereof;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order making illegal or otherwise enjoining, preventing, or prohibiting a Company Party or any affiliate of a Company Party from making any transfer or distribution, which legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance thereof;

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(v) the material failure of any Consenting Creditor (solely to the extent such Consenting Creditor’s compliance is reasonably necessary to obtain Regulatory Approvals) to comply with the covenants set forth in Article 4;

(vi) (A) any document filed by the Consenting Creditors, if any, in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including the consent rights set forth in Section 1.02 hereof, without the prior written consent of the Company Parties, which has not been cured (if curable) within five (5) Business Days of written notice from the Company Parties;

(vii) if the Required Consenting Senior Secured Noteholders, Required Consenting Convertible Noteholders, or Renesas give notice of termination of this Agreement pursuant to Section 5.01(a)-(d);

(viii) termination of the Backstop Agreement other than upon consummation of the transactions thereunder in connection with the Plan Effective Date or, even in the absence of any such termination, if the Backstop Parties default in any material respect with respect to their obligations thereunder to fully fund the Backstop Commitment and the Direct Investment Commitment when required on the Plan Effective Date, and such default is not cured within six (6) Business Days;

(ix) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect, and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(x) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with this Agreement;

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(xi) the Bankruptcy Court enters an order denying confirmation of the Plan and, if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within fourteen (14) days of entry;

(xii) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course, and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry;

(xiii) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, or recharacterizing, as applicable, a material portion of the Existing Debt and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry;

(xiv) if, as a result of the termination of this Agreement with respect to any Automatic Termination Party in accordance with Section 5.01(g) hereof, (A) the remaining Consenting Senior Secured Noteholders no longer comprise over fifty (50) percent of the total number of holders of Senior Secured Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes or (B) the remaining Consenting Convertible Noteholders no longer comprise over fifty (50) percent of the total number of holders of Convertible Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together; provided, that the Company cannot terminate this Agreement pursuant to this Section 5.01(e)(xiv) so long as it still has the votes of (A) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes that have voted and (ii) over fifty (50) percent of the total number of holders of Senior Secured Notes that have voted, and (B) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes, taken together, that have voted and (ii) over fifty (50) percent of the total number of holders of Convertible Notes taken together, that have voted, in each case, in favor of the Plan;

(xv) with respect to any particular Consenting Creditor only (but not as to all of the other Parties), upon the occurrence of a breach by such Consenting Creditor of any of the representations, warranties, covenants or obligations with respect to such Consenting Creditor set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Consenting Creditor of written notice of such breach; provided, that nothing in this Section 5.01(e)(xv) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions of this Section 5.01(e);

(xvi) the Consenting Creditors entitled to vote on the Plan have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided, that this termination event will not apply if sufficient Consenting Senior Secured Noteholders, Consenting 2026 Noteholders, Consenting 2028 Noteholders, and Consenting 2029 Noteholders, as applicable, have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

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(xvii) one or more of the Consenting Creditors files or supports any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan, and such Alternative Transaction, modification, motion, or pleading has not been revoked before the earlier of (A) three (3) Business Days after the filing or day on which the supporting party receives written notice from the Company Parties or Latham that such Alternative Transaction, modification, motion, or pleading is inconsistent with this Agreement or the Plan, and (B) entry of an order of the Bankruptcy Court approving such Alternative Transaction, modification, motion, or pleading; provided, that a Company Party shall not have the right to terminate this Agreement if, as of such date, (I) the non-filing or non-supporting Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes, (II) the non-filing or non-supporting Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together, and (III) Renesas still holds the CRD Loans and is still a Consenting Creditor;

(xviii) upon written notice to the other Parties hereto that any Company Party has made a Fiduciary Out Determination;

(xix) the Cash Collateral Order or any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement; or

(xx) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

(f) Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties and the Required Consenting Creditors (such consent, a “Mutual Termination Event”). The Debtors will deliver written notice of any such termination to all parties in accordance with Section 8.10 hereof.

(g) Automatic Termination. This Agreement will automatically terminate as to all Parties upon the earlier of (a) the Plan Effective Date or (b) the date upon which any Company Party makes a Fiduciary Out Determination (each, an “Automatic Termination Event”). In addition, with respect to the Consenting Noteholders named in Exhibit B-2 hereto (the “Automatic Termination Parties”), to the extent that the taking of any action by any Person, whether or not a Party, or the occurrence of any event (including the passage of time), would, assuming such action is taken or such event occurred, result in the Consenting Creditors and their Attribution Parties, collectively, beneficially owning, or being deemed to beneficially own, an aggregate amount of 5% or more of the outstanding common equity of the Company, this Agreement shall be automatically, and without the need for any action by, notice to, or knowledge of any Party, terminated with respect to the Automatic Termination Parties as of immediately prior to such

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action or event; provided, however, to the extent this Agreement terminates with respect to Automatic Termination Parties pursuant to this Section 5.01(g), such Automatic Termination Parties shall have no further obligations or commitments under this Agreement effective as of such time; provided, further, that the existing votes of such Automatic Termination Parties shall remain valid and not be subject to voiding ab initio under Section 3.02(b)(v).

(h) Restriction on Termination. No Party may terminate this Agreement based on a Company Termination Event, Consenting Noteholders Termination Event, Consenting Senior Secured Noteholders Termination Event, Consenting Convertible Noteholders Termination Event, or Renesas Termination Event, as applicable, if such termination event is caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s prior failure to perform or comply in all material respects with the terms and conditions of this Agreement); provided, that this Section 5.01(h) does not apply to an Automatic Termination Event pursuant to Section 5.01(g) above.

(i) Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Article 5 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party, and the provisions of this Agreement shall terminate on the Termination Date; provided, that Sections 1.01, 1.02, 3.01, 5.01(i), 5.01(j), 5.01(k), 8.01, 8.02, 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, and 8.15 hereof shall survive the Termination Date. For the avoidance of doubt, the Company Parties’ obligations (or the obligations of their successors in interest) to promptly pay in full and in cash all Restructuring Expenses and to continue to pay such amounts as they come due in accordance with the applicable engagement letters or fee arrangements shall survive termination of this Agreement.

(j) Effect of Termination. Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation hereunder on the part of any Party hereto; provided, that in no event shall any such termination relieve a Party hereto from (a) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, or (b) obligations under this Agreement which expressly survive any such termination pursuant to Section 5.01(i). Upon any Termination Event, unless the Plan Effective Date has occurred, any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Creditor in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio. If this Agreement has been terminated in accordance with this Article 5 at a time when permission of the Bankruptcy Court shall be required for a Consenting Creditor to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall consent to any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote at such time; provided, however, that nothing herein shall be deemed a waiver of the Company’s right to challenge the validity of such termination. For the avoidance of doubt, the termination of this Agreement shall not render the Second Supplemental Indenture or any Transactions made in accordance herewith before the date of such termination null and/or void. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

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(k) No Waiver. If the Transactions are not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and each Party expressly reserves any and all of its respective rights as if the Parties had not entered this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.

ARTICLE 6

TRANSFERS

Section 6.01 Transfer of Claims. Subject to the terms and conditions of this Agreement and during the Agreement Effective Period, each Consenting Creditor agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to, directly or indirectly, (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Creditor’s Existing Debt that is subject to this Agreement (the “Applicable Existing Debt”), in whole or in part, or (ii) deposit any of such Consenting Creditor’s Applicable Existing Debt into a voting trust, or grant any proxies, or enter into a voting agreement or otherwise assign, pledge or transfer any of its rights to vote with respect to any such Applicable Existing Debt (any of the actions described in clauses (i) and (ii) of this Section 6.01(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Creditor making such Transfer is referred to herein as the “Transferor”), unless (i) the transferee is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in the Rules), or (C) not a “U.S. person” (as defined in Rule 902 of Regulation S under the Securities Act), and in each case executes and delivers to counsel to the Company and counsel to the Ad Hoc Senior Secured Group, the Ad Hoc 26s/28s/29s Noteholder Group, and Renesas in accordance with Section 6.01(c) a Joinder, substantially in the Form attached hereto as Exhibit E, and provides notice of such Transfer in accordance with Section 8.10 hereof; or (ii) the transferee is a Consenting Creditor, and the transferee provides notice of such Transfer (including the amount and type of Claim or Interest Transferred) to counsel to the Company and counsel to the Ad Hoc Senior Secured Group, the Ad Hoc 26s/28s/29s Noteholder Group, and Renesas in accordance with Section 6.01(c) (any such transferee as described in (i) or (ii), a “Permitted Transferee”). Any Transfer in violation of this Article 6 shall be void ab initio. Notwithstanding anything to the contrary in this Section 6.01(a), the restrictions on Transfers set forth in this Section 6.01(a) shall not apply to (i) Transfers made pursuant to Section 6.01(g) and (ii) the grant of any liens or encumbrances on Applicable Existing Debt in favor of a bank or broker-dealer holding custody of such Applicable Existing Debt in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Applicable Existing Debt.

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(b) Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties and covenants of a Consenting Creditor, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Creditor for all purposes under this Agreement, and this Agreement shall become effective and binding as to such Permitted Transferee.

(c) A Consenting Creditor that Transfers Applicable Existing Debt to a Permitted Transferee in accordance with the terms of this Article 6 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of the rights and obligations in respect of such Transferred Applicable Existing Debt, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement; provided, that in no event shall any such Transfer relieve (x) a Consenting Creditor hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer or (y) a Backstop Party from its obligations pursuant to the Backstop Agreement and (iii) within five (5) Business Days of such Transfer, deliver written notice of the Transfer to the Company, Latham, the Ad Hoc Senior Secured Group Advisors, Ropes, and Kirkland, which notice may be provided through counsel and shall include the amount and type of Applicable Existing Debt that was Transferred.

(d) Except as provided in Section 6.01(h), this Agreement shall not limit, restrict, or otherwise affect in any way, any right, authority, or power of any Consenting Creditor to acquire additional Existing Debt after the Execution Date. Any such acquired Existing Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Creditor be deemed to be Applicable Existing Debt and to be subject to the terms of this Agreement. Within five (5) Business Days of any acquisition (calculated based on the settled trade debt) of Existing Debt by a Consenting Creditor from a Person that, to the acquiring party’s actual knowledge, is not a Consenting Creditor (including any Qualified Marketmaker that is not a Consenting Creditor), such Consenting Creditor shall deliver written notice of the acquisition to the Company, Latham, the Ad Hoc Senior Secured Group Advisors, and Ropes, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was acquired.

(e) Notwithstanding anything to the contrary herein, Applicable Existing Debt that is Transferred to or by a Consenting Creditor pursuant to an Open Trade specified on the applicable Consenting Creditor’s signature page, or as part of a short transaction, entered into by such Consenting Creditor prior to, and pending as of the date of, such Consenting Creditor’s entry into this Agreement shall be subject to the terms of this Agreement, as provided in Section 6.01(d), and shall be permitted to participate in the Transactions on the terms for Consenting Convertible Noteholders, so long as such trade closes or Applicable Existing Debt is transferred prior to the consummation of the Transactions.

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(f) Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Consenting Creditors may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, the terms and obligations set forth in this Agreement shall apply only to the specific signatory, portfolio management team, trading desk(s), and/or business group(s) on behalf of which the Consenting Creditor has executed this Agreement, and shall not apply to any other portfolio management team, trading desk, business group, subsidiary, or Affiliate of the Consenting Creditor unless they separately become a party hereto.

(g) Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker that acquires any Existing Debt subject to this Agreement held by a Consenting Creditor, with the purpose and intent of acting as a Qualified Marketmaker for such Existing Debt, shall not be required to execute and deliver a Joinder in respect of such Existing Debt, if such Qualified Marketmaker transfers such Existing Debt (by purchase, sale, assignment, or other similar means) to a Permitted Transferee within ten (10) Business Days after the Qualified Marketmaker acquires such Existing Debt; provided, that a Qualified Marketmaker’s failure to comply with this Section 6.01(g) shall result in the Transfer of such Existing Debt to such Qualified Marketmaker being deemed void ab initio, and (ii) to the extent any Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may transfer any ownership interests in the Existing Debt that it acquires from a holder of Existing Debt that is not a Consenting Creditor to a transferee that is not a Consenting Creditor at the time of such transfer without the requirement that the transferee be a Permitted Transferee.

(h) Notwithstanding anything herein to the contrary, no Transfer shall be permitted hereunder to any transferee, and no Person shall be a Permitted Transferee hereunder, to the extent that the equity securities beneficially owned by such transferee/Person and its Attribution Parties, when aggregated with the equity securities owned by the Consenting Creditors already a party hereto prior to such Transfer and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. The Consenting Creditors acknowledge and agree that any Transfer of the Existing Debt that does not comply with the terms and procedures set forth herein, including this Section 6.01(h), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

(i) Notwithstanding anything herein to the contrary, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned, or delayed, no Transfer of (or in respect of) CRD Loans by a Consenting Creditor shall be permitted hereunder unless such Permitted Transferee is a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides the Company a duly executed IRS Form W-9 (a “U.S. W-9 Provider”) and no Consenting Creditor that holds CRD Loans shall take any action to cause CRD Loans to be held for U.S. federal income tax purposes by a person that is not a U.S. W-9 Provider. Renesas acknowledges and agrees that any Transfer of the CRD Loan that does not comply with the terms and procedures set forth herein, including this Section 6.01(i), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

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ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties.

(a) Each Party (severally and not jointly) represents and warrants to each other Party that:

(i) such Party is duly organized or incorporated, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

(ii) the execution, delivery, and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings that may be necessary in connection with the Chapter 11 Cases, to the extent applicable, and such filings as may be necessary or required for disclosure to any applicable regulatory body whose approval or consent is determined by the Company Parties to be necessary to consummate the Transactions;

(iv) as of the Execution Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(v) this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) Each Consenting Creditor (severally and not jointly) represents and warrants to each Company Party that, as of the Execution Date (or the date of its joinder agreement delivered to the other Parties or their counsel, as applicable):

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(i) it (x) either (A) is the beneficial or record owner of the principal amount (or, with respect to Consenting Creditors that have the same investment manager or advisor, a portion of the aggregate principal amount) of the Senior Secured Notes and/or Convertible Notes or the CRD Loans indicated on its respective signature page hereto (or thereto) (in each case other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt indicated on its respective signature page hereto (or thereto) and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement (other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade), and (y) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Debt and to dispose of, exchange, assign, and transfer such Existing Debt;

(ii) other than pursuant to this Agreement, the Existing Debt with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page is free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim or any other similar restriction, or any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iii) other than the Existing Debt indicated on its respective signature page hereto, such Consenting Creditor does not own any other Existing Debt as of the Execution Date (other than with respect to Existing Debt that is subject to an Open Trade);

(iv) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Consenting Creditor to evaluate the financial and other risks inherent in the Transactions and has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions and of making an informed investment decision in connection therewith, and its decision to execute this Agreement and participate in any of the Transactions contemplated hereby has been based upon such of its own independent review and analysis of the business and affairs of the Company Parties (and their respective subsidiaries) and the Transactions that it considers sufficient and reasonable for purposes of entering into this Agreement and the Transactions, and such decision is not in reliance upon any representations or warranties of any other Party (or any such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Parties contained herein; and

(v) set forth on its signature page hereto is the aggregate amount of common stock of the Issuer (including, for the avoidance of doubt, through derivative securities, in each case as noted therein) beneficially owned by such Consenting Creditor and its Attribution Parties in the aggregate.

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(c) Each Consenting Creditor represents to each other Party that (i) it is (A) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (B) an institutional “accredited investor” (as defined in the Rules), or (C) not a “U.S. person” as defined in Rule 902 under the Securities Act; (ii) it understands that the securities contemplated by this Agreement and the Transactions have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; (iii) it is acquiring any securities of the Company in connection with the Transactions for investment and not with a view to distribution or resale in violation of the Securities Act; and (iv) it is not acquiring the securities contemplated by this Agreement and the Transactions as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d) Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment advisor or sub-advisor executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute.

(e) Each Consenting Senior Secured Noteholder represents and warrants to each Company Party and for the benefit of the Senior Secured Trustee that, as of the Execution Date (or the date of its Joinder delivered to the other Parties or their counsel, as applicable) that it has the right and power to deliver a valid and binding consent to the execution of the Second Supplemental Indenture under the terms of the Senior Secured Notes Indenture for the principal amounts of the Senior Secured Notes set forth on its respective signature page.

(f) Solely with respect to the Automatic Termination Parties, each Automatic Termination Party represents and warrants that its investment advisor has implemented internal processes and controls the effects of which are to prohibit the Automatic Termination Parties and their Attribution Parties from acquiring beneficial ownership of any equity securities of the Company to the extent such acquisition would result in the Automatic Termination Parties and their Attribution Parties, collectively, beneficially owning, in the aggregate, more than 1% of the outstanding common equity of the Company during the Agreement Effective Period.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Tax Treatment. The Company and Renesas agree to treat, for U.S. federal income tax purposes, (i) Renesas Warrants issued as a portion of the consideration paid in respect of the Renesas Claims, and (ii) New Renesas 2L Takeback Convertible Notes and the CRD, in each case, as a “security” of the Company for purposes of Section 354 and 356 of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, and not as a contingent payment debt instrument within the meaning of Treasury Regulations Section 1.1275-4. Further, the Company and Consenting Creditors agree to treat, for U.S. federal income tax purposes, the New 2L Convertible Notes and New 2L Takeback Notes, in each case, not as a contingent payment debt instrument within the meaning of Treasury Regulations Section 1.1275-4. The Company and the Consenting Senior Secured Noteholders agree to treat, for U.S. federal income tax purposes, the issuance of the New Senior Secured Notes as not giving rise to a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3(e)) with respect to the Senior Secured Notes or an exchange or other disposition of the Senior Secured Notes by the Senior Secured Noteholders to the extent such position is

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permitted under applicable law; provided, the Company shall cooperate in good faith with the Consenting Senior Secured Noteholders following the date hereof to support such treatment. In addition, the Parties acknowledge that, based on the quotes available on the interdealer markets, the Convertible Notes were, for the quarter ending on March 31, 2025, and are expected to be, for the quarter ending on June 30, 2025, “regularly traded on an established securities market” within the meaning of Treasury Regulation Sections 1.897-1 and 1.897-9T and, if trading activity on the Convertible Notes continues for all or any portion of subsequent quarters, that the Convertible Notes are expected to continue to be “regularly traded on an established securities” market for such purposes and for such quarters. Each Party shall file all tax returns consistent with, and take no position inconsistent with, the treatment set forth in this Section 8.01 (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties agree to cooperate in good faith (and without undue cost or expense to the Company Parties) (x) to eliminate or minimize any applicable withholding tax imposed on the Transactions (including (a) each Consenting Creditor providing a complete and correct executed IRS Form W-9 or W-8, as applicable, to the extent permitted by law, and (b) if reasonably requested by the Company with respect to a Consenting Convertible Noteholder that intends to report the Transactions as tax-free for U.S. federal income tax purposes, such Consenting Convertible Noteholder providing a notice under Treasury Regulations Section 1.1445-2(d)(2), in each case on or about the Plan Effective Date; provided, that, the provisions of this sentence shall not be construed to require a Consenting Convertible Noteholder to report all or any portion of the Transaction as being tax-free or tax-deferred for any applicable U.S. federal, state, local or non-U.S. income tax purposes) and (y) in determining whether any interest in the Reorganized Parent is a United States real property interest within the meaning of Section 897 of the Code, to the extent permitted by applicable law. Notwithstanding the foregoing sentence, in any case where any Consenting Creditor fails to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8 or any other tax form or certificate to eliminate any applicable withholding tax, the Company’s sole remedy shall be to withhold required amounts under applicable tax law.

Section 8.02 Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement (without, for the avoidance of doubt, limiting the Company Parties’ obligations hereunder to pay Restructuring Expenses in accordance with the terms of any previously executed agreements regarding the payment of professional fees); provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

Section 8.03 Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Plan Effective Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies or defenses, and the Parties expressly reserve any and all of their respective rights, remedies or defenses. No Consenting Creditor hereby waives any default or event of default with respect to the Existing Debt, and no provision of Section 3.02 shall require any Consenting Creditor to waive any default or event of default with respect to the Existing Debt, except as set forth in the Restructuring Term Sheet or Definitive Documents after or simultaneous with the consummation of the Transactions.

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Section 8.04 Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (PDF) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Creditors by such Consenting Creditor’s investment manager, advisor or sub-advisor, which is a signatory hereto solely in its capacity as the investment manager, advisor or sub-advisor of such Consenting Creditor.

Section 8.05 Amendments and Waivers.

(a) Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties, the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas; provided, that to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect on a single Consenting Creditor or group of Consenting Creditors, and any such Consenting Creditor does not consent, if applicable, each such Consenting Creditor adversely affected thereby shall have the right to terminate this Agreement as to itself; provided, further, that this Section 8.05 and Section 8.07 may not be modified, amended, or supplemented without the consent of all Parties; provided, further, that any modification or amendment of the Restructuring Term Sheet for which a greater consent is therein explicitly required shall require the consent specified in the Restructuring Term Sheet to amend.

(b) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

Section 8.06 Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

Section 8.07 Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Creditors, the obligations of the Consenting Creditors under this Agreement are several and neither joint nor joint and several. No Consenting Creditor shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Creditor under this Agreement, and nothing contained herein and no action taken by any Consenting Creditor pursuant hereto shall be deemed to constitute the Consenting Creditors as a partnership, an association or a joint venture of any kind, or to create a presumption that (i) the Consenting Creditors are in any way acting other than in their individual capacities or (ii) any Consenting Creditor is in any way acting in concert or as a member of a “group” with any other Consenting Creditor within the meaning of Rule 13d-5 under the Exchange Act. None of the Consenting Creditors shall have any fiduciary duty or other duties or responsibilities in any kind

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or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Creditor acknowledges that no other Consenting Creditor will be acting as agent of such Consenting Creditor in connection with monitoring such Consenting Creditor’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Creditor acknowledges to each other Consenting Creditor, that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and the Company Parties’ Affiliates and each Consenting Creditor; (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby; (d) the Consenting Creditors and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Consenting Creditors, the Company Parties, and the Company Parties’ Affiliates or the Affiliates of other Consenting Creditors, and the Consenting Creditors have no obligation to disclose any of such interests to any other Consenting Creditor or the Affiliates of other Consenting Creditors; and (e) it is not an insider of the Company. Each Consenting Creditor acknowledges that it has, independently and without reliance upon any other Consenting Creditor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Creditor. The Consenting Creditors have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company and are not intended to be, and shall not constitute, or be presumed or deemed to be, a “group” for purposes of Section 13(d) of the Exchange Act. All rights under this Agreement are separately granted to each Consenting Creditor by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 8.08 Specific Performance; Damages. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages may not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach); provided, that in connection with any remedy for specific performance, injunctive or other equitable relief asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any remedy, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

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Section 8.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.09. Each Party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding arising out of or relating to this Agreement brought in any such court. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 8.09 shall be brought in the Bankruptcy Court.

Section 8.10 Notices. All notices (including any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent: If to the Company or the Company Parties:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, NC 27703

Attn: Melissa Garrett

Email: [***]

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With copies to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:   Ray C. Schrock

Alexander W. Welch

Keith Simon

Eric L. Einhorn

Email: Ray.Schrock@lw.com

Alex.Welch@lw.com

Keith.Simon@lw.com

Eric.Einhorn@lw.com

(b) If to the Ad Hoc Senior Secured Group, to the addresses or electronic mail addresses set forth below the Consenting Senior Secured Noteholder’s signature, with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, NY 10019

Attn:   Ken Ziman

Brian M. Janson

Kyle Kimpler

Email: kziman@paulweiss.com

bjanson@paulweiss.com

kkimpler@paulweiss.com

(c) If to the Ad Hoc 26s/28s/29s Noteholder Group, to the addresses or electronic mail addresses set forth below the Consenting 2026 Noteholder’s, the Consenting 2028 Noteholder’s or Consenting 2029 Noteholder’s signature, as applicable, with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn:   Ryan P. Dahl

Matthew M. Roose Sam

Badawi Christine Joh

Email: ryan.dahl@ropesgray.com

matthew.roose@ropesgray.com

sam.badawi@ropesgray.com

christine.joh@ropesgray.com

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(d) If to Renesas, to:

Renesas Electronics America Inc.

c/o Renesas Electronics Corporation

Toyosu Foresia, 3 2 24 Toyosu, Koto ku

Tokyo 135-0061 Japan

Attn:   Shuhei Shinkai

Sho Ozaki

Takahiro Homma

Email: [***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Steven N. Serajeddini

Yusuf Salloum

Claire Stephens

Email: steven.serajeddini@kirkland.com

yusuf.salloum@kirkland.com

claire.stephens@kirkland.com

Section 8.11 Passage of Time. With respect to any Milestone or other reference of time herein, if the last day of such period falls on a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, such Milestone or other reference of time shall be extended to the next day that is not a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure; provided, for the avoidance of doubt, that any Milestone with respect to a hearing date shall be subject to the Bankruptcy Court’s availability; provided, however, that any such hearing date shall not be extended by more than three (3) Business Days without the consent of the Required Consenting Senior Secured Noteholders and the Required Consenting Convertible Noteholders.

Section 8.12 No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof, it being understood by the Parties that this provision does not impair the ability of the Senior Secured Notes Trustee to rely upon the provisions included herein with respect to the consents of the Senior Secured Noteholders to the execution and delivery of the Second Supplemental Indenture.

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Section 8.13 Publicity; Non-Disclosure. Other than as may be required by applicable law and regulation or by any governmental or regulatory authority (including any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the Transactions) as determined by a Party based on reasonable advice of counsel: (i) no Party shall issue any press release or make any other public announcement with respect to this Agreement or the Transactions without the consent of the Company Parties, the Required Consenting Senior Secured Noteholders, and the Required Consenting Convertible Noteholders, which consent shall not be unreasonably delayed, conditioned, or withheld (provided, that the Parties hereby consent to Renesas issuing a press release upon the Agreement Effective Date that does not disclose the identity of any individual Consenting Noteholder without such Consenting Noteholder’s prior written consent and holding an analyst meeting regarding the same to the extent consistent with its obligations hereunder), and (ii) no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Creditor), other than legal, accounting, financial, and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the principal amount or percentage of the Existing Debt or other Company Claims or interests held by any Consenting Creditor or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims or interests acquired pursuant to any Transfer) or the signature page of such Consenting Creditor; provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Existing Debt or other Company Claims or interests held by the Consenting Noteholders collectively; provided, further, that notwithstanding the foregoing, no Party shall make any public announcement whatsoever disclosing the identity of any individual Consenting Creditor without such Consenting Creditor’s prior written consent or an order of the Bankruptcy Court or another court of competent jurisdiction. Notwithstanding the foregoing, the Consenting Creditors hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the Definitive Documents to the extent required by applicable law or regulation; provided, however, that (i) if any of the Company Parties determines that it is required to attach a copy of this Agreement, the Backstop Agreement, or any Joinder to any Definitive Documents or any other filing or similar document relating to the Transactions, to the extent permissible under applicable law, it will redact any reference to or concerning a specific Consenting Creditor’s identity, holdings of Existing Debt or other Company Claims or interests, signature page, Backstop Commitments, and Direct Investment Commitments, and (ii) if disclosure of additional information of any Consenting Creditor is required by applicable law, advance notice of the intent to disclose, if permitted by applicable law, shall be given by the disclosing Party to each such Consenting Creditor (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or Joinder. The Company Parties shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Required Consenting Senior Secured Noteholders (including by or through the Ad Hoc Senior Secured Group Advisors), the Required Consenting Convertible Noteholders, and Renesas, with such consent request being sent to the Ad Hoc Group Advisors and the Renesas Advisors, to respond within two (2) Business Days of receipt of such consent request. Each Consenting Creditor shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Company Parties to respond within two (2) Business Days of receipt of such consent request by the Company Parties. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement. Except as required by law, the Company

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Parties shall not make any public disclosure that would disclose either: (i) the holdings, Backstop Commitments, and Direct Investment Commitments of any Consenting Creditor (including on the signature pages of the Consenting Creditors, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Creditor, in each case without the prior written consent of such Consenting Creditor or a final order of a court of competent jurisdiction; provided, however, that notwithstanding anything to the contrary in this Section 8.13, (i) if any disclosure pursuant to this Section 8.13 is required by law, and to the extent reasonably practicable and not otherwise prohibited by law, the Company Parties or disclosing Consenting Creditors, as applicable, shall afford the other Parties a reasonable opportunity to review and comment in advance of such disclosure, and such disclosing party shall take reasonable measures to limit such disclosure, and (ii) the Company Parties shall not be required to keep confidential the aggregate holdings of all Consenting Noteholders or all Consenting Creditors, and each Consenting Creditor hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms and contents hereof in any filings required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body.

Section 8.14 Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided, that this Section 8.14 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided, that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

Section 8.15 Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties, the Ad Hoc Group Advisors, or the Renesas Advisors identify, within four (4) Business Days following the Execution Date, any clear errors, material ambiguities or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

Section 8.16 Joinder. Additional holders of Existing Debt and/or investment advisors, sub-advisors, or managers of funds, clients and discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Debt and that have authority to bind the beneficial owners of such Existing Debt to the terms of this Agreement, as applicable, may become party to this Agreement from time to time in accordance with Article 6 (solely with the consent of the Company), and any Commitment Party (as defined in the Backstop Agreement) not already party hereto shall become a party to this Agreement, in each case, by agreeing in writing to be bound by the terms of this Agreement (any such Person, an “Additional Consenting Creditor”) by executing and delivering to the Company and Latham a joinder agreement in the form attached hereto as Exhibit E. Upon the execution and delivery of such joinder agreement,

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such Additional Consenting Creditor shall be deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Creditor (including, as applicable, a Consenting Noteholder) for all purposes under this Agreement as if it were originally party hereto, and this Agreement will become effective and binding as to such Additional Consenting Creditor. Notwithstanding the foregoing, no Person may become a party to this Agreement to the extent that the equity securities beneficially owned by such Person and its Attribution Parties, when aggregated with the equity securities owned by the Consenting Creditors already a party hereto and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. Any joinder agreement entered into by any such Person that does not comply with the terms and procedures set forth herein, including this Section 8.16, shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such joinder agreement.

[Signature Pages Follow]

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[Signature Pages to the Restructuring Support Agreement Intentionally Omitted]

Exhibit A

Restructuring Term Sheet

WOLFSPEED, INC., et al.

RESTRUCTURING TERM SHEET

This term sheet (including all exhibits, annexes, appendices, and/or schedules hereto, this “Restructuring Term Sheet”) sets forth the principal terms of proposed restructuring transactions (the “Transactions”) of the outstanding indebtedness and equity interests of Wolfspeed, Inc., a North Carolina corporation (“Wolfspeed”), and certain of its subsidiaries (together with Wolfspeed, each a “Company Party” and, collectively, the “Company”) agreed to by the Company Parties, the Consenting Noteholders, and Renesas. The Transactions will be implemented in accordance with this Restructuring Term Sheet and the Restructuring Support Agreement to which it is annexed.1

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER OF OR A SOLICITATION OF OFFERS TO PURCHASE ANY SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED (THE “BANKRUPTCY CODE”), OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING THE SECURITIES ACT AND/OR PROVISIONS OF THE BANKRUPTCY CODE, AS APPLICABLE.

THIS RESTRUCTURING TERM SHEET IS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ACCORDINGLY PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING TERM SHEET DOES NOT PURPORT TO CONTAIN ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS IN FORM AND SUBSTANCE CONSISTENT WITH THIS RESTRUCTURING TERM SHEET AND THE RESTRUCTURING SUPPORT AGREEMENT (INCLUDING THE CONSENT RIGHTS PROVIDED THEREIN), AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THE REGULATORY, TAX, ACCOUNTING, AND OTHER LEGAL AND FINANCIAL MATTERS AND EFFECTS RELATED TO THE TRANSACTIONS OR ANY RELATED RESTRUCTURING OR SIMILAR TRANSACTION HAVE NOT BEEN FULLY EVALUATED AND ANY SUCH EVALUATION MAY AFFECT THE TERMS AND STRUCTURE OF ANY SUCH TRANSACTIONS OR RELATED TRANSACTIONS.

THIS RESTRUCTURING TERM SHEET IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY THE RECIPIENTS OF THIS RESTRUCTURING TERM SHEET AND THE COMPANY, AND MAY NOT BE SHARED WITH ANY THIRD-PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS.

1	Capitalized terms used, but not otherwise defined in this Restructuring Term Sheet, shall have the meanings ascribed to such terms in the Restructuring Support Agreement.

Term Sheet

Restructuring Overview

Overview and Implementation

The Company Parties executed the Restructuring Support Agreement with the Consenting Noteholders and Renesas pursuant to which the parties shall agree to support the Transactions. After the Agreement Effective Date, the Debtors shall commence prepackaged Chapter 11 Cases in the Bankruptcy Court on or before July 1, 2025, and the Transactions will be effectuated and implemented pursuant to the Definitive Documents.

The Company will, at least one Business Day prior to the Petition Date, launch a voting solicitation of the Plan of Eligible Holders from the holders of Senior Secured Notes Claims, Convertible Notes Claims, and Renesas Claims. The vote of the holders of Senior Secured Notes Claims shall be deemed to be a direction to the Senior Secured Notes Trustee to effectuate the Transactions. The vote of the holders of Convertible Notes Claims shall be deemed to be a direction to the Convertible Notes Trustees to effectuate the Transactions.

Debtors	Debtors (as defined in the RSA, Wolfspeed and Wolfspeed Texas) will commence Chapter 11 Cases in the Bankruptcy Court on the Petition Date.

Existing Capital Structure

(i) (Senior Secured Notes) The Senior Secured Notes due June 23, 2030 (the “Senior Secured Notes” and holders of Senior Secured Notes, the “Senior Secured Noteholders”) governed by that certain Amended and Restated Indenture, dated as of October 11, 2024 (as amended or supplemented prior to the Agreement Effective Date, the “Senior Secured Notes Indenture”), among Wolfspeed, the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Senior Secured Notes Trustee”), which Senior Secured Notes have $1,513.5 million in principal outstanding as of the last day of Wolfspeed’s fiscal quarter most recently ended prior to the date hereof for which financial statements are available.

(ii)  (2026 Convertible Notes) Notes held by holders of Wolfspeed’s 1.75% Convertible Senior Notes due May 1, 2026 (the “2026 Convertible Notes” and such holders, the “2026 Noteholders”) issued pursuant to that certain Indenture, dated as of April 21, 2020 (the “2026 Notes Indenture”), by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee (the “2026 Notes Trustee”), which 2026 Convertible Notes have $575.0 million in principal outstanding as of the last day of Wolfspeed’s fiscal quarter most recently ended prior to the date hereof for which financial statements are available.

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(iii) (2028 Convertible Notes) Notes held by holders of Wolfspeed’s 0.25% Convertible Senior Notes due February 15, 2028 (the “2028 Convertible Notes” and such holders, the “2028 Noteholders”) issued pursuant to that certain Indenture, dated as of February 3, 2022 (the “2028 Notes Indenture”), by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee (the “2028 Notes Trustee”), which 2028 Convertible Notes have $750.0 million in principal outstanding as of the last day of Wolfspeed’s fiscal quarter most recently ended prior to the date hereof for which financial statements are available.

(iv) (2029 Convertible Notes) Notes held by holders of Wolfspeed’s 1.875% Convertible Senior Notes due December 1, 2029 (the “2029 Convertible Notes” and, together with the 2026 Convertible Notes and 2028 Convertible Notes, the “Convertible Notes” and such holders of the 2029 Convertible Notes, the “2029 Noteholders” and, together with the 2026 Noteholders and 2028 Noteholders, the “Convertible Noteholders”) issued pursuant to that certain Indenture, dated as of November 21, 2022 (the “2029 Notes Indenture”), by and between Wolfspeed and U.S. Bank Trust Company, National Association, as trustee (the “2029 Notes Trustee” and, together with the 2026 Notes Trustee and 2028 Notes Trustee, the “Convertible Notes Trustees”), which 2029 Convertible Notes have $1,750.0 million in principal outstanding as of the last day of Wolfspeed’s fiscal quarter most recently ended prior to the date hereof for which financial statements are available.

(v)   (Renesas Loans) Loans held by Renesas pursuant to that certain Unsecured Customer Refundable Deposit Agreement, dated as of July 5, 2023 (as amended to date, the “CRD”), by and between Wolfspeed and Renesas, which CRD has $2,062.0 million of principal outstanding as of the last day of Wolfspeed’s fiscal quarter most recently ended prior to the date hereof for which financial statements are available.

Use of Cash Collateral

The Company will be authorized to use cash collateral (as defined in section 363(a) of the Bankruptcy Code) of the Senior Secured Noteholders with the consent of the Senior Secured Notes Trustee, acting at the direction of the Consenting Senior Secured Noteholders, on terms and conditions that are mutually acceptable to the Company and the Consenting Senior Secured Noteholders as set forth in an order that shall be in the form attached hereto as Exhibit 3.

On the Commitment Fee Payment Date (as defined in that certain Note Purchase Agreement, dated as of October 11, 2024 (as amended or supplemented prior to the Agreement Effective Date, the “Note Purchase Agreement”)) occurring on June 23, 2025, Wolfspeed shall pay 100% of the Commitment Fee (as defined in the Note Purchase Agreement) due on such date, on the terms set forth in the Note Purchase Agreement. In the event the Petition Date occurs on or before June 23, 2025, such obligation will be set forth in the Cash Collateral Order.

The Cash Collateral Order shall provide that (i) June 23, 2025 shall be deemed to be a “Commitment Termination Trigger Date” (as defined in the Note Purchase Agreement); and (2) the Commitment Termination Trigger Date Commitment Fee (as defined in the Note Purchase Agreement) shall

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be payable to eligible Senior Secured Noteholders on the Plan Effective Date in accordance with the Plan in an amount equal to 50% of the amount of such Commitment Termination Trigger Date Commitment Fee (the “Commitment Fee Amount”) (for the avoidance of doubt, the other 50% of the amount of such Commitment Termination Trigger Date Commitment Fee shall be waived on the Plan Effective Date); provided, that $5 million of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to those Senior Secured Noteholders entitled thereto no later than 5 business days after the Company and Renesas, as applicable, obtain Regulatory Approvals (as defined in the Restructuring Support Agreement) prior to a Regulatory Trigger Deadline (as defined in the Contingent Consideration Term Sheet).

For the avoidance of doubt, and subject to the above and as will be further set forth in the Cash Collateral Order, the Company shall pay all interest, other fees, and other amounts in cash when due under the Amended SSN Indenture (as defined below).

Senior Secured Notes Amendment / New Securities

Senior Secured Notes Amendment

On the Agreement Effective Date, Wolfspeed, the subsidiary guarantors party to the Senior Secured Notes Indenture and the Senior Secured Notes Trustee (with the consent of the Consenting Senior Secured Noteholders) shall enter into a supplemental indenture to the Senior Secured Notes Indenture (the “Senior Secured Notes Amendment” and the Senior Secured Notes Indenture, as amended by the Senior Secured Notes Amendment, the “Amended SSN Indenture”). The Senior Secured Notes Amendment will provide for the following:

•   Wolfspeed Germany GmbH (“Wolfspeed Germany”) shall be released as a subsidiary guarantor of the Senior Secured Notes on or before the Petition Date and the Note Parties (as defined in the Amended SSN Indenture) shall be prohibited from transferring any of their assets to Wolfspeed Germany, except pursuant to permitted “investment” baskets under the Senior Secured Notes Indenture (provided that in no event shall Wolfspeed Germany be permitted to cease to be an “immaterial subsidiary” during the pendency of the Chapter 11 Cases).

•   Any Net Proceeds (as defined in the Senior Secured Notes Indenture) received by Wolfspeed in connection with the sale of Building 21 (as described in item 2 of Schedule 8.05 of the Senior Secured Notes Indenture) shall be carved out of the mandatory repurchase requirement in Section 3.02(b) of the Senior Secured Notes Indenture.

New Senior Secured Notes	On the Plan Effective Date, Wolfspeed shall (i) issue new senior secured notes (the “New Senior Secured Notes”), guaranteed by Wolfspeed Texas, pursuant to a new indenture (the “New Senior Secured Notes Indenture”) in a principal amount equal to the Allowed amount of the Senior Secured Notes Claims minus (a) any premium included in the Make-Whole Amount (as defined in the Senior Secured Notes Indenture) arising solely from the

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acceleration of the Senior Secured Notes on the Petition Date, (b) the amount of the Effective Date Cash Payment (as defined below), and (c) any amounts expressly waived in writing in connection with the Transactions, and (ii) immediately following the Effective Date Redemption (as defined below), cancel all remaining outstanding Senior Secured Notes and the Amended SSN Indenture.

The New Senior Secured Notes Indenture shall have substantially the same terms and conditions as the Amended SSN Indenture, except for the following modifications and as otherwise mutually agreed among Wolfspeed and the Required Consenting Senior Secured Noteholders; provided, that (A)(i) except as contemplated in the Restructuring Support Agreement and this Restructuring Term Sheet as of the Execution Date (as defined in the Restructuring Support Agreement), a modification to any provision for which Section 13.01(b) of the Amended SSN Indenture provides a specified consent threshold for amendment that is in addition to or in lieu of requiring the consent of the Required Noteholder Parties (as defined in the Senior Secured Notes Indenture as in effect on the Execution Date) (such provision, a “13.01(b) Right”) and (ii) a modification to this proviso, in each case, may not be effectuated without the consent of Wolfspeed and each of the Consenting Senior Secured Noteholders; provided, further, that it is understood that if a modification to a 13.01(b) Right is proposed for the New Senior Secured Notes Indenture and Wolfspeed and the Required Consenting Senior Secured Noteholders have agreed to such proposed modification, then the sole remedy for any Consenting Senior Secured Noteholder that did not agree to such proposed modification shall be to terminate the Restructuring Support Agreement, solely as to itself, upon three (3) days’ prior written notice thereof to all of the Parties; and (B) any modifications to the New Senior Secured Notes Indenture (as compared to the Amended SSN Indenture) not expressly contemplated herein shall be reasonably acceptable to the Required Consenting Convertible Noteholders and Renesas:

•   General. The New Senior Secured Notes Indenture shall permit the Transactions, including the issuance of the 2L Notes and the implementation of the Contingent Consideration Term Sheet.

•   Minimum Liquidity Threshold. The Minimum Liquidity Threshold shall be $375 million.

•   Maturity: June 23, 2030.

•   Interest Rates. The Interest Rate (as defined in the SSN Indenture) shall be as follows:

•   From the Plan Effective Date to June 22, 2026, 9.875% in cash and 4.00% PIK; and

•   Starting June 23, 2026, the existing interest rate schedule in the Senior Secured Notes Indenture.

•   Make-Whole Redemption Price. The Make-Whole Redemption Price shall be amended to reflect that from the Plan Effective Date until June 22, 2026, the Make-Whole Redemption Price shall be reduced by 2.00% of the principal amount of the New Senior

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Secured Notes being redeemed; provided, however, (i) the Make- Whole Redemption Price shall not be less than 109.875% of the outstanding principal amount being redeemed (plus accrued and unpaid interest through the redemption date) and (ii) if the $175.0 million mandatory principal repayment referenced below is made before June 23, 2026, the Make-Whole Redemption Price for all remaining outstanding New Senior Secured Notes shall be 109.875% of the principal amount thereof (plus accrued and unpaid interest through the redemption date) as of March 31, 2026. The foregoing reduction in the Make-Whole Redemption Price shall terminate concurrently with any Event of Default that occurs under the New Senior Secured Notes Indenture on or prior to June 22, 2026.

•   Applicable Redemption Price. The Applicable Redemption Price shall be amended as follows:

•   From June 23, 2026 until the later of (x) June 22, 2027 and (y) the date that Wolfspeed has satisfied its obligations under the new mandatory offer to purchase provision set forth below, 109.875% of the principal amount thereof;

•   From the later of (x) June 23, 2027 and (y) the date that Wolfspeed has satisfied its obligations under the new mandatory offer to purchase provision set forth below until June 22, 2028, 105.0% of the principal amount thereof;

•   From June 23, 2028 until June 22, 2029, 103.0% of the principal amount thereof; and

•   On or after June 23, 2029, 100.0% of the principal amount thereof;

plus, in each case, all accrued and unpaid interest on the New Senior Secured Notes to, but excluding, the applicable redemption (or repurchase) date.

•   Mandatory Repurchases. Section 3.02(b) shall be amended to include the following additional mandatory offer to repurchase obligation:

Upon the first of the following to be achieved, and within two weeks of the realization or receipt of net proceeds from such event that exceed such specified amount (or, in the case of the final bullet, within two weeks after June 22, 2027),[2] Wolfspeed shall make an offer to purchase:

•   $175.0 million in principal amount of the outstanding New Senior Secured Notes at 109.875% of the principal amount thereof (plus accrued and unpaid interest to, but excluding, the repurchase date) if Wolfspeed’s net cash proceeds received from the Plan Effective Date to and including June 22, 2026 from extraordinary receipts exceed $200.0 million;

[2]	Senior Secured Notes Trustee will need to confirm process/time needed between redemption notice and payment.

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•   $225.0 million in principal amount of the outstanding New Senior Secured Notes at 109.875% of the principal amount thereof (plus accrued and unpaid interest to, but excluding, the repurchase date) if Wolfspeed’s net cash proceeds received from the Plan Effective Date to and including June 22, 2027 from extraordinary receipts exceed $200.0 million; or

•   $150.0 million in principal amount of the outstanding New Senior Secured Notes at 109.875% of the principal amount thereof (plus accrued and unpaid interest to, but excluding, the repurchase date) if Wolfspeed’s net cash proceeds received from the Plan Effective Date to and including June 22, 2027 from extraordinary receipts are less than or equal to $200.0 million.

•   Covenants.

•   Any baskets or covenant exceptions that increase or build based on actions taken after the “Closing Date” or “Original Closing Date” (each as defined in the Senior Secured Notes Indenture) shall not be increased or built by the Transactions and shall be modified so that they only increase or build based on actions taken after the occurrence of the Plan Effective Date.

•   Section 8.09(b) of the Senior Secured Notes Indenture shall be revised to permit only the following restricted payments of, or in respect of, principal of or interest on any “Junior Financing” (as defined in the Senior Secured Notes Indenture): (i) payments of regularly-scheduled interest on any such Junior Financing existing on the Plan Effective Date or otherwise to be issued in accordance with the Plan and any “Permitted Refinancing Indebtedness” (as defined in the Senior Secured Notes Indenture) in respect thereof that has an interest rate (and any cash component thereof) equal to or less than the debt it refinances, (ii) the conversion or exchange of any Junior Financing into common equity interests or the purchase of any Junior Financing at a price not to exceed the principal amount thereof, plus accrued and unpaid interest and reasonable fees and expenses, with the cash proceeds from a substantially concurrent issuance of common equity interests of the Issuer, (iii) the payment of cash in lieu of fractional shares not to exceed $250,000 in the aggregate prior to the maturity date of the New Senior Secured Notes, and (iv) repayments, redemptions or repurchases of any Junior Financing at a price not to exceed the principal amount thereof, plus accrued and unpaid interest and underwriting discounts, commissions, and reasonable fees and expenses, with the proceeds of “Permitted Refinancing

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Indebtedness” permitted to be incurred under the New Senior Secured Notes Indenture, so long as such “Permitted Refinancing Indebtedness” has an interest rate (and any cash component thereof) equal to or less than the debt it refinances. For the avoidance of doubt, no other payments in respect of Junior Financing will be permitted.

To the fullest extent permitted under law, the New Senior Secured Notes shall be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or, if such exemption is not available, as provided by section 1145 of the Bankruptcy Code, except to the extent the recipient is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code, in which case the issuance thereto shall be pursuant to Section 4(a)(2) or another applicable exemption.

New 2L Takeback Notes

On the Plan Effective Date, Wolfspeed shall issue new notes to be guaranteed by Wolfspeed Texas and secured on a second-priority basis by liens on all of Wolfspeed’s and Wolfspeed Texas’s assets that secure the New Senior Secured Notes, subject to permitted liens and certain exceptions consistent with those in the New Senior Secured Notes Indenture, on terms agreed to among Wolfspeed and the Required Consenting Creditors (the “New 2L Takeback Notes”), including:

•   Amount: $296[3] million

•   Renesas Reserve Basket: The indenture shall provide for a basket of $15 million additional New 2L Takeback Notes on account of the potential issuance of additional notes upon the Regulatory Trigger Deadline (the “Renesas Reserve Basket”). To the extent the Regulatory Trigger Deadline does not occur, no additional notes shall be issued pursuant to the Renesas Reserve Basket.

•   Interest: 7.0% cash or 12.0% PIK, at Wolfspeed’s sole discretion, payable semi-annually.

•   Maturity: June 15, 2031.

•   Call Protection: The New 2L Takeback Notes shall be non-callable for a two-year period immediately following the Plan Effective Date. Thereafter, Wolfspeed shall have the right to redeem, at any time, the New 2L Takeback Notes at a cash redemption price equal to par plus accrued but unpaid interest.

•   Guarantees and Collateral: To include guarantee and collateral provisions (including in respect of additional guarantees and collateral) consistent with the guarantee and collateral provisions included in the New Senior Secured Notes. For the avoidance of doubt, the documentation with respect to the New 2L Takeback Notes shall provide that (x) any subsidiary of the Company that guarantees the New Senior Secured Notes, the New Renesas 2L Takeback Convertible Notes or the New 2L Convertible Notes (or any refinancing indebtedness in respect of the foregoing) at closing

[3]	Subject to adjustment based on final claims reconciliation as of the Petition Date.

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or thereafter shall also guarantee the New 2L Takeback Notes and (y) any assets of the Company or its subsidiaries that secures the New Senior Secured Notes, the New Renesas 2L Takeback Convertible Notes and/or the New 2L Convertible Notes (or any refinancing indebtedness in respect of the foregoing) shall also secure the New 2L Takeback Notes.[4]

•   Covenants: Usual and customary high-yield covenants, to be drafted by reference to the covenants and related definitions for the New Senior Secured Notes Indenture (with appropriate adjustments reflective of usual and customary provisions and definitions for high-yield securities issued in a Rule 144A/Reg S marketed offering and excluding, for the avoidance of doubt, any liquidity or financial maintenance covenants, which covenants shall be negotiated in good faith giving due regard to the documentation principles set forth in this parenthetical) with baskets consistent with, and no less favorable to Wolfspeed than, the New Senior Secured Notes (subject to customary step-backs and modifications to be agreed); provided, that for the avoidance of doubt, that any negative covenants shall not be more onerous than the negative covenants in the New Senior Secured Notes Indenture (the foregoing, collectively, the “Precedent Documentation”).

For the avoidance of doubt, the New 2L Takeback Notes shall in no event be senior or pari passu in lien priority (but not payment priority) to the New Senior Secured Notes.

The indenture governing the New 2L Takeback Notes shall allow for the implementation of the Contingent Consideration Term Sheet without any penalty or restriction on the Company.

To the fullest extent permitted under law, the New 2L Takeback Notes shall be issued pursuant to the exemption from registration provided by section 1145 of the Bankruptcy Code, except to the extent the recipient is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code, in which case the issuance thereto shall be pursuant to Section 4(a)(2) of the Securities Act or another applicable exemption.

New Renesas 2L Takeback Convertible Notes	On the Plan Effective Date, Wolfspeed shall issue to Renesas new convertible notes on the terms set forth or referenced below and to be guaranteed by Wolfspeed Texas LLC and secured on a second-priority basis by liens on all of Wolfspeed and Wolfspeed Texas LLC’s assets that secure the New Senior Secured Notes, subject to permitted liens and certain exceptions consistent with those in the New 2L Convertible Notes and the New 2L Takeback Notes (the “New Renesas 2L Takeback Convertible Notes”); provided, that it is intended that the New Renesas 2L Takeback Convertible Notes shall be on substantially the same terms as the New 2L Convertible Notes referenced above (other than the following):

[4]	Collateral securing the New 2L Takeback Notes will include the same real property as the Senior Secured Notes, but no title insurance or survey will be obtained in respect of such properties.

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•   Amount: $204[5] million

•   Conversion Price: A conversion price equal to the quotient of (x) the aggregate principal amount of New Renesas 2L Takeback Convertible Notes, divided by (y) the Convert Denominator. The “Convert Denominator” for the New Renesas 2L Takeback Convertible Notes shall be an aggregate number of shares equal to 13.6[6]% of the New Common Stock as of the Plan Effective Date, assuming all New 2L Convertible Notes and New Renesas 2L Takeback Convertible Notes are treated as having converted into New Common Stock on such date, subject to dilution from MIP (as defined below), LTIP (as defined below), and the exercise of the Renesas Warrants. The conversion price will be set at an assumed As Converted Equity Value of $1.5 billion, and the conversion price shall be subject to customary parity maintenance anti-dilution protections consistent with those used in broadly marketed convertible notes offerings issued in the 144A market (and for avoidance of doubt, not including any “ratchet” or price-based anti-dilution provisions).

•   Interest: 2.5% cash, payable semi-annually.

•   Maturity: June 15, 2031.

•   Call Protection: The New Renesas 2L Takeback Convertible Notes shall be non-callable for the two-year period immediately following the Plan Effective Date. Thereafter, Wolfspeed shall have the right to redeem, at any time, the New Renesas 2L Takeback Convertible Notes at a cash redemption price equal to par plus accrued but unpaid interest. Conversions in connection with calls entitled to an increased conversion rate in certain circumstances via a customary make-whole table.

•   Guarantees and Collateral: To include guarantee and collateral provisions (including in respect of additional guarantees and collateral) consistent with the guarantee and collateral provisions included in the New Senior Secured Notes. For the avoidance of doubt, the documentation with respect to the New Renesas 2L Takeback Convertible Notes shall provide that (x) any subsidiary of the Company that guarantees the New Senior Secured Notes, the New 2L Takeback Notes or the New 2L Convertible Notes (or any refinancing indebtedness in respect of the foregoing) at closing or thereafter shall also guarantee the New Renesas 2L Takeback Convertible Notes and (y) any assets of the Company or its subsidiaries that secures the New Senior Secured Notes, the New 2L Takeback Notes and/or the New 2L Convertible Notes (or any refinancing indebtedness in respect of the foregoing) shall also secure the New Renesas 2L Takeback Convertible Notes.[7]

[5]	Subject to adjustment based on final claims reconciliation as of the Petition Date.
[6]	Subject to adjustment based on final claims reconciliation as of the Petition Date.
[7]

Collateral securing the New Renesas 2L Takeback Convertible Notes will include the same real property as the Senior Secured Notes, but no title insurance or survey will be obtained in respect of such properties.

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•  Covenants: Usual and customary high-yield covenants, to be drafted by reference to the covenants and related definitions for the New Senior Secured Notes Indenture (with appropriate adjustments reflective of usual and customary provisions and definitions for high-yield securities issued in a Rule 144A/Reg S marketed offering and excluding, for the avoidance of doubt, any liquidity or financial maintenance covenants, which covenants shall be negotiated in good faith giving due regard to the documentation principles set forth in this parenthetical) with baskets consistent with, and no less favorable to Wolfspeed than, the New Senior Secured Notes (subject to customary step-backs and modifications to be agreed); provided, that for the avoidance of doubt, that any negative covenants shall not be more onerous than the negative covenants in the New Senior Secured Notes Indenture.

•  Conversion Expiration Date. The New Renesas 2L Takeback Convertible Notes shall become non-convertible twenty-four (24) months from the Plan Effective Date.

For the avoidance of doubt, the New Renesas 2L Takeback Convertible Notes shall in no event be senior or pari passu in lien priority (but not payment priority) to the New Senior Secured Notes.

The indenture governing the New Renesas 2L Takeback Convertible Notes shall allow for the implementation of the Contingent Consideration Term Sheet without any penalty or restriction on the Company.

To the fullest extent permitted under law, the New Renesas 2L Takeback Convertible Notes shall be issued pursuant to the exemption from registration provided by section 1145 of the Bankruptcy Code, except to the extent the recipient is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code, in which case the issuance thereto shall be pursuant to Section 4(a)(2) of the Securities Act or another applicable exemption.

New 2L Convertible Notes

On the Plan Effective Date, Wolfspeed shall issue new convertible notes to be guaranteed by Wolfspeed Texas LLC and secured on a second-priority basis by liens on all of Wolfspeed’s and Wolfspeed Texas LLC’s assets that secure the New Senior Secured Notes, subject to permitted liens and certain exceptions consistent with those in the New 2L Takeback Notes, on the same terms (with respect to restrictive covenants (except for the reporting and merger covenants, which will be substantially consistent with the Company’s existing convertible notes indenture) and security) and the same intercreditor agreements as the New 2L Takeback Notes (the “New 2L Convertible Notes” and, together with the New 2L Takeback Notes and New Renesas 2L Takeback Convertible Notes, the “2L Notes”), including:

•  Amount: $331.38 million in the aggregate, of which $301.13 million will be issued on account of new money at a discount to face amount as described below, to be fully backstopped by the Backstop Parties as detailed herein, and the remainder to be issued on account of the premium described below.

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•  Use of Proceeds: Wolfspeed shall use the proceeds of the New 2L Convertible Notes to redeem $250.0 million in principal amount of outstanding Senior Secured Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon (the “Effective Date Redemption” and the amount of cash necessary to effectuate the Effective Date Redemption, the “Effective Date Cash Payment”).

•  Conversion Price: A conversion price equal to the quotient of (x) the aggregate principal amount of New 2L Convertible Notes, divided by (y) the Convert Denominator. The “Convert Denominator” for the New 2L Convertible Notes shall be an aggregate number of shares equal to 33.1% of the New Common Stock (inclusive of the Backstop Premium) as of the Plan Effective Date, assuming all New 2L Convertible Notes and New Renesas 2L Takeback Convertible Notes is treated as having converted into New Common Stock on such date, subject to dilution from MIP (as defined below), LTIP (as defined below), and the exercise of the Renesas Warrants. The conversion price will be set at an assumed As Converted Equity Value of $1 billion, and the conversion price shall be subject to customary parity maintenance anti-dilution protections consistent with those used in broadly marketed convertible notes offerings issued in the 144A market (and for avoidance of doubt, not including any “ratchet” or price-based anti-dilution provisions). For the avoidance of doubt, the New 2L Convertible Notes shall be convertible from the issuance date thereof.

•  Interest: 2.5% cash, payable semi-annually.

•  Maturity: June 15, 2031.

•  Call Protection: The New 2L Convertible Notes shall be non-callable for the three-year period immediately following the Plan Effective Date. Thereafter, Wolfspeed shall have the right to redeem, at any time, the New 2L Convertible Notes at a cash redemption price equal to par plus accrued but unpaid interest. Conversions in connection with calls and other customary “Make-Whole Fundamental Change” events entitled to an increased conversion rate in certain circumstances via a customary make-whole table.

•  Premium:

•  Backstop Premium. 11.0% of the purchase price of the New 2L Convertible Notes payable in New 2L Convertible Notes to the Backstop Parties (as defined below) pursuant to the Backstop Agreement (as defined below). The Backstop Premium shall constitute an Administrative Claim, including for purposes of section 1145 of the Bankruptcy Code.

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•  Issue Price:

•  OID. The New 2L Convertible Notes shall be offered at a price of 91.3242% of the face amount thereof to all holders that participate in the New 2L Convertible Notes Rights Offering (as defined below), including for purposes of the Initial Backstop Parties’ Premium, the Backstop Holdback Allocation, and the commitment to purchase unsubscribed New 2L Convertible Notes.

•  Guarantees and Collateral: To include guarantee and collateral provisions (including in respect of additional guarantees and collateral) consistent with the guarantee and collateral provisions included in the New Senior Secured Notes. For the avoidance of doubt, the documentation with respect to the New 2L Convertible Notes shall provide that (x) any subsidiary of the Company that guarantees the New Senior Secured Notes, the New 2L Takeback Notes or the New Renesas 2L Takeback Convertible Notes (or any refinancing indebtedness in respect of the foregoing) at closing or thereafter shall also guarantee the New 2L Convertible Notes and (y) any assets of the Company or its subsidiaries that secures the New Senior Secured Notes, the New 2L Takeback Notes and/or the New Renesas 2L Takeback Convertible Notes (or any refinancing indebtedness in respect of the foregoing) shall also secure the New 2L Convertible Notes. [8]

•  Covenants: Substantially consistent with the New 2L Takeback Notes (except as noted in the lead-in to this section and for customary changes related to convertible notes); provided, for the avoidance of doubt, that any negative covenants shall not be more onerous than the negative covenants in the New Senior Secured Notes Indenture.

For the avoidance of doubt, the New 2L Convertible Notes shall in no event be senior or pari passu in lien priority (but not payment priority) to the New Senior Secured Notes.

The indenture governing the New 2L Convertible Notes shall allow for the implementation of the Contingent Consideration Term Sheet without any penalty or restriction on the Company.

New 2L Convertible Notes Rights Offering	Wolfspeed will conduct a rights offering (the “New 2L Convertible Notes Rights Offering”) subject to agreed rights offering procedures whereby all holders of Convertible Notes Claims shall be eligible to participate to subscribe for their Pro Rata Share of up to $301.13 million of New 2L Convertible Notes, at a purchase price of 91.3242% of the principal amount thereof (the “New 2L Convertible Notes Rights”); provided, however, (i) 20.0% of the New 2L Convertible Notes to be issued by Wolfspeed

8	Collateral securing the New 2L Convertible Notes will include the same real property as the Senior Secured Notes, but no title insurance or survey will be obtained in respect of such properties.

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pursuant to the New 2L Convertible Notes Rights Offering shall be reserved exclusively for the Initial Backstop Parties (the “Initial Backstop Parties’ Premium”), and (ii) 20.0% of the New 2L Convertible Notes to be issued by Wolfspeed pursuant to the New 2L Convertible Notes Rights Offering shall be reserved exclusively for the Backstop Parties (including, for the avoidance of doubt, the Initial Backstop Parties) (the “Backstop Holdback Allocation”). The New 2L Convertible Notes Rights Offering shall benefit to the fullest extent permitted by law from the exemption from registration provided by section 1145 of the Bankruptcy Code and to any extent any portion is not eligible for section 1145 treatment such uncovered portion shall be offered pursuant to Section 4(a)(2) of the Securities Act or another applicable exemption.

The New 2L Convertible Notes issued on account of New 2L Convertible Notes Rights that are eligible for the exemption from registration provided by section 1145 of the Bankruptcy Code as well as any New 2L Convertible Notes issued on account of the Backstop Premium (as well as the underlying shares of New Common Stock issuable upon the conversion of the foregoing) shall be exempt from the registration requirement of the Securities Act pursuant to section 1145 of the Bankruptcy Code, and to any extent any portion is not eligible for section 1145 treatment, such uncovered portion shall be issued pursuant to Section 4(a)(2) of the Securities Act or another applicable exemption. For avoidance of doubt, New 2L Convertible Notes issued for cash (as well as the underlying shares of New Common Stock), rather than principally in exchange for a claim against the Debtors and partly for cash, are not expected to be exempt from registration pursuant to section 1145 of the Bankruptcy Code.

Intercreditor Agreements

Wolfspeed, Wolfspeed Texas LLC, the Senior Secured Notes Trustee, and the trustees under the indentures governing the 2L Notes shall negotiate, and on the Plan Effective Date enter into, a customary silent second lien intercreditor agreement (the “1L/2L Intercreditor Agreement”), in form and substance reasonably acceptable to the Company, the Required Consenting Convertible Noteholders and Renesas, and acceptable to the Required Consenting Senior Secured Noteholders in their absolute discretion.

On the Plan Effective Date, Wolfspeed, and the trustees under the indentures governing the 2L Notes shall enter into a pari passu intercreditor agreement, in form and substance acceptable to the Company, Renesas, and the Required Consenting Convertible Noteholders (the “Pari Passu Intercreditor Agreement” and, together with the 1L/2L Intercreditor Agreement, the “Intercreditor Agreements”).

The Intercreditor Agreements shall provide that the trustee under the New Senior Secured Notes Indenture will hold any pledged collateral, deposit accounts, and securities accounts as gratuitous bailee or agent for the holders of the 2L Notes.

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New Common Stock

On the Plan Effective Date, Wolfspeed or the Reorganized Parent, as applicable, shall issue a voting class of common equity interests (the “New Common Stock”). Wolfspeed or the Reorganized Parent, as applicable, shall use commercially reasonable efforts to provide for the New Common Stock to be listed on the New York Stock Exchange (the “NYSE”) or the Nasdaq Stock Market (“NASDAQ”) on the Plan Effective Date, and if after the use of such efforts, Wolfspeed or the Reorganized Parent is unsuccessful, Wolfspeed or the Reorganized Parent shall use commercially reasonable efforts to provide for the New Common Stock to be regularly traded on an established securities market within the meaning of Treasury Regulation Section 1.897-1 and 1.897-9T on the Plan Effective Date or as soon as practicable thereafter.

To the fullest extent permitted under law, the New Common Stock issued pursuant to the Plan shall be issued pursuant to the exemption from registration provided by section 1145 of the Bankruptcy Code, except to the extent the recipient is an “underwriter” as defined in Section 1145(b) of the Bankruptcy Code, in which case the issuance thereto shall be pursuant to Section 4(a)(2) of the Securities Act or another applicable exemption. The Plan shall include language that to the extent any shares underlying the Contingent Additional Consideration are issued to a third party pursuant to section 4(a)(2) of the Securities Act, such issuances will be deemed approved by the Reorganized Parent’s stockholders for purposes of compliance with the rules of NYSE or NASDAQ, as applicable.

Renesas Warrants

On the Plan Effective Date, Wolfspeed shall issue warrants (the “Renesas Warrants”) to Renesas, including:

•  Warrant Shares: 5.0% of New Common Stock as of the Plan Effective Date assuming all New 2L Convertible Notes and New Renesas 2L Takeback Convertible Notes are treated as having converted into New Common Stock on such date, and not subject to dilution from MIP (as defined herein) or LTIP (as defined herein).

•  Expiration Date: 3 years from the Plan Effective Date; provided, that if the Regulatory Trigger Deadline occurs, the expiration date of the Renesas Warrants shall be automatically extended to 4 years from the Plan Effective Date.

•  Strike Price: The exercise price will be set at an assumed $2.25 billion As Converted Equity Value and the exercise price shall be subject to customary, mechanical anti-dilution  protections consistent with those used in broadly distributed warrants for a public company (and for avoidance of doubt, not including any “ratchet” or price-based anti-dilution provisions).

•  Covenants: Renesas shall be entitled to Black-Scholes protections for 2 years from the Plan Effective Date calculated assuming 35% volatility.

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Additional Transaction Terms

Backstop Agreement	Certain holders in the Ad Hoc 26s/28s/29s Noteholder Group and the Ad Hoc Senior Secured Group (the “Backstop Parties”) will backstop 100.0% of the New 2L Convertible Notes, on the terms and in the amounts set forth in Exhibit 2 (the “Backstop Agreement”); provided, to be eligible to be a Backstop Party, such party must be an Initial Consenting Convertible Noteholder. In consideration for backstopping the New 2L Convertible Notes, the Backstop Parties shall receive a premium (the “Backstop Premium”) in the form of additional New 2L Convertible Notes equal to 11.0% of the purchase price of the New 2L Convertible Notes.

Renesas Contingent Additional Consideration	Any Contingent Additional Consideration that may be distributed to Renesas will be subject to and in accordance with the terms and conditions of the Contingent Consideration Term Sheet attached hereto as Exhibit 1. For the avoidance doubt, the Regulatory Approvals shall not be a condition precedent to the Plan Effective Date.

Investor Rights Agreement

The Investor Rights Agreement shall include, among other customary matters:

(1)   Renesas’ right to select one member of the board of the Reorganized Parent, subject to receipt of the Regulatory Approvals and Renesas holding in the aggregate in excess of 10% of the New Common Stock; and

(2)   Until January 1 following the later of the Plan Effective Date and the receipt of all Regulatory Approvals (the “Initial Limitation Period”), (i) Renesas shall not exercise voting rights attached to New Common Stock beneficially owned by Renesas representing more than 9.9% of the Aggregate Company Voting Power (defined below) (the “Voting Rights Limitation”) and (ii) any conversion or exercise of debt instruments into New Common Stock by Renesas shall be null and void and treated as if never made to the extent that, after giving effect to such conversion or exercise, Renesas would beneficially own New Common Stock, on a fully diluted basis, representing more than 39.9% of the Aggregate Company Voting Power immediately after giving effect to such conversion or exercise (the “Beneficial Ownership Limitation” and, together with the Voting Rights Limitation, the “Limitations”). Such Initial Limitation Period shall be automatically renewed for subsequent one (1) year periods (any such one (1) year period, a “Subsequent Limitation Period” and, together with the Initial Limitation Period, the “Limitation Periods”) unless Renesas provides signed written notice to the Reorganized Parent (email being sufficient) at least three (3) months prior to the expiration of any Limitation Period terminating the Limitations. Notwithstanding the foregoing, Renesas may terminate the Limitations at any time and without regard to any Limitation Period by signed written notice to the Reorganized Parent (email being sufficient) if the Reorganized Parent has submitted to its shareholders’ meeting a proposal of (i) any transaction that would lead to a change of control (the same meaning as a Change of Control under the CRD) of the Reorganized Parent, (ii) the issuance of any New Common Stock (or instruments convertible or exercisable into New Common Stock), (iii) any amendment to the Articles of Incorporation that would adversely affect any rights of Renesas and (iv) any other matters that could adversely affect any rights of Renesas. The “Aggregate Company Voting Power” means the aggregate voting

16

power of the outstanding shares of the Reorganized Parent’s equity securities entitled to vote as a single class on general matters submitted to a vote at a meeting of the Reorganized Parent’s shareholders. If the Reorganized Parent proposes any share buyback, open market purchase or other transaction that would reduce the outstanding shares of the Reorganized Parent’s equity securities such that Renesas would exceed the Beneficial Ownership Limitation (a “Repurchase Event”), the Reorganized Parent shall promptly notify Renesas of such Repurchase Event.

Registration Rights Agreement	The Registration Rights Agreement shall include, among other customary matters, the registration rights provided for in the Contingent Consideration Term Sheet.

CFIUS Filing	The Company and Renesas will file a draft joint CFIUS notice as promptly as practicable following the Agreement Effective Date. The Company will allow at least 30 days from CFIUS’ acceptance of the formal CFIUS notice to expire before the Plan Effective Date.

Post Transaction Governance	The composition of the initial board of the Reorganized Parent (the “New Board”) shall be determined by a selection committee (the “Selection Committee”) comprised of (i) one member of the existing board of directors, (ii) the Chief Executive Officer, and (iii) three individuals from the Ad Hoc 26s/28s/29s Noteholder Group. The members of the Selection Committee shall work together in good faith and shall have ultimate decision-making responsibility for selecting the composition of the New Board by not later than the deadline to file the Plan Supplement (10 days before the confirmation hearing); provided, the Chief Executive Officer of the Reorganized Parent shall be a member of the New Board and Renesas shall be entitled to select one member of the New Board pending requisite Regulatory Approval. The Selection Committee shall (a) give due consideration for membership on the New Board to all existing members of the Wolfspeed Board that wish to serve on the New Board and (b) utilize the services of a board selection consultant selected by the Selection Committee and who shall report to the Selection Committee. The composition of the New Board shall comply with NYSE or NASDAQ requirements, as applicable, for public companies, and, for so long as Wolfspeed maintains a facility security clearance, the National Industrial Security Program Operating Manual Rule (32 C.F.R. Part 117), including implementation of an agreement with DCSA to mitigate foreign ownership, control or influence that may require the appointment of one independent, security-cleared DCSA-approved board directors for so long as Renesas holds the right to select one member of the New Board but, in any event, the Reorganized Parent shall provide Renesas no more than a 10% voting representation on the New Board by maintaining a sufficient number of its members.

Management Incentive Plan	After the Plan Effective Date, the New Board shall adopt a management incentive plan (the “MIP”), which plan shall reserve for officers and other key employees of the Reorganized Parent of ten percent (10%) of New Common Stock as of the Plan Effective Date on a pro forma basis (assuming

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all New 2L Convertible Notes are treated as having converted into New Common Stock on such date, and is subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants) with (i) a schedule of initial grants of New Common Stock equivalent to approximately $40 million in value (the “Initial MIP Grants”) for the senior leadership team and other key employees and (ii) an additional pool of New Common Stock equivalent to approximately $21 million in value to be held back for future grants (the “Initial MIP Reserve”). For the Initial MIP Grants, approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents at Plan Equity Value and approximately $20 million in value (i.e., 50%) shall be converted into share-equivalents based on an equity value calculated using the 45-day VWAP of the New Common Stock following the Plan Effective Date or the first trading day of the New Common Stock following the date thereof; provided, for purposes of this section, “Plan Equity Value” shall mean the mid-point Reorganized Parent’s total enterprise value set forth in the Disclosure Statement, minus the sum of the Reorganized Parent’s net debt (calculated by subtracting total cash balance from total debt) incurred pursuant to the New Senior Secured Notes, New 2L Takeback Notes, and the New Renesas 2L Takeback Convertible Notes. Other than with respect to the Initial MIP Grants to the Company’s Chief Executive Officer and Chief Operating Officer, which shall be made consistent with the agreements previously entered into with each, all other terms of the MIP, including restricted stock unit and performance stock unit split, vesting schedules, allocations and performance metrics, shall be determined by the New Board; provided, that for the Initial MIP Grants, (i) performance stock units shall be capped at 70% of the Initial MIP Grants; (ii) with respect to performance stock vesting metrics, it shall be based on relative total shareholder return comparing (a) the stock performance of the Reorganized Parent from the 45-day VWAP of the New Common Stock following the Plan Effective Date or the first trading day of the New Common Stock following the date thereof to (b) the performance of a peer group approved by the New Board over the period; and (iii) restricted stock unit time-based vesting shall be no longer than four (4) years.

Long Term Incentive Plan

After the Plan Effective Date, Wolfspeed or the Reorganized Parent, as applicable, shall reserve an additional pool of shares to cover broader employee pool (the “LTIP”) for FY26 and FY27 LTIP (collectively not to exceed 5.0% of all issued and outstanding shares of New Common Stock, assuming all New 2L Convertible Notes are treated as having converted into New Common Stock, and subject to dilution from the conversion of the New Renesas 2L Takeback Convertible Notes and exercise of the Renesas Warrants):

•  FY26: New Common Stock equivalent to $26.6 million in value

•  FY27: New Common Stock equivalent to $27.5 million in value

All other terms of the LTIP, including vesting schedule and allocations, shall be determined by the New Board.

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Tax Matters	The Transactions shall be structured and implemented in a tax-efficient manner to the Company, and the tax structure shall be subject to the consent of the Company and the Required Consenting Creditors.

Definitive Documents	As provided in the Restructuring Support Agreement.

Treatment of Claims and Interests

Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive treatment in a manner consistent with section 1129(a)(9)(A) of the Bankruptcy Code.

Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

Other Secured Claims

Except to the extent that a holder of an Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Secured Claim, on the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option, either (i) payment in full in Cash, (ii) delivery of the collateral securing its Allowed Other Secured Claim, (iii) Reinstatement of its Allowed Other Secured Claim, or

(iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired; Presumed to Accept

Other Priority Claims

Except to the extent that a holder of an Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Other Priority Claim, on the Plan Effective Date, each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.

Unimpaired; Presumed to Accept

Senior Secured Notes Claims

The Senior Secured Notes Claims shall be Allowed in an amount equal to the outstanding principal amount of the Senior Secured Notes plus all accrued and unpaid interest, fees, premiums, and all other obligations, amounts, and expenses arising under or in connection with the Amended SSN Indenture as of the Plan Effective Date, including, for the avoidance of doubt, the Make-Whole Amount (as defined in the Senior Secured Notes Indenture).

Except to the extent that a holder of a Senior Secured Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Senior Secured Notes Claim, on the Plan Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive its Pro Rata Share of:

(i) the New Senior Secured Notes;

(ii)  the Effective Date Cash Payment; and

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(iii) the Commitment Fee Amount to those Senior Secured Noteholders entitled thereto under the Additional Note Purchase Agreement; provided, that $5 million of such Commitment Fee Amount shall be held in escrow as part of the Contingent Additional Consideration, and released to those Senior Secured Noteholders entitled thereto no later than 5 business days after the Company and Renesas, as applicable, obtain Regulatory Approvals (as defined in the Restructuring Support Agreement) prior to a Regulatory Trigger Deadline (as defined in the Contingent Consideration Term Sheet).

Impaired; Entitled to Vote

Convertible Notes Claims

Except to the extent that a holder of a Convertible Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed Convertible Notes Claim, on the Plan Effective Date, each holder of an Allowed Convertible Notes Claim shall receive its Pro Rata Share of the:

(i) New 2L Convertible Notes Rights (subject to the Initial Backstop Parties’ Premium and the Backstop Holdback Allocation);

(ii)  the New 2L Takeback Notes, and

(iii) 56.3%[9] of the New Common Stock (subject to dilution from, where applicable, the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, MIP, LTIP, and the exercise of the Renesas Warrants).

Impaired; Entitled to Vote

Renesas Claims

In full and final satisfaction, settlement, release, and discharge of all Renesas Claims, Renesas shall receive in accordance with this Restructuring Term Sheet and the Contingent Consideration Term Sheet:

(i) the New Renesas 2L Takeback Convertible Notes;

(ii)  38.7%[10] of the New Common Stock as of the Plan Effective Date (subject to dilution from, where, applicable the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, MIP, LTIP, and exercise of the Renesas Warrants);[11]

(iii) the Renesas Warrants; and

(iv) if applicable, the cash proceeds from the sale of New Common Stock (including, for the avoidance of doubt (x) the New Common Stock set forth in (i) above, (y) the New Common Stock underlying

[9]	Subject to adjustment based on final claims reconciliation as of the Petition Date.
[10]	Subject to adjustment based on final claims reconciliation as of the Petition Date.
[11]	For the avoidance of doubt, following the Plan Effective Date, Renesas’s ability to own or vote on account of its New Common Stock shall be governed by the limitations set forth herein.

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the New Renesas 2L Takeback Convertible Notes, and (z) the New Common Stock underlying the Renesas Warrants) as well as any interest paid on the New Renesas 2L Takeback Convertible Notes from the Plan Effective Date until such sale as well as any repayment made before such sale, and the Contingent Additional Consideration, all in accordance with the agreed terms of the Contingent Consideration Term Sheet.

Impaired; Entitled to Vote

General Unsecured Claims

In full and final satisfaction, settlement, release, and discharge and in exchange for each General Unsecured Claim, each holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in cash on the Plan Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

Unimpaired; Presumed to Accept

Intercompany Claims

On the Plan Effective Date, Intercompany Claims shall be, at the option of the Debtors, either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors and with the consent of the Required Consenting Creditors.

Unimpaired; Presumed to Accept / Impaired; Deemed to Reject.

Intercompany Interests

On the Plan Effective Date, Intercompany Interests shall be, at the option of the Debtors, either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Debtors and with the consent of the Required Consenting Creditors.

Unimpaired; Presumed to Accept / Impaired; Deemed to Reject.

Existing Equity Interests

Holders of Existing Equity Interests shall receive on the Plan Effective, subject to the Distribution Event (as defined in the Contingent Consideration Term Sheet), in full and final satisfaction of their Allowed Existing Equity Interest, their Pro Rata Share of 5.0% of the New Common Stock (the “Equity Recovery”) (subject to dilution from the conversion of the New 2L Convertible Notes (including those issued on account of the Backstop Premium), the conversion of the New Renesas 2L Takeback Convertible Notes, MIP, LTIP, and the exercise of the Renesas Warrants); provided, that, if the Distribution Event (as defined in the Contingent Consideration Term Sheet) occurs, the Equity Recovery shall be reduced from the above noted 5.0% to 3.0% of New Common Stock.

On the Plan Effective Date, all Existing Equity Interests and other Interests shall be cancelled, released, extinguished, and of no further force and effect.

Impaired; Deemed to Reject.

510(b) Claims	510(b) Claims shall be Unimpaired and shall, subject to treatment expressly set forth in the Plan with respect to such claim, continue in the ordinary course.

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Unimpaired; Presumed to Accept; Impaired; Deemed to Reject.

Other Terms

No Substantive Consolidation	There shall be no substantive consolidation of the Debtors or their estates.

510 Subordination	All subordination provided for in any prepetition agreements or pursuant to section 510 of the Bankruptcy Code shall be enforced and given their prepetition effect.

New Common Stock

Wolfspeed or such other entity as may be determined by the Debtors, with the consent of the Required Consenting Creditors, to be the Company’s new corporate parent (the “Reorganized Parent”) shall, on the Plan Effective Date, issue New Common Stock in accordance with the Plan.

Only parties to the Restructuring Support Agreement shall be entitled to registration rights.

Releases / Exculpation	Subject to the Company’s ongoing investigation into whether the Debtors’ estates hold any valuable and viable potential claims and causes of action against any of the Released Parties or Exculpated Parties, the Plan shall contain customary release and exculpation provisions, which shall include releases for the Released Parties and Exculpated Parties, as applicable.

Treatment of Executory Contracts and Unexpired Leases	The Plan shall provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by the Company; provided, that the rejection of any executory contracts or unexpired leases should be at the discretion of the Debtors with the consent of the Required Consenting Creditors.

Employee Compensation and Benefit Programs

The employment agreements and severance policies, and all employment, compensation and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and programs of the Company applicable to any of its employees and retirees, in each case existing as of the Plan Effective Date (collectively, the “Employee Plans”), shall be assumed (and assigned to the reorganized Company, if necessary).

For the avoidance of doubt, if an Employee Plan provides in part for an award or potential award of Interests or consideration based on the value of Interests that have not vested into Existing Equity Interests as of the Petition Date, such Employee Plan shall be assumed in all respects other than the provisions of such agreement relating to Interest awards.

Indemnification of Prepetition Directors, Officers, Managers, et al.	All indemnification obligations in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers,

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managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company shall be assumed and remain in full force and effect after the Plan Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Plan Effective Date shall include provisions to give effect to the foregoing.

Director, Officer, Manager, and Employee Tail Coverage	On the Plan Effective Date, the Company shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” on terms no less favorable than the Company’s existing director, officer, manager, and employee coverage), and the Company shall obtain any insurer consents required to assume such policies.

Conditions Precedent to the Plan Effective Date

It shall be a condition to the Plan Effective Date that the following conditions shall have been satisfied or waived (in accordance with customary waiver provisions to be contained in the Plan and acceptable to the Required Consenting Creditors); provided, that the Plan Effective Date shall not occur prior to three (3) months from the Agreement Effective Date:

1.  The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

2.  The Backstop Agreement shall not have been terminated (other than in connection with the consummation of the New 2L Convertible Notes Rights Offering), and the New 2L Convertible Notes Rights Offering shall have been consummated in accordance with the terms of the Backstop Agreement;

3.  The Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with and subject to the consent rights set forth in the Restructuring Support Agreement and the Confirmation Order shall have become a Final Order;

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4.  All documentation necessary for the issuance of the New Common Stock shall have been executed and delivered by the Reorganized Parent;

5.  The New Senior Secured Notes shall have been issued and the Senior Secured Notes shall have been cancelled;

6.  The Effective Date Redemption shall have been effectuated and the Effective Date Cash Payment shall have been paid in full in cash;

7.  The New 2L Takeback Notes, New Renesas 2L Takeback Convertible Notes, and New 2L Convertible Notes shall have been issued and the Convertible Notes shall have been cancelled;

8.  The New Common Stock shall have been issued;

9.  The Renesas Warrants shall have been issued;

10.  The Commitment Fee Amount shall have been paid in full in cash.

11.  All Restructuring Expenses (as defined below) shall have been paid in full in cash;

12.  The Definitive Documents shall (a) be consistent with the Restructuring Support Agreement and otherwise approved by the applicable parties thereto consistent with their respective consent and approval rights as set forth in the Restructuring Support Agreement, (b) have been executed or deemed executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived by the applicable party or parties, and (c) be adopted on terms consistent with the Restructuring Support Agreement and this Restructuring Term Sheet; and

13.  All conditions set forth in the Definitive Documents shall have been satisfied or waived in accordance with their terms.

Case Milestones	As set forth in the Restructuring Support Agreement.

Restructuring Expenses	The Debtors shall pay all Restructuring Expenses, as set forth in the Restructuring Support Agreement (and subject to any limitations set forth therein).

Binding Nature	The terms of this Restructuring Term Sheet shall be set forth in Definitive Documentation in accordance with the Milestones set forth in the RSA, and shall be binding on the Company Parties, the Debtors, and the Reorganized Debtors, as applicable, including any and all successors, assigns, or trustees.

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Defined Terms

“510(b) Claims”	means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim arising out of or related to any agreement for the purchase or sale of securities of the Debtors or any of its affiliates or any agreements related or ancillary to such agreement for the purchase or sale of securities of the Debtors or any of its affiliates.

“Ad Hoc 26s/28s/29s Noteholder Group”	has the meaning set forth in the Restructuring Support Agreement.

“Ad Hoc 26s/28s/29s Noteholder Group Advisors”	has the meaning set forth in the Restructuring Support Agreement.

“Ad Hoc Senior Secured Group”	has the meaning set forth in the Restructuring Support Agreement.

“Ad Hoc Senior Secured Group Advisors”	has the meaning set forth in the Restructuring Support Agreement.

“Administrative Claim”	means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Plan Effective Date of preserving the Company’s estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Plan Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (ii) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code. For the avoidance of doubt, the Backstop Premium shall be deemed an Administrative Claim.

“Allowed”

means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and

(ii) the Debtors may affirmatively deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

“As Converted Equity Value”	means the Reorganized Parent’s total enterprise value, minus the sum of the Reorganized Parent’s net debt (calculated by subtracting excess cash balance from total debt) incurred pursuant to the New Senior Secured Notes and New 2L Takeback Notes.

“Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of Texas.

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Defined Terms

“Chapter 11 Cases”	means voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code.

“Claims”	means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Class”	means any group of Claims or Interests classified as set forth in Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, consistent with classification set forth in the “Treatment of Claims and Interests” section of this Restructuring Term Sheet.

“Convertible Notes Claims”	means any Claim held by a holder of Convertible Notes, including accrued but unpaid interest thereon through the Petition Date.

“Eligible Holder”	means each holder of a Claim that is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

“Exculpated Parties”	means each of the following in their capacity as such and, in each case, to the maximum extent permitted by law: the Debtors and their estates.

“Existing Equity Interests”	means any common stock in Wolfspeed that is issued and outstanding as of the Petition Date.

“Final Order”	means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“General Unsecured Claim”	means any prepetition Claim against the Debtors, including any Claim held by a trade creditor or employee, that is not an Administrative Claim, Priority Tax Claim, Other Secured Claim, Other Priority Claim, Senior Secured Notes Claims, Convertible Notes Claim, Renesas Claim, or Intercompany Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code, or other Claim paid in full prior to the Plan Effective Date pursuant to a Final Order of the Bankruptcy Court.

“Governmental Unit”	means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

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Defined Terms

“Impaired”	means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Initial Backstop Parties”	means certain of the Backstop Parties as agreed among the Ad Hoc 26s/28s/29s Noteholder Group.

“Intercompany Claims”	means any Claim against a Company Party held by another Company Party.

“Intercompany Interests”	means any Interest in a Company Party held by another Company Party.

“Interest”	means any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities.

“Other Priority Claim”	means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim”	means any secured claim that is not a Senior Secured Notes Claim.

“Petition Date”	means the date the Debtors’ Chapter 11 Cases commence.

“Plan”	means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Transactions, including all exhibits, annexes, schedules, and supplements thereto, each as may be amended, supplemented, or modified from time to time in accordance with the terms of the Restructuring Support Agreement.

“Plan Effective Date”	means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Priority Tax Claim”	means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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Defined Terms

“Pro Rata Share”	means, with respect to any distribution on account of an Allowed Claim or Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in all Classes participating in such distribution.

“Reinstatement or Reinstated”	means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Related Parties”	means with respect to a Person, that Person’s current and former affiliates, and such Person’s and its current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, limited partners, general partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, investment managers, investment advisors, representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, each in their capacity as such.

“Released Parties”

means, collectively, each of: (i) the Debtors; (ii) the Reorganized Debtors;

(iii) Consenting Senior Secured Noteholders, (iv) Consenting Convertible Noteholders, (v) the Senior Secured Notes Trustee, (vi) Renesas; (vii) the Backstop Parties and Initial Backstop Parties; and (viii) with respect to each of the foregoing persons in clauses (i) through (vii), all Related Parties. Notwithstanding the foregoing, any Person that opts out of the releases set forth in the Plan shall not be deemed a Released Party thereunder.

“Releasing Parties”	means collectively, each of, and in each case solely in their capacity as such: (i) the Debtors; (ii) the Reorganized Debtors; (iii) Consenting Senior Secured Noteholders; (iv) Consenting Convertible Noteholders; (v) Renesas; (vi) the Released Parties; (vii) each Related Party to each Entity in clauses (i) through (vi) solely to the extent each entity in clauses (i) through (vi) is legally entitled under applicable law to bind such Related Party to the Releases contained in the Restructuring Support Agreement, Restructuring Term Sheet, or the Plan; (viii) the holders of all Claims or Interests that vote to accept the Plan; (ix) the holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but that do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth therein; (x) the holders of all Claims or Interests that vote, or are deemed, to reject the Plan or that are presumed to accept the Plan but do not opt out of granting the releases set forth therein; and (xi) the holders of all Claims and Interests and all other beneficial owners that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out; provided, however, that any Related Parties of any Consenting Creditor, including any separate branch, trading desk, fund and/or business group of a Consenting Creditor) shall not be deemed to be Releasing Parties themselves, unless such Related Party has itself signed the Restructuring Support Agreement.

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Defined Terms

“Renesas”	means Renesas Electronics America Inc., a subsidiary of Renesas Electronic Corporation, in its capacity as a holder of Renesas Claims.

“Renesas Advisors”	has the meaning set forth in the Restructuring Support Agreement.

“Renesas Claims”	means any Claim held by Renesas.

“Reorganized Debtors”	means a Debtor, or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Plan Effective Date.

“Restructuring Expenses”	has the meaning set forth in the Restructuring Support Agreement.

“Senior Secured Notes Claims”	has the meaning set forth in the Restructuring Support Agreement.

“Unimpaired”	means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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Exhibit 1

Contingent Consideration Term Sheet

WOLFSPEED, INC., ET AL.

CONTINGENT CONSIDERATION TERM SHEET

June 22, 2025

This Contingent Consideration Term Sheet (this “Contingent Consideration Term Sheet”) summarizes the principal terms and conditions of treatment to Renesas in connection with post-Plan Effective Date Regulatory Approvals required by Renesas or the Company Parties relating to the Transactions and Restructuring Support Agreement (together with the exhibits and schedules attached to such agreement, including the Restructuring Term Sheet and this Contingent Consideration Term Sheet, each as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “RSA”).1

THIS CONTINGENT CONSIDERATION TERM SHEET IS NEITHER AN OFFER WITH RESPECT TO ANY SECURITIES NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS CONTINGENT CONSIDERATION TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY. THIS CONTINGENT CONSIDERATION TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE PROPOSED RESTRUCTURING TRANSACTIONS OR THAT WILL BE SET FORTH IN THE DEFINITIVE DOCUMENTATION.

Without limiting the generality of the foregoing, this Contingent Consideration Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution, and delivery of definitive documentation acceptable to the Company Parties and Renesas, as applicable, in accordance with the consent rights set forth herein and in the RSA. The regulatory, tax, accounting, and other legal and financial matters and effects related to the Transactions and any related restructuring or similar transaction have not been fully evaluated and any such evaluation may affect the terms and structure of any Transactions.

This Contingent Consideration Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions. Accordingly, this Contingent Consideration Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions.

1	Terms used but not defined herein shall have the meanings ascribed to them elsewhere in this Contingent Consideration Term Sheet, the Restructuring Term Sheet, or the RSA, as applicable.

Term Sheet

Regulatory Approvals	The Debtors, Reorganized Debtors, and Renesas, as applicable, shall use best efforts to provide any necessary or desirable diligence, including all screening diligence questions, and file all Regulatory Approvals. The Company Parties and Renesas shall take all commercially reasonable actions necessary to obtain the Regulatory Approvals, including taking all commercially reasonable actions in response to applicable regulatory authority requests of the Company Parties and/or Renesas in accordance with the RSA, until the earlier of (i) a good faith agreement between the Company Parties and Renesas that it is more likely than not that the Regulatory Approvals will not be obtained, (ii) two (2) years from the Plan Effective Date; provided, if upon two (2) years from the Plan Effective Date the Company Parties and Renesas agree, in good faith, that Regulatory Approval is more likely than not to be obtained prior to three (3) years from the Plan Effective Date, then upon three (3) years from the Plan Effective Date (the “Regulatory Trigger Deadline”), or (iii) the Company Parties and Renesas shall have received all Regulatory Approvals; provided that nothing in subsections (i) to (iii) shall be interpreted to alter the standards of effort set forth in the Agreement. With respect to costs incurred by Renesas in connection with obtaining the Regulatory Approvals, the Definitive Documentation shall provide that the Company Parties shall pay the reasonable and documented fees and expenses of the Renesas Advisors incurred in connection with securing the Regulatory Approvals prior to receiving all Regulatory Approvals or the Regulatory Trigger Deadline. For the avoidance of doubt, to the extent Renesas obtains all Regulatory Approvals prior to the date of the Regulatory Trigger Deadline, the Regulatory Trigger Deadline shall be deemed not to have occurred.

Consideration

Renesas shall, on the Plan Effective Date, receive the consideration set forth in the Restructuring Term Sheet as described therein (the “Base Consideration”).

Provided, however, that if, on the Plan Effective Date, Renesas has not obtained the Regulatory Approvals (the “Distribution Event”), the Plan shall account for the following incremental consideration (the “Contingent Additional Consideration”), in addition to Renesas’s right to the Base Consideration or proceeds from the sale of the Base Consideration (subject to the treatment herein):

•  $15 million of cash (the “Contingent Cash”), which is to be held in escrow on terms reasonably satisfactory to Renesas, the Consenting Senior Secured Noteholders, and the Company, and at the Company’s expense until the Regulatory Trigger Deadline;

•  $15 million of incremental New 2L Takeback Notes (“Incremental New 2L Takeback Notes”);

•  2.0% of New Common Stock as of the Plan Effective Date (the “Contingent Shares”), which shall be subject to dilution from the conversion of the New 2L Convertible Notes, the conversion of the New Renesas 2L Takeback Convertible Notes, the MIP, the LTIP, and the exercise of the Renesas Warrants; and

•  the Renesas Warrants Term Extension (which shall only become effective as of the Regulatory Trigger Deadline).

The Contingent Additional Consideration shall, as applicable, be issued and effectuated in the manner described opposite the heading “Treatment of Base Consideration and Contingent Additional Consideration” below and subject to the terms and conditions of the RSA and this Contingent Consideration Term Sheet.

Release of Contingent Additional Consideration

•  If the Regulatory Trigger Deadline occurs, Renesas shall be entitled to the Contingent Additional Consideration in full (including, without limitation, its rights to proceeds), as applicable. At such time, the Contingent Cash shall immediately be released to Renesas in full from escrow, the Incremental New 2L Takeback Notes shall be issued to Renesas, the Renesas Warrants Term Extension become effective, and the Contingent Shares (or economic entitlement to such Contingent Shares) shall be subject to and distributed through the ELOC/ATM Programs (as defined below) and Registered Primary Offerings (as defined below).

•  If, prior to the Regulatory Trigger Deadline, Renesas obtains all Regulatory Approvals, the Contingent Additional Consideration shall be distributed as follows:

•  $10 million of the Contingent Cash shall be remitted to or retained by Wolfspeed;

•  $5 million of the Contingent Cash to those Senior Secured Noteholders entitled thereto under the Note Purchase Agreement (on account of the Commitment Fee Amount), which shall be released no later than five (5) Business Days after the Regulatory Approvals have been obtained;

•  The Incremental New 2L Takeback Notes shall not be issued;

•  The Contingent Shares shall be distributed to the holders of Existing Equity Interests; and

•  The Renesas Warrants Term Extension shall not be implemented.

Treatment of Base Consideration and Contingent Additional Consideration

To the maximum extent permitted by law, the issuance and/or authorization of the Base Consideration (including the issuance of New Renesas 2L Takeback Convertible Notes to Renesas) and, if applicable, Contingent Additional Consideration shall be effective as of the Plan Effective Date, and issued pursuant to Section 1145 of the Bankruptcy Code.

Upon receipt of certification of all Regulatory Approvals or written confirmation by Renesas’s authorized representative of the granting of such Regulatory Approvals from the applicable regulatory authorities (where such certifications are not issued by the applicable regulatory authorities) for Renesas, the Company shall immediately issue directly to Renesas (i) all

Base Consideration not previously distributed to Renesas, less any portions of the Base Consideration in respect of which Renesas has received Sale Proceeds (as defined below) pursuant to the ELOC/ATM Programs and Registered Primary Offerings, in accordance with the Plan and Confirmation Order (“Renesas Base Distribution Date”), and, to the extent occurring after the Regulatory Trigger Deadline has occurred, (ii) the Contingent Additional Consideration, less any portions of the Contingent Additional Consideration in respect of which Renesas has received Sale Proceeds pursuant to the ELOC/ATM Programs and Registered Primary Offerings, in accordance with the Plan and Confirmation Order. Upon such date, and subject to the foregoing, the Contingent Additional Consideration shall be released pursuant to the terms of “Release of Contingent Additional Consideration” as set forth above.

•  For the avoidance of doubt, (i) all Renesas Warrants shall be issued and exercisable into New Common Stock at such time or later date in accordance with the terms thereof, (ii) all New Renesas 2L Takeback Convertible Notes shall be convertible into New Common Stock at such time or later date in accordance with the terms thereof, and (iii) any Reserve Shares (as defined below) that would be issued as a result of the conversion of any New Renesas 2L Takeback Convertible Notes or exercise of the Renesas Warrants would not be transferred to Renesas pending such conversion or exercise in accordance with the terms of the respective instruments, while the number of Reserve Shares already converted from the New Renesas 2L Takeback Convertible Notes or exercised by the Renesas Warrants shall be transferred to Renesas (unless those have been sold according to a Direction Letter as defined below).

•  The board seat reserved for the individual Renesas designates to sit on the board of directors of the Reorganized Parent shall be immediately filled by such individual in accordance with the Reorganized Parent’s corporate governance documents, and in accordance with the Restructuring Term Sheet. The individual appointed by Renesas shall serve as a member of the board of directors of the Reorganized Parent.

Reserve Shares and Sales Agent	The Plan, the Confirmation Order, and the Renesas Contingent Documentation (as defined below) shall provide that, if the Plan Effective Date occurs prior to Renesas receiving Regulatory Approvals, the Reorganized Parent shall enter into an agreement on the Plan Effective Date with Renesas, granting Renesas designation rights regarding the disposition of, and right to cash proceeds from the disposition of, the Base Consideration and, if applicable, Contingent Additional Consideration after the Regulatory Trigger Deadline (together with any ancillary related documentation, the “Disposition Agreement”). Pursuant to the Disposition Agreement, the Reorganized Parent shall create an equity line of credit on the Plan Effective Date (or on the date that is nineteen (19) weeks after the Plan Effective Date if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained) and, once the Reorganized Parent is eligible to use Form S-3, create an “at the market” offering program (collectively, the

“ELOC/ATM Programs”) to facilitate the sale of Reserve Shares (as defined below), and the Reorganized Parent shall (a) make all necessary registration and regulatory filings to establish and maintain the programs, and (b) enter into all documentation reasonably necessary to establish and maintain such programs on the Plan Effective Date, including, without limitation, to (i) cause the Reorganized Parent’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is necessary or customary to enter into and execute trades under the ELOC/ATM Programs and (ii) provide materials responsive to customary due diligence requests (collectively, such documentation, including the Disposition Agreement, the Registration Rights Agreement, and any documentation related to the ELOC/ATM Programs or any Registered Primary Offerings, the “Renesas Contingent Documentation”). The Renesas Contingent Documentation shall (i) be entered into on the Plan Effective Date (effective on the date that is nineteen (19) weeks after the Plan Effective Date if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained) and (ii) provide for the retention and onboarding of the Sales Agent (as defined below) as of the Plan Effective Date (or the date that is nineteen (19) weeks after the Plan Effective Date if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained).

On the Plan Effective Date, the Company shall reserve on its books and records New Common Stock for issuance in an amount equal to the number of Consideration Shares, the number of shares into which the New Renesas 2L Takeback Convertible Notes may be converted as if they had a conversion feature in accordance with the Restructuring Term Sheet as of the Plan Effective Date (the “Notes Consideration Shares”), and the number of shares into which the Renesas Warrants may be exercised for as if they had been issued in accordance with the Restructuring Term Sheet on the Plan Effective Date (the “Warrant Consideration Shares,” and collectively with the Consideration Shares and the Notes Consideration Shares, the “Reserve Shares”).

Pursuant to the Disposition Agreement and other Renesas Contingent Documentation and the ELOC/ATM Programs, Renesas may issue direction letters (each a “Direction Letter”) to the Reorganized Parent exercising its right (i) to designate Reserve Shares for issuance and sale and to receive cash proceeds from the sale of the Reserve Shares and (ii) to direct the Reorganized Parent to instruct the sales agent administering the ELOC/ATM Programs or underwriter(s) for any Registered Primary Offerings (in any case, the “Sales Agent”) to sell part or all of the Reserve Shares. For the avoidance of doubt, the Direction Letter shall specify, among other things, (i) the number of the Reserve Shares to be issued and the portion of the Consideration Shares, the Warrant Consideration Shares or the Notes Consideration Shares to which such Direction Letter relates, (ii) whether such sales are conducted through the ELOC/ATM Programs or Registered Primary Offerings, and (iii) may specify the minimum price at which any sale of such Reserve Shares by the Sales Agent may be executed.

Upon delivery of a Direction Letter to the Reorganized Parent, the Reorganized Parent shall (i) promptly notify and direct the Sales Agent to sell such Reserve Shares, including by providing the Sales Agent with the applicable direction letter and other customary documentation needed by the Sales Agent to effectuate the sale transaction, and (ii) issue the required Reserve Shares to the Sales Agent in accordance with the procedures set forth in this Contingent Consideration Term Sheet and the Renesas Contingent Documentation in connection with the Sales Agent consummating such sale transaction (the cash proceeds from such sale transaction, the “Sale Proceeds”). All Sale Proceeds shall be promptly remitted directly to Renesas without any reduction, set-off, or any other deductions other than the Sales Agent’s commission or discounts. Upon remittance of the Sale Proceeds to Renesas, Renesas’s entitlement to the Base Consideration and, if applicable after the Regulatory Trigger Deadline, the Contingent Additional Consideration (including any cash proceeds from the applicable portion therefrom and any Reserve Shares related thereto) shall be reduced accordingly, including (i) principal amount of the New Renesas 2L Takeback Convertible Notes, if applicable, shall be reduced by the applicable amounts that are deemed to have been converted and (ii) number of shares into which the Renesas Warrants are exercisable, if applicable, shall also be reduced by the applicable amount of Warrant Consideration Shares so sold, if any.

Any sales under the ELOC/ATM Programs and Registered Primary Offerings shall be subject to market conditions, applicable laws, and customary quarterly blackout rights, and shall only take place during open trading window periods under Reorganized Parent’s insider trading policy. Reorganized Parent reserves the right to impose up to two (2) blackout periods for an aggregate of up to ninety (90) days in any twelve (12) month period when it is in possession of material non-public information during which sales under the ELOC/ATM Programs or Registered Primary Offerings shall not be permitted, if sales under the ELOC/ATM Programs or Registered Primary Offerings would have a detrimental impact on alternate transactions (including, but not limited to, merger, acquisition or offering transactions) being contemplated by Reorganized Parent or if Reorganized Parent reasonably believes it would require disclosure that would meaningfully interfere with an alternate company transaction or otherwise cause meaningful harm to Reorganized Parent. For the avoidance of doubt, Renesas shall have the right to demand the filing of a draft registration statement related to any Primary Registration Statement during any blackout period; provided that the Company shall not be required to publicly file such Primary Registration Statement until the day following the expiration of such blackout period. In addition, Renesas agrees not to use the ELOC/ATM Programs or Registered Primary Offerings, and to be locked up (for a customary period not longer than the lock-up period imposed on the Reorganized Parent), in connection with any underwritten offering being conducted by Reorganized Parent for its own account or for the account of any other person, in each case even if it does not participate in such underwritten offering, subject to the following: (i) Renesas’s ability to have customary piggyback rights on any underwritten offering proposed by the Reorganized Parent and (ii) that such lock-up requirement shall no longer apply when Renesas owns less than 10% of the New Common Stock on a fully diluted basis and Renesas no longer has a director on the board of directors of Reorganized Parent.

In connection with the ELOC/ATM Programs, Reorganized Parent shall bear all administrative and registration costs, including Reorganized Parent’s legal and accounting fees, and Renesas shall bear any and all agent’s, banks’ or underwriters’ underwriting, private placement, structuring or other fees (including discounts and commissions, but excluding, for the avoidance of doubt, any legal fees of the Sales Agent(s) administering the ELOC/ATM Programs), as well as Renesas financial, legal and other Renesas advisor fees.

The “ELOC/ATM Programs Termination Date” for the ELOC/ATM Programs shall be five (5) Business Days after the earlier of (i) the Renesas Base Distribution Date, (ii) the disposition of all properties related to the Base Consideration and, if applicable, Contingent Additional Consideration subject to the Renesas Contingent Documentation, and (iii) ten (10) years from the Plan Effective Date provided, that the Renesas Contingent Documentation shall provide for a reasonable period of winddown upon each such event (if necessary).

Upon the ELOC/ATM Programs Termination Date, Renesas shall receive the remaining Base Consideration and, if applicable, the Contingent Additional Consideration, not previously distributed to Renesas, less any portions of the Base Consideration and, if applicable, the Contingent Additional Consideration, in respect of which Renesas has received Sale Proceeds pursuant to the ELOC/ATM Programs and Registered Primary Offerings.

For the avoidance of doubt, in no event shall Renesas be entitled to, or have designation rights to direct the sale or disposition of or the realization of proceeds from, Reserve Shares representing the Contingent Shares or Consideration Shares representing the Contingent Shares, in each case until Renesas is entitled to the Contingent Additional Consideration due to the occurrence of the Regulatory Trigger Deadline.

Notes and Warrants

If Renesas exercises its designation right in respect of any New Renesas 2L Takeback Convertible Notes, then upon the Sales Agent remitting the Sale Proceeds therefrom to Renesas, the Reorganized Parent shall be deemed to have settled in cash that portion of the designated New Renesas 2L Takeback Convertible Notes as provided for in the Direction Letter. On or prior to the expiration of the conversion rights described in the Restructuring Term Sheet, Renesas will have the option to deliver a Direction Letter instructing the Reorganized Parent to reduce the principal amount of the New Renesas 2L Takeback Convertible Notes according to their terms for conversion. For the avoidance of doubt, the Reserve Shares that were underlying the New Renesas 2L Takeback Convertible Notes that were eligible for sale shall remain eligible for sale following such conversion.

On or prior to the expiration of the exercise rights described in the Restructuring Term Sheet, Renesas will have the option to deliver a Direction Letter instructing the Reorganized Parent to reduce the number of Renesas Warrants Renesas would be entitled to receive on the Renesas Base Distribution Date outstanding. For the avoidance of doubt, the Reserve Shares that were underlying the Renesas Warrants that were eligible for sale shall remain eligible for sale following such exercise.

Primary Registration Rights

Prior to receipt of certification of all applicable Regulatory Approvals or written confirmation (if such certifications are not issued by the authorities) for Renesas, the Registration Rights Agreement will provide that Renesas may require the Reorganized Parent to, among other things, file a registration statement (the “Primary Registration Statement”) no later than thirty (30) days following a written request by Renesas to conduct registered offerings on a primary basis (“Registered Primary Offerings”) and pay the proceeds of such Registered Primary Offerings directly to Renesas; provided that if all Regulatory Approvals, other than CFIUS approval or the Additional Approvals, have been obtained, Renesas shall not have the ability to exercise the right to require the Reorganized Parent to file a Primary Registration Statement to conduct a Registered Primary Offering until nineteen (19) weeks after the Plan Effective Date. Renesas reserves the right to cancel a Registered Primary Offering. Upon remittance of such proceeds to Renesas, Renesas’s entitlement to cash proceeds from the sale of the Reserve Shares or the New Renesas 2L Takeback Convertible Notes or Renesas Warrants (or Reserve Shares underlying the New Renesas 2L Takeback Convertible Notes and Renesas Warrants) shall be reduced or cancelled (as applicable) by the amount of sold or disposed of Reserve Shares (and with respect to the New Renesas 2L Takeback Convertible Notes, the principal amount shall be reduced by the amount of the New Renesas 2L Takeback Convertible Notes that are deemed to have been converted). For the avoidance of doubt, all proceeds shall be remitted directly to Renesas without any reduction, set-off, or any other deductions other than the Sales Agent’s commission.

There shall be customary piggyback rights, including that (i) any Renesas-initiated offering shall have priority over sales by the Reorganized Parent with respect to such offering and (ii) any Reorganized Parent-initiated offering shall have priority over sales by Renesas with respect to such offering. Except as described herein, the Reorganized Parent will agree not to grant any other person senior or conflicting shelf, demand or piggyback registration rights.

The Reorganized Parent shall, (a) at its sole cost and expense, make all necessary registration and regulatory filings to establish and maintain the Primary Registration Statement (either Form S-1 or Form S-3, hereinafter the same) to conduct Registered Primary Offerings, (b) enter into all documentation reasonably necessary to establish and maintain the Primary Registration Statement, (c) cause the Reorganized Parent’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is necessary to conduct Registered Primary Offerings, and (d) provide materials responsive to customary due diligence requests.

Renesas shall have the right to demand up to one (1) Registered Primary Offering in any twelve-month period; provided, however, upon the Reorganized Parent becoming Form S-3 eligible, Renesas shall have the right to demand up to two (2) Registered Primary Offerings in any twelve-month period.

In connection with the registration rights under the Registration Rights Agreement, Reorganized Parent shall bear all administrative and registration costs, including Reorganized Parent’s legal and accounting fees, and Renesas shall bear any and all agent’s, banks’ or underwriters’ underwriting, private placement, structuring or other fees (including discounts and commissions but excluding, for the avoidance of doubt, the legal fees of the Sales Agent(s) and the filing fees in connection with the review by the Financial Industry Regulatory Authority, Inc., if applicable), as well as Renesas financial, legal and other Renesas advisor fees.

The registration rights under Registration Rights Agreement with respect to Registered Primary Offerings will terminate on the Renesas Base Distribution Date.

For the avoidance of doubt, in no event shall Renesas be entitled to include in any such Registered Primary Offering shares on account of Reserve Shares representing the Contingent Shares or the Consideration Shares representing Contingent Shares, in each case until Renesas is entitled to the Contingent Additional Consideration due to the occurrence of the Regulatory Trigger Deadline.

Resale Registration Rights

With respect to the Reorganized Parent’s new equity shares, the Reorganized Parent shall provide Renesas with customary resale registration rights with respect to the Consideration Shares (and as applicable, the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes or the Renesas Warrants) issued to Renesas pursuant to the Plan and the RSA, pursuant to the Registration Rights Agreement which shall be in form and substance reasonably acceptable to Renesas and the Required Consenting Convertible Noteholders and shall be effective as of the Plan Effective Date, and which shall include standard terms, including, without limitation, the following:

•  Shelf registration statement for secondary offering covering the Consideration Shares (and as applicable, the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes or the Renesas Warrants) issued to Renesas pursuant to the Plan and the RSA and the registrable securities of the Consenting Convertible Noteholders to be filed no later than thirty (30) days following the Plan Effective Date (with respect to the registrable securities of the Consenting Convertible Noteholders) or the Renesas Base Distribution Date (if applicable);

•  Shelf registration statement to be effective until such earlier time at which each of Renesas and each Consenting Convertible Noteholder party to the Registration Rights Agreement (inclusive of their respective affiliates), respectively, (A) beneficially owns an amount of equity securities of the Reorganized Parent not in excess of a customary threshold for termination of registration rights to be reasonably agreed among Renesas, the Consenting Convertible Noteholders and Reorganized Parent and (B) can sell all securities held by it (i) in compliance with Rule 144(b)(1)(i) under the Securities Act or (ii) in any three (3) month period without registration in compliance with Rule 144 under the Securities Act;

•  The conversion of a Form S-1 shelf to a Form S-3 shelf once the Reorganized Parent is Form S-3 eligible;

•  Renesas’s ability to demand underwritten offerings or underwritten block trades (collectively, the “Registered Secondary Offerings”) for the secondary sale of New Common Stock (and as applicable, the New Common Stock underlying the New Renesas 2L Takeback Convertible Notes or the Renesas Warrants) issued to Renesas pursuant to the Plan and the RSA; provided that Renesas may not demand more than three (3) underwritten offerings or underwritten block trades in any twelve (12) month period;

•  Registered Secondary Offerings shall be subject to market conditions, applicable laws, and customary quarterly blackout rights, and shall only take place during open trading window periods under Reorganized Parent’s insider trading policy. Reorganized Parent reserves the right to impose up to two (2) blackout periods for an aggregate of up to ninety (90) days in any twelve (12) month period when it is in possession of material non-public information during which Registered Secondary Offerings shall not be permitted, if such Registered Secondary Offerings would have a detrimental impact on alternate transactions (including, but not limited to, merger, acquisition or offering transactions) being contemplated by Reorganized Parent or if Reorganized Parent reasonably believes it would require disclosure that would meaningfully interfere with an alternate company transaction or otherwise cause meaningful harm to the Reorganized Parent;

•  Customary piggyback rights, including that (i) any Renesas-initiated offering shall have priority over sales by the Reorganized Parent with respect to such offering and (ii) any Reorganized Parent-initiated offering shall have priority over sales by Renesas with respect to such offering;

•  Subject to the immediately succeeding paragraph, the Reorganized Parent will agree not to grant any other person senior or conflicting shelf, demand or piggyback registration rights;

•  The Reorganized Parent shall (a) make all necessary registration and regulatory filings to establish and maintain any shelf registration statement, (b) enter into all documentation reasonably necessary to establish and maintain any shelf registration statement, (c) cause the Reorganized Parent’s legal and accounting advisors to provide the necessary legal opinions and comfort letters as is reasonably necessary or customary to execute any Registered Secondary Offering and (d) provide materials responsive to customary due diligence requests; and

•  Renesas will agree to be locked up (for a customary period not longer than the lock-up period imposed on the Reorganized Parent) even if it does not participate in an offering subject to the following: (i) Renesas’s ability to have customary piggyback rights on any underwritten offering proposed by the Reorganized Parent and (ii) that such lock-up requirement shall no longer apply when Renesas owns less than 10% of the New Common Stock on a fully diluted basis and Renesas no longer has a director on the board of directors of Reorganized Parent.

For the avoidance of doubt, it is understood and acknowledged that the Consenting Convertible Noteholders shall also be party to the Registration Rights Agreement and shall receive certain customary registration rights consistent with their respective holdings with respect to shares of New Common Stock, including shares underlying the New 2L Convertible Notes, issued to the Consenting Convertible Noteholders in accordance with the Plan; provided that shares that are freely tradeable under Section 1145(a) of the Bankruptcy Code shall not be covered by such registration rights. Subject to customary thresholds to be agreed upon, (i) the Registration Rights Agreement shall provide the Consenting Convertible Noteholders with shelf, demand and piggyback registration rights with the same registration and piggyback priority as Renesas, except that the Consenting Convertible Noteholders shall have no such rights with respect to Registered Primary Offerings (except as provided in (iv) below) or the ELOC/ATM Programs, (ii) such Consenting Convertible Noteholders shall have comparable priority in respect to any “cutback”, (iii) Renesas and the Consenting Convertible Noteholders party to the Registration Rights Agreement shall have parity participation rights in any demand or shelf takedown initiated by the other (except as specified in (i) above) and parity piggyback rights with respect to Reorganized Parent initiated offerings for Reorganized Parent’s account (except as provided in (iv) below); and (iv) with respect to any Registered Primary Offering, the Consenting Convertible Noteholders party to the Registration Rights Agreement shall be entitled to piggyback rights thereon but subject to cutback priority junior to the shares proposed to be sold on account of Renesas therein (but senior to the shares proposed to be sold by the Reorganized Parent therein for its own account).

The Registration Rights Agreement shall terminate with respect to any holder of registrable securities when such holder (A) owns an amount of equity securities of the Reorganized Parent not in excess of a customary threshold for termination of registration rights to be reasonably agreed among Renesas, the Consenting Convertible Noteholders and Reorganized Parent and (B) can sell all securities held by it (i) in compliance with Rule 144(b)(1)(i) under the Securities Act or (ii) in any three (3) month period without registration in compliance with Rule 144 under the Securities Act.

Anti-Dilution	The Definitive Documents shall provide for customary anti-dilution protections for the Base Consideration and, if applicable, Contingent Additional Consideration, including (but not limited to) with respect to dividends, the subdivision or combination of outstanding common stock, stock splits, the issuance of rights or warrants to all or substantially all holders of common stock, spinoffs, recapitalizations, and change of control transactions (excluding, for the avoidance of doubt, any price-based or “ratchet” protections).

Tax Treatment	The Reorganized Debtors and Renesas shall use commercially reasonable efforts to structure the transactions contemplated herein in a manner that is tax neutral to Renesas as compared to the treatment it would have had if Renesas had received the Base Consideration in accordance with the Restructuring Term Sheet. In addition to any intended tax treatment described in the RSA, the Parties intend that if a Distribution Event occurs, solely for applicable U.S. tax purposes, (i) the Base Consideration and Contingent Additional Consideration shall be treated as consideration issued in exchange for Renesas’s allowed Claim in a transaction treated as a “recapitalization” under Section 368(a)(1)(E) of the Code, (ii) any adjustment to the Base Consideration and the Contingent Additional Consideration (or any adjustments thereto) as described above opposite the heading “Release of Contingent Additional Consideration” shall be treated as an adjustment to the Base Consideration and the Contingent Additional Consideration and not as a separate fee or other item of income, (iii) Renesas shall be treated as the beneficial owner of the Base Consideration as of the Plan Effective Date, (iv) Renesas shall be treated as the beneficial owner of the Contingent Additional Consideration in accordance with distribution timing set forth in this Contingent Consideration Term Sheet, and (v) any release of the Base Consideration and Contingent Additional Consideration to Renesas shall, to the greatest extent permitted by law (reflecting a position at a “substantial authority” or higher level of comfort), be treated as a transaction that does not separately give rise to additional recognized gain or loss to Renesas (collectively, the “Distribution Event Intended Tax Treatment”). The Parties agree that they will report the transactions contemplated hereby in a manner consistent with the Distribution Event Intended Tax Treatment unless otherwise required by a determination that is “final” within the meaning of Section 1313 of the Code (or corresponding provision of state or local U.S. tax law).

Without limiting the foregoing, if a Distribution Event occurs and Renesas receives less consideration on an after-tax basis than it would have received had it received the Base Consideration and, if applicable, the Contingent Additional Consideration at the Plan Effective Date solely as a result of a change in applicable U.S. federal income tax law after the Plan Effective Date or a failure of the Distribution Event Intended Tax Treatment to qualify as such, then the Reorganized Debtors and Renesas shall use commercially reasonable efforts (taking into account outstanding Regulatory Approvals) to mitigate any tax incurred in excess of the amount of tax that would have been incurred by Renesas had the Regulatory Approvals been secured by the Plan Effective Date. Renesas shall hold its right or entitlement to receive the Base Consideration and the Contingent Additional Consideration through a “United States person” within the meaning of Section 7701(a)(30) of the Code and shall provide the Reorganized Debtors a valid IRS Form W-9 (a “U.S. W-9 Provider”); provided, if Renesas determines that it is not commercially reasonable to hold such right or entitlement through a U.S. W- 9 Provider, then Renesas may, transfer such right or entitlement to an affiliate that is not a U.S. W-9 Provider as long as (i) Renesas provides the Company written notice of such transfer no later than the earlier of (A) ten (10) days after the transfer and (B) five (5) days prior to any transfer or release of the Base Consideration, the Contingent Additional Consideration or any consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, (ii) Renesas and such transferee agree in writing that the Reorganized Debtors shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any distribution, payment or transfer made pursuant to this Contingent Consideration Term Sheet or any transactions or documentation entered into in connection therewith, such amounts as are required to be deducted and withheld with respect to the making of such payment under the tax law; provided that, notwithstanding the foregoing, in any case where Renesas or such transferee is subject to withholding, the Company’s sole remedy shall be to withhold or deduct the required amounts under applicable tax law and (ii) such transferee shall provide the Reorganized Debtors a valid IRS Form W-8BEN-E. The Parties agree to cooperate in good faith to eliminate or minimize any applicable withholding tax imposed on the Transactions or any transfer of consideration pursuant to sales under the ELOC/ATM Programs or the Registered Primary Offerings, in each case to the extent permitted by applicable law.

For the avoidance of doubt, Renesas will not bear any tax obligations of the Debtors or Reorganized Debtors or any respective agents thereof based on the Debtors’, Reorganized Debtors’, or any such agents’ income, gain or profits (howsoever denominated).

Additional Defined Terms

“Consideration Shares” means, collectively, the New Common Stock included in the Base Consideration and the Contingent Shares.

“Renesas Warrants Term Extension” means the extension of the three (3)-year expiration period of the Renesas Warrants by one (1) year, which shall be reflected in Renesas’s right to receive cash proceeds from the sale of the Reserve Shares in accordance with the terms hereof.

Exhibit 2

Backstop Agreement

Execution Version

RIGHTS OFFERING

BACKSTOP COMMITMENT AGREEMENT

Dated June 22, 2025

by and among

WOLFSPEED, INC.

and

The Commitment Parties identified as such herein

(i)

(ii)

Section 8.9	Amendments and Waivers	45
Section 8.10	Several Liability	46
Section 8.11	Specific Performance/Remedies	46
Section 8.12	Disclosure	46
Section 8.13	Other Interpretive Matters	47
Section 8.14	Damages	47
Section 8.15	No Recourse Against Others	48
Section 8.16	Severability	48
Section 8.17	Acknowledgements; Obligations Several	48

ARTICLE IX DEFINITIONS		50

Exhibit A Backstop Percentages		1

Exhibit B Direct Investment Percentages		1

(iii)

RIGHTS OFFERING BACKSTOP COMMITMENT AGREEMENT

THIS RIGHTS OFFERING BACKSTOP COMMITMENT AGREEMENT, dated as of June 22, 2025 (this “Agreement”), by and among, Wolfspeed, Inc., a North Carolina corporation (including as reorganized pursuant to the Restructuring Transactions, “Wolfspeed” or the “Company”), Wolfspeed Texas LLC, a Texas limited liability company (“Wolfspeed Texas” and together with Wolfspeed, and including as reorganized pursuant to the Restructuring Transactions, each a “Company Party” and collectively, the “Company Parties”), each holder of Existing Convertible Notes (as defined below) that is party to the Restructuring Support Agreement (as defined below) and party hereto named in Schedule A hereto (collectively, the “Rights Offering Backstop Parties” and, each, a “Rights Offering Backstop Party,” which term shall include any of their Affiliated Funds and accounts that becomes a party hereto and subject to the rights and obligations of a Rights Offering Backstop Party in accordance with the terms hereof; provided that any such Affiliated Funds or accounts shall not need to become a party hereto in order to be a designated Related Transferee pursuant to Section 1.4(a) hereof), and each holder of Existing Convertible Notes that is party to the Restructuring Support Agreement and party hereto named in Schedule B hereto (collectively, the “Rights Offering Holdback Parties” and, each, a “Rights Offering Holdback Party,” which term shall include any of their Affiliated Funds and accounts that becomes a party hereto and subject to the rights and obligations of a Rights Offering Holdback Party in accordance with the terms hereof; provided that any such Affiliated Funds or accounts shall not need to become a party hereto in order to be a designated Related Transferee pursuant to Section 1.4(a) hereof; and the Rights Offering Holdback Parties, together with the Rights Offering Backstop Parties, collectively, the “Commitment Parties” and, each, a “Commitment Party”). Wolfspeed, the other Company Parties, the Rights Offering Backstop Parties, and the Rights Offering Holdback Parties are referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in Article IX hereof or, if not defined therein, shall have the meanings given to them in the Restructuring Support Agreement.

WHEREAS, on June 22, 2025, Wolfspeed and Wolfspeed Texas entered into a Restructuring Support Agreement with the Commitment Parties and the other parties thereto (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Support Agreement”) providing for, among other things, the Company Parties to (i) file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date such filings are to be made being referred to herein as the “Petition Date”), and (ii) file a plan of reorganization reflecting the Restructuring Transactions (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Plan”) and a related disclosure statement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Disclosure Statement”);

WHEREAS, pursuant to the Restructuring Support Agreement and this Agreement, and subject to the Bankruptcy Court’s entry of the Confirmation Order and the Backstop Order, Wolfspeed intends to effect a Rights Offering (the “Rights Offering”) in accordance with, and on the timing set forth in, the Rights Offering Procedures, pursuant to which Wolfspeed shall offer to each Eligible Offeree rights (the “Subscription Rights”) to subscribe for and acquire its pro rata share (calculated based on the aggregate amount of Allowed Convertible Notes Claims held by such Eligible Offeree relative to the aggregate amount of all Allowed Convertible Notes Claims (“Pro Rata Share”)) of principal amount of the New 2L Convertible Notes for an aggregate Rights Offering principal amount equal to 60% of the Rights Offering Amount (the “Non-Holdback Rights Offering Amount”), at a purchase price equal to 91.3242% of the principal amount thereof (the “Purchase Price”);

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WHEREAS, each Commitment Party desires, on a several and not joint basis, to exercise in full all Subscription Rights issued to such Commitment Party to subscribe for and acquire New 2L Convertible Notes issuable in respect of such Subscription Rights in connection with the Rights Offering, at the Purchase Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Rights Offering Backstop Party desires, on a several and not joint basis, to acquire such Rights Offering Backstop Party’s percentage of the Unsubscribed Notes as set forth on Exhibit A hereto (collectively, the “Backstop Percentage”), at the Purchase Price (the several, and not joint, obligations of the Rights Offering Backstop Parties to acquire such Unsubscribed Notes, collectively, the “Backstop Commitments”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Rights Offering Holdback Party desires, on a several and not joint basis, to acquire such Rights Offering Holdback Party’s percentage of the Direct Investment Notes (as defined below) as set forth on Exhibit B hereto (collectively, the “Direct Investment Percentage”) of New 2L Convertible Notes in an aggregate principal amount for all Rights Offering Holdback Parties equal to 40% of the Rights Offering Amount (the “Holdback Rights Offering Amount”; such aggregate amount of New 2L Convertible Notes to be purchased, the “Direct Investment Notes”; and the several, and not joint, obligations of the Rights Offering Holdback Parties to acquire such Direct Investment Notes in accordance with this Agreement, collectively, the “Direct Investment Commitments”) at the Purchase Price; and

WHEREAS, upon the terms and subject to the conditions set forth herein, in consideration for the Backstop Commitments and the Direct Investment Commitments, Wolfspeed has agreed to issue the Rights Offering Backstop Premium to the applicable Commitment Parties, to be paid in New 2L Convertible Notes (such notes, the “Premium Notes”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company Parties and the Commitment Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 The Rights Offering.

(a) (i) Upon the terms and subject to the conditions of this Agreement, prior to the Plan Effective Date, Wolfspeed shall conduct the Rights Offering and the Subscription Rights shall be issued pursuant to and in accordance with the rights offering procedures (which procedures shall be mutually acceptable to the Company and the Requisite Commitment Parties (the “Rights Offering Procedures”)), this Agreement and the Plan.

(ii) Each Eligible Offeree will receive Subscription Rights to purchase an aggregate principal amount of New 2L Convertible Notes up to its Pro Rata Share of the Offered Notes issued pursuant to and in accordance with the Rights Offering Procedures, at the Purchase Price.

(iii) Subject to Section 1.5 hereof, each Commitment Party shall exercise in full all Subscription Rights issued to such Commitment Party to subscribe for and acquire Offered Notes issuable in respect of such Subscription Rights in connection with the Rights Offering.

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(b) (i) Wolfspeed shall provide, or cause to be provided, to each Eligible Offeree the Rights Offering Procedures, which shall contain instructions regarding the procedures to validly exercise Subscription Rights in whole or in part.

(ii) The Subscription Rights may be exercised during the period specified in the Rights Offering Procedures, which period will commence on the date the Rights Offering Procedures are distributed and will end at the subscription expiration deadline specified therein or such other subsequent date as Wolfspeed and the Requisite Commitment Parties may otherwise mutually agree (the “Subscription Expiration Deadline”), which such other subsequent date will then be specified in a notice provided by Wolfspeed to (i) The Depository Trust Company (“DTC”), and (ii) placed on the case website maintained by the Subscription Agent at least one Business Day before the then-effective Subscription Expiration Deadline.

(iii) Pursuant to the Rights Offering Procedures, in order to exercise a Subscription Right, an Eligible Offeree shall, by the Subscription Expiration Deadline (except as specified in clause (B) below):

(A) complete the procedures specified in the Rights Offering Procedures, which are anticipated to include the submission of the Eligible Offeree’s existing Convertible Notes which shall correspond, pursuant to the subscription factor set forth in the Rights Offering Procedures, to the aggregate amount of Offered Notes such Eligible Offeree desires to subscribe for and fund pursuant to the Rights Offering in respect of the Offered Notes (such Eligible Offeree’s “Elected Amount”), which amount shall not exceed such Eligible Offeree’s Maximum Subscription Amount;

(B) (x) if such Eligible Offeree is not a Rights Offering Backstop Party, pay the Purchase Price for its RO Notes by wire transfer of immediately available funds to the Subscription Agent on the business day following the Subscription Expiration Deadline, or (y) if such Eligible Offeree is a Rights Offering Backstop Party, make payment as otherwise described herein.

(iv) Wolfspeed shall:

(A) as promptly as reasonably practicable, but no more than five (5) Business Days following the Subscription Expiration Deadline (the “Determination Time”), cause the Subscription Agent to determine, in accordance with this Agreement and the Rights Offering Procedures, (x) the final, aggregate principal amount of Offered Notes each Eligible Offeree will receive pursuant to its valid and timely exercise of Subscription Rights, and (y) the aggregate principal amount of Unsubscribed Notes Rights Offering Backstop Parties have agreed to purchase pursuant to the Backstop Commitments;

(B) after the Determination Time and at least ten (10) Business Days, but not more than fifteen (15) Business Days, prior to the Plan Effective Date, give, or shall cause the Subscription Agent to give, to the Rights Offering Backstop Parties and the Rights Offering Holdback Parties a written notice (the “Funding Notice”), by email, including the aggregate number of:

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(a) Offered Notes such Commitment Party has subscribed for;

(b) As applicable, Unsubscribed Notes such Commitment Party has agreed to purchase;

(c) As applicable, Direct Investment Notes such Commitment Party has agreed to purchase; and

(d) the aggregate principal amount of Premium Notes such Commitment Party shall receive as its portion of the Rights Offering Backstop Premium.

(C) cause the Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request in writing.

(v) Each Rights Offering Backstop Party shall pay the aggregate Purchase Price for its RO Notes (together with the aggregate Purchase Price for its Unsubscribed Notes and Direct Investment Notes as described further herein) by wire transfer of immediately available funds to the account specified in the Funding Notice no later than the Backstop Funding Date, which account shall be an escrow account maintained at a financial institution of national standing reasonably acceptable to the Requisite Commitment Parties (the “Escrow Agent”) pursuant to an escrow agreement and related documentation in form and substance acceptable to the Requisite Commitment Parties. The “Backstop Funding Date” shall be a date that is not earlier than three (3) Business Days prior to the anticipated Plan Effective Date (as specified in the Funding Notice), provided that the Backstop Funding Date may not be less than five (5) Business Days after the receipt of the Funding Notice. For the avoidance of doubt, the Backstop Funding Date shall be prior to the Plan Effective Date.

(vi) If the Plan Effective Date has not occurred on or prior to the date that is three (3) Business Days after the anticipated Plan Effective Date as set forth in the Funding Notice, any funds deposited or caused to be deposited with the Escrow Agent by a Commitment Party shall be returned by the Escrow Agent to an account designated by such Commitment Party upon written request of such Commitment Party. Notwithstanding such return, if and when a new anticipated Plan Effective Date is redetermined, unless and until this Agreement is terminated in accordance with Section 6.1, Section 6.2 or Section 6.3 hereof, each Commitment Party shall remain obligated (1) to redeliver its respective funds to the Escrow Agent following the Company’s delivery to each Commitment Party of a written notice with respect to the redetermined Plan Effective Date and (2) to consummate the purchase of its RO Notes, Unsubscribed Notes and Direct Investment Notes, in each case subject to the terms and conditions hereof, and in connection with the foregoing, the Company shall remain obligated to pay the Rights Offering Backstop Premium in accordance with the terms hereof.

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(c) On the Plan Effective Date, Wolfspeed shall issue to each Eligible Offeree such Offered Notes with respect to which such Eligible Offeree has validly and timely exercised Subscription Rights and paid the aggregate Purchase Price pursuant to Section 1.1(b) hereof and the Rights Offering Procedures, rounded down to the nearest denomination of the New 2L Convertible Notes, provided that the Parties hereto acknowledge that delivery of the Offered Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Offered Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such reasonable delay shall not otherwise be deemed a breach of this Agreement provided that the New 2L Convertible Notes are delivered to DTC within five (5) Business Days from the deemed date of issuance (which period shall be extendible to the extent of any delay caused by the recipient of such securities or their custodian).

(d) If the Subscription Agent for any reason does not receive from an Eligible Offeree (i) the submission of the existing Convertible Notes and (ii) payment of the subscription price (or, in the case of a Commitment Party, confirmation from the Escrow Agent of the payment by the Eligible Offeree that is a Commitment Party of the subscription price, in accordance with the terms of this Agreement), in each case in accordance with the Rights Offering Procedures, such Eligible Offeree shall be deemed to have relinquished and waived its right to participate in the Rights Offering, unless otherwise approved by the Requisite Commitment Parties and the Company.

(e) Notwithstanding the foregoing or anything else in this Agreement, in the event of any inconsistency between this Agreement, the Plan and the Rights Offering Procedures regarding the matters set forth herein, the Plan and the Rights Offering Procedures shall govern.

Section 1.2 The Backstop Commitments.

(a) (i) On the terms and subject to the conditions set forth herein (and in any event only upon Wolfspeed’s receipt of the amounts described in Section 1.2(b) hereof), Wolfspeed shall issue to each Rights Offering Backstop Party on the Plan Effective Date, and each Rights Offering Backstop Party agrees to its Backstop Commitment, and shall, severally and not jointly, purchase its Backstop Percentage of the Unsubscribed Notes at the aggregate Purchase Price for such Unsubscribed Notes.

(ii) Except as otherwise set forth in Section 1.4 hereof, the obligations of the Rights Offering Backstop Parties with respect to the Backstop Commitments are several, and not joint, obligations of the Rights Offering Backstop Parties, such that no Rights Offering Backstop Party shall be liable or otherwise responsible for the Backstop Commitments of any other Rights Offering Backstop Party.

(b) (i) On the Backstop Funding Date, each Rights Offering Backstop Party shall pay to Wolfspeed such Rights Offering Backstop Party’s Backstop Percentage of (x) the aggregate principal amount of Unsubscribed Notes, multiplied by (y) the Purchase Price, such payment shall be made by wire transfer of immediately available funds to the account specified in the Funding Notice.

(ii) Subject to the receipt of the aforementioned payment, on the Plan Effective Date, Wolfspeed shall issue to such Rights Offering Backstop Party such Rights Offering Backstop Party’s Backstop Percentage of the Unsubscribed Notes, provided that the Parties hereto acknowledge that delivery of the Unsubscribed Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Unsubscribed Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such reasonable delay shall not otherwise be deemed a breach of this Agreement provided that the New 2L Convertible Notes are delivered to DTC within five (5) Business Days from the deemed date of issuance (which period shall be extendible to the extent of any delay caused by the recipient of such securities or their custodian).

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(c) (i) On the terms and subject to the conditions set forth herein, to compensate the applicable Commitment Parties for their agreement to purchase the Unsubscribed Notes pursuant to Section 1.2(a) hereof and the Direct Investment Notes pursuant to Section 1.3 hereof, Wolfspeed shall pay to each of the Commitment Parties (or their respective designated Related Transferees pursuant to Section 1.4(a) hereof) a non-refundable premium equal to $30.25 million in the aggregate (the “Rights Offering Backstop Premium”) to be allocated as described in clause (c)(ii) below, such amount being equal to the result of (x) 10.0457% multiplied by (y) the Rights Offering Amount, which premium shall be payable on the Plan Effective Date in the form of New 2L Convertible Notes, to be issued at par, free and clear of all Liens (other than under the New Organizational Documents or applicable securities Laws).

(ii) The Rights Offering Backstop Premium shall be allocated among the Rights Offering Backstop Parties and Rights Offering Holdback Parties ratably based on the underlying dollar amount of their respective Backstop Commitments and Direct Investment Commitments (rounded among the Commitment Parties solely to maintain the minimum denominations of the New 2L Convertible Notes), subject to Section 1.5 hereof.

(d) (i) The provisions for the payment of the Rights Offering Backstop Premium are an integral part of the transactions contemplated by this Agreement, and without these provisions, the Commitment Parties would not have entered into this Agreement. The Rights Offering Backstop Premium shall, pursuant to the Backstop Order, constitute allowed administrative expenses under the Bankruptcy Code, and shall be fully earned upon entry of the Backstop Order.

(ii) The Rights Offering Backstop Premium shall, regardless of the amount of Unsubscribed Notes, if any, actually required to be purchased pursuant to this Agreement, be paid by Wolfspeed on the Plan Effective Date by delivering the Premium Notes to the Commitment Parties as described herein, subject to Section 1.5 hereof; provided, however, that if this Agreement is validly terminated prior to the Plan Effective Date for any reason, other than if such termination results, directly or indirectly, from a breach of this Agreement by any of the Commitment Parties or any action by any Commitment Party in violation of its obligations hereunder, the Rights Offering Backstop Premium shall be payable in cash to the Commitment Parties, not later than the earlier of (x) the Outside Date and (y) the effective date of an Alternative Transaction, by wire transfer of immediately available funds to such accounts as the Commitment Parties may designate on or prior to the date such amount is payable hereunder.

Section 1.3 The Direct Investment Raise.

(a) On the terms and subject to the conditions set forth herein (and in any event only upon Wolfspeed’s receipt of the amounts described in Section 1.3(b) hereof), Wolfspeed shall issue to each Rights Offering Holdback Party on the Plan Effective Date, and each Rights Offering Holdback Party agrees to its Direct Investment Commitment, and shall, severally and not jointly, purchase its Direct Investment Percentage of the Direct Investment Notes at the aggregate Purchase Price for such Direct Investment Notes (such transactions, the “Direct Investment Raise”).

(b) (i) Subject to the Rights Offering Procedures, by no later than the Backstop Funding Date, each Rights Offering Holdback Party shall pay to Wolfspeed such Rights Offering Holdback Party’s Direct Investment Percentage of (x) the aggregate principal amount of Direct Investment Notes, multiplied by (y) the Purchase Price.

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(ii) Subject to the receipt of the aforementioned payment, on the Plan Effective Date, Wolfspeed shall issue to such Rights Offering Holdback Party such Rights Offering Holdback Party’s Direct Investment Percentage of the Direct Investment Notes; provided that the Parties hereto acknowledge that delivery of the Direct Investment Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Direct Investment Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such delay shall not otherwise be deemed a breach of this Agreement.

Section 1.4 Designations and Transfers

(a) Each Commitment Party may designate one or more of its Related Transferees (as defined below) to receive the New 2L Convertible Notes to be issued pursuant to Section 1.1, Section 1.2 or Section 1.3 hereof in lieu of such Commitment Party, by providing written notice of such designation (which may be by email) to Wolfspeed and the Subscription Agent, which notice shall (i) specify such Commitment Party and each such Related Transferee to be designated, (ii) specify the principal amount of New 2L Convertible Notes to be issued pursuant to Section 1.1, Section 1.2 or Section 1.3 hereof to such Related Transferee in lieu of such Commitment Party, (iii) to the extent any of the New 2L Convertible Notes being so designated are not being issued pursuant to Section 1145 of the Bankruptcy Code, contain a confirmation by each such Related Transferee of such notes of the accuracy of the representations made by the applicable Commitment Party under this Agreement as applied to such Related Transferee, and (iv) be delivered no later than three (3) Business Days prior to the Plan Effective Date; provided that no such designation pursuant to this Section 1.4(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment or Direct Investment Commitment, as applicable, prior to the Backstop Funding Date (or as otherwise provided in the Rights Offering Procedures), to (i) one or more of the other Commitment Parties, (ii) one or more of such Commitment Party’s Affiliates or Affiliated Funds or one or more special purpose vehicles that are wholly-owned by such Commitment Party or one or more of its Affiliated Funds (each of the foregoing, a “Related Transferee”), and with respect to which such Commitment Party under this clause (ii) either (A) has established to the reasonable satisfaction of Wolfspeed and the Requisite Commitment Parties the financial wherewithal of such transferee to comply with the obligations relating to such transferred Backstop Commitment or Direct Investment Commitment, or provided an adequate support letter or a guarantee of such transferee’s Backstop Commitment or Direct Investment Commitment, as applicable, in form and substance reasonably acceptable to Wolfspeed and the Requisite Commitment Parties, or (B) otherwise remains obligated to fund the Backstop Commitment or the Direct Investment Commitment, as applicable, or (iii) to any other Person approved in advance in writing by Wolfspeed (acting reasonably) with the consent of the Requisite Commitment Parties (each of the Persons referred to in clauses (i), (ii) or (iii), a “Transferee”); provided that, in each of the case of clauses (i), (ii) and (iii): (x) the transferring Commitment Party and the Transferee shall provide written notice to Wolfspeed and the Subscription Agent of such Transfer at least three (3) Business Days prior to such Transfer, which notice shall indicate the proposed Transferee, (y) unless such Transferee is a Commitment Party, such Transferee shall deliver to Wolfspeed, prior to such Transfer, a joinder to this Agreement, in form and substance reasonably satisfactory to Wolfspeed and the Requisite

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Commitment Parties, pursuant to which the Transferee agrees to be fully bound by this Agreement and contains a confirmation of the accuracy of the representations made by each Commitment Party under this Agreement as applied to such Transferee, and (z) unless such Transferee is already a party to the Restructuring Support Agreement, such Transferee shall deliver to Wolfspeed, prior to such Transfer, a joinder to the Restructuring Support Agreement in the form attached thereto, pursuant to which the Transferee agrees to be fully bound by the Restructuring Support Agreement and contains a confirmation of the accuracy of the representations made by a party that is a party thereto as applied to such Transferee. Following a transfer of a Backstop Commitment or Direct Investment Commitment pursuant to clauses (i), (ii)(A) or (iii) above, the transferring Commitment Party shall be relieved of its obligations to the extent of the applicable transferred Backstop Commitment and/or Direct Investment Commitment.

(c) Notwithstanding the foregoing, no such Transfer as contemplated by Section 1.4(b) hereof shall be effective if the same would reasonably be expected to, as reasonably determined by the Requisite Commitment Parties or Wolfspeed, (i) adversely affect, in any respect, or otherwise delay the ability of the Parties to consummate the transactions contemplated in this Agreement or the other Definitive Documents, (ii) reset or extend any waiting or review period under any Antitrust Laws, or (iii) otherwise prevent, hinder or delay the consummation of the transactions contemplated in this Agreement or the other Definitive Documents, in the case of each of the foregoing clauses (i) through (iii), other than in any immaterial respect.

(d) Other than as expressly set forth in this Section 1.4, no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment or Direct Investment Commitment, as applicable. Any Transfer made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Wolfspeed or any Commitment Party, and shall not create (or be deemed to create) any obligation or Liability of any other Commitment Party or Wolfspeed to the purported Transferee or limit, alter or impair any commitments, agreements, covenants, or obligations of the proposed transferor under this Agreement.

(e) Exhibit A and Exhibit B attached hereto shall be amended, without any consent or approval required by any Party hereto, to reflect each Transfer made in accordance with this Section 1.4.

Section 1.5 Defaults.

(a) In the event that any Commitment Party fails to comply with its obligations to purchase New 2L Convertible Notes pursuant to Sections 1.1, 1.2 or 1.3 hereof (each, a “Commitment Party Default” and, each such defaulting Commitment Party, a “Defaulting Commitment Party”), all New 2L Convertible Notes (including, for the avoidance of doubt, the Offered Notes, Unsubscribed Notes and the Direct Investment Notes) the Defaulting Commitment Parties were obligated, but failed, to purchase (the “Default Notes”) shall be offered to each of the Commitment Parties that is not a Defaulting Commitment Party (each, a “Non-Defaulting Commitment Party”) as follows:

(i) Each Non-Defaulting Commitment Party shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from Wolfspeed to all Non-Defaulting Commitment Parties of such Commitment Party Default, which notice shall be given by Wolfspeed no later than one (1) Business Day after the Backstop Funding Date, to purchase all or a portion of such Default Notes in such amounts as may be agreed upon by all Non-Defaulting Commitment Parties electing to purchase, at the

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Purchase Price, all or any portion of the Default Notes, or, if no such agreement is reached, up to an amount of Default Notes equal to the product of (A)(x) the total principal amount of Default Notes or (w) such lesser principal amount of Default Notes as may be agreed to by the Non-Defaulting Commitment Parties, in either case multiplied by (B) a percentage equal to the quotient of (x) the aggregate of such Non-Defaulting Commitment Party’s Backstop Percentage or Direct Investment Percentage, as applicable, divided by (y) the aggregate Backstop Percentages or Direct Investment Percentages, as applicable, of all the Non-Defaulting Commitment Parties (or otherwise in such other proportion as may be agreed to by the Non-Defaulting Commitment Parties).

(ii) If any Default Notes are not elected to be purchased pursuant to clause (i) by the expiration of the period specified therein, then, the Parties agree that such Default Notes may be offered by Wolfspeed to third parties pursuant to this Section 1.5(a), which such Default Notes shall be issued pursuant to a subscription agreement or similar instrument with terms and conditions substantially similar to those contained in this Agreement, and otherwise in form and substance reasonably acceptable to Wolfspeed.

(b) Notwithstanding anything to the contrary in this Agreement, each Non-Defaulting Commitment Party that is a Rights Offering Backstop Party and/or a Rights Offering Holdback Party shall be entitled to receive the Rights Offering Backstop Premium that would have otherwise been payable to such Defaulting Commitment Party ratably in proportion to the Backstop Percentage or Holdback Percentage, as applicable, related to the Default Notes acquired by such Non-Defaulting Commitment Party (and the Defaulting Commitment Party shall not be entitled to receive such Rights Offering Backstop Premium). Further, notwithstanding anything in this Agreement to the contrary, no Defaulting Commitment Party shall be entitled to indemnification provided, or to be provided, under or in connection with this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, each Defaulting Commitment Party shall be liable to the Non-Defaulting Commitment Parties and to the Company Parties for the consequences of its breach, and each Party may enforce its rights to money damages or specific performance against such Defaulting Commitment Party.

(d) In the event that any Commitment Party (i) materially breaches any of its representations, warranties, covenants, or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Commitment Party of written notice of such breach from Wolfspeed, and such breaching Commitment Party is terminated from this Agreement pursuant to Section 6.2(a) hereof, or (ii) is terminated from this Agreement pursuant to Section 6.3(b) hereof, such Commitment Party shall be deemed a Defaulting Commitment Party hereunder for purposes of Section 1.5(a), Section 1.5(b) and, in respect of clause (i) above, Section 1.5(c), and Wolfspeed shall provide notice of such breach and/or termination to all Non-Defaulting Commitment Parties hereunder as soon as practicable after the date of such termination, whereupon the Backstop Commitment and Direct Investment Commitment of such Defaulting Commitment Party shall be subject to reallocation among the Non-Defaulting Commitment Parties, at their election, not later than three (3) Business Days following the date of such notice, in the same manner as described in Section 1.5(a)(i), and thereafter may be offered by Wolfspeed in the same manner as described in Section 1.5(a)(ii), in each case applied herein mutatis mutandis.

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Section 1.6 Withholding. Notwithstanding anything to the contrary contained in this Agreement (but, for clarity, subject to Section 8.01 of the Restructuring Support Agreement), Wolfspeed and any other applicable withholding agent shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as such withholding agent reasonably determines are required to be deducted and withheld with respect to the receipt of such payment under the Code or any applicable provision of state, local or non-United States Tax law; provided that such withholding agent shall (x) use commercially reasonable efforts to provide or cause to be provided to the recipient of such payment written notice five days in advance of the amounts being so deducted or withheld and (y) cooperate in good faith to eliminate or minimize any such withholding and assist such recipient with obtaining any exemption from or reduction of any such withholding Taxes. To the extent that amounts are so withheld and are to be paid to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in any statement of the Company Parties filed with the Bankruptcy Court prior to the date of this Agreement or in the corresponding section of the Company Parties Disclosure Schedule, each of Wolfspeed and the other Company Parties represents and warrants to the Commitment Parties as set forth below, and except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. For the avoidance of doubt, references to the Company Parties shall be also deemed to be references to the Company Parties as reorganized pursuant to the Restructuring Transactions.

Section 2.1 Formation. Each of the Company Parties is a legal entity duly organized, formed or incorporated, as applicable, and is validly existing as a corporation, limited liability company, trust, or other entity, as applicable, and in good standing (or the equivalent thereof) (to the extent the concept of good standing or the equivalent concept is applicable in such jurisdiction) (a) under the applicable Laws of its jurisdiction of incorporation, organization or formation, and (b) in each other jurisdiction where the conduct of its business as currently conducted requires such qualifications except where the failure to have any such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Power and Authority. Each of the Company Parties has, subject to the entry of the Backstop Order and the Confirmation Order, the requisite power and authority to (a) enter into, execute and deliver this Agreement, the New 2L Convertible Notes, the indenture governing the New 2L Convertible Notes (the “Indenture”) (including the guarantees of the payment obligations thereunder (the “Guarantees”) by the subsidiaries of Wolfspeed that guarantee the Senior Secured Notes (other than Wolfspeed Germany GmbH) (the “Guarantors”)), any intercreditor agreements and security and collateral documents related to the Indenture as contemplated by the Restructuring Transactions (collectively, the “Intercreditor and Collateral Documents”), and any other Definitive Documents to be entered into after the date hereof, to the extent contemplated to be a party thereto, and to perform its obligations hereunder and thereunder as applicable, and has taken, or will take by the Plan Effective Date, all necessary action required for the due authorization, execution, delivery and performance by it hereof and thereof as applicable and, subject to the entry of the Disclosure Statement Order, the consummation of the transactions contemplated hereby and thereby as applicable, and (b) own, lease or operate its property and assets and to transact the business in which it is currently engaged, except where the failure to have any such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.3 Execution and Delivery. This Agreement has been, and the New 2L Convertible Notes, the Indenture, the Intercreditor and Collateral Documents and any other Definitive Document to be entered into after the date hereof, to which any of the Company Parties is party, has been or will be, duly and validly executed and delivered by Wolfspeed and any such other relevant Company Party, and, subject to the entry of the Backstop Order, the Confirmation Order and the Disclosure Statement Order, as applicable, and assuming due and valid execution hereof by the Commitment Parties, and of each other Definitive Document by each Commitment Party party thereto and any other Person party thereto, each constitutes the valid and binding obligation of Wolfspeed and, to the extent applicable, each other Company Party, enforceable against Wolfspeed and, to the extent applicable, each other Company Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles (the “Enforceability Exceptions”).

Section 2.4 Authorized Capital.

(a) Upon the Plan Effective Date, the authorized, issued and outstanding capital of Wolfspeed will conform to the descriptions set forth in the Plan and the Disclosure Statement, and no shares of capital will be authorized, issued or outstanding except as contemplated by the Plan and the Disclosure Statement. Except for the shares of common stock of Wolfspeed issuable in connection with the Restructuring Transactions, upon conversion of the New 2L Convertible Notes, and any equity interests reserved for issuance in connection with the MIP, LTIP and Warrants, no shares of capital stock of Wolfspeed are reserved for issuance.

(b) Upon the Plan Effective Date, other than as contemplated by the Restructuring Transactions, including with respect to the Warrants and the MIP and LTIP and any awards issued thereunder, and except for this Agreement and the New Organizational Documents, Wolfspeed will not be party to or otherwise bound by or subject to any outstanding option, warrant, call, right (including any preemptive right), security, subscription, commitment, contract, arrangement, agreement, obligation, undertaking or convertible or exchangeable security that (i) obligates Wolfspeed to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Wolfspeed or any other Company Party or any security convertible into, exercisable for, exchangeable into or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, any Company Party, (ii) obligates the Company Parties to issue, grant, extend or enter into any such option, warrant, call, right, security, subscription, commitment (contingent or otherwise), contract, arrangement, agreement, obligation, undertaking or convertible or exchangeable security, (iii) restricts the transfer of any shares of capital stock of the Company Parties (other than transfer restrictions imposed by applicable Law, restrictions subject to the approval of the Requisite Commitment Parties, or restrictions included in the New Organizational Documents), or (iv) relates to the voting of any shares of capital stock of the Company Parties.

Section 2.5 Issuance and Delivery. Except as otherwise provided in the Restructuring Support Agreement:

(a) When the New 2L Convertible Notes are paid for pursuant to the Rights Offering and this Agreement and issued and delivered in accordance herewith and therewith and pursuant to the terms of the Indenture, each of the Indenture and the New 2L Convertible Notes, including the Guarantees, will have been duly executed, issued and delivered, as applicable, by Wolfspeed and the Guarantors, and the Indenture, the New 2L Convertible Notes and the Guarantees will constitute valid and legally binding obligations of the applicable Company Parties, enforceable against them in accordance with their terms, subject to the Enforceability Exceptions, and the New 2L Convertible Notes will be entitled to the benefits provided by the Indenture.

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(b) On the Plan Effective Date, the New 2L Convertible Notes will have the benefit of the Guarantees. The payment of principal of and interest on the New 2L Convertible Notes will be fully, irrevocably and unconditionally guaranteed on a second-priority secured basis, jointly and severally, by the Guarantors. The New 2L Convertible Notes and the Guarantees will be secured on a second-priority basis by liens on all of the assets of Wolfspeed and the Guarantors that secure the Senior Secured Notes (the “Collateral”).

(c) The Intercreditor and Collateral Documents, when executed and delivered by the applicable Company Parties party thereto and the other parties thereto, will create valid and enforceable second-priority security interests in and liens on the Collateral in favor of the collateral agent under the Indenture for its benefit and the benefit of the holders of the New 2L Convertible Notes, and upon the filing of the appropriate Uniform Commercial Code financing statements, the security interests in and Liens on the rights of the Company Parties in the Collateral will be perfected security interests and Liens to the extent perfection may be obtained by the filing of Uniform Commercial Code financing statements, superior to and prior to the Liens of all third persons other than Permitted Liens.

(d) The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance and delivery of the New 2L Convertible Notes will have been duly and validly authorized and, when issued and delivered to the Commitment Parties hereunder, will be duly and validly issued and delivered, and free and clear of all Liens (other than transfer restrictions imposed hereunder or pursuant to the Indenture or by applicable Law).

(e) As of the Plan Effective Date, the common stock of Wolfspeed will be registered pursuant to Section 12(b) of the Exchange Act and listed on a stock exchange as contemplated by the Restructuring Support Agreement, and Wolfspeed shall have filed an additional listing application with the applicable securities exchange with respect to the common stock issuable upon conversion of the New 2L Convertible Notes.

Section 2.6 Consents and Approvals; No Conflict.

(a) Assuming the accuracy of the Commitment Parties’ representations and warranties in Article III, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Company Parties or any of their respective properties is required for the execution and delivery by Wolfspeed and, to the extent applicable, each other Company Party, of this Agreement and the other Definitive Documents to which they are party, and consummation of the transactions contemplated hereby and thereby, including the distribution of the Subscription Rights and the issuance of New 2L Convertible Notes in connection with the Rights Offering, the Backstop Commitment, the Direct Investment Commitment and the Rights Offering Backstop Premium, except (i) for any applicable filings, notifications, authorizations, approvals, consents, clearances or termination or expiration under Antitrust Laws, the DPA, or the NISPOM Rule, as needed, in connection with the transactions contemplated by this Agreement, (ii) the entry of each of the Backstop Order, the Disclosure Statement Order and the Confirmation Order, (iii) filings and recordations to create or perfect the security interests contemplated by the Definitive Documents, (iv) such as have been made and are in full force and effect, or (v) where the failure to obtain such consents, approvals, notices, clearances, authorizations, registrations or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b) Assuming the consents described in Section 2.6(a) hereof have been obtained and all filings and notifications described in Section 2.6(a) hereof have been made and the requirements of any Antitrust Laws, the DPA and the NISPOM Rule, as needed, are complied with, the execution and delivery by Wolfspeed and, to the extent applicable, each other Company Party, of this Agreement and the other Definitive Documents to which they are a party, as applicable, and consummation of the transactions contemplated hereby and thereby, including the distribution of the Subscription Rights and the issuance of New 2L Convertible Notes pursuant to and in accordance with this Agreement and the Rights Offering Procedures, will not (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified or contemplated by the Restructuring Support Agreement, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any of the Company Parties will be bound as of the Plan Effective Date after giving effect to the Restructuring Transactions, (ii) result in any violation of the provisions of any of the Company Parties’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company Parties undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (iii) result in any violation of any Law or Order applicable to any of the Company Parties or any of their properties, except in each of the cases described in clauses (i) or (iii) for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of March 30, 2025 included in Wolfspeed’s financial statements included in Wolfspeed’s Exchange Act Documents, the Company Parties had not at such date, and have not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Wolfspeed and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) not in excess of $50,000,000 which were incurred in the ordinary course of business consistent with past practice, (ii) incurred in connection with the transactions contemplated by the Restructuring Transactions, or (iii) which have not been, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.8 Exchange Act Documents. The documents filed by Wolfspeed with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) since July 1, 2024 until the date hereof (the “Exchange Act Documents”), when they were filed with the SEC, after giving effect to any amendments or supplements thereto or any subsequently filed Exchange Act Documents, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.9 Conversion Securities. The shares of common stock of Wolfspeed issuable upon conversion of the New 2L Convertible Notes in accordance with the terms of the Restructuring Support Agreement have been or, not later than the Plan Effective Date, will be, duly authorized and reserved for issuance upon conversion of the New 2L Convertible Notes, and, when issued upon conversion of the New 2L Convertible Notes in accordance with the terms of the Indenture and the New 2L Convertible Notes, will be validly issued, fully paid and non-assessable, and the issuance of such conversion shares will not be subject to any preemptive or similar rights.

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Section 2.10 Investment Company Act. Neither Company Party is, and after giving effect to the Restructuring Transaction, neither Company Party will be, required to register as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.11 No Broker’s Fees. Other than as disclosed to all of the Commitment Parties prior to execution hereof, none of the Company Parties is a party to any Contract (other than this Agreement) that would give rise to a valid claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby or the other Restructuring Transactions for which the Commitment Parties would be liable.

Section 2.12 Absence of Certain Changes. Since July 1, 2024, except as disclosed in the Exchange Act Documents filed prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement or as otherwise disclosed to all of the Commitment Parties prior to execution hereof, no event, development, occurrence, circumstance, effect, condition, result, state of facts or change has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 2.13 No Violation; Compliance with Laws. None of the Company Parties is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect (other than, for the avoidance of doubt, a violation that would be triggered as a result of the Chapter 11 Cases or the Company Parties’ undertaking to implement the Restructuring Transactions through the Chapter 11 Cases). Except as a result of the Chapter 11 Cases, none of the Company Parties or their subsidiaries is or has been at any time since July 1, 2024 in violation of any Law or Order applicable to any of the Company Parties or their subsidiaries, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 Legal Proceedings. Except the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith or any matters referenced in any proof of claim filed therein, or except as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement or matters related to or substantially similar in scope to the matters described in such documents, there are no Legal Proceedings pending or, to the Knowledge of the Company Parties, threatened in writing, to which any member of the Company Parties is a party that, if determined adversely to the Company Parties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.15 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no labor disputes with employees of the Company Parties or their subsidiaries pending, or to the Knowledge of the Company Parties, threatened in writing against any of the Company Parties or their subsidiaries.

Section 2.16 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (i) each of the Company Parties owns or is licensed or otherwise possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and other intellectual property rights and any and all applications or registrations for any of the

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foregoing (collectively, “Intellectual Property Rights”) that it purports to own, license or otherwise possess the right to use and that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person (provided the foregoing is not a representation or warranty of non-infringement, which is covered by subsection (ii)); (ii) to the Knowledge of the Company Parties, none of the Company Parties nor any Intellectual Property Right, or product sold or offered by the Company Parties, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any third Person; and (iii) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company Parties, has been threatened in writing since July 1, 2024.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (i) the information technology assets used in the businesses of the Company Parties (the “Company IT Systems”) (A) are reasonably adequate and sufficient for the existing needs and operations of the Company Parties as currently conducted, and (B) have not malfunctioned or failed within the past two (2) years, and (ii) the Company Parties maintain and use commercially reasonable back-up, encryption, business continuity, security and disaster recovery technology and procedures consistent with applicable regulatory standards.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company Parties has collected, maintained, used, disclosed, transferred, protected, stored, deleted, and otherwise processed (collectively “Processed” or “Processing”) all Personal Data in compliance with applicable Data Laws, and has required via contract that all third Persons Processing Personal Data on behalf of the Company Parties to do the same. To the Knowledge of the Company Parties, none of the Company Parties is under investigation by any Governmental Entity for a violation of any Data Laws applicable to any of the Company Parties, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.17 Real Property.

(a) Each of the Company Parties has valid title in fee simple or a valid leasehold interest, as applicable, to its respective real property, in each case, free of all Liens except for Permitted Liens or except for defects or Liens that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their respective currently intended purposes, or except where the failure (or failures) to have such title or leasehold interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Company Parties is in compliance in all material respects with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases (collectively, the “Leases”), except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Company Parties has received written notice of any good faith claim asserting that any of such Leases are not in full force and effect, except Leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Parties enjoys peaceful and undisturbed possession in all material respects under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company Parties, no Company Party has received written notice that any condemnation proceeding is pending or threatened which would preclude or materially and adversely impair the use of any such leased real property by any of the Company Parties for the purposes for which it is currently used.

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Section 2.18 Licenses and Permits. Except as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (a) each applicable Company Party possesses all licenses, certificates, permits and other authorizations issued by the appropriate Governmental Entities that are necessary for the conduct of the respective business of the Company Parties as currently conducted, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company Parties (i) has received written notice of any revocation or modification of any such license, certificate, permit or authorization from the applicable Governmental Entity with authority with respect thereto, or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except in each case to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement:

(a) the Company Parties have been in compliance with all (i) applicable Environmental Laws, and (ii) material identification numbers and permits required under applicable Environmental Laws for the ownership or lease of their respective properties and the conduct of their respective businesses as currently operated (“Environmental Permits”);

(b) the Company Parties have obtained all such required Environmental Permits;

(c) none of the Company Parties has received written notice that any of the Company Parties, or any facility leased by any of the Company Parties, has any material Liability under any applicable Environmental Law or Environmental Permit;

(d) no Legal Proceeding arising under applicable Environmental Laws is pending or, to the Knowledge of the Company Parties, has been threatened in writing against any of the Company Parties; and

(e) to the Knowledge of the Company Parties, no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of by any of the Company Parties at or from any location, including any leased real property, in a manner that has (i) materially violated any applicable Environmental Law or Environmental Permit, or (ii) resulted or would reasonably be expected to result in any material investigation or remediation of Hazardous Substances, or other material Liability under any applicable Environmental Law or Environmental Permit.

Section 2.20 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Parties has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it, taking into account any filing extensions, on or before the time the extension is due, and (ii) each such Tax return is true and correct.

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(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company Parties has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 2.20(a) hereof and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except (i) Taxes or assessments that are being contested in good faith by appropriate Legal Proceedings and for which the applicable Company Party (as the case may be) has set aside on its books adequate reserves in accordance with GAAP, or (ii) to the extent the non-payment thereof is permitted or required by the Bankruptcy Code). To the Knowledge of the Company Parties, there is no proposed Tax assessment against any of the Company Parties that would, if made, reasonably be expected to result in a material Tax Liability.

(c) As of the date hereof, with respect to the Company Parties, other than Taxes or assessments that are being contested in good faith and for which the Company Parties maintain an adequate reserve in accordance with GAAP or are not expected to result in significant negative adjustments that would be material to the Company Parties, (i) no claims have been asserted in writing with respect to any Taxes, and (ii) no Tax returns are (to the Knowledge of the Company Parties) being examined by, and no written notification of intention to examine has been received from any Governmental Entity.

(d) No Company Party has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law (other than another Company Party or its Affiliates), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

Section 2.21 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan has been operated in accordance with the requirements of ERISA and the Code and other federal or state Law; (ii) none of the Company Parties has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any Company Plan that would subject any of the Company Parties to Tax or other Liability; and (iii) no Company Plan maintained or contributed to by any of the Company Parties provides welfare coverage or benefits to retired employees or independent contractors or other former employees or independent contractors (other than as required by Section 601 of ERISA or other Law). During the past six (6) years, none of the Company Parties or any ERISA Affiliate, sponsored, maintained, contributed to or had any obligation to sponsor, maintain or contribute to any Pension Plan or Multiemployer Plan.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as required by applicable Law, none of the Company Parties has established, sponsored or maintained, or has any Liability with respect to, any employee pension benefit plan or other employee compensation or benefit plan, program, policy, agreement or arrangement, in each case, governed by or subject to the Laws of a jurisdiction other than the United States of America.

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(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company Parties, threatened Legal Proceedings, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all compensation and benefit arrangements of the Company Parties comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and (ii) none of the Company Parties has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes, including any that may become payable under Sections 409A or 4999 of the Code.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Liabilities (including all employer contributions and payments required to have been made by any of the Company Parties) under or with respect to any compensation or benefit arrangement of any of the Company Parties have been properly accounted for in Wolfspeed’s financial statements in accordance with GAAP.

Section 2.22 Financial Statements. The audited consolidated balance sheets of Wolfspeed and its Subsidiaries as of June 30, 2024 and the immediately preceding fiscal year, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows of Wolfspeed and its consolidated Subsidiaries for the fiscal year ended June 30, 2024 and the immediately preceding fiscal year,

(a) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (b) present fairly in all material respects the financial position of Wolfspeed and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

Section 2.23 Material Contracts. Except as a result of a rejection motion filed by any member of the Company Parties in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the applicable Company Parties party thereto and, to the Knowledge of the Company Parties, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect or except as subject to the Enforceability Exceptions), and, as of the date hereof, no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Company Parties since July 1, 2024 (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases and the underlying facts and circumstances giving rise or contributing thereto, none of the Company Parties nor, to the Knowledge of the Company Parties, any other party to any Material Contract, is in material default or breach under the terms thereof (unless such default or breach has been waived or cured), in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.24 Compliance with Anti-Money Laundering Laws. The operations of the Company Parties are and, have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2011)) and the anti-money laundering statutes of any jurisdictions applicable to Wolfspeed or its Subsidiaries (and the rules and regulations promulgated thereunder) (collectively, the “Anti-Money Laundering Laws”), and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any member of the Company Parties with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company Parties, threatened in writing.

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Section 2.25 No Unlawful Payments; Sanctions Laws.

(a) None of the Company Parties nor, to the Knowledge of the Company Parties, any of their respective directors, officers, employees or agents, has in any material respect: (i) used funds of any of the Company Parties for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity or for the purpose of corruptly influencing any foreign governmental official, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other Anticorruption Law, or (iv) made any foreign bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(b) None of the Company Parties nor, to the Knowledge of the Company Parties, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any Sanctions administered by OFAC (a “Sanctioned Person”). Each of the Company Parties and, to the Knowledge of the Company Parties, their respective directors, officers, employees and agents, are in compliance with Anticorruption Laws and applicable Sanctions, in all material respects.

Section 2.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of the Company Parties has insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses; and (b) as of the date hereof, none of the Company Parties has received written notice from any insurer or agent of such insurer with respect to any insurance policies of the Company Parties of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 2.27 No General Solicitation.

(a) None of the Company Parties, any Person acting on any of their behalf or, to the Knowledge of the Company Parties, any Affiliate of the Company Parties, has engaged, or intends to engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering and the sale of the Direct Investment Notes and the Unsubscribed Notes.

(b) Other than this Agreement, the Restructuring Support Agreement and other Definitive Documents to which they are party, none of the Company Parties or any Affiliate thereof has entered into any agreement or arrangement with any Person in relation to the sale of the Direct Investment Shares and the Unsubscribed Notes, except, to the extent applicable, pursuant to Section 1.5(a)(ii) hereof.

(c) No member of the Company Parties, any Person acting on its or their behalf or, to the Knowledge of the Company Parties, any Affiliate of the Company Parties, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of any of the securities offered or sold in connection with the Direct Investment Raise or the Unsubscribed Notes under the Securities Act.

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Section 2.28 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the Parties, and the Parties hereby agree, that the representations and warranties made by the Company Parties in this Article II and in any certificate delivered at the Plan Effective Date pursuant to this Agreement are the exclusive representations and warranties made by the Company Parties or any other Person (other than the representations and warranties of the Commitment Parties in accordance with Article III) with respect to the Company Parties, including the businesses and assets of each of them, or the subject matter of this Agreement. Each of the Company Parties hereby disclaims any other express or implied representations or warranties made by any Person with respect to itself or any other Company Party, the businesses and assets of the Company Parties, the New 2L Convertible Notes and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein or in any certificate delivered at the Plan Effective Date pursuant to this Agreement, the condition of the assets of the Company Parties shall be “as is,” “where is” and “with all faults” and none of the Company Parties makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses or any of the assets of the Company Parties or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties contained in this Article II or in any certificate delivered at the Plan Effective Date pursuant to this Agreement, none of the Company Parties is, directly or indirectly, and no other Person on behalf of the Company Parties is, making any representations or warranties, including, regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company Parties made, communicated or furnished (orally or in writing) to any of the Commitment Parties or any of their respective Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to any Commitment Party and any of its Affiliates and their respective Representatives), and each of the Company Parties hereby disclaims all Liability and responsibility for any such information and statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each of the Commitment Parties, severally and not jointly, represents and warrants to the Company Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Plan Effective Date.

Section 3.1 Formation. Such Commitment Party is a legal entity duly incorporated, organized or formed, as applicable, and is validly existing as a corporation or other entity under the applicable Laws of its jurisdiction of organization or formation.

Section 3.2 Power and Authority. Such Commitment Party has the requisite power and authority to enter into, execute and deliver this Agreement, and any other Definitive Document to which it is a party, and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 3.3 Execution and Delivery. This Agreement has been, and each other Definitive Document to which such Commitment Party is party has been or will be, duly and validly executed and delivered by such Commitment Party and, subject to entry of the Backstop Order, and assuming due and valid execution hereof by the Company Parties, and of each other Definitive Document by the Company Parties and any other Person party thereto, each constitutes its valid and binding obligation, enforceable against such Commitment Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

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Section 3.4 Governmental Filings; No Violations; Etc.

(a) No filings, reports, notices, consents, registrations, approvals, permits or authorizations are required to be made by such Commitment Party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Commitment Party from, any Governmental Entity or other third party in connection with the execution, delivery and performance of this Agreement or the other Definitive Documents by such Commitment Party and the consummation by such Commitment Party of the transactions contemplated hereby except, to the extent required, as will have been obtained by the Plan Effective Date.

(b) The execution, delivery and performance of this Agreement and the other applicable Definitive Documents by such Commitment Party does not, and the consummation by such Commitment Party of the transactions contemplated hereunder will not, constitute or result in

(i) a breach, modification, termination or violation of, or a default under, the organizational documents of such Commitment Party, (ii) a breach or violation of any applicable laws, rules and regulations to which such Commitment Party is subject, or (iii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which such Commitment Party is a party to, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement or its ability to consummate the transactions contemplated hereby.

Section 3.5 Purchase Intent. Such applicable Commitment Party is acquiring the New 2L Convertible Notes (including those related to the Backstop Commitment and the Direct Investment Raise, as applicable), for its own account or for the accounts for which it is acting as investment advisor or manager, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” Laws, and such Commitment Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” Laws.

Section 3.6 Sophistication. Such Commitment Party (i) is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New 2L Convertible Notes being acquired hereunder, and (iii) understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its New 2L Convertible Notes issued hereunder for an indefinite period of time).

Section 3.7 Access to Information. Such Commitment Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company Parties and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Such Commitment Party has independently evaluated the merits and risks of its decision (including consulting its own legal, tax, economic and other advisors) to enter into this Agreement.

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Section 3.8 Reliance on Registration Exemptions. Such Commitment Party understands that (a) the New 2L Convertible Notes issuable on account of its Backstop Commitment and Direct Investment Commitment are being offered and sold to such Commitment Party hereunder in reliance upon specific exemptions from the registration requirements of United States federal securities Laws, will not be registered under the Securities Act, and that the Company Parties are relying upon the accuracy of the Commitment Party’s representations and warranties hereunder in determining the availability of such exemptions and (b) the foregoing securities may not be resold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 3.9 No Broker’s Fees. Such Commitment Party is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 3.10 Sufficient Funds. Such Commitment Party has or will have, not later than the Backstop Funding Date sufficient assets and the financial capability to perform all of its obligations under this Agreement, including the ability to fully fund its obligations under its RO Notes, Direct Investment Commitment and Backstop Commitment, respectively. Such Commitment Party acknowledges that its obligations under this Agreement and the other Definitive Documents are not conditioned in any manner upon its obtaining financing.

Section 3.11 Legend. Such Commitment Party understands that the Unsubscribed Notes and the Direct Investment Notes acquired by it under this Agreement shall bear a customary Securities Act legend.

Section 3.12 Legal Proceedings. Other than as may exist or arise in the Chapter 11 Cases, there are no Legal Proceedings pending or, to the Knowledge of such Commitment Party, threatened in writing, to which such Commitment Party or any of its Subsidiaries is a party or to which any property of such Commitment Party or any of its Subsidiaries is the subject, in each case that will (or would be reasonably likely to) prohibit, delay, or adversely impact such Commitment Party’s performance of its obligations under this Agreement or the other agreements contemplated hereunder.

Section 3.13 Restructuring Party Status. Such Commitment Party is a party to the Restructuring Support Agreement or, contemporaneously with the entry into this Agreement, is entering into the Restructuring Support Agreement.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of any Party in this Agreement, during the period commencing on the date of this Agreement and ending on the earlier of the Plan Effective Date and the date on which this Agreement is validly terminated in accordance with its terms, each Party shall use (and Wolfspeed shall cause each of its direct and indirect subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Restructuring Transactions, including using commercially reasonable efforts in:

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(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) cooperating with the defense of any Legal Proceedings in any way challenging (A) this Agreement, the Restructuring Support Agreement and the Restructuring Transactions, the Plan, or any other document expressly contemplated hereby and thereby, (B) the Backstop Order, (C) the Confirmation Order, or (D) the consummation of the transactions contemplated hereby and thereby, including, seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; provided that nothing in this Section 4.1(a)(ii) shall limit the obligations of any of the parties to the Restructuring Support Agreement; and

(iii) working together in good faith to finalize the Definitive Documents and any other documents or agreements in connection with the Rights Offering and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court in accordance with the Restructuring Support Agreement.

(b) Subject to applicable Laws and/or confidentiality restrictions relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Parties shall have the right to review in advance, and consult with the other on all of the information relating to the Commitment Parties, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights and obligations, the Parties shall act reasonably and as promptly as practicable.

Section 4.2 RSA Covenants.

(a) Each of the covenants and agreements (inclusive of any limitations or qualifications thereto) of the Company Parties set forth in the Restructuring Support Agreement (as in effect on the execution date thereof) (collectively, the “Company RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Company RSA Covenants shall be made so that the Company RSA Covenants can be applied in a logical manner in this Agreement), and the Company Parties shall, and Wolfspeed shall cause each of its direct and indirect subsidiaries to, perform, abide by and observe, for the benefit of the Commitment Parties, all of the Company RSA Covenants as incorporated herein and modified hereby. The Company Parties shall not assert, or support any assertion by any third party, that the Company RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Commitment Parties by reason of the fact that the Company RSA Covenants are included in a Contract that was entered into by the Company Parties prior to the Petition Date or otherwise, or that the Requisite Commitment Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Requisite Commitment Parties to terminate this Agreement on account of a breach or violation of any of the Company RSA Covenants that has not been otherwise cured or waived in accordance with the RSA.

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(b) Each of the covenants and agreements (inclusive of any limitations or qualifications thereto) of the Consenting Noteholders set forth in the Restructuring Support Agreement (as in effect on the execution date thereof) (collectively, the “Commitment Party RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Commitment Party RSA Covenants shall be made so that the Commitment Party RSA Covenants can be applied in a logical manner in this Agreement), and the Commitment Parties shall perform, abide by and observe, for the benefit of the Company Parties, all of the Commitment Party RSA Covenants as incorporated herein and modified hereby.

Section 4.3 Access to Information, Books and Records.

(a) Subject to applicable Law, upon reasonable notice during the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Plan Effective Date, Wolfspeed shall, and shall cause the other Company Parties to, afford the Commitment Parties and their respective Representatives, upon their reasonable request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company Parties’s conduct of business, to the Company Parties’s employees, advisors and representatives, properties, books, Contracts and records and, during the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Plan Effective Date, Wolfspeed shall (and shall cause the other Company Parties to) furnish as promptly as reasonably practicable to such Commitment Parties all reasonable information concerning the Company Parties’ business, properties and personnel as may reasonably be requested by any such Commitment Party; provided that the foregoing shall not require Wolfspeed or any other Company Party to permit any inspection, or to disclose any information, that in the reasonable judgment of Wolfspeed would reasonably be expected to cause any of the Company Parties to (i) violate the terms of any applicable Contracts (including any of their respective obligations with respect to confidentiality to a third party if Wolfspeed shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure), (ii) jeopardize any attorney-client privilege or other similar privilege of any member of the Company Parties, or (iii) violate any applicable Laws or Orders.

(b) The Commitment Parties shall utilize commercially reasonable security measures in collecting, using and storing the Company Parties’ information and accessing the Company Parties’ systems.

(c) All requests for information and access made in accordance with this Section 4.3 shall be directed to an executive officer of Wolfspeed or such Person as may be designated by Wolfspeed’s executive officers.

(d) (i) Each Commitment Party hereby agrees that any information acquired by such Commitment Party or its respective Representatives pursuant to a request made under this Section 4.3 are strictly confidential, and that from and after the date hereof until the date that is one (1) year after the later of the termination of this Agreement or the Plan Effective Date, each Commitment Party shall, and shall cause its Representatives to, (A) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to this Agreement, or in connection with a requests made under this Section 4.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Definitive Documents and who agrees to observe the terms of this Section 4.3(d) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (B) not use such documents or information for any purpose other than in connection with this Agreement or the other Definitive Documents or the transactions contemplated hereby and thereby.

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(ii) Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 4.3(d), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Company Parties or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided that such Commitment Party or such Representative shall, to the extent permitted by applicable Law and except pursuant to routine regulatory audits or investigations not specific to the Restructuring Transactions, provide Wolfspeed with prompt written notice of such legal compulsion and cooperate with Wolfspeed to obtain a protective order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at Wolfspeed’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at Wolfspeed’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or requests.

(iii) Notwithstanding anything to the contrary herein, the Company Parties expressly acknowledge and agree that certain of the Commitment Parties, their investment advisers and their respective Affiliates may be investment advisers that advise funds and accounts with respect to investments in entities that may be engaged in businesses similar to or otherwise directly or indirectly related to those conducted by Wolfspeed or in entities in other businesses or industries, and accordingly, any investment by the Commitment Parties or their Affiliated Funds in any such entity shall not, standing alone, be cause for the institution of legal action by the Company Parties that a Commitment Party has failed to observe the obligations of non-use and/or non-disclosure set forth herein.

(e) No Company Party makes any representations or warranties with respect to any of the information provided or made available pursuant to this Section 4.3.

Section 4.4 Blue Sky. Subject to the accuracy of Section 3.6 hereof, (a) Wolfspeed shall, on or before the Plan Effective Date, take such action as Wolfspeed and the Requisite Commitment Parties shall reasonably determine is necessary in order to qualify, or to obtain an exemption from such qualification, for any securities issued pursuant to this Agreement and the Plan for sale to the Commitment Parties at the Plan Effective Date under applicable securities and “blue sky” Laws of the states of the United States, and shall provide reasonable evidence of any such action so taken to the Commitment Parties; (b) Wolfspeed shall timely make all filings and reports relating to the offer and sale of the securities issued pursuant to this Agreement and the Plan required under applicable securities and “blue sky” Laws of the states of the United States; and (c) the Company Parties shall pay all filing fees and expenses with respect to the filings to be made pursuant to this Section 4.4.

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Section 4.5 No Integration; No General Solicitation.

(a) Neither Wolfspeed nor any of its Affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of any of the New 2L Convertible Notes to be issued under this Agreement in connection with the Backstop Commitment or the Direct Investment Commitment in a manner that would require registration of such securities under the Securities Act.

(b) None of Wolfspeed or any of its Affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any New 2L Convertible Notes to be issued under this Agreement in connection with the Backstop Commitment or the Direct Investment Commitment by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 4.6 Use of Proceeds. Wolfspeed will apply the proceeds from the Rights Offering for the purposes identified in the Restructuring Support Agreement.

Section 4.7 New 2L Convertible Notes. Upon issuance and delivery of the New 2L Convertible Notes in accordance with this Agreement, the Company agrees that it will cause the Indenture and the Intercreditor and Collateral Documents to have terms and provisions reasonably acceptable to the Requisite Commitment Parties and consistent with the terms thereof described in the Restructuring Term Sheet.

Section 4.8 DTC Eligibility.

(a) Wolfspeed shall engage a trustee reasonably acceptable to the Requisite Commitment Parties to facilitate transfers of the New 2L Convertible Notes.

(b) Wolfspeed shall use commercially reasonable efforts to cause the New 2L Convertible Notes and the new common equity of Wolfspeed to be approved for clearance through the facilities of The Depository Trust Company.

(c) Wolfspeed shall file any necessary listing or additional listing applications with the stock exchange on which the common stock of Wolfspeed is listed or, pursuant to the Restructuring Support Agreement, is contemplated to be listed, such that such common stock, including any common stock issuable upon conversion of the New 2L Convertible Notes, shall be approved for listing not later than the Plan Effective Date.

Section 4.9 [Reserved].

Section 4.10 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Wolfspeed and the Commitment Parties hereby covenants and agrees to cooperate with one another in good faith with respect to the pursuit, approval, implementation and consummation of the transactions contemplated in this Agreement and the Plan, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Restructuring Support Agreement or as may otherwise be reasonably necessary or as Wolfspeed or the Commitment Parties may reasonably request to facilitate the transactions contemplated in this Agreement in accordance with this Agreement or the Restructuring Support Agreement.

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(b) Furthermore, subject to the terms and conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purpose and intent of this Agreement and the Restructuring Support Agreement.

Section 4.11 Bankruptcy Court Matters.

(a) The Company Parties shall use their commercially reasonable efforts to (i) obtain the entry of (A) the Backstop Order, the Disclosure Statement Order, and the Confirmation Order in accordance with the Milestones described in the Restructuring Support Agreement, and (ii) cause the Backstop Order, the Disclosure Statement Order, and the Confirmation Order to become Final Orders; provided that the failure of any of this Section 4.11(a) to occur on or within the timeframes contemplated therein may be cured by the Company Parties at any time prior to delivery of a notice purporting to terminate this Agreement on account thereof.

(b) The Company Parties shall provide to each of the Commitment Parties and their counsel a reasonable opportunity to review and comment on the Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and such documents must be in form and substance reasonably acceptable to the Requisite Commitment Parties and Wolfspeed; provided, however, any obligations of the Company and consent rights generally set forth in this Section 4.11(b) shall be limited to those agreed upon in the Restructuring Support Agreement deemed incorporated herein mutatis mutandis.

Section 4.12 Tax Matters. For U.S. federal and applicable state and local income tax purposes, the Parties agree (i) to treat (A) the Rights Offering Backstop Premium as “put premium” paid to the Commitment Parties, (B) the discount implied by the Purchase Price as original issue discount, (C) the parties’ entering into this Agreement to create the obligation to purchase the New 2L Convertible Notes in respect of the Backstop Commitment as a sale of put options (in consideration for the put premium described in clause (A)) by the Rights Offering Backstop Parties, (D) solely in the event that a substantial amount of New 2L Convertible Notes is issued for cash, the issue price for all New 2L Convertible Notes as determined by reference to the Purchase Price paid in cash and (E) all New 2L Convertible Notes as part of the same issue and fungible with each other; and, with respect to each of the foregoing, no amount shall be treated as having been received in respect of services in connection with this Agreement or the transactions contemplated thereby, including the right and obligation of the Rights Offering Holdback Parties or Rights Offering Backstop Parties, as applicable, to purchase New 2L Convertible Notes in respect of the Direct Investment Commitment or Backstop Commitment, respectively; and (ii) the Parties shall prepare and file all Tax returns consistent with that Tax treatment except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

Section 4.13 Antitrust Approvals.

(a) Except as set forth in this Agreement or with the prior written consent of the Company Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Commitment Parties shall use commercially reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company Parties as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity under any Antitrust Laws, that are necessary to consummate and make effective the transactions contemplated by this Agreement.

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(b) Without limiting the foregoing, the Commitment Parties will reasonably cooperate with the Company Parties in preparing and filing all necessary documentation and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity.

(c) The Commitment Parties shall reasonably promptly notify the Company Parties of any communications from Governmental Entities related to the Restructuring Transactions provided they are permitted to do so pursuant to any applicable law, regulation or instruction from the applicable Government Entity.

(d) The Commitment Parties shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

Section 4.14 Transaction Expenses. The Company Parties shall pay or reimburse the Commitment Parties for all reasonable and documented fees and expenses of their advisors (including attorneys’ fees of no more than a single counsel, which shall be Ropes), including, for the avoidance of doubt, all Restructuring Expenses, in accordance with the terms set forth in this Agreement, the Restructuring Support Agreement, and the applicable engagement letters or fee arrangements. The terms set forth in this Section 4.14 shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated, provided that no fees or expenses shall accrue after the termination of this Agreement. The Company Parties hereby acknowledge and agree that the Commitment Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the transactions contemplated hereby, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties and to effectuate the Restructuring Transaction, and that the Commitment Parties have made a substantial contribution to the Company Parties. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company shall reimburse or pay (as the case may be) all such fees and expenses pursuant to Section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that such fees and expenses accrued after the Petition Date are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such fees and expenses as, administrative expense claims pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, the amounts payable under this Section 4.14 shall be determined without duplication of recovery under the Restructuring Support Agreement and the applicable engagement letters or fee arrangements.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 5.1 Conditions to the Obligations of the Commitment Parties.

(a) The obligations of each Commitment Party to purchase Unsubscribed Notes pursuant to its respective Backstop Commitments, in the case of Rights Offering Backstop Parties, or the Direct Investment Notes pursuant to its Direct Investment Commitments, in the case of Rights Offering Holdback Parties, on the Plan Effective Date are subject to the satisfaction of the following conditions (unless, to the extent permitted by applicable Law, waived by the Requisite Commitment Parties) prior to or at the Plan Effective Date:

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(i) Representations and Warranties. The representations and warranties of the Company Parties (A) contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6(b)(ii), 2.9, 2.11 and 2.12 shall be true and correct in all respects as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as a specified date, which shall be true and correct as of such specified date) (other than de minimis inaccuracies in the case of Section 2.4), and (B) otherwise contained in Article II shall be true and correct (disregarding all materiality, Material Adverse Effect or similar qualifiers) as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(ii) Covenants. Each of the Company Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Plan Effective Date.

(iii) Rights Offering Backstop Premium. Wolfspeed will have delivered the Rights Offering Backstop Premium to the Commitment Parties on the Plan Effective Date, subject to Section 1.5 hereof.

(iv) Rights Offering Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered an Order approving this Agreement (the “Backstop Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order.

(v) Restructuring Support Agreement. (x) The Restructuring Support Agreement shall not have been terminated with respect to the Company Parties and shall be in full force and effect in accordance with its terms, and (y) no notice of termination shall have been validly given, and not rescinded, pursuant to Section 5.01 of the Restructuring Support Agreement.

(vi) Disclosure Statement Order. The Bankruptcy Court shall have entered an Order approving the Disclosure Statement (the “Disclosure Statement Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order.

(vii) Confirmation Order. The Bankruptcy Court shall have entered an Order confirming the Plan (the “Confirmation Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) each of the issuances of the RO Notes and the Premium Notes are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code, except that any such New 2L Convertible Notes issued to an entity that is an “underwriter” with respect to such securities as that term is defined in Section 1145(b) of the Bankruptcy Code shall be issued in reliance upon Section 4(a)(2) of the Securities Act; (B) each of the issuances of the Direct Investment Notes and the Unsubscribed Notes are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act; (C) the

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solicitation of acceptance or rejection of the Plan by the Commitment Parties and/or any of their respective Affiliates and Representatives (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Affiliates and Representatives are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code; and (D) the participation by the Commitment Parties and/or any of their respective Affiliates and Representatives in the offer, issuance, sale, or purchase of any security offered, issued, sold, or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Affiliates and Representatives are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code.

(viii) Approved Plan. The conditions to the occurrence of the Plan Effective Date (other than any conditions relating to occurrence of the closing of the transactions contemplated by this Agreement and conditions the satisfaction of which requires the taking of action by the Commitment Parties) set forth in the Plan shall have been satisfied or waived (other than such conditions that, by their terms, are to be satisfied as of the occurrence of the Plan Effective Date) in accordance with the terms thereof.

(ix) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the consummation of the transactions contemplated hereby, in accordance with the terms and conditions in the Restructuring Support Agreement, the Plan and the Confirmation Order.

(x) Regulatory Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan shall have terminated or expired and all applicable authorizations, approvals, consents or clearances under any Antitrust Laws in connection with the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan shall have been obtained, except, in each case, as contemplated by or permitted by the Plan or the Restructuring Support Agreement.

(xi) No Legal Impediment. Except as contemplated by the Plan, no Law or Order enacted, adopted or issued by any Governmental Entity with competent jurisdiction that prohibits the implementation and consummation of the Plan, the Rights Offering, including the Direct Investment Raise, or the transactions contemplated by this Agreement shall be in effect.

(xii) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing as of the Plan Effective Date.

(xiii) Officer’s Certificate. The Commitment Parties shall have received a certificate from an authorized signatory of Wolfspeed confirming that the conditions set forth in Sections 5.1(a)(i) and 5.1(a)(ii) hereof have been satisfied.

(xiv) Definitive Documents. To the extent set forth in the Restructuring Support Agreement, each Commitment Party shall have received duly executed counterparts of each of the Definitive Documents to be entered into at the Plan Effective Date by any of the Company Parties or their Subsidiaries, and such Definitive Documents shall be consistent with the Restructuring Support Agreement.

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(b) All or any of the conditions set forth in this Section 5.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument delivered by the Requisite Commitment Parties and if so waived, the Commitment Parties shall be bound by such waiver.

Section 5.2 Conditions to the Obligations of Wolfspeed.

(a) The obligations of the Company Parties to consummate the transactions contemplated by this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by Wolfspeed) prior to or at the Plan Effective Date:

(i) Representations and Warranties. The representations and warranties of the Commitment Parties set forth in this Agreement shall be true and correct in all material respects (or if already qualified by “materiality,” “material adverse effect” or similar, shall be true in all respects) on and as of the date hereof and as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects (or if already qualified by “materiality,” “material adverse effect” or similar, shall be true in all respects) as of such specified date).

(ii) Covenants. The Commitment Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Commitment Parties on or prior to the Plan Effective Date.

(iii) Rights Offering Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered the Backstop Order, such Backstop Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(iv) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(v) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(vi) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the consummation of the transactions contemplated hereby, in accordance with the terms and conditions in the Restructuring Support Agreement, the Plan and the Confirmation Order.

(vii) [Reserved.]

(viii) No Legal Impediment. Except as contemplated by the Plan, no Law or Order enacted, adopted or issued by any Governmental Entity with competent jurisdiction that prohibits the implementation of the Plan, the Rights Offering or the transactions contemplated by this Agreement shall be in effect.

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(ix) Approved Plan. The conditions to the occurrence of the Plan Effective Date (other than any conditions relating to occurrence of the closing of the transactions contemplated by this Agreement and conditions the satisfaction of which requires the taking of action by the Company Parties) set forth in the Plan shall have been satisfied or waived (other than such conditions that, by their terms, are to be satisfied as of the occurrence of the Plan Effective Date) in accordance with the terms thereof.

(x) Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated with respect to the Commitment Parties and remains in full force and effect in accordance with its terms.

(xi) Definitive Documents. On or before the Plan Effective Date, the Company Parties shall have received duly executed counterparts of each of the Definitive Documents to be entered into at the Plan Effective Date by the Commitment Parties or any of their Affiliates, and such Definitive Documents shall be consistent with the Restructuring Support Agreement.

(b) All or any of the conditions set forth in this Section 5.2 may only be waived in whole or in part with respect to the Company Parties by a written instrument delivered by Wolfspeed and if so waived, the Company Parties shall be bound by such waiver.

ARTICLE VI

TERMINATION

Section 6.1 Termination by the Requisite Commitment Parties. The Requisite Commitment Parties may terminate this Agreement as to all Parties by the delivery of a written notice in accordance with Section 8.2 hereof to all of the Parties, at any time upon the occurrence of any the following events (each, a “Commitment Party Termination Event”):

(a) a breach in any material respect by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement, the Restructuring Support Agreement, or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach; provided, that nothing in this Section 6.1(a) shall impair the Commitment Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.1;

(b) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 6.1(b) shall impair the Commitment Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.1; provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(c) a breach in any material respect by the Consenting Senior Secured Noteholders of any of the representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions, which breach has not been cured (if

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curable) within five (5) Business Days after the receipt by the Consenting Senior Secured Noteholders of written notice of such breach; provided, that the Requisite Commitment Parties shall not be entitled to terminate this Agreement with respect to any such breach by any Consenting Senior Secured Noteholders, if the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2/3) percent of the sum of all outstanding Senior Secured Notes as of such date;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the transactions contemplated hereby or the other Restructuring Transactions, including enjoining, preventing, or prohibiting a material portion of the transactions contemplated hereby or the other Restructuring Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the transactions contemplated hereby, the other Restructuring Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a Commitment Party Termination Event unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms hereof;

(e) except as otherwise expressly set forth in the Restructuring Support Agreement, failure of any Company Party to use commercially reasonable efforts to (i) conduct its businesses and operations in the ordinary course in a manner that is consistent with past practices and in material compliance with applicable law, (ii) maintain its books and records in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law, (iii) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in a manner consistent with past practices, and in compliance with applicable law, and (iv) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) and employees in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law;

(f) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with the Restructuring Support Agreement, and solely to the extent such failure is not the result of a breach by the terminating Commitment Parties;

(g) the failure to achieve the Plan Effective Date before the Outside Date, solely to the extent such failure is not the result of a breach by the terminating Commitment Parties; provided, that, notwithstanding anything herein to the contrary, this Commitment Party Termination Event in this Section 6.1(g) cannot be waived without the consent of each Commitment Party and each Company Party and may be asserted immediately by any Commitment Party to terminate this Agreement as to itself;

(h) the material failure of any Company Party or Renesas to comply with the covenants set forth in herein or in the Restructuring Support Agreement, as applicable (provided that, with respect to the covenants set forth in Article 4 of the Restructuring Support Agreement, solely to the extent such Person’s compliance is reasonably necessary to obtain Regulatory Approvals);

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(i) any Company Party (A)(I) states in writing or publicly announces its intention to pursue, (II) consummates, or (III) enters into a binding agreement to consummate, in each case, an Alternative Transaction, (B) states in writing or publicly announces its intention to not pursue the transactions contemplated hereby or the other Restructuring Transactions, or (C) informs the Commitment Parties of a Fiduciary Out Determination; provided, that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or refrain from taking any action with respect to the transactions contemplated hereby or the other Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement; provided, further, that such action or inaction shall not affect any rights of the Commitment Parties set forth in Section 6.1 hereof;

(j) the commencement, support, or joinder with any litigation or adversary proceeding by any Party hereto against any Commitment Party by any Company Party;

(k) any Company Party seeks or obtains an order of the Bankruptcy Court authorizing the rejection of this Agreement or the Restructuring Support Agreement;

(l) (A) the Company gives notice of termination of this Agreement or the Restructuring Support Agreement in accordance with its terms or (B) Renesas gives notice of termination of the Restructuring Support Agreement in accordance with its terms;

(m) any Company Party revokes the Restructuring Transactions, including the withdrawal of the Plan, as applicable, or its support therefor;

(n) (A) any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement or the Restructuring Support Agreement, or (B) a motion for reconsideration, re-argument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(o) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement or the Restructuring Support Agreement to be unenforceable;

(p) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee for the Chapter 11 Cases (other than a fee examiner and only to the extent such trustee or examiner is granted powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code), which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with the Restructuring Support Agreement;

(q) failure of the Debtors to timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (i) directing the appointment of a trustee or examiner, (ii) converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, and/or (iii) dismissing the Chapter 11 Cases;

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(r) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right, or any Company Party otherwise loses the exclusive right, to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to Section 1121 of the Bankruptcy Code;

(s) the Bankruptcy Court enters an order denying confirmation of the Plan and, if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within ten (10) days of entry;

(t) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry thereof;

(u) (A) the Cash Collateral Order is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with the Restructuring Support Agreement or (B) a motion for reconsideration, re-argument, or rehearing with respect to such order has been filed and the Company Parties have failed to timely object to such motion;

(v) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, or recharacterizing, as applicable, any of the Commitment Parties’ Existing Debt or Claims arising from Existing Documents, and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry thereof;

(w) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(x) any Company Party or other Commitment Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Restructuring Support Agreement (including the consent rights of such terminating Commitment Party, as set forth herein) and such motion has not been withdrawn or amended on or before the date which is the earlier of (A) three (3) Business Days of receipt by the filing Company Party or Commitment Party, as applicable, of written notice from the terminating Commitment Parties that such motion or pleading is inconsistent with this Agreement or the Restructuring Support Agreement and (B) the date on which such motion or pleading is scheduled to be heard by the Bankruptcy Court;

(y) any Company Party files any pleading or motion with the Bankruptcy Court objecting to, challenging, or seeking to invalidate, disallow, subordinate, recharacterize, or limit the Existing Debt;

(z) the Company Parties, except in accordance with the Restructuring Transactions, incur any indebtedness or guarantee any indebtedness of another entity other than (A) in the ordinary course of business in an aggregate principal amount up to $5,000,000 or (B) as set forth in the Budget;

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(aa) any Company Party settles, without the consent of the Requisite Commitment Parties, (A) material claims or causes of action brought against any Company Party (or any Affiliate) (including, without limitation, any claims asserted by a governmental entity) other than in the ordinary course of business and consistent with past practice or (B) claims or causes of action brought against any Company Party (or any Affiliate) or involving any Company Party (or any Affiliate) requiring, in the aggregate, payment of more than $10,000,000 by any Company Party, including, without limitation, any Non-Debtor Professional Claim; provided, that the Company Parties shall be permitted to settle any claims or causes of actions for which (X) the settlement proceeds are solely covered by third parties, including insurance providers, and (Y) such settlement proceeds are not, in any way, derived from the Company Parties nor are the Company Parties required to, in any way, indemnify or reimburse such third parties, including insurance providers, in any amount;

(bb) other than as contemplated pursuant to the Restructuring Transactions, any Company Party files any pleading seeking authority to sell, or sells, any material assets (including, without limitation, any intellectual property material to the business of the Company Parties) without the consent of the Requisite Commitment Parties other than (A) asset sales in the ordinary course of business or (B) as set forth on Schedule 1 to the Restructuring Support Agreement;

(cc) failure of any Company Party to maintain its good standing under the laws of the state or other jurisdiction in which it is incorporated or organized, except to the extent that any failure to maintain such Company Party’s good standing arises (A) solely from the filing of the Chapter 11 Cases or (B) pursuant to the Plan;

(dd) failure of the Company Parties to pay any and all Restructuring Expenses as and when required under the Restructuring Support Agreement and this Agreement, if such failure is not cured within five (5) Business Days of notice by the terminating Commitment Parties;

(ee) the breach in any material respect by the Consenting Senior Secured Noteholders of any of the representations, warranties, covenants, or other obligations thereof set forth in the Restructuring Support Agreement, which breach has not been cured (if curable) within five (5) Business Days of written notice from the terminating Commitment Parties; provided, that the Commitment Parties shall not have the right to terminate this Agreement with respect to such breach if the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date;

(ff) (A) any Definitive Document executed or filed by the Company Parties or the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, or is otherwise not in accordance with this Agreement, the Restructuring Support Agreement, or any of the terms or conditions hereof or thereof, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, without the prior written consent of the Requisite Commitment Parties (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), which has not been cured (if curable) within five (5) Business Days of written notice from the Requisite Commitment Parties;

(gg) the Required Consenting Senior Secured Noteholders or the Required Consenting Convertible Noteholders give notice of termination of the Restructuring Support Agreement in accordance with its terms; and

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(hh) the termination of the Restructuring Support Agreement other than in accordance with its terms in connection with the occurrence of the Plan Effective Date.

Section 6.2 Termination by Wolfspeed. Upon written notice from Wolfspeed delivered in accordance with Section 8.2 hereof to the Commitment Parties, at any time upon the occurrence of any the following events (each, a “Company Termination Event”), Wolfspeed may terminate this Agreement:

(a) with respect to the applicable Commitment Party only, a breach in any material respect by such Commitment Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Commitment Party of written notice of such breach from Wolfspeed; provided, that (i) Wolfspeed shall not have the right to terminate this Agreement as against such Commitment Party pursuant to this Section 6.2(a) if any of the Company Parties is then in willful or intentional breach of this Agreement, and (ii) this Agreement shall continue in full force and effect with respect to the Company Parties and the non-breaching Commitment Parties so long as, pursuant to Section 1.5 hereof, all Backstop Commitments and/or Direct Investment Commitments of such breaching Commitment Party have been committed to by the non-breaching Commitment Parties within the time period specified therein;

(b) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 6.2(b) shall impair the Company Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.2; provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the transactions contemplated hereby or the other Restructuring Transactions, including enjoining, preventing, or prohibiting a material portion of the transactions contemplated hereby or the other Restructuring Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the transactions contemplated hereby or the other Restructuring Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a termination event hereunder unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms of the Restructuring Support Agreement;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order making illegal or otherwise enjoining, preventing, or prohibiting a Company Party or any affiliate of a Company Party from making any transfer or distribution, which legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance thereof;

(e) [Reserved];

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(f) (A) any document filed by the Commitment Parties, if any, in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, or is otherwise not in accordance with this Agreement or the Restructuring Support Agreement or any of the terms or conditions of this Agreement or the Restructuring Support Agreement, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, without the prior written consent of the Company Parties, which has not been cured (if curable) within five (5) Business Days of written notice from the Company Parties;

(g) if (A) the Required Consenting Senior Secured Noteholders, Required Consenting Convertible Noteholders, or Renesas give notice of termination of the Restructuring Support Agreement in accordance with its terms or (B) the Requisite Commitment Parties give notice of termination of this Agreement in accordance with its terms;

(h) if the Commitment Parties default in any material respect with respect to their obligations hereunder to fully fund the Backstop Commitment and the Direct Investment Commitment when required on the Plan Effective Date, and such default is not cured within six (6) Business Days;

(i) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect, and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(j) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with the Restructuring Support Agreement;

(k) the Bankruptcy Court enters an order denying confirmation of the Plan and if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within fourteen (14) days of entry;

(l) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course, and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry;

(m) the Bankruptcy Court enters an order invalidating, disallowing, subordinating or recharacterizing, as applicable, a material portion of the Existing Debt and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry;

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(n) if, as a result of the termination of the Restructuring Support Agreement with respect to any Automatic Termination Party in accordance with Section 5.01(g) thereof, (A) the remaining Consenting Senior Secured Noteholders no longer comprise over fifty (50) percent of the total number of holders of Senior Secured Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes or (B) the remaining Consenting Convertible Noteholders no longer comprise over fifty (50) percent of the total number of holders of Convertible Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together; provided, that the Company cannot terminate this Agreement pursuant to this Section 6.2(n) so long as it still has the votes of (A) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes that have voted and (ii) over fifty (50) percent of the total number of holders of Senior Secured Notes that have voted, and (B) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes, taken together, that have voted and (ii) over fifty (50) percent of the total number of holders of Convertible Notes taken together, that have voted, in each case, in favor of the Plan;

(o) the Commitment Parties entitled to vote on the Plan have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement or the Restructuring Support Agreement; provided, that this termination event will not apply if sufficient Consenting Senior Secured Noteholders, Consenting 2026 Noteholders, Consenting 2028 Noteholders, and Consenting 2029 Noteholders, as applicable, have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with Section 1126 of the Bankruptcy Code;

(p) one or more of the Commitment Parties files or supports any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with the Restructuring Support Agreement or this Agreement or the Plan, and such Alternative Transaction, modification, motion, or pleading has not been revoked before the earlier of (A) three (3) Business Days after the filing or day on which the supporting party receives written notice from the Company Parties or Latham that such Alternative Transaction, modification, motion, or pleading is inconsistent with the Restructuring Support Agreement, this Agreement or the Plan, and (B) entry of an order of the Bankruptcy Court approving such Alternative Transaction, modification, motion, or pleading; provided, that a Company Party shall not have the right to terminate this Agreement if, as of such date, (I) the non-filing or non-supporting Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes, (II) the non-filing or non-supporting Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together, and (III) Renesas still holds the CRD Loans and is still a Consenting Creditor;

(q) upon written notice to the other Parties hereto that any Company Party has made a Fiduciary Out Determination;

(r) the Cash Collateral Order or any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with the Restructuring Support Agreement;

(s) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement or the Restructuring Support Agreement to be unenforceable; or

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(t) the termination of the Restructuring Support Agreement other than in accordance with its terms in connection with the occurrence of the Plan Effective Date.

Section 6.3 Mutual Termination; Automatic Termination.

(a) This Agreement may be terminated by mutual written agreement of Wolfspeed and the Requisite Commitment Parties.

(b) With respect to the Automatic Termination Parties, to the extent that the taking of any action by any Person, whether or not a Party, or the occurrence of any event (including the passage of time), would, assuming such action is taken or such event occurred, result in the Commitment Parties and their Attribution Parties, collectively, beneficially owning, or being deemed to beneficially own, an aggregate amount of 5% or more of the outstanding common equity of the Company, this Agreement shall be automatically, and without the need for any further action by, notice to knowledge of any Party, terminated with respect to the Automatic Termination Parties as of immediately prior to such action or event, and, subject to Section 6.4 hereof, the Automatic Termination Parties shall have no further obligations or commitments under this Agreement effective as of such time.

Section 6.4 Effect of Termination.

(a) Upon the termination of this Agreement in accordance with this Article VI, and except as expressly provided in Article VI, this Agreement shall forthwith become null and void, any payments received by Wolfspeed pursuant to Funding Notices shall be returned, without interest, to the bank account identified by the applicable Commitment Party as soon as reasonably practicable, and of no further force or effect as to all Parties and each Party shall, except as expressly provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that (i) in no event shall any such termination relieve a party from Liability for its actual and intentional fraud or any willful or intentional breach of this Agreement, (ii) any confidentiality agreements between any of the Commitment Parties and any member of the Company Parties, and the provisions set forth in this Section 6.4, Article VII, and Article VIII hereof, shall survive the termination of this Agreement in accordance with their terms, and (iii) the obligations of the Company Parties to pay the Rights Offering Backstop Premium in accordance with Section 1.2(d) and the fees and expenses of the Commitment Parties pursuant to Section 4.14 shall survive the termination of this Agreement and shall remain in full force and effect, in each case until such obligation has been satisfied.

(b) For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(c) Any termination of this Agreement shall in no way impact the rights, remedies and obligations of any parties pursuant to the terms of the Restructuring Support Agreement, which shall remain in full force and effect to the extent the Restructuring Support Agreement remains in full force and effect.

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ARTICLE VII

INDEMNIFICATION OBLIGATIONS

Section 7.1 Indemnification Generally. Following the entry of the Backstop Order, the Company Parties (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling Persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable costs and expenses (other than income Taxes of the Commitment Parties incurred as a result of participating in the transactions contemplated by this Agreement or the Plan) (collectively, “Losses”) that any such Indemnified Person has actually incurred or to which any such Indemnified Person has actually become subject resulting from any claim, challenge, litigation, investigation or Legal Proceeding, arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, regardless of whether any Indemnified Person is a party thereto, whether or not such Legal Proceedings are brought by any of the Company Parties, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented out-of-pocket attorneys’ fees and expenses (which shall be limited to one law firm, and one local counsel (to the extent necessary), each serving as counsel for all of the Indemnified Persons, taken as a whole) and other reasonable and documented out-of-pocket third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other Legal Proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Indemnified Person to the extent arising from a material breach or failure by such Indemnified Person of this Agreement (including in connection with such Indemnified Person having defaulted on its obligation to exercise its Subscription Rights or pay the purchase price for such Commitment Party’s exercise of its Subscription Rights or Backstop Commitment of any Unsubscribed Notes or such Commitment Party’s failure to fund its obligations under the Direct Investment Raise), or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct, gross negligence or fraud of such Indemnified Person.

Section 7.2 Settlement of Indemnified Claims. The Indemnifying Parties shall not be liable for any settlement of any Indemnified Claims (as defined below) effected by such Indemnified Person without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Parties or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Parties agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Parties hereunder in accordance with, and subject to the limitations of, this Article VII. The Indemnifying Parties shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all Liability on the claims that are the subject matter of such Indemnified Claims, and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

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Section 7.3 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 7.1 hereof, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Parties, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by Wolfspeed pursuant to the sale of the Unsubscribed Notes in the Rights Offering and the New 2L Convertible Notes in the Direct Investment Raise contemplated by this Agreement bears to (b) the Rights Offering Backstop Premium to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any Liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 7.4 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding that is the subject of indemnification set forth in Section 7.1 hereof (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Parties in respect thereof, promptly notify the Indemnifying Parties in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Parties will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VII. In case any such Indemnified Claims are brought against any Indemnified Person and the Indemnified Person notifies the Indemnifying Parties of the commencement thereof, the Indemnifying Parties will be entitled to participate therein, and, at their election by providing written notice to such Indemnified Person, the Indemnifying Parties will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that, if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Parties and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Parties to such Indemnified Person of their election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Parties shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims, taken as a whole (in addition to one local counsel in each jurisdiction in which local counsel is required representing the Indemnified Persons who are parties to such Indemnified Claims, taken as a whole)), (ii) the Indemnifying Parties shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Parties have received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Parties assume the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Parties have failed or are failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Parties shall have authorized in writing the employment of counsel for such Indemnified Person.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.

Section 8.2 Notices.

(a) Any notices, requests, consents, claims, demands, waivers and other communications to a Party hereunder shall be in writing and shall be deemed to have been duly given and received (i) when delivered personally, as of the date received; (ii) when received by the addressee if sent by an internationally recognized overnight delivery service (receipt requested) or (iii) on the date sent via email (so long as the sender has not received an automatic email from the applicable email server indicating delivery failure), if sent on a Business Day at the recipient’s place of business (or if sent on a day that is not a Business Day, then receipt shall be deemed to occur on the immediately following Business Day).

(b) Such communications must be sent to such party at its address or number set forth below (or at such other address or number as it may from time to time designate in writing to the other Parties):

(i)	If to the Company or the Company Parties:

Wolfspeed, Inc.

4600 Silicon Drive

Durham, NC 27703

Attn: Melissa Garrett

Email: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:	Ray C. Schrock
Alexander W. Welch
Keith Simon
Eric L. Einhorn

Email:	Ray.Schrock@lw.com
Alex.Welch@lw.com
Keith.Simon@lw.com
Eric.Einhorn@lw.com

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(ii) If to any of the Commitment Parties, to the address set forth on such Commitment Party’s signature page here, with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn:	Ryan P. Dahl
Matthew M. Roose
Sam Badawi
Christine Joh

Email:	ryan.dahl@ropesgray.com
matthew.roose@ropesgray.com
sam.badawi@ropesgray.com
christine.joh@ropesgray.com

(c) For the avoidance of doubt, when written notice or approval from Requisite Commitment Parties is required by this Agreement, an email from such Requisite Commitment Parties’ counsel to Wolfspeed’s counsel shall be sufficient.

Section 8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that the Commitment Parties’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Commitment Party pursuant to Section 1.4 hereof. Except as expressly provided in Article VII hereof with respect to the Indemnified Persons, none of this Agreement and the other Definitive Documents is intended to or confers upon any Person other than the Parties any rights or remedies under this Agreement. Any attempted or purported assignment in violation of this Section 8.3 shall be null and void.

Section 8.4 No Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

Section 8.5 Prior Negotiations; Entire Agreement. This Agreement and the Restructuring Support Agreement (in each case, including the Exhibits and the other documents and instruments referred to herein and therein, as applicable) constitute the entire agreement of the Parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties hereto with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties hereto will continue in full force and effect.

Section 8.6 Governing Law; Submission to Jurisdiction; Forum Selection; Waiver of Trial by Jury.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) Each Party hereto hereby (i) agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement or any provision hereof, in the United States District Court for the Southern District of New York, any New York State court sitting in the Borough of Manhattan of New York City, or, during the pendency of the Chapter 11 Cases, the Bankruptcy Court (the “Chosen Courts”); (ii) solely in connection with such claims, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts generally and

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unconditionally, and (B) irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such claim (x) any claim that it is not personally subject to the jurisdiction of such Chosen Courts for any reason, (y) that it or its property is exempt or immune from jurisdiction of such Chosen Court or from any legal process commenced in such Chosen Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (z) that (1) the proceeding in any such court is brought in an inconvenient forum, (2) the venue of such proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and (iii) agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

Section 8.8 Action by, or Consent or Approval of, the Commitment Parties. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Commitment Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Commitment Parties.

Section 8.9 Amendments and Waivers.

(a) This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived only by a written instrument signed by Wolfspeed and the Requisite Commitment Parties; provided that (i) any modification of, or amendment or supplement to, this Agreement that would have the effect of changing a Commitment Party’s Backstop Percentage (as set forth on Exhibit A hereto) or Direct Investment Percentage (as set forth on Exhibit B hereto), or increasing the Purchase Price to be paid in respect of such Rights Offering Backstop Party’s Backstop Commitment or such Rights Offering Holdback Party’s Direct Investment Commitment, or changing a Rights Offering Holdback Party’s investment in the Direct Investment Raise, in each case subject to Section 1.5 hereof, shall require the prior written consent of such Commitment Party, (ii) any modification of, or amendment or supplement to, this Agreement that would have the effect of modifying this sentence shall require the prior written consent of all of the Commitment Parties and Wolfspeed, (iii) any modification to the definition of “Outside Date” or to threshold percentage set forth in the definition of “Requisite Commitment Parties” may be made only by a written instrument executed by all Commitment Parties and Wolfspeed, and (iv) if the proposed modification, amendment, waiver, or supplement has a disproportionate adverse effect on any Commitment Party, in its capacity as such, as compared to

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the other Commitment Parties, then the prior written consent of each such affected Party shall also be required to effectuate such modification, amendment, waiver, or supplement. Notwithstanding the foregoing, Exhibit A and Exhibit B attached hereto may be amended, without any consent or approval required by any Party hereto to reflect each Transfer made in accordance with Section 1.4 hereof.

(b) The terms and conditions of this Agreement may be waived (i) by Wolfspeed (on behalf of itself and the other Company Parties) only by a written instrument executed by Wolfspeed, and (ii) by the Requisite Commitment Parties (on behalf of themselves or all of the Commitment Parties, as applicable) only by a written instrument executed by the Requisite Commitment Parties.

(c) No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 8.10 Several Liability. For the avoidance of doubt, all obligations of the Commitment Parties hereunder are several, and not joint, in nature.

Section 8.11 Specific Performance/Remedies. It is understood and agreed by the Parties that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and that, in addition to any other remedy to which a party is entitled at law, in equity, in contract, in tort or otherwise, each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an Order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 8.11.

Section 8.12 Disclosure. Except as required by law (including routine regulatory audits or investigations not specific to the Restructuring Transactions), no Party or its advisors (including counsel to any Party) shall disclose to any Person (including, for the avoidance of doubt, any other Commitment Party), other than advisors to the Company Parties and the Commitment Parties, Exhibit A or Exhibit B hereto or, with respect to any Rights Offering Backstop Party (without such Party’s prior written consent), its Backstop Percentage, or, with respect to any Rights Offering Holdback Party (without such Party’s prior written consent), its Direct Investment Percentage; provided, however, that, if such disclosure is required by Law, subpoena, or other legal process or regulation (except pursuant to routine regulatory audits or investigations not specific to the Restructuring Transactions), the disclosing party shall afford the relevant party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant disclosing party).

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Section 8.13 Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(ii) any reference in this Agreement to “$” shall mean U.S. dollars;

(iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any such Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv) words imparting the singular number only shall include the plural and vice versa;

(v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(ix) the word “or” shall be non-exclusive; and

(x) any reference herein to this Agreement, and to any Contract or Law means to this Agreement, and to such Contract or Law, respectively, in each case as from time to time amended, modified or supplemented, including, in the case of this Agreement, Contracts, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.14 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

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Section 8.15 No Recourse Against Others.

(a) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and their respective successors and assigns, as applicable.

(b) No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, assignee or other representative of any Party or of any Affiliate of any Party, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement based on, in respect of or by reason of this Agreement and the transactions contemplated hereby and thereby; provided, however, that nothing in this Section 8.15 shall relieve or otherwise limit the Liability of any Party or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement.

Section 8.16 Severability.

(a) If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision of this Agreement in such jurisdiction or invalidate or render illegal or unenforceable such term or provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the Parties.

(b) Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.17 Acknowledgements; Obligations Several.

Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Commitment Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, the terms and obligations set forth in this Agreement shall apply only to the specific signatory, portfolio management team, trading desk(s), and/or business group(s) on behalf of which the Commitment Party has executed this Agreement, and shall not apply to any other trading desk, portfolio management team, business group, subsidiary, or Affiliate of the Commitment Party unless they separately become a party hereto.

Notwithstanding that this Agreement is being executed by multiple Commitment Parties, the obligations of the Commitment Parties under this Agreement are several and neither joint nor joint and several. No Commitment Party shall be responsible in any way for the performance of the obligations or any breach of any other Commitment Party under this Agreement (except to the extent elected to do so pursuant to Section 1.5), and nothing contained herein and no action taken by any Commitment Party pursuant hereto shall be deemed to constitute the Commitment Parties as a partnership, an association or a joint venture of any kind, or to create a presumption that (i) the Commitment Parties are in any way acting other than in their individual capacities or (ii) any Commitment Party is in any way acting in concert or as a member of a “group” with any other Commitment Party within the meaning of Rule 13d-5 under the Exchange Act. None of the Commitment Parties shall have any fiduciary duty or other duties or

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responsibilities in any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Commitment Party acknowledges that no other Commitment Party will be acting as agent of such Commitment Party in connection with monitoring such Commitment Party’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Commitment Party acknowledges to each other Commitment Party that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and the Company Parties’ Affiliates and each Commitment Party; (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby; and (d) the Commitment Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Commitment Parties, the Company Parties, and the Company Parties’ Affiliates or the Affiliates of other Commitment Parties, and the Commitment Parties have no obligation to disclose any of such interests to any other Commitment Party or the Affiliates of other Commitment Parties. Each Commitment Party acknowledges that it has, independently and without reliance upon any other Commitment Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Commitment Party. The Commitment Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company and are not intended to be, and shall not constitute, or be presumed or deemed to be, a “group” for purposes of Section 13(d) of the Exchange Act. All rights under this Agreement are separately granted to each Commitment Party by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 8.18 Additional Assurances.

(a) Solely with respect to the Automatic Termination Parties, to the extent a party hereto, each Automatic Termination Party represents and warrants that its investment advisor has implemented internal processes and controls the effects of which are to prohibit the Automatic Termination Parties and their Attribution Parties from acquiring beneficial ownership of any equity securities of the Company to the extent such acquisition would result in the Automatic Termination Parties and their Attribution Parties, collectively, beneficially owning, in the aggregate, more than 1.00% of the outstanding common equity of the Company while this Agreement remains in effect.

(b) Notwithstanding anything to the contrary contained in the 2026 Notes Indenture, 2028 Notes Indenture, 2029 Notes Indenture and any global notes or other documents governing the 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes, the Company shall not effect any conversion of such 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes or effect any transfer to the extent such conversion or transfer would result in the Commitment Parties and their Attribution Parties, collectively, beneficially owning an aggregate amount of 5% or more of the outstanding common equity of the Company.

(c) Each of the Commitment Parties covenants and agrees to inform the Company Advisors and the Ad Hoc 26s/28s/29s Noteholder Group Advisors of the amount of equity securities of the Company (including or through any options or other derivatives) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by such Commitment Party and its Attribution Parties as of the date of this Agreement, and of any changes in such ownership as promptly as possible (and in any event not later than three (3) Business Days following the date of

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such change). Each Commitment Party hereby represents and warrants that the information provided to the Ad Hoc 26s/28s/29s Noteholder Group Advisors by such Commitment Party pursuant to this Section 8.18(c) is as of the date hereof and will be with respect to any changes reported true, accurate and complete. Furthermore, each Commitment Party (other than the Automatic Termination Parties) covenants and agrees that while this Agreement remains in effect, neither it nor any of its Attribution Parties shall acquire, directly or indirectly, including through any derivative, or through the exercise of any conversion right, beneficial ownership of any such equity securities of the Company to the extent such acquisition would result in the Commitment Parties and their Attribution Parties (excluding, for the avoidance of doubt, the Automatic Termination Parties and their Attribution Parties), collectively, beneficially owning an aggregate amount of 3.99% or more of the outstanding common equity of the Company, and acknowledges and agrees that any such acquisition shall be null and void ab initio. Each of the other Parties shall have the right to enforce the voiding of such acquisition.

(d) Each Automatic Termination Party covenants and agrees that it does not currently have, and will not, while this Agreement remains in effect, enter into, any arrangement or understanding, directly or indirectly, with any of its Attribution Parties, the effect of which is to result in the termination of the Agreement with respect thereto pursuant to Section 6.3(b).

(e) Notwithstanding anything herein to the contrary, no Transfer of a Backstop Commitment or a Direct Investment Commitment shall be permitted under Section 1.4 hereunder to any transferee, and no Person shall be a Transferee hereunder, to the extent that the equity securities beneficially owned by such transferee/Person and its Attribution Parties, when aggregated with the equity securities owned by the Commitment Parties already a party hereto prior to such Transfer and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. The Commitment Parties acknowledge and agree that any such Transfer that does not comply with the terms and procedures set forth herein, including this Section 8.18(e), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer. In furtherance of the foregoing, and for the avoidance of doubt, no Person may become a party to this Agreement to the extent that the equity securities beneficially owned by such Person and its Attribution Parties, when aggregated with the equity securities owned by the Commitment Parties already a party hereto and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. Any joinder agreement entered into by any such Person that does not comply with the terms and procedures set forth herein, including this Section 8.18(e), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such joinder agreement.

ARTICLE IX

DEFINITIONS

Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, including any other investment fund or pooled investment vehicle now or hereafter existing that shares the same management company with such Person; provided that, for purposes of this Agreement, (a) no Commitment Party shall be deemed an Affiliate of any Company Party, and (b) no portfolio company of any Commitment Party shall be deemed to be an Affiliate of such Commitment Party. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

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“Affiliated Fund” means, with respect to a Commitment Party any investment fund or pooled investment vehicle now or hereafter existing the primary investment advisor to which is such Commitment Party, the investment advisor of such Commitment Party or an Affiliate thereof.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale of all or any material portion of assets, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Restructuring Transactions; provided, that any Transaction that is implemented pursuant to a valid amendment of the Restructuring Support Agreement shall not be an Alternative Transaction so long as such amendment does not materially affect the rights and/or obligations of the Commitment Parties hereunder (it being understood and agreed that any amendments or modifications that affect or impact the Rights Offering Backstop Premium, the Purchase Price, the economic terms, including the Backstop Percentages or Direct Investment Percentages, under this Agreement, or materially affects the pro forma capital structure of reorganized Wolfspeed, in each case shall be deemed to be material and shall require the consent of the Requisite Commitment Parties).

“Anticorruption Laws” means all Laws of any jurisdiction applicable to the Company Parties from time to time concerning or relating to bribery or corruption.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other federal, state or foreign (including multilateral or multinational) law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger, acquisition, or anti-competitive conduct, and any similar foreign investment laws.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Laws of the State of New York.

“Claim” means any “claim” against any member of the Company Parties as defined in Sections 101(5) and 102(2) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any of the Company Parties sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

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“Contract” means any binding written agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, but excluding the Plan.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Data Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including (in each case to the extent applicable) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974 state Social Security number protection Laws, and state data breach notification Laws (the foregoing specific Laws, the “Specific Data Laws”).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all regulations promulgated thereunder.

“Eligible Offeree” means each holder of an Allowed Convertible Notes Claim.

“Environmental Laws” means any applicable Law regulating or relating to (a) pollution or the protection of natural resources or the environment, (b) the release or disposal of Hazardous Substances, or (c) the protection of health and safety of persons from exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any member of the Company Parties, is, or at any relevant time during the past six (6) years was, treated as a single employer under any provision of Section 414 of the Code.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Substance” means any substance or material (a) listed, classified or regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” pursuant to Environmental Laws or (b) subject to regulation under any applicable Environmental Law due to its dangerous or deleterious properties or characteristics, including petroleum, petroleum byproducts, asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge,” with respect to the Company Parties, means the actual knowledge of any executive officer of Wolfspeed, following reasonable inquiry.

“Law” means any law (statutory or common), statute, regulation, rule, code, or ordinance or determination enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” means legal, governmental, administrative, judicial or regulatory known investigations, known audits, actions, suit, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

“Liability” means, with respect to any Person, any indebtedness, obligation, or liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) of such Person, regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.

“Liens” means any lien, adverse claim, charge, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, right-of-way, restriction on transfer, conditional sale or other title retention agreement, lien or judicial lien as defined in Sections 101(36) and (37) of the Bankruptcy Code.

“Material Adverse Effect” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change or series of events, developments, occurrences, circumstances, effects, conditions, results, states of facts or changes (“Changes”) occurring after the date of this Agreement that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on the business, assets, properties, results of operations, liabilities or condition (financial or otherwise) of the Company Parties, taken as a whole; provided that, none of the following will constitute a Material Adverse Effect: (i) the filing and pendency of the Chapter 11 Cases; (ii) any Change in global, national or regional political conditions (including any statements or proclamations of public officials, any potential or actual government shutdown or any breakup of a political or economic union), in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company Parties operate, including any Change in the United States or applicable foreign economies or securities, commodities or financial markets; (iii) volcanoes, tsunamis, effects of climate change or other weather or meteorological events, earthquakes, floods, droughts, storms, hurricanes, tornadoes, fires, acts of god, natural disasters, man-made disasters or other force majeure events, epidemics, pandemics, disease outbreaks, or public health crises including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), hostilities, acts of war (whether or not declared), sabotage, civil unrest, cyberattacks, terrorism, cyberterrorism, military actions, national emergencies or force majeure events, or any escalation or material worsening of any of the foregoing; (iv) Changes that affect the industries in which any of the Company Parties operates; (v) any Changes in applicable Law or generally accepted accounting principles in the United States (“GAAP”), or in the interpretation or enforcement thereof, first arising after the date hereof; (vi) the execution, announcement or performance of this Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Company Parties to operate as expressly required or prohibited, as applicable, by the Restructuring Support Agreement or this Agreement or consented to or required by the Requisite Commitment Parties in writing) and including, without limitation, the Restructuring Transactions; (vii) Changes in the market price or trading volume of the claims or equity or

53

debt securities of the Company Parties (but not the underlying facts giving rise to such Changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (viii) failure of any of the Company Parties to meet any internal or published projections, forecasts, estimates or predictions (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (ix) actions or omissions taken or not taken by or on behalf of any of the Company Parties at the written request of, or with the prior written consent of, the Requisite Commitment Parties after the date hereof; (x) actions taken by any of the Commitment Parties or their Affiliates, including any breach of this Agreement or the Restructuring Support Agreement by the Commitment Parties; (xi) any objections in the Bankruptcy Court to (A) this Agreement, the other Definitive Documents or the transactions contemplated hereby or thereby; (B) the reorganization of the Company Parties, the Plan, or the Disclosure Statement; or (xii) any matters disclosed in any first day pleading or declarations to the extent made available to the Commitment Parties prior to the date hereof; provided that the exceptions set forth in clauses (ii), (iii), (iv), or (v) of this definition shall not apply to the extent that such described Change has a material and disproportionately adverse impact on the Company Parties, taken as a whole, as compared to other companies comparable in size and scale to the Company Parties in the industries in which the Company Parties operates, but in each case, solely to the extent of such disproportionate impact.

“Material Contracts” means any contract necessary for the operation of the business of the Company Parties as presently conducted by the Company Parties that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K).

“Maximum Subscription Amount” means, with respect to any Eligible Offeree, an amount equal to the result of (i) the quotient of (x) the aggregate amount of Allowed Convertible Notes Claims held by such Eligible Offeree divided by (y) the aggregate amount of all Allowed Convertible Notes Claims; multiplied by (ii) the Non-Holdback Rights Offering Amount; multiplied by (iii) the Purchase Price.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the Company Parties or any ERISA Affiliate is making or accruing an obligation to make contributions, or each such plan with respect to which any such entity has any Liability or obligation (including on account of an ERISA Affiliate).

“New Organizational Documents” means any shareholders agreement and charter of the Company Parties (as reorganized pursuant to the Restructuring Transactions) which shall collectively be in form and substance reasonably acceptable to the Requisite Commitment Parties and Wolfspeed.

“NISPOM Rule” means the National Industrial Security Program Operating Manual Rule administered by the Defense Counterintelligence and Security Agency as set forth in 32 CFR Part 117, as amended.

“Offered Notes” means a principal amount of New 2L Convertible Notes equal to the Non-Holdback Rights Offering Amount.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of competent jurisdiction.

“Outside Date” means four (4) months after the Petition Date; provided, solely to obtain some or all Regulatory Approvals, the Debtors, in their sole discretion, may extend the Outside Date by thirty (30) days; provided, further, that the Outside Date may be extended by up to sixty (60) days with the consent of the Requisite Commitment Parties and each of the Company Parties, and any subsequent extension shall require the consent of each Commitment Party and each Company Party.

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“Pension Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Company Parties or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent Liability or obligation.

“Permitted Liens” (i) prior to the Plan Effective Date, shall have the meaning ascribed to such term in the Amended and Restated Indenture, dated as of October 11, 2024, among Wolfspeed, Inc., the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association (as amended or supplemented through the date hereof), and shall include any liens existing as of the date of this Agreement and any Liens permitted by the Cash Collateral Order, and (ii) as of the Plan Effective Date, shall mean the Liens granted under or permitted by the New 2L Convertible Notes.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Personal Data” means (i) any information which identifies, or could reasonably be used to identify, an individual, and (ii) any other information that constitutes “personal information,” “personal data,” “personally identifiable information” or any similar term under one or more applicable Specific Data Laws.

“Plan Supplement” means the documents filed with the Bankruptcy Court as exhibits or supplements to the Plan, including any documents identified by the Plan or Disclosure Statement as such in form and substance reasonably satisfactory to Wolfspeed and the Requisite Commitment Parties.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Company Parties, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, consultants, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Commitment Parties” shall mean the Commitment Parties holding a majority, as measured in underlying dollar amount, of the Backstop Commitments and the Direct Investment Commitments.

“Restructuring Transactions” means those transactions described in the Restructuring Term Sheet and all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement, the Restructuring Support Agreement and the Restructuring Term Sheet.

“Rights Offering Amount” means $301,125,000.

“RO Notes” means with respect to any Eligible Offeree that validly exercised its subscription rights, the final, aggregate principal amount of New 2L Convertible Notes that such Eligible Offeree is entitled to receive pursuant to the exercise of such Subscription Rights in the Rights Offering, equal to the result of (a) such Eligible Offeree’s Maximum Subscription Amount (or, if lower, the Elected Amount of such Eligible Offeree), divided by (b) the Purchase Price.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agent” means the subscription agent for the Rights Offering selected by Wolfspeed.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, or (b) has the power to elect a majority of the board of directors or similar governing body.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity in the nature of taxes, including all U.S. federal, state, local, non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon.

“Transfer” means to sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of.

“Unsubscribed Notes” means an aggregate principal amount of New 2L Convertible Notes equal to (x) the total aggregate principal amount of Offered Notes minus (y) such aggregate principal amount of Offered Notes for which both (i) a Subscription Right has been validly exercised and (ii) the Purchase Price has been duly paid on or before the Subscription Expiration Deadline.

[Signature pages follow.]

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[Signature Pages to the Backstop Commitment Agreement Intentionally Omitted]

SCHEDULE A

RIGHTS OFFERING BACKSTOP PARTIES

[Intentionally Omitted]

Schedule A

SCHEDULE B

RIGHTS OFFERING HOLDBACK PARTIES

[Intentionally Omitted]

Schedule B

EXHIBIT A

BACKSTOP PERCENTAGES

[Intentionally Omitted]

Exhibit A

EXHIBIT B

DIRECT INVESTMENT PERCENTAGES

[Intentionally Omitted]

Exhibit B

Exhibit 3

Cash Collateral Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
WOLFSPEED, INC., et al.,	:	Case No. 25- ( )
:
Debtors.[1]	:	(Joint Administration Requested)
:
x

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO USE

CASH COLLATERAL; (II) GRANTING ADEQUATE PROTECTION TO

PREPETITION SECURED PARTIES; (III) MODIFYING AUTOMATIC STAY;

(IV) SCHEDULING A FINAL HEARING; AND (V) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-referenced debtors, as debtors in possession (the “Debtors”) in the above-captioned cases (the “Cases”), pursuant to sections 105, 361, 362, 363, 503, 506, 507, and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), Rule 2002-1, 4001-1 and 9013-1 of the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”), and the Procedures for Complex Cases in the Southern District of Texas seeking, among other things:

(a)

authorization for the Debtors, pursuant to sections 105, 361, 362, 363, 503, and 507 of the Bankruptcy Code, to (i) use cash collateral, as such term is defined in section 363(a) of the Bankruptcy Code, and all other Prepetition Collateral (as defined below), solely in accordance with the terms of this interim order (together with all annexes and exhibits hereto, this “Interim Order”) and (ii) grant adequate protection to the Prepetition Secured Parties (as defined below) as set forth herein;

[1]

The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: Wolfspeed, Inc. (2719) and Wolfspeed Texas LLC (0339). The Debtors’ mailing address is 4600 Silicon Drive, Durham, NC 27703.

(b)	modification of the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of this Interim Order;

(c)

except to the extent of the Carve Out (as defined herein), the waiver of all rights to surcharge any Prepetition Collateral or Adequate Protection Collateral (each as defined herein) under section 506(c) of the Bankruptcy Code; provided that the foregoing waiver shall be without prejudice to any provisions of the Final Order (as defined herein) with respect to costs or expenses incurred following such entry of the Final Order;

(d)

for the “equities of the case” exception under Bankruptcy Code section 552(b) to not apply to any of the Prepetition Secured Parties with respect to the proceeds, products, offspring, or profits of any of the Prepetition Collateral or Adequate Protection Collateral under section 552(b) of the Bankruptcy Code or any other applicable principle of equity or law; provided that the foregoing waiver shall be without prejudice to any provisions of the Final Order;

(e)	that this Court schedule a final hearing (the “Final Hearing”) to consider entry of a final order granting the relief requested in the Motion on a final basis (the “Final Order”);

(f)	waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim Order (including a waiver pursuant to Bankruptcy Rule 6004(h)); and

(g)	granting related relief;

and a hearing (the “Interim Hearing”) having been held by the Court on [ ], 2025, to consider the relief requested in the Motion; pursuant to Bankruptcy Rule 4001 and Local Rule 2002-1, notice of the Motion and the relief sought therein having been given by the Debtors as set forth in the Motion; and the Court having considered the [Declaration of [ ] in Support of Chapter 11 Petitions and First Day Pleadings] (the “First Day Declaration”), the initial Approved Budget (as defined herein) attached hereto as Exhibit 1 (the “Initial Approved Budget”), offers of proof, evidence adduced, and the statements of counsel at the Interim Hearing; and the Court having considered the relief requested in the Motion, and it appearing to the Court that granting the interim relief sought in the Motion on the terms and conditions herein contained is necessary and essential to avoid irreparable harm to the Debtors and their estates and that authorizing the Debtors to use Cash Collateral as contemplated herein will enable the Debtors to preserve the value of the Debtors’ business and assets and that such relief is fair and reasonable and that entry of this Interim Order is in the best interest of the Debtors and their estates and creditors; and due deliberation and good cause having been shown to grant the relief sought in the Motion;

2

IT IS HEREBY FOUND AND DETERMINED THAT:2

A. Petition Date. On [ ], 2025 (the “Petition Date”), the Debtors commenced these Cases by each filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

B. Debtors in Possession. The Debtors have continued with the management and operation of their business and properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Cases.

C. Jurisdiction and Venue. The Court has jurisdiction over the Motion, these Cases, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334 and the Amended Standing Order of Reference from the United States District Court for the Southern District of Texas dated May 24, 2012. Venue for these Cases is proper pursuant to 28 U.S.C. § 1408. This Court may enter a final order consistent with Article III of the United States Constitution. This is a core proceeding pursuant to 28 U.S.C. § 157(b).

D. Committee. As of the date hereof, no official committee of unsecured creditors has been appointed in these Cases pursuant to section 1102 of the Bankruptcy Code (any such committee, the “Committee”).

[2]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.

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E. Debtors’ Stipulations. Subject only to the rights of parties in interest specifically set forth in paragraph 18 of this Interim Order (and subject to the limitations thereon contained in such paragraph), the Debtors admit, stipulate, and agree that (collectively, paragraphs E.1 through E.2 below are referred to herein as the “Debtors’ Stipulations”):

1. Senior Secured Notes.

(a) Senior Secured Notes. Pursuant to that certain amended and restated indenture governing the senior secured notes due 2030 (collectively, the “Senior Secured Notes” and the holders of Senior Secured Notes, the “Senior Secured Noteholders”), dated as of October 11, 2024 (as amended, restated, supplemented, or otherwise modified from time to time prior to the Petition Date, the “Senior Secured Notes Indenture,” and collectively with the other Note Documents (as defined in the Senior Secured Notes Indenture), in each case as may have been, amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition SSN Documents”), by and among Wolfspeed, Inc. (“Wolfspeed”), as issuer, the subsidiary guarantors party thereto from time to time (the “Subsidiary Guarantors”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity and including any successors thereto, the “Notes Trustee”) and as collateral agent (in such capacity and including any successors thereto, the “Collateral Agent,” and collectively with the Notes Trustee and the Noteholder Parties (as such term is defined in the Senior Secured Notes Indenture), the “Prepetition Secured Parties”), Wolfspeed issued the Senior Secured Notes and the Subsidiary Guarantors guaranteed on a joint and several basis the “Note Obligations” (as defined in the Senior Secured Notes Indenture) of Wolfspeed under the Senior Secured Notes Indenture and the other Prepetition SSN Documents.

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(b) As of the Petition Date, the Debtors were indebted to the Prepetition Secured Parties pursuant to the Prepetition SSN Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[ ]3, plus all accrued and unpaid interest with respect thereto and, without duplication, any other fees, premiums, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses, in each case, that are chargeable or reimbursable under the Prepetition SSN Documents), reimbursement obligations, indemnification obligations, guarantee obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Note Obligations owing under or in connection with the Prepetition SSN Documents (collectively, the “Prepetition Secured Indebtedness”).

(c) Collateral. As more fully set forth in the Prepetition SSN Documents, prior to the Petition Date, the Debtors granted to the Notes Trustee and/or the Collateral Agent, for the benefit of itself and the other Prepetition Secured Parties, a security interest in and continuing lien on substantially all of the Debtors’ assets and property (with certain exceptions set out in the Prepetition SSN Documents), including a first priority (subject to Permitted Liens (as defined in the Senior Secured Notes Indenture)) security interest in and continuing lien on (the “Prepetition Liens”) the “Collateral” (as defined in the Senior Secured Notes Indenture) (collectively, the “Prepetition Collateral”).

[3]	[Note to Draft: To include Make-Whole Amount.]

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(d) Validity, Perfection, and Priority of Prepetition Liens and Prepetition Secured Indebtedness. The Debtors acknowledge and agree that, in each case as of the Petition Date: (i) the Prepetition Liens are valid, binding, enforceable, non-avoidable, and properly perfected and were granted to, or for the benefit of, the Prepetition Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the commitments and other financial accommodations secured thereby; (ii) the Prepetition Liens are senior in priority over any and all other liens on the Prepetition Collateral, subject only to Permitted Liens (as defined in the Senior Secured Notes Indenture) (solely to the extent any such Permitted Liens were valid, properly perfected, non-avoidable, not subject to recharacterization, offset, or subordination, and senior in priority to the Prepetition Liens as of the Petition Date, or valid, non-avoidable, senior priority Permitted Liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, the “Prepetition Permitted Liens”); (iii) the Prepetition Secured Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors, enforceable in accordance with the terms of the applicable Prepetition SSN Documents, (iv) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition Liens or Prepetition Secured Indebtedness exist, and no portion of the Prepetition Liens or Prepetition Secured Indebtedness is subject to any challenge, cause of action, or defense, including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (v) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization,

6

subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees in such capacity arising out of, based upon, or related to the Prepetition SSN Documents, the Prepetition Secured Indebtedness, or the Prepetition Liens.

2. Cash Collateral. Substantially all of the Debtors’ cash constitutes cash collateral of the Prepetition Secured Parties within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”), including amounts generated by the collection of Prepetition Collateral, including but not limited to accounts receivable, cash proceeds of the Prepetition Collateral, and amounts now or hereafter held in any of the Debtors’ banking, checking, or other deposit accounts as of the Petition Date or amounts deposited or transferred into the Debtors’ banking, checking, or deposit accounts after the Petition Date.

3. Bank Accounts. The Debtors acknowledge and agree that, as of the Petition Date, the Debtors do not maintain any bank accounts other than those accounts listed in the exhibit attached to any order authorizing the Debtors to continue to use the Debtors’ existing cash management system.

F. Adequate Protection. Pursuant to sections 105, 361, 362 and 363(e) of the Bankruptcy Code, the Prepetition Secured Parties are entitled, as a condition to the use of their Prepetition Collateral, to adequate protection of their respective interests in the Prepetition Collateral, including the Cash Collateral, to the extent of any postpetition diminution in value of their respective interests in the Prepetition Collateral resulting from, among other things, the Carve Out, the use of Cash Collateral, the use, sale, or lease of any of the Prepetition Collateral, the

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imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, and/or for any other reason for which adequate protection may be granted under the Bankruptcy Code (“Diminution in Value”). The foregoing shall not, nor shall any provision of this Interim Order be construed as, a determination or finding that there has been or will be any Diminution in Value of the Prepetition Collateral (including Cash Collateral) and the rights of all parties as to such issues are hereby preserved. Based on the Motion, the First Day Declaration and the record presented to the Court at the Interim Hearing, the terms of the proposed adequate protection arrangements and the use of the Prepetition Collateral, including Cash Collateral, are fair and reasonable and reflect the Debtors’ prudent business judgment.

G. Need to Use Cash Collateral. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and have an immediate and critical need to obtain use of the Prepetition Collateral, including the Cash Collateral (subject to and in compliance with the Approved Budget and the Budget Provisions (each as defined below) in accordance with paragraph 3 hereof) in order to, among other things, (A) permit the orderly continuation of their business, (B) pay certain adequate protection payments; and (C) pay the costs of administration of their estates, including the payment of professional fees and expenses, and to satisfy other working capital and general corporate needs of the Debtors. Access to liquidity through the use of the Cash Collateral, consistent with the Approved Budget and the Budget Provisions through the date of the Final Hearing, is vital to the Debtors and their efforts to maximize the value of their estates. Absent entry of this Interim Order, the Debtors’ estates and reorganization efforts will be immediately and irreparably harmed.

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H. Notice. In accordance with Bankruptcy Rules 2002, 4001(b) and (c), and 9014, and Local Rule 2002-1, notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors to the Notice Parties (as defined in the Motion) as set forth therein. Under the circumstances, the notice given by the Debtors of (and as described in) the Motion, the relief requested herein, and the Interim Hearing complies with Bankruptcy Rules 2002, 4001(b) and (c), and 9014 and Local Rule 2002-1.

I. Consent by Prepetition Secured Parties. As set forth in the Restructuring Support Agreement, dated June [22], 2025 (the “RSA”) by and among the Debtors, the Senior Secured Noteholders party thereto (the “Ad Hoc Senior Secured Group”), and the other parties thereto, the requisite Prepetition Secured Parties have consented or are deemed to consent under the applicable provisions of the Prepetition SSN Documents (and the Notes Trustee and the Collateral Agent are deemed to consent pursuant to the Prepetition SSN Documents and as provided in the RSA, as applicable) to the Debtors’ use of Cash Collateral in accordance with and subject to the terms and conditions provided for in this Interim Order.

J. Relief Essential; Best Interest. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2). The relief requested in the Motion (and as provided in this Interim Order) is necessary, essential, and appropriate for the continued operation of the Debtors’ business, the administration of the Cases, and the management and preservation of the Debtors’ assets and the property of their estates. It is in the best interest of the Debtors’ estates that the Debtors be allowed to use the Cash Collateral under the terms hereof. The Debtors have demonstrated good and sufficient cause for the relief granted herein. The terms of the Order and the use of Cash Collateral are fair and reasonable and reflect the Debtors’ exercise of prudent business judgment consistent with the Debtors’ fiduciary duties.

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K. Arm’s-Length, Good Faith Negotiations. The terms of this Interim Order were negotiated in good faith and at arm’s length between the Debtors and the Prepetition Secured Parties. The Prepetition Secured Parties have acted without negligence, in good faith, and not in violation of public policy or law in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the use of Cash Collateral on the terms set forth herein, including in respect of the granting of adequate protection as provided for herein and all documents and transactions related thereto.

Now, therefore, upon the record of the proceedings heretofore held before this Court with respect to the Motion, the evidence adduced at the Interim Hearing, and the statements of counsel thereat, and based upon the foregoing findings and conclusions,

IT IS HEREBY ORDERED THAT:

1 Motion Granted. The Motion is granted on an interim basis as set forth herein, and the use of Cash Collateral on an interim basis is authorized, subject to the terms of this Interim Order.

2 Objections Overruled. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled and all reservations of rights included therein, are hereby denied and overruled in all respects.

3 Authorization to Use Cash Collateral; Budget.

(a) Authorization. Subject to the terms and conditions of this Interim Order, the Court hereby authorizes the Debtors’ consensual use of Cash Collateral during the period beginning with the Petition Date and ending on a Termination Date (as defined below), in each case, solely and exclusively in a manner consistent with and not in violation of this Interim Order, the Approved Budget, and the budget related provisions set forth in this paragraph 3 (collectively, the “Budget Provisions”).

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(b) Approved Budget; Budget Period. As used in this Interim Order: (i) “Approved Budget” means the Initial Approved Budget, as such Initial Approved Budget may be modified, supplemented, or extended from time to time by the Debtors, subject to the procedures set forth in paragraph 3(e) of this Interim Order; and (ii) “Budget Period” means the initial four-week period set forth in the Approved Budget, and each rolling four-week period thereafter.

(c) Budget Testing. The Debtors may use Cash Collateral on a consensual basis in accordance with the Approved Budget, subject to Permitted Variances (as defined below), and in accordance with the Budget Provisions. Permitted Variances for each Budget Period shall be tested on a rolling four-week basis beginning on the fifth Wednesday following the Petition Date and on every fourth Wednesday thereafter (each such date, a “Testing Date”). On or before 5:00 p.m. (prevailing Central time) on the third Wednesday following the Petition Date and every other Wednesday thereafter, the Debtors shall prepare and deliver to the Notes Trustee, the Ad Hoc Senior Secured Group, and the Ad Hoc Senior Secured Group Advisors, in form and substance satisfactory to the Ad Hoc Senior Secured Group Advisors, a variance report (the “Variance Report”) setting forth for the two-week period then ended as well as the Budget Period just ended: (i) the Debtors’ actual disbursements, excluding Restructuring Professional Fees (as defined below) (the “Actual Disbursements”) on a line-by-line and aggregate basis; (ii) the Debtors’ actual cash receipts (the “Actual Cash Receipts”) on a line-by-line and aggregate basis; (iii) a comparison (whether positive or negative, in dollars and expressed as a percentage) for the Actual Cash Receipts (and each line item thereof) and the Actual Disbursements (and each line item thereof) to the amount of the Debtors’ projected cash receipts (and each line item thereof) and projected disbursements (and each line item thereof), respectively, as set forth in the Approved Budget for the applicable two-week period; (iv) a cumulative comparison (whether positive or negative, in dollars and expressed as a percentage) covering the Budget Period setting forth the Actual Cash Receipts (and each line item thereof) and the Actual Disbursements (and each line item thereof) against the amount of the Debtors’ projected cash receipts (and each line item thereof) and projected disbursements (and each line item thereof), respectively, as set forth in the Approved Budget for such Budget Period; and (v) as to each variance contained in the Variance Report, an indication as to whether such variance is temporary or permanent and an analysis and explanation in reasonable detail for any variance.

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(d) Permitted Variances and Minimum Liquidity Threshold. The Debtors shall not permit during any Budget Period: (i) the Actual Disbursements to be more than 112.5% of the projected disbursements in the aggregate for such Budget Period; provided that, for the avoidance of doubt, the cash disbursements considered for determining compliance with this covenant shall exclude the Debtors’ disbursements in respect of restructuring professional fees of Professional Persons (as defined below), the Prepetition Secured Parties on account of professional fees under paragraph 4(d) of this Interim Order, and professional fee payments to other creditors or creditor groups as permitted under the RSA (such excluded cash disbursements, the “Restructuring Professional Fees”)); (ii) Actual Cash Receipts to be less than 85% of the projected receipts in the aggregate for such Budget Period (such deviations in subsections (i) and (ii), the “Permitted Variances”); provided that the Debtors may, within each Budget Period, offset any Actual Disbursements above or Actual Cash Receipts below the budgeted amounts set forth in the Approved Budget as of each Testing Date during an applicable Budget Period with any Actual Disbursements below and Actual Cash Receipts above the budgeted amounts as set forth in the Approved Budget for such Budget Period (a “Positive Variance”) (provided that no Positive Variance may be carried forward to a subsequent Budget Period); or (iii) the Debtors’ Qualified Cash (as defined in the Senior Secured Notes Indenture) to be less than, (A) from the Petition Date until three months after the Petition Date, $650 million at the end of every two weeks, and (B) from three months after the Petition Date until the Plan Effective Date (as defined in the RSA), $600 million at the end of every two weeks (such amount, the “Minimum Liquidity Threshold”).

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(e) Minimum Liquidity Cure. There shall be a cure period of fifteen (15) days (the “Cure Period”) to cure any breach of the Minimum Liquidity Threshold (the “Minimum Liquidity Threshold Breach”). If the Cure Period expires and the Minimum Liquidity Threshold Breach has not been fully cured, then the Prepetition Secured Parties shall be entitled to exercise all rights and remedies provided under the Cash Collateral Order; provided, however, that if the Plan Effective Date occurs prior to the expiration of the Cure Period, the Minimum Liquidity Threshold Breach shall be waived subject to the occurrence of the Plan Effective Date.

(f) CapEx Limit. The Debtors shall not spend, in the aggregate, more than $200 million on Capital Expenditures (as defined in the Senior Secured Notes Indenture) between the Petition Date and the Plan Effective Date (the “CapEx Limit”).

(g) Proposed Budget Reporting. By no later than 5:00 p.m. (prevailing Central time) on the third business day before the end of each Budget Period, the Debtors shall deliver to the Ad Hoc Senior Secured Group Advisors a rolling 13-week cash flow forecast of the Debtors in the form of the Initial Approved Budget (each, a “Proposed Budget”), which Proposed Budget (including any subsequent revisions, modifications, or supplements to any such Proposed Budget), shall become the Approved Budget effective as of the first day of the fifth week of the prior Approved Budget (and on a rolling four-week basis thereafter), unless the Ad Hoc Senior Secured Group notifies the Debtors of any reasonable objection to the Proposed Budget within three (3) business days after receipt of the Proposed Budget (the “Approval Deadline”). In the event the conditions for the most recently delivered Proposed Budget to constitute the Approved Budget are not met as set forth herein, the prior Approved Budget shall remain in full force and effect. When required under the terms of this Interim Order, the consent or approval of the Ad Hoc Senior Secured Group shall mean the consent of the Required Consenting Senior Secured Noteholders (as defined in the RSA), and such consent or approval may be communicated via email to the Debtors or their professionals by the Ad Hoc Senior Secured Group Advisors.

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(h) Miscellaneous. For the avoidance of doubt, except as otherwise set forth in the Approved Budget or agreed to by the Ad Hoc Group in the order approving the Debtors’ Cash Management Motion, Cash Collateral may not be used pursuant to this Interim Order by, or to pay the fees, costs, or expenses of, any of the Debtors’ affiliated non-Debtor entities.

4 Adequate Protection for the Prepetition Secured Parties. Subject only to the Carve Out and the terms of this Interim Order, pursuant to sections 361, 362, and 363(e) of the Bankruptcy Code, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case for and to the extent of the Diminution in Value, the Collateral Agent, for the benefit of itself and the Prepetition Secured Parties, is hereby granted the following:

(a) Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), and subject in all cases to the Carve Out, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control by the Notes Trustee, the Collateral Agent, or any other party, the Debtors are authorized to grant, and hereby are deemed to have granted, to the Collateral Agent, for the benefit of itself and the Prepetition Secured Parties, valid, binding, continuing, enforceable, fully perfected, nonavoidable, first-priority senior (except

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with respect to the Prepetition Permitted Liens and the Carve Out), additional, and replacement security interests in and liens on (all such liens and security interests, the “Adequate Protection Liens”): (i) the Prepetition Collateral; and (ii) all of the Debtors’ now-owned and hereafter-acquired real and personal property, assets and rights, including all prepetition property and post-petition property of the Debtors of any kind or nature, wherever located, whether encumbered or unencumbered, including, without limitation, any unencumbered assets of the Debtors, if any, and all prepetition property and post-petition property of the Debtors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise, including, without limitation, all equipment, goods, accounts, cash, payment intangibles, bank accounts and other deposit or securities accounts of the Debtors (including any accounts opened prior to, on, or after the Petition Date), insurance policies and proceeds thereof, equity interests, instruments, intercompany claims, accounts receivable, other rights to payment, all general intangibles, all contracts and contract rights, securities, investment property, letters of credit and letter of credit rights, chattel paper, all interest rate hedging agreements, all owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, all commercial tort claims, and all claims and causes of action (including causes of action arising under section 549 of the Bankruptcy Code, claims arising on account of transfers of value from the Debtors to a non-Debtor affiliate incurred on or following the Petition Date), and any and all proceeds, products, rents, and profits of the foregoing (all property identified in this paragraph being collectively referred to as the “Adequate Protection Collateral”), subject only to the Prepetition Permitted Liens and the Carve Out, in which case the Adequate Protection Liens shall be immediately junior in priority to such Prepetition Permitted Liens and to the Carve Out. Notwithstanding the foregoing, the Adequate

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Protection Collateral shall exclude the Professional Fee Account (other than with respect to the residual interest therein as provided in paragraph 5(c) hereof) and all claims and causes of action arising under any section of chapter 5 of the Bankruptcy Code (other than claims and causes of action arising under section 549 of the Bankruptcy Code) (the “Avoidance Actions”), but, subject to entry of a Final Order, shall include any and all proceeds of and other property that is recovered or becomes unencumbered as a result of (whether by judgment, settlement, or otherwise) any Avoidance Action (the “Avoidance Proceeds”).

(b) Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, the Debtors are authorized to grant, and hereby are deemed to have granted effective as of the Petition Date, to the Notes Trustee, for the benefit of itself and the Prepetition Secured Parties, allowed superpriority administrative expense claims in the Cases ahead of and senior to any and all other administrative expense claims in the Cases to the extent of any Diminution in Value (the “Adequate Protection Superpriority Claims”), junior only to the Carve Out. Subject to the Carve Out, the Adequate Protection Superpriority Claims shall not be junior or pari passu to any other administrative claims against the Debtors and shall have priority over all now or hereinafter incurred administrative expense claims against the Debtors, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, and 1114 of the Bankruptcy Code; provided that any recovery from or against Avoidance Proceeds shall be subject to entry of a Final Order.

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(c) Postpetition Interest. From and after entry of this Interim Order, the Notes Trustee, on behalf of itself and the other Prepetition Secured Parties, shall receive current cash payment during the Cases of all accrued and unpaid interest on the Prepetition Secured Indebtedness under the Senior Secured Notes Indenture as such interest becomes due and payable thereunder at the following modified Interest Rate (as defined in the Senior Secured Notes Indenture): [(i) from entry of this Interim Order to June 22, 2025, 9.875% in cash and 2.00% paid in kind; and (ii) ]4 from June 23, 2025 to the Plan Effective Date (as defined in the RSA), 9.875% in cash and 4.00% paid in kind; provided that the aforementioned Interest Rate modification shall automatically terminate and be of no further force and effect upon termination of the RSA prior to the Plan Effective Date, and upon such termination, the Debtors shall pay interest on the Prepetition Secured Indebtedness in accordance with the terms in the Senior Secured Notes Indenture, including any default rate of interest, in connection with the consensual use of Cash Collateral.

(d) Fees and Expenses. As additional adequate protection in connection with the consensual use of Cash Collateral, the Debtors shall, and are authorized and directed to, pay in full in cash and in immediately available funds: (i) within five business days after the Debtors’ receipt of invoices therefor, the reasonable professional fees, expenses and disbursements (including, but not limited to, the reasonable professional fees, expenses and disbursements of counsel and other third-party consultants and/or experts, including financial advisors) incurred prior to the Petition Date by (A) the Ad Hoc Senior Secured Group (including, without limitation, reasonable fees, expenses, and disbursements incurred by Moelis & Company, as financial advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP, as primary counsel, and Porter Hedges LLP, as local counsel, collectively, the “Ad Hoc Senior Secured Group Advisors”) and (B) the Notes Trustee and the Collateral Agent; and (ii) subject to paragraph 25, the reasonable fees and expenses incurred on and after the Petition Date by the Ad Hoc Senior Secured Group Advisors or by or on

[4]	[Note to Draft: To be deleted if Petition Date does not occur until after June 23, 2025.]

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behalf of the Notes Trustee or the Collateral Agent (including, without limitation, reasonable professional fees, expenses, and disbursements of counsel), which shall be submitted on a monthly basis and paid within five business days of the Debtors’ receipt of invoices therefor ((i), (ii), and the interest payments under paragraph 4(c), collectively, the “Adequate Protection Payments”). Notwithstanding the foregoing, the Ad Hoc Senior Secured Group may retain such other professionals as are reasonably necessary in connection with the Cases, and in such circumstance, such additional professionals shall be deemed to be Ad Hoc Senior Secured Group Advisors for purposes of this Interim Order. The Ad Hoc Senior Secured Group shall provide written notice to the Debtors (email being sufficient) of their intent to retain any such additional professionals. None of the foregoing fees, expenses, and disbursements shall be subject to separate approval by this Court or require compliance with the U.S. Trustee guidelines, and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments.

(e) Reporting Requirements. As additional adequate protection to the Prepetition Secured Parties for the consensual use of Cash Collateral, the Debtors shall comply with the reporting requirements set forth in Section 7.04 of the Senior Secured Notes Indenture and shall further provide, subject to any applicable limitations set forth below, to (i) the Ad Hoc Senior Secured Group, (ii) the Ad Hoc Senior Secured Group Advisors, and (iii) counsel to the Notes Trustee:

(i)	at the times specified in paragraph 3(c) hereof, the Variance Report required by paragraph 3(c) hereof;

(ii)	a copy of each update to the Debtors’ business plan as soon as reasonably practicable after it becomes available, together with a reconciliation to the prior business plan;

(iii)	timely delivery of each Proposed Budget as set forth in this Interim Order;

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(iv)

notice of the occurrence of the Debtors’ (A) Qualified Cash (as defined in the Senior Secured Notes Indenture) falling below the Minimum Liquidity Threshold at the end of any week and the amount of such Qualified Cash as of such time or (B) Capital Expenditures exceeding the CapEx Limit;

(v)

promptly, and in any event by the 30th calendar day of each month, beginning with the year-to-date period ended on the last day of the month in which the Petition Date occurs, a monthly and year-to-date income statement and balance sheet; and

(vi)

upon written request (including via email) by the Ad Hoc Senior Secured Group Advisors, the Debtors will provide the Ad Hoc Senior Secured Group and the Ad Hoc Senior Secured Group Advisors with reasonable access to any consultant, turnaround management, broker, or financial advisory firm retained by the Debtors in the Cases.

Notwithstanding any subsequent amendment, modification, or waiver to this Interim Order, the Ad Hoc 26s/28s/29s Noteholder Group and Renesas shall be provided, so long as the RSA has not been terminated, the written information, financial reporting, and other periodic reporting (including, without limitation, such information as is provided in accordance with paragraphs 3(g) and 4(e) of this Interim Order) that the Debtors are required to provide the Prepetition Secured Parties hereunder.

(f) Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with this Court’s order(s) granting the Debtors’ Cash Management Motion (as defined in the Motion). The Debtors shall not: (a) sell, lease (other than existing leases), or otherwise dispose of any assets outside the ordinary course of business, or seek authority of this Court to do any of the foregoing, or (b) reject any material contract, or seek authority of this Court to reject any material contract, in each case, without the prior written consent of the Ad Hoc Senior Secured Group (with email from the Ad Hoc Senior Secured Group Advisors to Debtors’ counsel being sufficient), except as otherwise expressly permitted under the RSA. Prior to the Termination Date, the Debtors shall continue to comply in all respects with

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those covenants contained in the Senior Secured Notes Indenture as in effect on the Petition Date, in each case except as otherwise permitted under the RSA. The Note Parties (as defined in the Senior Secured Notes Indenture) shall be prohibited from transferring any of their assets to Wolfspeed Germany GmbH except pursuant to permitted “investment” baskets under the Senior Secured Notes Indenture (provided that in no event shall Wolfspeed Germany GmbH be permitted to cease to be an “immaterial subsidiary” during the pendency of the Cases).

(g) Miscellaneous.

(i)

Except for (i) the Carve Out and (ii) as otherwise provided in paragraph 4, the Adequate Protection Liens and Adequate Protection Superpriority Claims granted to the Prepetition Secured Parties pursuant to paragraph 4 of this Interim Order shall not be subject, junior, or pari passu to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under the Bankruptcy Code, including, without limitation, pursuant to section 551 or otherwise, and shall not be subordinated to or made pari passu with any lien, security interest, claim, or administrative expense under the Bankruptcy Code, including, without limitation, pursuant to section 364 or otherwise.

(ii)

The Adequate Protection Liens are deemed automatically perfected as of the Petition Date without the necessity of recording same and without further notice or order. The Collateral Agent shall not be required to file any UCC financing statements or other instruments (or to take any other action) to perfect such Adequate Protection Liens.

(iii)

The automatic stay provisions of section 362 of the Bankruptcy Code and any other restriction imposed by an order of the Court or applicable law are hereby modified to the extent necessary to permit the Notes Trustee and the Collateral Agent to perform any act authorized or permitted under or by virtue of this Interim Order, including, without limitation, to take any act to create, validate, evidence, attach or perfect any the Adequate Protection Liens and to receive any payments expressly authorized by this Interim Order with respect to the Prepetition Secured Indebtedness or adequate protection.

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(h) Commitment Fee. [On the Commitment Fee Payment Date (as defined in that certain Note Purchase Agreement, dated October 11, 2024 (the “Note Purchase Agreement”)) occurring on June 23, 2025, Wolfspeed shall pay 100% of the Commitment Fee (as defined in the Note Purchase Agreement) due on such date, on the terms set forth in the Note Purchase Agreement.]5 June 23, 2025 is hereby deemed to be a “Commitment Termination Trigger Date” (as defined in the Note Purchase Agreement), and the Commitment Termination Trigger Date Commitment Fee (as defined in the Note Purchase Agreement) shall become payable to eligible Senior Secured Noteholders on the Plan Effective Date in an amount equal to 50% of the amount of such Commitment Termination Trigger Date Commitment Fee (the “Commitment Fee Amount”) (for the avoidance of doubt, the other 50% of the amount of such Commitment Termination Trigger Date Fee shall be waived on the Plan Effective Date).

(i) Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request. Subject to the Carve Out, nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition Secured Parties is insufficient to compensate for any Diminution in Value of their respective interests in the Prepetition Collateral during the Cases. Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition Secured Parties that the adequate protection granted herein does in fact adequately protect any of the Prepetition Secured Parties against any Diminution in Value of their respective interests in the Prepetition Collateral (including the Cash Collateral).

[5]	[Note to Draft: To deleted bracketed language if Petition Date does not occur prior to payment of accrued and unpaid commitment fee on June 23, 2025.]

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(j) Unsecured Creditor Matters. So long as the RSA has not been terminated:

(i)

subject to paragraph 25 of this Interim Order, the Debtors are authorized to pay in cash all accrued and unpaid reasonable and documented fees and out-of-pocket expenses incurred by the advisors to that certain ad hoc group of holders of 2026 Convertible Notes Claims, 2028 Convertible Notes Claims, and 2029 Convertible Notes Claims (each as defined in the RSA) (collectively, the “Ad Hoc 26s/28s/29s Noteholder Group”), including Ropes & Gray LLP, as counsel, Ducera Partners LLC, as financial advisor and investment banker, any local counsel retained by the Ad Hoc 26s/28s/29s Noteholder Group, and such other professional advisors retained by the Ad Hoc 26s/28s/29s Noteholder Group with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed (collectively, the “Ad Hoc 26s/28s/29s Noteholder Group Advisors”) and the advisors to Renesas Electronics America Inc., a subsidiary of Renesas Electronic Corporation, in its capacity as a holder of CRD Loans (as defined in the RSA) (“Renesas”), including Kirkland & Ellis LLP, as counsel, PJT Partners, Inc., as investment banker, BofA Securities, Inc., as structuring advisor (provided, however, the reasonable and documented fees and expenses of BofA Securities, Inc., shall not exceed $2,500,000), one local counsel in each jurisdiction requiring regulatory filings and one local bankruptcy counsel retained by Renesas, and such other professional advisors retained by Renesas with the prior written consent of Wolfspeed, whose consent shall not be unreasonably withheld, conditioned, or delayed (collectively, the “Renesas Advisors”); subject to recharacterization of such payments as repayment of principal of the unsecured convertible notes held by the Ad Hoc 26s/28s/29s Noteholder Group or repayment of principal of the CRD Loans held by Renesas (in each case, solely upon a motion filed by the Debtors or any other party in interest) to the extent that the RSA is terminated without any of the following having first occurred: (A) assumption of the RSA; (B) entry of the Backstop Order (as defined in the RSA); (C) confirmation of the Plan (as defined in the RSA); and (D) entry of any other order of the Court approving such payments, in each case, with respect to the preceding clauses (A)—(D), pursuant to a final, non-appealable order of this Court; and

(ii)

the Debtors shall substantially contemporaneously provide the Ad Hoc 26s/28s/29s Noteholder Group Advisors and the Renesas Advisors all required written information, financial reporting, and other periodic reporting that is required to be provided to the Prepetition Secured Parties (including, without limitation, such information as is provided in accordance with paragraphs 3(g) and

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4(e) of this Interim Order). The Ad Hoc 26s/28s/29s Noteholder Group Advisors may share such information with any member of the Ad Hoc 26s/28s/29s Noteholder Group and the Renesas Advisors may share such information with Renesas, subject to applicable duties of confidentiality. For the avoidance of doubt, the members of the Ad Hoc 26s/28s/29s Noteholder Group and Renesas shall not be entitled to any consent right granted to the Prepetition Secured Parties hereunder.

5 Carve Out.

(a) Priority of Carve Out. Notwithstanding anything in this Interim Order or the Prepetition SSN Documents to the contrary, each of the Prepetition Liens, the Adequate Protection Liens, the Prepetition Secured Indebtedness, and the Adequate Protection Superpriority Claims (and any other claims arising under section 507(b) of the Bankruptcy Code) shall be subject and subordinate to the payment in full in cash of the Carve Out.

(b) Definition of Carve Out. As used in this Interim Order, the “Carve Out” means the collective sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable and documented fees and expenses up to $75,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all accrued and unpaid fees, costs, and expenses (including any transaction fees or success fees then earned and payable prior to or after delivery of a Carve Out Trigger Notice) (the “Allowed Professional Fees”) incurred or earned by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) or the Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any

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time before the first day following delivery by the Ad Hoc Senior Secured Group of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice (the amounts set forth in clauses (i) through (iii), the “Pre-Carve Out Trigger Notice Cap”), in each case without regard to whether such fees, costs, or expenses are included or provided for in any Approved Budget or were invoiced on or after the Carve Out Trigger Date (as defined below); (iv) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $4.5 million incurred after the first day following delivery by the Ad Hoc Senior Secured Group of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise, less the amount of any prepetition retainers received by any such Debtor Professional and not previously returned or applied to its respective fees and expenses; and (v) Allowed Professional Fees of Committee Professionals in an aggregate amount not to exceed $500,000 incurred after the first day following delivery by the Ad Hoc Senior Secured Group of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in clauses (iv) and (v) being collectively the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email by the Ad Hoc Senior Secured Group or the Ad Hoc Senior Secured Group Advisors to the Debtors’ restructuring co-counsel (Latham & Watkins LLP and Hunton Andrews Kurth LLP), the U.S. Trustee, and counsel to the Committee (if any), with a copy to Kirkland & Ellis LLP, as lead counsel to Renesas, and Ropes & Gray LLP, as lead counsel to the Ad Hoc 26s/28s/29s Noteholder Group, which notice (i) may be delivered only following the occurrence, and during the continuation of, a Termination Event and the termination of the Debtors’ consensual use of Cash Collateral under this Interim Order and (ii) shall expressly state that the Post-Carve Out Trigger Notice Cap has been invoked.

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(c) Professional Fee Account. As soon as reasonably practicable following entry of this Interim Order, the Debtors shall transfer cash, including Cash Collateral, in an amount equal to (i) the total budgeted (or actual, if available) weekly fees and expenses incurred or to be incurred by Professional Persons (such fees and expenses of Professional Persons, the “Professional Fees”) between the Petition Date and the first weekly period set forth in the Approved Budget into a segregated account not subject to control, liens, security interests, or claims of the Prepetition Secured Parties, other than the Collateral Agent’s lien on and security interest in any residual cash balance following payment in full of all Allowed Professional Fees, subject to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Notice Trigger Cap (the “Professional Fee Account”). Thereafter, on a weekly basis, the Debtors shall transfer into the Professional Fee Account cash, including Cash Collateral, in an amount not less than the aggregate unpaid amount of Weekly Estimated Fees and Expenses (as defined below) included in all Weekly Statements (as defined below) received by the Debtors. The Professional Fee Account shall not be subject to the control of the Prepetition Secured Parties, and the funds transferred to the Professional Fee Account shall be used to pay Allowed Professional Fees, with the Collateral Agent having a lien on and security interest in any residual cash balance following payment in full of all Allowed Professional Fees, subject to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Notice Trigger Cap.

(d) Pre-Carve Out Trigger Notice. Prior to the delivery of a Carve Out Trigger Notice, on the first business day following entry of this Interim Order and on the third business day of each week thereafter, each Professional Person shall deliver to the Debtors, the Ad Hoc Senior Secured Group, and their respective advisors a weekly statement (each, a “Weekly Statement”) setting forth a good-faith estimate of the amount of fees and expenses (excluding, for

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the avoidance of doubt, any restructuring, sale, success or other transaction fee of any investment bankers or financial advisors) expected to be incurred by such Professional Person during the following week (the “Weekly Estimated Fees and Expenses”), and the Debtors shall, on a weekly basis, transfer cash into the Professional Fee Account in an amount equal to the aggregate amount of Weekly Estimated Fees and Expenses based on the Weekly Statements submitted by each Professional Person (and if no such estimate is provided in a given week, then the amount forecasted for such Professional Person in the Approved Budget) that remain unpaid (and that were not previously funded to the Professional Fee Account). In addition to the Weekly Statement, each Professional Person shall also provide a good-faith estimate of the amount of accrued but unpaid fees and expenses incurred by such Professional Person during the preceding week (the “Prior Week Estimate”), and the amount of cash to be transferred to the Professional Fee Account shall be increased or reduced (as applicable) by the difference between such Prior Week Estimate and the Weekly Estimated Fees and Expenses funded for the prior week for such Professional Person. The Debtors shall use funds held in the Professional Fee Account exclusively to pay Allowed Professional Fees as they become allowed and payable pursuant to the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and in accordance with any orders of the Court; provided that the Debtors’ obligations to pay Allowed Professional Fees shall not be limited or be deemed limited to funds held in the Professional Fee Account.

(e) Post-Carve Out Trigger Notice. Notwithstanding the occurrence of a Termination Event, upon delivery of a Carve Out Trigger Notice to the Debtors (the “Carve Out Trigger Date”), such Carve Out Trigger Notice shall (i) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by the Debtors to fund the Professional Fee Account in an amount equal to (A) the Pre-Carve Out Trigger Notice

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Cap and (B) the Post-Carve Out Trigger Notice Cap ((A) and (B), each to the extent not previously funded into the Professional Fee Account, including after giving effect to the last sentence of this paragraph). Following delivery of a Carve Out Trigger Notice, each Professional Person shall promptly deliver one additional statement to the Debtors, the Ad Hoc Senior Secured Group, and the Ad Hoc Senior Secured Group Advisors setting forth a good-faith estimate of the amount of accrued but unpaid fees and expenses incurred by such Professional Person during the period immediately following the most recent Weekly Statement previously delivered by such Professional Person through and including the Carve Out Trigger Date, and the Debtors shall transfer such amounts to the Professional Fee Account.

(f) All funds in the Professional Fee Account shall be used first to pay Allowed Professional Fees, subject to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Notice Trigger Cap, and then, to the extent the Professional Fee Account has not been reduced to zero, any such excess shall be paid to the Prepetition Secured Parties in accordance with the Prepetition SSN Documents. Notwithstanding anything to the contrary in the Prepetition SSN Documents or this Interim Order: (i) following delivery of a Carve Out Trigger Notice, the Notes Trustee, the Collateral Agent, and any other Prepetition Secured Party shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Professional Fee Account has been fully funded in cash, but the Collateral Agent shall have a lien on and security interest in any residual interest in any residual cash balance remaining in the Professional Fee Account after all Allowed Professional Fees have been paid in full in cash, with any excess paid to the Notes Trustee for application in accordance with the Prepetition SSN Documents; (ii)(A) disbursements by the Debtors from the Professional Fee Account shall not increase or reduce the Prepetition Secured Indebtedness, (B) failure of the Professional Fee

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Account to satisfy in full in cash the Allowed Professional Fees shall not affect, alter, or impair the amount, scope, or priority of the Carve Out, (C) in no way shall any Approved Budget, Proposed Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Weekly Statement, Weekly Estimated Fees and Expenses, Prior Week Estimate, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors; and (iii) the Carve Out shall be senior to (1) the Prepetition Secured Indebtedness, the Adequate Protection Superiority Claims, and any claims arising under section 507(b) of the Bankruptcy Code and (2) all security interests and liens (as defined in Section 101(37) of the Bankruptcy Code) securing any of the claims or administrative expenses described in clause (1), including the Prepetition Liens and the Adequate Protection Liens.

(g) No Direct Obligation to Pay Allowed Professional Fees. The Prepetition Secured Parties reserve the right to object to the allowance of any fees and expenses. Except for permitting the funding of the Professional Fee Account as provided herein, none of the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person or any fees or expenses of the U.S. Trustee or Clerk of the Court incurred in connection with the Cases or any successor case(s) under any chapter of the Bankruptcy Code (a “Successor Case”). Nothing in this Interim Order or otherwise shall be construed to obligate the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(h) Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.

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6 Access and Information. Upon written request (including via email), the Debtors shall provide the Ad Hoc Senior Secured Group Advisors with (a) reasonable access to the Debtors’ books and records, including all records and files of the Debtors pertaining to the Prepetition Collateral and the Adequate Protection Collateral and other available information (including historical information) regarding the Debtors, their property, operations, or finances, (b) reasonable access to the Debtors’ properties and (c) reasonable access to the Debtors’ officers, counsel, and financial advisors to discuss the Debtors’ affairs, finances, and condition; it being understood that nothing in this paragraph shall require the Debtors (or any of their advisors) to take any action that would conflict with any applicable requirements of law or any binding agreement, or that would waive any attorney-client or similar privilege.

7 Termination. Subject to the Remedies Notice Period (as defined below) and paragraphs 5 and 8 of this Interim Order, including if ordered by the Court in accordance with paragraph 8, the Debtors’ right to consensual use of Cash Collateral pursuant to this Interim Order shall automatically cease without further court proceedings on the Termination Date (as defined herein). As used herein, “Termination Event” means any of the events set forth below, in each case, unless waived or modified with the consent of the Ad Hoc Senior Secured Group:

(a) A Final Order acceptable to the Debtors and the Ad Hoc Senior Secured Group is not entered by the Court by 11:59 p.m. on the date that is 45 days after the Petition Date;

(b) The violation of any material term of this Interim Order by the Debtors that is not cured within three business days of receipt by the Debtors of written notice of such default from the Ad Hoc Senior Secured Group (provided that the terms and provisions with respect to adequate protection shall be deemed material);

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(c) Entry of an order modifying, reversing, revoking, staying for a period in excess of five business days, rescinding, vacating, or amending this Interim Order in a manner adverse to the rights, interest, priorities, or entitlements of the Prepetition Secured Parties without the express prior written consent of the Ad Hoc Senior Secured Group;

(d) Without the written consent of the Ad Hoc Senior Secured Group, the Cases are dismissed or converted to cases under chapter 7 of the Bankruptcy Code; a trustee under chapter 11 of the Bankruptcy Code, an examiner with expanded powers, or a responsible officer or similar person is appointed in the Cases; the Cases are transferred or there is a change of venue; the Debtors file any motion, pleading, or proceeding (or solicit, support, or encourage any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of any of the foregoing relief; or any order is entered granted any of the foregoing relief;

(e) Except for the Carve Out and Prepetition Permitted Liens or as otherwise expressly permitted in advance and in writing by the Ad Hoc Senior Secured Group, the voluntary creation of any lien or other interest pari passu with or senior to any of the Prepetition Liens, Adequate Protection Liens, or Adequate Protection Superpriority Claims granted to the Prepetition Secured Parties under this Interim Order;

(f) The Debtors file a disclosure statement or chapter 11 plan that is inconsistent in any material respect with the RSA;

(g) The Debtors file any motion, pleading, or proceeding (or solicit, support, or encourage any other party to file any motion, pleading, or proceeding) seeking or consenting to, or an order is entered granting, (i) the invalidation, subordination, or other challenge to the

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Prepetition Secured Indebtedness, the Prepetition Liens, the Adequate Protection Liens, or the Adequate Protection Superpriority Claims or (ii) any relief under sections 506(c) or 552 of the Bankruptcy Code with respect to any Prepetition Collateral or any Adequate Protection Collateral, including the Cash Collateral, or against any of the Prepetition Secured Parties, in each case other than the Carve Out or without the prior written consent of the Ad Hoc Senior Secured Group;

(h) The Debtors file any motion, pleading, or proceeding (or solicit, support, or encourage any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of, or an order is entered granting, relief that could reasonably be expected to result in an impairment of the rights or interests of the Prepetition Secured Parties (except any motion or other pleading otherwise permitted by this Interim Order or the RSA) and such motion, pleading, proceeding or order is not withdrawn or vacated within two business days of receipt by the Debtors of written notice thereof from the Ad Hoc Senior Secured Group;

(i) The entry of an order by this Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code to any entity other than the Prepetition Secured Parties (i) with respect to the Prepetition Collateral or the Adequate Protection Collateral in excess of $250,000 in value or (ii) authorizing any party to proceed against any asset of the Debtors that, in each case, would adversely affect in any material respect the Debtors’ ability to operate their business in the ordinary course, in each case without the prior written consent of the Ad Hoc Senior Secured Group;

(j) The entry of a subsequent order of the Court (i) terminating the Debtors’ use of Cash Collateral or (ii) authorizing the use of Cash Collateral by any non-Debtor affiliate of the Debtors;

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(k) The failure by the Debtors to make any payment pursuant to this Interim Order when due that is not cured within three business days following the Debtors’ receipt of written notice from the Ad Hoc Senior Secured Group (including, but not limited to, Adequate Protection Payments and interest payments described in paragraph 4);

(l) The failure by the Debtors to deliver to the Ad Hoc Senior Secured Group or the Ad Hoc Senior Secured Group Advisors any of the documents or other information required to be delivered to such applicable party pursuant to this Interim Order when due, or any such documents or other information shall contain a material misrepresentation, and in either case such failure or misrepresentation is not cured within three business days after written notice thereof is delivered to the Debtors by the Ad Hoc Senior Secured Group;

(m) The failure by the Debtors to (i) comply with (A) the Budget Provisions set forth in paragraph 3 hereof (subject to the Permitted Variances) or (B) the CapEx Limit or (ii) at the end of any week, maintain Qualified Cash (as defined in the Senior Secured Notes Indenture) in an amount equal to or greater than the Minimum Liquidity Threshold;

(n) The entry of an order of this Court approving the terms of any senior secured or pari passu debtor in possession financing that is entered into by the Debtors without the written consent of the Ad Hoc Senior Secured Group;

(o) except as expressly permitted by the RSA or otherwise approved by the Ad Hoc Senior Secured Group in writing, the failure by the Debtors to conduct their business and operations in the ordinary course and in compliance with applicable law, taking into account the Transactions (as defined in the RSA) and the Cases;

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(p) except as permitted by the RSA, the Debtors file any motion, pleading, or proceeding seeking to assume or reject any material executory contract or unexpired lease without the prior written consent of the Ad Hoc Senior Secured Group;

(q) The entry of any post-petition judgment against the Debtors in excess of $500,000 (not including amounts covered by insurance), the enforcement of which is not otherwise stayed by the Bankruptcy Code;

(r) The Debtors shall be enjoined from conducting any material portion of their business, any material disruption of the business operations of the Debtors shall occur (other than as a result of the Cases), or any material damage to or loss of material assets of the Debtors shall occur that is not otherwise covered by insurance;

(s) The Debtors file any motion, pleading, or proceeding (or solicit, support, or encourage any other party to file any motion, pleading, or proceeding) seeking or consenting to the granting of, or an order is entered granting, any termination and/or shortening, reduction of, or other modification to, the Debtors’ exclusive period to file and/or solicit a chapter 11 plan pursuant to the Bankruptcy Code (collectively, the “Exclusive Periods”) or the Exclusive Periods otherwise terminate;

(t) The termination of the RSA or the Debtors give written notice of termination of the RSA;

(u) The termination of the Backstop Agreement (as defined in the RSA), or the Debtors or the Backstop Parties (as defined in the RSA) give written notice of termination of the Backstop Agreement;

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(v) The failure of the Plan Effective Date (as defined in the RSA) to occur on or before the Outside Date, unless the Outside Date is extended by the Ad Hoc Senior Secured Group or otherwise permitted under the RSA; or

(w) The failure of the Debtors to meet any of the deadlines (or such later dates as may be approved by the Ad Hoc Senior Secured Group) set forth on Exhibit 2 (collectively, the “Milestones”).

8 Remedies After a Termination Date.

(a) Notwithstanding anything contained herein, the Debtors’ authorization to use Cash Collateral on a consensual basis pursuant to this Interim Order shall automatically terminate on such date (the “Termination Date”) that is the earliest of (i) the effective date of any chapter 11 plan with respect to the Debtors that is confirmed by the Court; and (ii) unless otherwise ordered by the Court, five business days from the date (the “Termination Declaration Date”) on which written notice of the occurrence of any Termination Event is given (which notice may be given by email or other electronic means) by the Ad Hoc Senior Secured Group or the Ad Hoc Senior Secured Group Advisors to the Debtors’ counsel, counsel to a Committee (if appointed), Renesas, and the U.S. Trustee (the “Termination Declaration” and such period commencing on the Termination Declaration Date and ending five business days later, which period shall be automatically extended if the Debtors or the U.S. Trustee seek an emergency hearing as provided in clause (b) below prior to the expiration of such period to enable the Court to rule thereon, the “Remedies Notice Period”); provided that, until the expiration of the Remedies Notice Period, the Debtors may (a) continue to use Cash Collateral to make payments in respect of expenses necessary to keep the business of the Debtors operating in accordance with the Approved Budget, (b) contest or cure any alleged Termination Event, (c) pay professional fees and fund the Professional Fee Account in accordance with paragraph 6 of this Interim Order, and (d) seek other relief as provided for in this paragraph 8.

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(b) If a Termination Declaration is delivered as provided above, the Debtors, the Committee (if appointed), and the Prepetition Secured Parties hereby consent to an emergency hearing being held before the Court on an expedited basis and related motions shall be filed with the Court on at least three business days’ notice (subject to the Court’s availability) for the sole purpose (unless the Court orders otherwise) of considering whether a Termination Event has occurred or is continuing or for the contested use of Cash Collateral. Unless the Court has determined that a Termination Event has not occurred and/or is not continuing or the Court orders otherwise, the automatic stay, as to all of the Prepetition Secured Parties, shall automatically be terminated at the end of the Remedies Notice Period without further notice or order. Upon expiration of the Remedies Notice Period, the Prepetition Secured Parties shall be permitted to exercise all remedies set forth herein and in the Prepetition SSN Documents, and as otherwise available at law or in equity without further order of or application or motion to this Court.

(c) For the avoidance of doubt, nothing in this Interim Order waives, limits, alters, or impairs the parties’ rights to seek or object to the non-consensual use of Prepetition Collateral, Adequate Protection Collateral, or Cash Collateral after the occurrence of the Termination Declaration Date. Nothing herein shall alter the burden of proof set forth in the applicable provisions of the Bankruptcy Code at any hearing to consider any relief related to the automatic stay under Bankruptcy Code section 362(a), use Cash Collateral, or to obtain any other injunctive relief. Unless otherwise expressly provided, any delay or failure of the Notes Trustee and/or the other Prepetition Secured Parties to exercise rights under the Prepetition SSN Documents and/or this Interim Order shall not constitute a waiver of their respective rights

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hereunder, thereunder, or otherwise. The occurrence of the Termination Date or a Termination Event shall not affect the validity, priority, or enforceability of any and all rights, remedies, benefits, and protections provided to any of the Prepetition Secured Parties under this Interim Order, which rights, remedies, benefits, and protections shall survive the Termination Date or the delivery of Termination Declaration.

9 Payments Free and Clear. Subject in all respects to paragraph 18, any and all payments or proceeds remitted to the Notes Trustee, for the benefit of the Prepetition Secured Parties, pursuant to the provisions of this Interim Order shall be irrevocable, received free and clear of any claim, charge, assessment, or other liability, including without limitation, any such claim or charge arising out of or based on, directly or indirectly, section 506(c) (whether asserted or assessed by, through or on behalf of the Debtor) or section 552(b) of the Bankruptcy Code.

10 Limitation on Charging Expenses Against Collateral. Except to the extent of the Carve Out, no costs or expenses, including any costs or expenses of administration of the Cases or any Successor Cases or any future proceeding that may result therefrom, shall be charged against or recovered from the Adequate Protection Collateral (including Cash Collateral) or Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law; provided that the foregoing waiver shall be without prejudice to any provision of the Final Order with respect to costs or expenses incurred following the entry of the Final Order.

11 Reservation of Rights of the Prepetition Secured Parties. This Interim Order and the transactions contemplated hereby shall be without prejudice to (a) the rights of any of the Prepetition Secured Parties to seek additional or different adequate protection, move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Cases, or to take any other action in the Cases and to appear and be heard in any matter raised in

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the Cases, or the right of any party in interest from contesting any of the foregoing, and (b) any and all rights, remedies, claims, and causes of action which the Prepetition Secured Parties may have against any non-Debtor party; provided that nothing in the foregoing paragraph modifies the rights and obligations of the Prepetition Secured Parties under the RSA. For adequate protection purposes, each of the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and for adequate protection for any Diminution in Value from and after the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim Order.

12 Modification of Automatic Stay. The Debtors are authorized and directed to perform all acts and to make, execute, and deliver any and all instruments as may be necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby. The stay of section 362 of the Bankruptcy Code is hereby modified to permit the parties to accomplish the transactions contemplated by this Interim Order.

13 Survival of Interim Order. The provisions of this Interim Order shall be binding upon any trustee appointed during the Cases or upon a conversion to cases under chapter 7 of the Bankruptcy Code, and any actions taken in reliance hereof shall survive entry of any order which may be entered converting the Cases to chapter 7 cases, dismissing the Cases under section 1112 of the Bankruptcy Code or otherwise, confirming or consummating any plan(s) of reorganization or liquidation or otherwise, or approving or consummating any sale of any Prepetition Collateral or Adequate Protection Collateral, whether pursuant to section 363 of the Bankruptcy Code or included as part of any plan. The terms and provisions of this Interim Order, as well as the priorities in payments, liens, and security interests granted pursuant to this Interim Order, shall continue notwithstanding any conversion of the Cases to chapter 7 cases under the Bankruptcy Code, dismissal of the Cases, confirmation or consummation of any plan(s) of reorganization or

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liquidation, approval or consummation of any sale, or otherwise. Subject to the provisions and limitations described in paragraph 18 of this Interim Order, the Adequate Protection Payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense, or avoidance in the Cases or any subsequent chapter 7 case or other proceeding (other than a defense that the payment has actually been made).

14 No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

15 Release. Subject to the rights, provisions, and limitations set forth in paragraph 18 of this Interim Order, effective upon entry of this Interim Order, the Debtors hereby unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the Prepetition Secured Parties (each in their respective roles as such), and each of their respective affiliates, former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, assigns, agents, and predecessors in interest, each in their capacity as such, of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description that exist on the date hereof with respect to or relating to the Senior Secured Notes, the Prepetition Liens, the Prepetition

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Secured Indebtedness, the Prepetition SSN Documents, or this Interim Order, as applicable, and/or the transactions contemplated hereunder or thereunder, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the Prepetition Secured Parties.

16 Binding Effect. The terms of this Interim Order shall be valid and binding upon the Debtors, all creditors of the Debtors, and all other parties in interest from and after the entry of this Interim Order by this Court.

17 Reversal, Stay, Modification or Vacatur. In the event the provisions of this Interim Order are hereinafter reversed, stayed, modified, or vacated, such reversal, modification, stay, or vacatur shall not affect the rights and priorities of the Prepetition Secured Parties granted and in effect pursuant to this Interim Order immediately prior thereto. In other words, notwithstanding any such reversal, stay, modification, or vacatur, any indebtedness, obligation, or liability incurred by the Debtors pursuant to this Interim Order arising prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the original provisions of this Interim Order, including any payments made hereunder or security interests and liens granted herein.

18 Reservation of Certain Third-Party Rights and Bar of Challenge and Claims.

(a) Without limiting the remainder of this Paragraph 18, the stipulations, admissions, waivers, and releases contained in this Interim Order, including the Debtors’ Stipulations, shall be binding upon the Debtors in all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (as defined below)

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as of the Petition Date. The stipulations, admissions, waivers, and releases contained in this Interim Order, including, the Debtors’ Stipulations and the release in paragraph 15 (the “Release”), shall be binding upon the Debtors’ estates (and all successors of the Debtors) and all other parties in interest, including any Committee and any other person acting on behalf of the Debtors’ estates, including a trustee, except to the extent a party in interest and, for purposes of such exception, solely to the extent such party in interest obtains proper standing and has timely and properly filed an adversary proceeding or contested matter under the Bankruptcy Rules asserting a Challenge (as defined below): (i) on or before the date that is 35 calendar days after entry of the Interim Order; provided that if a Committee is appointed prior to the expiration of such 35-five day period, such Committee shall have until the later of such 35-day period and the date that is 60 calendar days after its appointment, except that in no event shall the deadline described above extend beyond the first day of any hearing held in the Cases to consider confirmation of a chapter 11 plan for the Debtors (in each case, a “Challenge Period”, and the date of expiration of such Challenge Period, the “Challenge Period Termination Date”); provided, however, that if prior to the Challenge Period Termination Date, either the Cases convert to chapter 7 or a chapter 11 trustee is appointed, then in such case the Challenge Period Termination Date shall be extended solely with respect to the trustee until the later of the then Challenge Period Termination Date and the date that is 20 days following such conversion or appointment; (ii) seeking to avoid, object to, or otherwise challenge the Debtors’ Stipulations or the Release regarding: (A) the validity, enforceability, extent, priority, or perfection of Prepetition Liens, including any mortgages or security interests in the Prepetition Collateral; or (B) the validity, enforceability, allowability, priority, secured status, or amount of the Prepetition Secured Indebtedness (any such claim, a “Challenge”); and (iii) in which the Court enters a final order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter.

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(b) Upon the occurrence of the Challenge Period Termination Date without the filing of a Challenge (or if any Challenge is filed and overruled): (i) any and all Challenges by any party (whether on behalf of the Committee, any chapter 11 trustee, and/or any examiner or other estate representative appointed or elected in the Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed or elected in any Successor Cases (as defined below)) shall be deemed to be forever barred; (ii) the Prepetition Secured Indebtedness shall constitute allowed secured claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance for all purposes in the Cases and any Successor Cases; (iii) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected liens on the Prepetition Collateral, not subject to recharacterization, subordination, or avoidance; and (iv) all of the Debtors’ stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, and all other waivers, releases, affirmations, and other stipulations as to the priority, extent, and validity as to the Prepetition Secured Parties’ claims, liens, and interests contained in this Interim Order shall be in full force and effect and forever binding upon the Debtors, the Debtors’ estates, and all creditors, interest holders, and other parties in interest in these Cases and any Successor Cases.

(c) If any such adversary proceeding or contested matter is timely and properly filed under the Bankruptcy Rules, the stipulations and admissions contained in this Interim Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive on any Committee and any other party-in-interest except to the extent that such stipulations and admissions were successfully and expressly challenged in such adversary proceeding or contested

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matter prior to the Challenge Period Termination Date. Nothing in this Interim Order vests or confers on any person (as defined in the Bankruptcy Code), including, without limitation, any Committee appointed in the Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any challenges (including a Challenge) with respect to the Prepetition SSN Documents, the Prepetition Liens, and the Prepetition Secured Indebtedness, and a separate order of the Court conferring such standing on any Committee or other party-in-interest shall be a prerequisite for the prosecution of a Challenge by such Committee or such other party-in-interest.

19 Limitation on Use of Collateral and Cash Collateral. Notwithstanding anything to the contrary set forth in this Interim Order, none of the Adequate Protection Collateral, the Prepetition Collateral, including Cash Collateral, or the Carve Out or proceeds of any of the foregoing may be used: (a) to investigate (including by way of examinations or discovery proceedings), initiate, assert, prosecute, join, commence, support, or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other litigation of any type (excluding any proceedings contemplated by paragraph 8 hereof) (i) against any of the Prepetition Secured Parties (in their capacities as such) or any of their respective affiliates, officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors in such capacity, with respect to any transaction, occurrence, omission, action, or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, any so-called “lender liability” claims and causes of action, or seeking relief against any of the Prepetition Secured Parties or that that would otherwise impair the rights and remedies of the Prepetition Secured Parties hereunder, under the Prepetition SSN Documents, including, without

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limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Committee appointed (if any) in these Cases in connection with the assertion of or joinder in any such claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the Prepetition Secured Parties to recover on the Prepetition Collateral or the Adequate Protection Collateral or seeking affirmative relief against any of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the Prepetition Secured Indebtedness or the Prepetition Secured Parties’ Prepetition Liens or security interests in the Prepetition Collateral or the Adequate Protection Collateral, as applicable; or (iii) for monetary, injunctive, or other affirmative relief against any of the Prepetition Secured Parties, or with respect to the Prepetition Secured Parties’ respective liens on or security interests in the Prepetition Collateral or the Adequate Protection Collateral that would impair the ability of any of the Prepetition Secured Parties to assert or enforce any lien, claim, right, or security interest or to realize or recover on the Prepetition Secured Indebtedness, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, or interests (including, without limitation, the Prepetition Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever, including, without limitation, any Avoidance Actions related to or in connection with the Prepetition Secured Indebtedness or the Prepetition Liens, including any cause of action seeking to invalidate, set aside, avoid, or subordinate, in whole or in part, the Prepetition Secured

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Indebtedness, the Prepetition Liens, or Adequate Protection Liens; (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Prepetition Liens or any other rights or interests of any of the Prepetition Secured Parties related to the Prepetition Secured Indebtedness or the Prepetition Liens; or (e) for monetary, injunctive, or other affirmative relief against any of the Prepetition Secured Parties relating in any way to the Prepetition Secured Indebtedness; provided that no more than $50,000 of the proceeds of the Adequate Protection Collateral, or the Prepetition Collateral, including the Cash Collateral, in the aggregate, may be used solely by any Committee appointed (if any) in these Cases, if any, solely to investigate, prior to the Challenge Period Termination Date, any potential Challenge, including claims, causes of action, adversary proceedings, or other litigation against the Prepetition Secured Parties solely concerning the legality, validity, priority, perfection, enforceability, or extent of the Prepetition Secured Indebtedness and/or the Prepetition Liens.

20 Enforceability; Waiver of Any Applicable Stay. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rule 6004(h), 6006(d), 7062, 9014, or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

21 No Waiver for Failure to Seek Relief. The failure or delay of any of the Notes Trustee or the Prepetition Secured Parties to seek relief or otherwise exercise any of its rights and remedies under this Interim Order, the Prepetition SSN Documents or applicable law, as the case may be, shall not constitute a waiver of any rights hereunder, thereunder, or otherwise, by the Notes Trustee or the Prepetition Secured Parties, as applicable.

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22 Proofs of Claim. Notwithstanding anything to the contrary contained in any prior or subsequent order of the Court, including, without limitation, any order establishing a deadline for the filing of proofs of claim or requests for payment of administrative expenses under section 503(b) of the Bankruptcy Code, if any, the Prepetition Secured Parties shall not be required to file any proof of claim or request for payment of administrative expenses with respect to any of the Prepetition Secured Indebtedness, the Prepetition Liens, the Adequate Protection Liens, or the Adequate Protection Claims; and the failure to file any such proof of claim or request for payment of administrative expenses shall not affect the validity, priority, or enforceability of any of the Prepetition SSN Documents, Prepetition Secured Indebtedness, the Prepetition Liens, the Adequate Protection Liens, or the Adequate Protection Claims or prejudice or otherwise adversely affect the Prepetition Secured Parties’ rights, remedies, powers, or privileges under any of the Prepetition SSN Documents, this Interim Order, or applicable law. The Stipulations shall be deemed to constitute a timely filed proof of claim on behalf of each of the Prepetition Secured Parties with respect to the Prepetition Secured Indebtedness and all related obligations in these Cases or any Successor Cases (as defined herein). Notwithstanding the foregoing, the Notes Trustee, on behalf of itself and the Prepetition Secured Parties, is authorized and entitled, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or master proof of claim for any claim described herein or otherwise related to any Prepetition Secured Indebtedness. The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest.

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23 Section 552(b) of the Bankruptcy Code. The Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to any of the Prepetition Secured Parties with respect to proceeds, products, offspring, or profits of any of the Prepetition Collateral or the Adequate Protection Collateral; provided that the foregoing waiver shall be without prejudice to any provisions of the Final Order.

24 No Marshaling. The Prepetition Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Prepetition Collateral or the Adequate Protection Collateral; provided that the foregoing waiver shall be without prejudice to any provisions of the Final Order.

25 Expense Invoices; Disputes; Indemnification.

(a) The Debtors’ obligation to pay the professional fees and expenses of the Notes Trustee, the Collateral Agent, the Ad Hoc Senior Secured Group, the Ad Hoc 26s/28s/29s Noteholder Group, and Renesas as provided in paragraph 4 of this Interim Order shall not require further Court approval, except as otherwise provided for below.

(b) The professional fees and expenses covered by paragraph 4 of this Interim Order shall be payable without the necessity of filing formal fee applications or complying with the U.S. Trustee Guidelines; provided that copies of statements or invoices for such professional fees, expenses, and disbursements (the “Invoiced Fees”) shall be served by email on counsel to the Debtors, the U.S. Trustee, and counsel to any Committee (if appointed), who shall have 10 calendar days (the “Review Period”) to review and assert any objections thereto. Invoiced Fees shall be in the form of an invoice summary for professional fees and categorized expenses incurred during the pendency of the Cases, and such invoice summary shall not be required to contain time

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entries, but shall include a general, brief description of the nature of the matters for which services were performed and the number of hours performed by each professional and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any work product doctrine, privilege or protection, common interest doctrine privilege or protection, any other evidentiary privilege or protection recognized under applicable law, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege, work product doctrine, privilege or protection, common interest doctrine privilege or protection, or any other evidentiary privilege or protection recognized under applicable law. The Debtors, any Committee, or the U.S. Trustee may dispute the payment of any portion of the Invoiced Fees (the “Disputed Invoiced Fees”) if, within the Review Period, the Debtors, any Committee, or the U.S. Trustee notifies the submitting party in writing setting forth the specific objections to the Disputed Invoiced Fees. If the parties are unable to reach resolution with respect to the Disputed Invoiced Fees, then the Court may resolve any such issues upon prior notice and a hearing. For the avoidance of doubt, following the Review Period, the Debtors shall promptly pay in full all Invoiced Fees other than the Disputed Invoiced Fees.

(c) The Prepetition Secured Parties have acted in good faith and without negligence, misconduct, or violation of public policy or law, in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the use of Cash Collateral, including in respect of the granting of Adequate Protection Liens, any challenges or objections to the use of Cash Collateral, and all other documents related to and all transactions contemplated by the foregoing. Accordingly, without abrogating or limiting the indemnification provisions set forth in any of the Prepetition SSN Documents, the Debtors shall indemnify each of the Prepetition Secured Parties and their

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respective affiliates, successors, and assigns and the officers, directors, employees, agents, attorneys, advisors, controlling persons, and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including but not limited to reasonable and documented legal fees and expenses), and liabilities arising out of or relating to the transactions, procedures, and/or relief contemplated by this Interim Order, except to the extent such Indemnified Person has been found in a final non-appealable judgment by a court of competent jurisdiction to have acted with fraud, with willful misconduct, or in bad faith. No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Debtors or any shareholders or creditors of the Debtors for or in connection with the transactions, procedures, and/or relief contemplated by this Interim Order, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s fraud, bad faith, or willful misconduct, and in no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential, or punitive damages.

26 Credit Bidding and Sale Provisions. Subject to paragraph 18 hereof and the provisions of section 363(k) of the Bankruptcy Code, the Notes Trustee shall have the right to credit bid (either directly or through one or more acquisition vehicles) up to the full amount of the Prepetition Secured Parties’ Prepetition Secured Indebtedness, including the Adequate Protection Superpriority Claims, if any, in any sale of all or any portion of the Prepetition Collateral or the Adequate Protection Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any chapter 11 plan. The Debtors shall not object to, or solicit, support, or encourage any objection to, any rights set forth in this paragraph 26.

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27 Headings. The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.

28 Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order and with respect to all matters arising from or related to the implementation of this Interim Order.

29 With respect to the indebtedness owed by the Debtors to Wells Fargo in respect of the P-Card Agreement, Wells Fargo has and shall continue to have a valid and perfected, non-avoidable first-priority lien in that certain deposit account identified in the Security Agreement in respect of the P-Card Agreement (the “Wells Collateral”), which secures such indebtedness and any proceeds thereof, subject to the P-Card Agreement with respect to all obligations related to the P-Card Agreement and other treasury management fees and other charges and expenses of Wells Fargo. Such lien on the Wells Collateral shall not be primed by any lien granted to any postpetition lender or other person.

30 Final Hearing. A Final Hearing to consider the relief requested in the Motion on a final basis shall be held on ______________________, 2025, at ___________ (prevailing Central time). Within three business days after entry of this Interim Order, the Debtors shall serve, or cause to be served, notice of the Final Hearing, along with a copy of the Motion (to the extent the Motion was not previously served on a party) and this Interim Order, by first class mail, electronic transmission, or other appropriate method of service on (a) the Notice Parties, (b) counsel to any Committee, and (c) any party that has requested notice pursuant to Bankruptcy Rule 2002. Any responses or objections to approval of the Motion on a final basis shall be made in writing, conform to the applicable Bankruptcy Rules, be filed with this Court and served so as to be actually received no later than _________________, 2025, at _________ (prevailing Central

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time) by the following parties: (a) proposed counsel to the Debtors, (i) Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, Attn: Ray C. Schrock (ray.schrock@lw.com), Alexander W. Welch (alex.welch@lw.com), Keith Simon (keith.simon@lw.com), and Eric Einhorn (eric.einhorn@lw.com) (ii) Hunton Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, TX 77002, Attn: Timothy A. (“Tad”) Davidson II (taddavidson@hunton.com), Ashley L. Harper (ashleyharper@hunton.com), and Philip Guffy (pguffy@hunton.com); (b) the Office of the United States Trustee for Southern District of Texas; (c) counsel to the Notes Trustee, (d) counsel to the Ad Hoc Senior Secured Group (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attn.: Kenneth S. Ziman (kziman@paulweiss.com) and Kyle J. Kimpler (kkimpler@paulweiss.com) and (ii) Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, TX 77002, Attn.: John F. Higgins (JHiggins@porterhedges.com) and Megan Young-John (MYoung-John@porterhedges.com); (e) proposed counsel to any Committee; (f) counsel to the Ad Hoc 26s/28s/29s Noteholder Group, Ropes & Gray LLP, 1221 Avenue of the Americas, New York, NY 10036, Attn: Ryan Preston Dahl (ryan.dahl@ropesgray.com), Matthew M. Roose (matthew.roose@ropesgray.com), Sam Badawi (sam.badawi@ropesgray.com), and Christine Joh (christine.joh@ropesgray.com); and (g) counsel to Renesas, Kirkland & Ellis LLP, (i) 601 Lexington Avenue, New York, NY 10022, Attn: Steven N. Serajeddini, P.C. (steven.serajeddini@kirkland.com) and 333 West Wolf Point Plaza, Chicago, IL 60654, Attn: Yusuf Salloum (yusuf.salloum@kirkland.com) and Claire Stephens (claire.stephens@kirkland.com) and (ii) [__]. If no objections are filed to the Motion, this Court may enter a Final Order without further notice or hearing.

Signed: ___________________, 2025

[__]
UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

Initial Approved Budget

Exhibit 2

Milestones

The Debtors’ consensual use of Cash Collateral shall be subject to the timely satisfaction of the following Milestones, which may be extended with the prior written consent (email shall suffice, including from respective counsel) of the Debtors and the Required Consenting Senior Secured Noteholders.

1. Commencement of the Cases. The Debtors shall commence the Cases by no later than 11:59 p.m. Central Time on July 1, 2025.

2. Cash Collateral Order. At or prior to 11:59 p.m. Central Time on the date that is three (3) days after the Petition Date, the Court shall have entered this Interim Order. At or prior to 11:59 p.m. Central Time on the date that is forty-five (45) days after the Petition Date, the Court shall have entered the Final Order.

3. Disclosure Statement Approval Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Court shall have entered an order approving the Disclosure Statement (as defined in the RSA).

4. Backstop Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Court shall have entered the Backstop Order (as defined in the RSA).

5. Confirmation Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Court shall have entered the Confirmation Order (as defined in the RSA).

6. Plan Consummation. At or prior to 11:59 p.m. Central Time on the Outside Date (as defined in the RSA) shall have occurred.

Exhibit B-1

Backstop Parties

[On file with Company]

Exhibit B-2

Automatic Termination Parties

[On file with Company]

Exhibit C

Milestones

The Consenting Creditors’ support for the Transactions shall be subject to the timely satisfaction of the following milestones (the “Milestones”), which may be extended with the prior written consent (email shall suffice, including from respective counsel) of the Debtors, the Required Consenting Senior Secured Noteholders, the Required Consenting Convertible Noteholders, and Renesas:

1. Commencement of the Chapter 11 Cases. The Debtors hereby agree that they shall commence the Chapter 11 Cases by no later than 11:59 p.m. Central Time on July 1, 2025.

2. Cash Collateral Order. At or prior to 11:59 p.m. Central Time on the date that is three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Cash Collateral Order on an interim basis. At or prior to 11:59 p.m. Central Time on the date that is forty-five (45) days after the Petition Date, the Bankruptcy Court shall have entered the Cash Collateral Order on a final basis.

3. Disclosure Statement Approval Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement.

4. Backstop Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Backstop Order.

5. Confirmation Order. At or prior to 11:59 p.m. Central Time on the date that is seventy-five (75) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

6. Plan Consummation. At or prior to 11:59 p.m. Central Time on the Outside Date, the Plan Effective Date shall have occurred; provided, that the Plan Effective Date shall not take place any earlier than three (3) months from Agreement Effective Date.

Exhibit D

Form of Permitted Transferee Joinder

The undersigned (the “Transferee”) hereby (a) acknowledges that it has read and understands the Restructuring Support Agreement (together with the exhibits and attachments thereto (including the Restructuring Term Sheet (as defined therein)), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [ • ], 2025, entered into by and among (i) Wolfspeed, Inc., a North Carolina corporation (the “Company”) and Wolfspeed Texas LLC, a Texas limited liability company (together, the “Company Parties”), (ii) [Transferor’s Name] (the “Transferor”), and (iii) other holders of Existing Debt (as defined in the Agreement); and (b) with respect to the Applicable Existing Debt to be acquired from the Transferor, agrees from and after such acquisition to be bound to the terms and conditions of the Agreement to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Consenting Creditor” and, if applicable, “Consenting Noteholder” under the terms of the Agreement. The Transferee hereby makes as of the date hereof all representations and warranties made therein by all other Consenting Creditors and Consenting Noteholders, as applicable. All Existing Debt held by the Transferee (now or hereafter), in its prospective capacity as a Consenting Creditor and/or Consenting Noteholder, as applicable, shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature below.

The undersigned Transferee represents that it has not been solicited by the Transferor to purchase the Applicable Existing Debt in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: __________, 2025

[Name of Transferee]

By:
Name:
Title:

Notice Information:

Acknowledged and agreed to by:

WOLFSPEED, INC.

By:
Name:
Title:

Holdings:

Tranche	Beneficial/Record Ownership	Open Trade Acquisitions	Open Trade Sales
Senior Secured Notes	$[•]	$[•]	$[•]
2026 Convertible Notes	$[•]	$[•]	$[•]
2028 Convertible Notes	$[•]	$[•]	$[•]
2029 Convertible Notes	$[•]	$[•]	$[•]
Aggregate CRD Loans	$[•]	$[•]	$[•]

Beneficial ownership of common equity (inclusive of Attribution Parties)

Amount and type:

Exhibit E

Form of Additional Consenting Creditor Joinder

The undersigned (the “Additional Consenting Creditor”) hereby (a) acknowledges that it has read and understands the Restructuring Support Agreement (together with the exhibits and attachments thereto (including the Restructuring Term Sheet (as defined therein)), as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of [ • ], 2025, entered into by and among Wolfspeed, Inc., a North Carolina corporation (the “Company”) and Wolfspeed Texas LLC, a Texas limited liability company (together, the “Company Parties”) and other holders of Existing Debt (as defined in the Agreement), (b) represents that it either (A) is the beneficial or record owner of the principal amount of Existing Debt indicated on its signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of Existing Debt indicated on its signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement, [(c) represents that it has not been solicited to purchase the New 2L Convertible Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S,] and (d) with respect to the Existing Debt held by such Additional Consenting Creditor, agrees from and after the date of this joinder to be bound to the terms and conditions of the Agreement, and shall be deemed a “Consenting Creditor” and, if applicable, “Consenting Noteholder” under the terms of the Agreement; provided, the Additional Consenting Creditor shall not be entitled to subscribe to provide any portion of the New 2L Convertible Notes unless otherwise agreed to in writing by the Required Consenting Convertible Noteholders and the Company. The Additional Consenting Creditor hereby makes as of the date hereof all representations and warranties made therein by all other Consenting Creditors and, as applicable, Consenting Noteholders. All Existing Debt held by the Additional Consenting Creditor (now or hereafter), in its prospective capacity as a Consenting Creditor, shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Creditor at the address set forth below in the Additional Consenting Creditor’s signature below.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Date Executed: __________, 2025

[Name of Additional Consenting Creditor]

By:
Name:
Title:

Notice Information:

Acknowledged and agreed to by:

Wolfspeed, Inc.

By:
Name:
Title:

Holdings:

Tranche	Beneficial/Record Ownership	Open Trade Acquisitions	Open Trade Sales
Senior Secured Notes	$[•]	$[•]	$[•]
2026 Convertible Notes	$[•]	$[•]	$[•]
2028 Convertible Notes	$[•]	$[•]	$[•]
2029 Convertible Notes	$[•]	$[•]	$[•]
Aggregate CRD Loans	$[•]	$[•]	$[•]

Beneficial ownership of common equity (inclusive of Attribution Parties)

Amount and type:

Schedule 1

Asset Sales

Asset	Buyer	Anticipated Transaction Date	Anticipated Payment Date
Durham Campus – Building 21	Hines Holdings Inc.	August 15, 2025	August 15, 2025
Surplus Tool Sales - Macom Phase 1	Macom Technology Solutions Inc.	Late June 2025	July 18, 2025
Surplus Tool Sales - Macom Phase 2	Macom Technology Solutions Inc.	Late June 2025	December 2025 or as mutually agreed in writing

Exhibit F

Form of Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June [•], 2025, among WOLFSPEED, INC., a North Carolina corporation (the “Issuer”), the SUBSIDIARY GUARANTORS party hereto (the “Subsidiary Guarantors”) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an amended and restated indenture, dated as of October 11, 2024 (as supplemented by that certain First Supplemental Indenture, dated as of October 22, 2024, the “Existing Indenture”, and as supplemented by this Supplemental Indenture, and as further amended, supplemented or otherwise modified from time to time after the date hereof, the “Indenture”), governing the Issuer’s outstanding Senior Secured Notes due 2030 (the “Notes”);

WHEREAS, pursuant to Section 13.01(b) of the Existing Indenture, the Existing Indenture may be amended pursuant to a supplemental indenture entered into by the Issuer and the Trustee or Collateral Agent, as applicable (with the consent of the Required Noteholder Parties);

WHEREAS, pursuant to Section 15.12(b) of the Indenture, a Subsidiary Guarantor shall be automatically released from its Guarantee upon consummation of any transaction not prohibited by the Indenture resulting in such Subsidiary becoming an Excluded Subsidiary;

WHEREAS, pursuant to Section 15.12(a)(v) of the Indenture, the Liens granted to the Collateral Agent on any property constituting Collateral owned by any Subsidiary Guarantor shall be automatically released upon the release of such Subsidiary Guarantor from its obligations under the Guarantee in accordance with Section 15.12(b) of the Indenture;

WHEREAS, the Note Parties have requested the release of Wolfspeed Germany GmbH, a Subsidiary Guarantor (the “Released Guarantor”) from its Guarantee under that certain Subsidiary Guarantee Agreement, dated as of October 27, 2023, among the subsidiaries of the Issuer party thereto and the Trustee (as may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), and the Existing Indenture and the release of Liens granted to the Collateral Agent on any property constituting Collateral owned by the Released Guarantor;

WHEREAS, pursuant to that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Issuer, certain Noteholders constituting the Required Noteholder Parties, and the other parties thereto (the “RSA”), the Required Noteholder Parties have consented to the execution and delivery of this Supplemental Indenture by the parties hereto and such consents are and remain effective as of the date hereof;

WHEREAS, the entry into this Supplemental Indenture has been duly authorized by resolutions adopted by the Board of Directors of the Issuer;

WHEREAS, pursuant to Section 13.01 and Section 13.04 of the Existing Indenture, the Note Parties, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Issuer has complied with all conditions precedent and covenants in the Existing Indenture relating to the execution and delivery of this Supplemental Indenture and has delivered to the Trustee and Collateral Agent an Officer’s Certificate and Opinion of Counsel with respect thereto; and

WHEREAS the Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note Parties, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes and any additional Notes that may be issued after the date hereof in accordance with the Indenture as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

2. Amendment to Existing Indenture.

(a) Section 3.02(b) of the Existing Indenture is hereby amended and restated to read in its entirety as set forth below:

(b) The Issuer shall make an offer to repurchase the Notes for cash with all Net Proceeds (other than Net Proceeds from the sale of “Building 21” (as described in item 2 of Schedule 8.05)) at a price equal to the lesser of (i) 111.875% of the principal amount of such Notes plus accrued and unpaid interest on such Notes to, but excluding, the applicable repurchase date and (ii) the Applicable Redemption Price at the time of the Disposition or Casualty Event giving rise to such Net Proceeds (an “Asset Sale Offer”) in accordance with clauses (b)(i) and (c) of Section 3.01 and the procedures set forth in Section 3.02(d); provided, that no Asset Sale Offer shall be required until the amount of Net Proceeds in the aggregate since the Original Closing Date exceeds $10,000,000 (and, once the amount of Net Proceeds exceeds $10,000,000, all Net Proceeds in excess of such $10,000,000 will be required to make an Asset Sale Offer under this Section 3.02(b).

3. Release of Wolfspeed Germany GmbH.

(a) Pursuant to Section 15.12 of the Indenture, and solely in reliance on the Issuer’s representations and certifications set forth in the Officer’s Certificate, and without representation or warranty and without recourse to it, the Trustee and Collateral Agent, as applicable, hereby acknowledge that (i) the Released Guarantor has been released and discharged from the Guarantees provided by it pursuant to the Guaranty and (ii) the Liens on the assets pledged by the Released Guarantor to secure the Note Obligations granted to the Collateral Agent under the Security Documents (the “Released Liens”) are released on the effective date of this Supplemental Indenture.

(b) Notwithstanding paragraph (a) above, the Collateral Agent hereby releases, without representation or warranty and without recourse to it, all pledges created under (i) a German law governed account pledge agreement (Kontoverpfändungsvertrag) dated October 27, 2023 and (ii) a German law governed confirmation agreement regarding account pledge and receivables assignment (Bestätigungsvertrag hinsichtlich Kontoverpfändung und Forderungsabtretung) dated October 15, 2024, in each case between the Released Guarantor and the Collateral Agent, each in accordance with section 1255 para. 1 in connection with section 1273 para. 2 of the German Civil Code (Bürgerliches Gesetzbuch).

(c) Notwithstanding paragraph (a) above, the Collateral Agent hereby reassigns, without representation or warranty and without recourse to it, to the Released Guarantor all present and future receivables, rights and claims and all related ancillary rights that have been assigned to if for security purposes under a German law governed receivables assignment agreement (Forderungsabtretungsvertrag) dated October 27, 2023, as confirmed by a German law governed confirmation agreement regarding account pledge and receivables assignment (Bestätigungsvertrag hinsichtlich Kontoverpfändung und Forderungsabtretung) dated October 15, 2024, in each case between the Released Guarantor and the Collateral Agent and the Released Guarantor hereby accepts the reassignment of such receivables, rights and claims as well as ancillary rights.

(d) The Collateral Agent shall and does hereby acknowledge that the Released Guarantor has revoked as of the effective date of this Supplemental Indenture any authorisations and/or powers of attorney given to the Collateral Agent under any of the German Security Documents referred to in paragraphs (b) and (c) above and the Collateral Agent hereby confirms that it will not make further use of any of these authorisations and/or powers of attorney.

(e) Solely in reliance on the Issuer’s representations and certifications in the Officer’s Certificate, and without representation or warranty and without recourse to it, the Collateral Agent agrees to, at any time and from time to time, promptly execute and deliver to the Issuer any additional document and take such other action as the Issuer may reasonably request, at the Issuer’s expense, to effectuate, evidence or reflect of public record the release of the Released Liens as contemplated hereby.

(f) For the avoidance of doubt, (a) nothing herein authorizes any collateral release, assignment or UCC financing statement amendment or termination that is not expressly limited solely to the Released Liens and no such collateral release, assignment or UCC financing statement amendment or termination is authorized by the Trustee or the Collateral Agent if it relates to or releases any Lien in respect of any asset or property other than with respect to the Released Liens, (b) nothing herein, including the filing of any UCC financing statement amendment or termination, shall in any manner discharge, affect or impair the Note Obligations or any Liens on any Collateral (other than the assets secured by the Released Liens), all of which continue to constitute Collateral under the Note Documents and (c) no Subsidiary Guarantor, other than the Released Guarantor, is released from its Guarantee under the Note Documents hereunder. It is understood and agreed that the Collateral Agent (for the benefit of itself and the other Secured Parties represented by it) shall retain its security interest in all of the Collateral other than the assets secured by the Released Liens. The Note Documents shall otherwise remain in full force and effect, and the Collateral Agent and the Trustee shall be afforded all of the rights, protections, indemnities, immunities and privileges afforded to the Collateral Agent and the Trustee, as applicable, under the Note Documents in connection with the execution of this Supplemental Indenture. Nothing in this Supplemental Indenture shall affect or expand the limited duties of the Trustee and Collateral Agent under the Existing Indenture and the Security Documents with respect to the Collateral and the perfection of liens thereon.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Existing Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Noteholder heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Reaffirmation. Each of the Note Parties (i) hereby consents to the modification to the Existing Indenture pursuant to this Supplemental Indenture and the transactions contemplated thereby and (ii) other than the Released Guarantor hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Note Documents to which it is party, and (iii) agrees that, notwithstanding the effectiveness of this Supplemental Indenture or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Note Documents to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to guaranty and secure in accordance with their respective terms all of the Note Obligations as amended, restated, increased and/or extended. In furtherance of the foregoing, each Note Party, other than the Released Guarantor, (a) does hereby continue to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all collateral (howsoever defined) described in any Security Document (other than any Security Document governed by German law that has been, or is required to be, notarized) as security for the Note Obligations, as amended, restated, increased and/or extended pursuant to this Supplemental Indenture and (b) subject to the guarantee limitations provided in the Guaranty, does hereby continue to jointly and severally, unconditionally, absolutely, continually and irrevocably guarantee to the Trustee for the benefit of the Secured Parties the payment and performance in full of the Note Obligations.

6. Effectiveness. This Supplemental Indenture will not be effective and binding upon the Trustee and Collateral Agent until delivery to the Trustee of copies of the following, each in agreed form and executed by each of the applicable parties thereto: (1) this Supplemental Indenture by each of the Note Parties, (2) the Officer’s Certificate (and related authorizing resolutions) of the Issuer and an Opinion of Counsel pursuant to Sections 13.04, 16.01 and 16.02 of the Indenture, and (3) the RSA. The Officers’ Certificate shall, among other things, include a representation that all conditions precedent to the effectiveness of the RSA have been satisfied and have occurred, and the Trustee and Collateral Agent shall be entitled to conclusively rely thereon.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT SECTION 3(B) TO (D) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF GERMANY.

8. Trustee and Collateral Agent Make No Representation / Reliance. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent (a) have relied upon the certifications, statements and opinions set forth in the Officer’s Certificate, the Opinion of Counsel and the RSA, and (b) shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture. Neither the Trustee nor the Collateral Agent assumes responsibility for the correctness of (i) the recitals, statements, or representations contained herein, which shall be taken as statements and representations of the Issuer, or (ii) the statements, representations or opinions, as applicable, contained in the Officer’s Certificate, the Opinion of Counsel and the RSA.

9. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective when it shall have been executed by the Note Parties, the Trustee and the Collateral Agent and when the Trustee shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Note Parties, the Trustee, the Collateral Agent and each Noteholder Party and their respective permitted successors and assigns. Delivery of an executed counterpart to this Indenture by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original.

10. Note Documents. This Supplemental Indenture and all other fee or engagement letters, documents, certificates, instruments or agreements executed and delivered by or behalf of a Note Party for the benefit of any Secured Party, any Agent, the Purchasers or any other person in connection herewith shall be Note Documents and all references to a “Note Document” in the Indenture and the other Note Documents shall be deemed to include each of the foregoing.

11. Effect of Headings. Section headings used herein are for convenience of reference only, are not part of this Supplemental Indenture and are not to affect the construction of, or to be taken into consideration in interpreting, this Supplemental Indenture.

12. Severability. In the event any one or more of the provisions contained in this Supplemental Indenture should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WOLFSPEED, INC.

By:
Name:
Title:

SUBSIDIARY GUARANTORS:

WOLFSPEED GERMANY GMBH

By:
Name: Thomas Jr. Agron
Title: Managing Director (Geschäftsführer)

WOLFSPEED TEXAS LLC

By:
Name:
Title:

[Signature Page to Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, SOLELY IN ITS CAPACITIES AS TRUSTEE AND COLLATERAL AGENT

By:
Name:
Title:

[Signature Page to Second Supplemental Indenture]

Exhibit C

Organizational Structure

Issuer of 1.75% Convertible Senior Notes Borrower under the Unsecured Customer Refundable Deposit Agreement (UCRDA) Issuer of Senior Secured Notes Equity Pledged as collateral for Senior Secured Notes Issuer 1.875% Convertible Senior Notes Issuer of 0.25% Convertible Senior Notes Guarantor of Senior Secured Notes Notes: 1 Not included herein are The Wolfspeed One Pack Emergency Fund and Wolfspeed, Inc PAC, which are both North Carolina-registered non-profit entities affiliated with Wolfspeed, Inc. 2 0.001% owned by Wolfspeed Europe GmbH Wolfspeed – Organizational Chart Wolfspeed Hong Kong Limited (Hong Kong) Wolfspeed Europe GmbH (Germany) Wolfspeed Sweden AB (Sweden) Wolfspeed Services UK Limited (Northern Ireland) Wolfspeed Employee Services Company (North Carolina) Wolfspeed Holdings, Limited (North Carolina) Wolfspeed International Employee Services LLC (North Carolina) Wolfspeed India Private Limited2 (India) Wolfspeed Japan Limited (Japan) Wolfspeed Malaysia Sdn. Bhd. (Malaysia) Wolfspeed Shanghai Limited (China) Wolfspeed Taiwan Limited (Taiwan) Wolfspeed Israel Ltd (Israel) Wolfspeed, Inc. (North Carolina) 1 Wolfspeed Germany GmbH (Germany) Wolfspeed Texas LLC (Texas) Wolfspeed Delaware LLC (Delaware) Filing Entity / Debtor

Exhibit D

Liquidation Analysis

Liquidation Analysis

				Recovery Est. (%)			Recovery Est. ($)
#	($in Thousands)	Notes	Est. Net Book Value	Plan	Low	High	Low	High
Gross Liquidation Proceeds of Encumbered Assets
1	Cash & Cash Equivalents	A	736,409		100.0%	100.0%	736,409	736,409
2	Trade AR and Other Receivables	B	173,429		35.3%	54.7%	61,291	94,822
3	Prepaids, Deposits & Other Current Assets	C	260,954		6.5%	15.3%	16,850	39,924
4	Tax Assets	D	730,207		—%	—%	—	—
5	Inventory	E	516,030		19.0%	27.1%	97,809	139,889
6	Property, Plant & Equipment	F	4,015,665		13.7%	44.8%	550,018	1,797,037
7	Intangibles & Goodwill	G	11,824		422.9%	845.8%	50,000	100,000
8	Other Assets	H	10,162,270		—%	0.0%	—	3,886

9	Total - Gross Liquidation Proceeds		$16,606,788		9.1%	17.5%	$1,512,377	$2,911,966

				Recovery Est. (%)			Recovery Est. ($)
#	($in Thousands)	Note	Est. Net Book Value	Plan	Low	High	Low	High
Chapter 7 Liquidation Costs
10	Liquidation Wind-Down Expenses	I					42,458	42,458
11	Chapter 7 Trustee Fees	J					23,279	65,267
12	Trustee Professional Fees	K					15,519	43,511

13	Total Chapter 7 Liquidation Costs						$81,256	$151,236

14	Liquidation Proceeds Available to Distribute						$1,431,121	$2,760,730

Secured Claims
15	Senior Secured Notes	L	1,811,576	86%	79.0%	100.0%	1,431,121	1,811,576

16	Total Secured Claims		$1,811,576	86%	79.0%	100.0%	$1,431,121	$1,811,576

17	Remaining Proceeds after Secured Claims						$—	$949,154

Chapter 11 Administrative and Priority Claims
18	Administrative Claims	M	56,980	100%	—%	100.0%	—	56,980
19	Other Secured Claims	M	119,081	100%	—%	100.0%	—	119,081
20	Priority Tax Claims	N	15,333	100%	—%	100.0%	—	15,333
21	Grants and Gov’t Subsidies	N	549,500	100%	—%	100.0%	—	549,500

22	Total Ch. 11 Admin. And Priority Claims		$740,894	100%	—%	100.0%	$—	$740,894
Unsecured Claims
23	Convertible Notes due 2026	O	576,677	25%-30%	—%	3.8%	—	21,733
24	Convertible Notes due 2028	O	750,693	25%-30%	—%	3.8%	—	28,291
25	Convertible Notes due 2029	O	1,769,141	25%-30%	—%	3.8%	—	66,672
26	Unsecured Customer Refundable Deposit	P	2,127,009	25%-30%	—%	3.8%	—	80,159
27	General Unsecured Claims	Q	302,646	100%	—%	3.8%	—	11,406

28	Total Unsecured Claims		5,526,165		—%	3.8%	$—	$208,259

29	Remaining Liquidation Proceeds						$—	$—

INTRODUCTION

Often referred to as the “best interests” test, section 1129(a)(7) of the Bankruptcy Code1 requires, as a condition to confirmation, that the chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or interest in their respective impaired class either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the assumed effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the “best interests” test, the Debtors, with the assistance of their financial advisors, FTI Consulting, Inc., have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) and have taken the following steps:

i) estimated the cash proceeds that a chapter 7 trustee (a “Trustee”) would generate if each Debtor’s chapter 11 case were instead a chapter 7 case filed on the Petition Date and the assets of such Debtor’s Estate were liquidated (the “Liquidation Proceeds”);

ii) determined the distribution that each Holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme set forth in chapter 7 of the Bankruptcy Code giving effect to the different collateral packages securing various claimants (the “Liquidation Distribution”); and

iii) compared each Holder’s Liquidation Distribution to the distribution such Holder would receive under the Debtors’ Plan if the Plan were confirmed and consummated.

This Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets as an alternative to the Plan. It is, therefore, a hypothetical analysis based on certain assumptions discussed herein and in the Disclosure Statement. As such, asset values and claims discussed herein may differ materially from amounts referred to in the Plan and Disclosure Statement. This Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. This Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

[1]	Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Disclosure Statement.

All limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. The underlying financial information in the Liquidation Analysis was prepared using policies that are generally consistent with those applied in historical financial statements but was not compiled or examined by independent accountants and was not prepared to comply with Generally Accepted Accounting Principles or SEC reporting requirements.

Based on this Liquidation Analysis, the Debtors, with the assistance of their restructuring advisors, believe the Plan satisfies the “best interests” test and that each Holder of an Impaired Claim or Interest will receive value under the Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and the conclusions set forth herein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

THE DEBTORS AND THEIR ADVISORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES CONTAINED HEREIN OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THESE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 LIQUIDATIONS, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH IN THIS LIQUIDATION ANALYSIS.

BASIS OF PRESENTATION

The Liquidation Analysis assumes a chapter 7 liquidation commences on or about September 5, 2025 (the “Conversion Date”), on which date it is assumed that the Bankruptcy Court would appoint a Trustee to oversee the liquidation of the Debtors’ estates.

The Liquidation Analysis has been prepared assuming that the Debtors filed cases under chapter 7 of the Bankruptcy Code on or about the Conversion Date. Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of April 30, 2025. Such values are assumed to be representative of the Debtors’ assets and liabilities as of November 7, 2025 (the “Liquidation Date”). As part of the Liquidation Analysis, the Debtors assume the Trustee would liquidate each of the Debtors and each of the wholly owned subsidiaries of the Debtors. In turn, liquidation of the Debtors is assumed to lead to liquidation of non-debtors’ interests. The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that would otherwise not exist under the Plan. Such claims could include incremental contract rejection damages claims, priority tax claims from government grants and tax credits and chapter 7 administrative expense claims, including wind down costs, trustee fees, and professional fees, among other claims. Some of these claims and funding obligations could be significant and may be entitled to administrative or priority status in payment from Liquidation Proceeds. The Debtors’ estimates of claims set forth in the Liquidation Analysis should not be relied on for the purpose of determining the value of any distribution to be made on account of Allowed Claims or Interests under the Plan.

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NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM OR INTEREST BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

Chapter 7 administrative expense claims that arise in a liquidation scenario would be paid in full from the Liquidation Proceeds prior to proceeds being made available for distribution to Holders of Allowed Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule.

This Liquidation Analysis does not include any recoveries or related litigation costs resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions that may be available under the Bankruptcy Code because of the cost of such litigation, the uncertainty of the outcome, and potential disputes regarding these matters. To the extent such actions exist or are anticipated, this Liquidation Analysis assumes there are no recoveries related to any known, actual, ongoing or anticipated litigious actions. The Liquidation Analysis does not estimate contingent, unliquidated claims against the Debtors. Finally, the Liquidation Analysis does not include estimates for additional tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences may be material.

LIQUIDATION PROCESS

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code. The Debtors have assumed that their liquidation would occur in an orderly process over a period of four months (the “Liquidation Period”) during which time the Trustee would effectively monetize substantially all the assets on the consolidated balance sheet in an orderly disposition and administer and wind down the Debtors’ estates (the “Estates”).2 This analysis assumes the business is operated in the normal course for two-months following the Conversion Date, in order to maximize recovery of inventory and complete customer product needs, followed by a two-month period of the remaining estate wind-down.

As part of the Trustee’s liquidation process, the initial step would be to develop a liquidation plan designed to generate proceeds from the sale of assets that the Trustee would then distribute to creditors. This liquidation process would have three major components:

•	Cash proceeds from asset sales (“Gross Liquidation Proceeds”);

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Although the Liquidation Analysis assumes the liquidation process would occur over a period of four months, it is possible the disposition and recovery from certain assets could take shorter or longer to realize. Throughout this period, the Trustee would also incur administrative expenses, such as payroll, certain overhead, and professional expenses reasonably required to complete the wind-down of the Estates.

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•	Costs to liquidate the business and administer the Estates under chapter 7 (“Chapter 7 Liquidation Costs”); and

•	Remaining proceeds available for distribution to claimants (“Liquidation Proceeds Available to Distribute”).

I.	Gross Liquidation Proceeds

The Gross Liquidation Proceeds reflect the total proceeds the Trustee would generate from a hypothetical chapter 7 liquidation. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. This Liquidation Analysis assumes the Trustee will market the assets on an accelerated timeline and consummate the sale transactions within two months from the Conversion Date. In order to maximize returns, the Debtors will run the business in the normal course through the end of September 2025 followed by a wind-down of the remaining Estates. Even in an orderly disposition, asset values in the liquidation process will likely be materially reduced due to, among other things, (i) the accelerated time frame in which the assets are marketed and sold, (ii) the relative scale which certain Debtors’ assets represent of the overall market and potential impact of introducing such assets to the market all at once, (iii) negative vendor and customer reaction, and (iv) the generally forced nature of the sale.

II.	Chapter 7 Liquidation Costs

Chapter 7 Liquidation Costs reflect the costs the Trustee is expected to incur to monetize the assets and wind down the Estates in chapter 7. These costs will be incurred during the period from the Conversion Date through the Liquidation Period and include two months of operations (to facilitate selling assets as a going concern and liquidation of fixed assets) and two months of Estate wind down costs. The Chapter 7 Liquidation Costs include the following:

•	Expenses necessary to efficiently and effectively monetize the assets;

•	Chapter 7 Trustee fees; and

•	Chapter 7 professional fees (lawyers, financial advisors, and investment bankers to support the sale and transition of assets over the Liquidation Period).

III.	Liquidation Proceeds Available to Distribute

The Liquidation Proceeds Available to Distribute reflect amounts available to Holders of Claims and Interests after the Liquidation Costs are netted against the Gross Liquidation Proceeds. Under this analysis, the Liquidation Proceeds are distributed to Holders of Claims against, and Interests in, the Debtors in accordance with the Bankruptcy Code’s priority scheme.

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CONCLUSION

The Debtors have determined that, on the Effective Date, the Plan will provide all Holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages.3

[3]	Claim amounts are estimates as of June 2025 and are subject to change.

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SPECIFIC NOTES TO THE LIQUIDATION ANALYSIS

Gross Liquidation Proceeds

The below table summarizes the estimated recovery percentages for each of the Debtors’ assets.

Note	Asset Type / Assumptions	Debtors’ Recovery
A	Cash and cash equivalents consist of the estimated balance of cash and cash equivalents as of the Conversion Date. This amount includes cash in bank accounts owned by the Debtors and, and the estimated accounts for inflows and outflows contemplated under the cash collateral budget, with adjustments for chapter 7 specific impacts including but not limited to revenue deterioration, reduction in capital expenditure spend and reduction in payroll.	100%

B	Trade receivables consist primarily of amounts owed under billing arrangements with car manufacturers, energy companies and distributors in a diverse range of industries. Trade receivables reflect gross balances, and the recovery range reflects discounts due to potential breach of contracts and offsets. Trade receivable balances have been updated for end of April 2025 and are assumed to remain similar through the Liquidation Period.	48% to 71%

B1	Other receivables consist primarily of (i) grant receivables related to Mohawk Valley and Siler City, (ii) customer contract supply agreements, and (iii) miscellaneous other receivables. Zero to minimal recovery is expected on account of these assets due to contractual offsets and the accounting nature versus market value of the assets.	0% to 6%

C	Prepaid expenses and other assets consist of several corporate accounts, including but not limited to prepaid insurance, prepaid rent, supplier deposits, other prepaid expenses, and other deposits. These prepayments are generally non-refundable by contract and have a variety of offsets. As a result, minimal recovery is expected.	7% to 15%

D	Tax assets consist of 48D credits and other income/VAT tax receivables. Due to breach of contract, all grant and tax receivable assets are deemed to have zero recovery. Book value of property, plant, and equipment (“PP&E”) is offset by applied tax assets on the Company’s Books and Records. For this analysis, the book value of tax assets and PP&E are shown for consistency with historical reporting, but all recovery analysis was reviewed on a gross asset basis.	0%

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E	Inventory consists of all stages: (i) raw materials, (ii) work-in-progress, and (iii) finished goods. The majority of these assets sit in the semi-finished stage. Recoveries on these assets are expected to be limited because inventory is bespoke to certain customers.	19% to 27%

F1

Marcy Mohawk Valley Facility: This is the first and largest 200mm Silicon Carbide fabrication facility. This is an automated power wafer fabrication facility that is complemented by our mega materials factory expansion currently underway at the Debtors’ Durham, North Carolina headquarters.

In a Liquidation scenario, the Mohawk Valley Fab will be sold as one individual asset and recovery was determined based on a sum of the parts analysis. Due to the automated facility capabilities and other unique nature of the tools, a high case scenario represents a semiconductor company showing interest in acquiring the full facility. The low case assumes individual assets are liquidated and the remaining building and lease rights are sold separately for non-semiconductor use.

10%-53%

F2	Siler City (John Palmour Manufacturing Center): This facility is 1M+ square feet, designed specifically for the Debtors’ manufacturing process. The only ability to use the facility for its intended purpose is to acquire the Debtors’ full business operations, team, IP and other assets. High construction costs reflect extensive customization, including specialized cleanroom infrastructure, HVAC, power redundancy, and cooling controls—features critical for the original manufacturing use but with limited appeal beyond that use case.

	Due to its bespoke design, the building has limited utility for general industrial or commercial applications, reducing marketability in a liquidation or fire sale scenario. While there is some potential for reuse as a powered shell or conversion to a data center, this would require additional investment and is contingent on demand in the local market. As a result, recovery value is expected to be materially lower than the original construction cost or book value, with disposition at a significant discount unless a strategic buyer can repurpose the space for semiconductor or other specialized use (representing the high case).	15%-59%

F3	Other Locations: All remaining locations were evaluated under a fire sale scenario. A detailed asset-level review was conducted across categories including buildings, land, leasehold/building improvements, machinery & equipment, tooling, IT assets, furniture & fixtures, assets under construction, and vehicles. Recovery rates were developed based on discussions with the Debtors’ operations, finance, and management personnel, and were further informed by	15%-26%

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current market conditions in the semiconductor industry. Historical outcomes from comparable asset sales by the Debtors were also considered. This analysis supported the application of materially discounted recoveries relative to net book value.

G	Intangibles & Goodwill consists of patents, trademarks and developed technology. To protect trade secrets and product details, the Debtors have historically not filed patents on technological capabilities. In a liquidation scenario, the market value of the Semiconductor patterns has a high likelihood of being sold to a strategic counterparty. The Debtors estimate a recovery of $50-$100M but would note this is a subjective estimate based on market conditions and interest.	$50-$100M

H	Other Assets consist primarily of intercompany receivables, investment in subsidiaries and right-of-use assets. These have no recoverable value in a liquidation scenario outside of minimal recovery from spare parts and interest income earned and not yet received.	$0-$4M

Chapter 7 Liquidation Costs

I: Liquidation Wind-Down Expenses

Wind-down costs are assumed to consist primarily of the ordinary course operations and general and administrative costs that will be required to operate the Debtors’ business for a four-month period after the Conversion Date, which is expected to be the amount of time required to expeditiously wind down the Debtors’ Estates.

The Liquidation Analysis estimates total wind-down costs of approximately $42 million, representing (a) two months of operating cash flow followed by (b) two months of Estate wind down costs (including facility operations, limited personnel, and corporate general and administrative expenses).

To maximize recoveries on the Debtors’ assets, minimize the amount of claims, and generally ensure an orderly chapter 7 liquidation, the Liquidation Analysis assumes that the business is run in the normal course until the end of October 2025, with minor adjustments related to reduced capital expenditures, reduced collections and reduced operational spend. Upon this date, it is assumed that the majority of asset sales are complete and the remaining business units retain staff to vacate facilities, sell remaining PP&E and inventory, and finalize cash collections and payroll. Staff will be retained to oversee employee matters, payroll and tax reporting, accounts payable and other books and records, and respond to certain legal matters related to the wind-down of the Debtors’ affairs.

8

J: Chapter 7 Trustee Fees

Section 326(a) of the Bankruptcy Code provides that Trustee fees may not exceed 3% of distributable proceeds in excess of $1 million. The Liquidation Analysis assumes the Trustee fees total approximately 3.0% of Gross Liquidation Proceeds from external assets, which equals approximately $23 million to $65 million, in the low and high scenarios, respectively.

K: Trustee Professional Fees

The Liquidation Analysis assumes the Trustee will retain lawyers, financial advisors, and investment bankers to assist in the liquidation. The chapter 7 professional fees include estimates for such professionals that will assist the Trustee during the Liquidation Period. These advisors will, among other things, assist in marketing the Debtors’ assets, litigating claims and resolving tax litigation matters, and resolving other matters relating to the wind down of the Debtors’ Estates. The Liquidation Analysis estimates professional fees at 2.0% of Gross Liquidation Proceeds, excluding cash & cash equivalents.

Liquidation Proceeds Available to Distribute

Based on the Liquidation Analysis, the Liquidation Proceeds Available to Distribute to the Debtors’ Holders of Claims and Interests range from approximately $1,431 million to $2,761 million.

Claims

L: Senior Secured Notes Claims

The Liquidation Analysis estimates the Senior Secured Notes as of the Petition Date. The Liquidation Analysis assumes estimated Senior Secured Notes Claims of $1,812 million, comprised of a $1,500 million principal facility and accrued amounts owed as of the Liquidation Date. These claims are secured by priority liens on all the Debtors’ assets with limited exceptions. The Liquidation Analysis assumes the Liquidation Proceeds generated would be sufficient to satisfy 100% of the Senior Secured Notes Claims in the high scenario and 79% in the low scenario. In a liquidation, the Trustee may challenge the estimated amount of the Senior Secured Notes Claims, and there are no assurances that Holders of Senior Secured Notes Claims would receive an Allowed Claim in a liquidation scenario as large as under the Plan.

M: Administrative Claims and Other Secured Claims

The Debtors’ post-petition business expenses, required to operate in the normal course, qualify as administrative expenses under section 503(b) of the Bankruptcy Code. This also assumes employees terminated in connection with the liquidation of the businesses will be entitled to severance in accordance with local jurisdiction laws. All unpaid post-petition professional fees are included as administrative expenses (excluding success fees which are deemed unearned). The Liquidation Analysis assumes the Debtors will have $57 million in Administrative Claims. Additionally, capital expenditures will result in secured liens against the Debtors’ assets. The Plan assumes the business is run in the normal course with resulting Other Secured Claims in line with historical accounts payable and accrued liability balances resulting in lien and 503(b)(9) claims. The Liquidation Analysis assumes the Debtors will have $119 million in Other Secured Claims, including the Senior Secured Notes unused commitment fee.

9

It is likely that additional priority, administrative, or liquidation related claims could arise in the event of a liquidation, particularly during final accounting and tax audits. Such additional claims have not been estimated but would further reduce recoveries.

N: Priority Tax Claims

The Liquidation Analysis assumes ordinary course accrued tax claims and tax claims related to claw backs from government incentives and grants. Ordinary Course tax claims are estimated at $15 million and reflect the Debtors’ best estimates as of the Petition Date and reflected in the Emergency Motion of Debtors for an Order (I) Authorizing Debtors to Pay Certain Prepetition Taxes and (II) Granting Related Relief.

This analysis additionally assumes taxes on sale or transfer of equipment in jurisdictions where tax incentives or grants were taken but will not have been satisfied (generally a minimum time requirement) due to the liquidation. The Grant Disbursement Agreement, dated April 24, 2020 (as amended, the “GDS”), by and between New York State Urban Development Corporation d/b/a Empire State Development Corporation (“ESD”) and Wolfspeed, Inc. (“Wolfspeed”), includes conditions on ESD’s obligation to fund certain grants, including (1) Wolfspeed’s “material compliance” with the agreement and (2) that there has been no “materially adverse change” in Wolfspeed’s financial condition. Additionally, the Debtors have received tax credits under the Advanced Manufacturing Investment credit, 48D tax credits, which are aimed to incentivize domestic manufacturing of semiconductors in the United States. A recapture event generally occurs if the property for which the credit was claimed is disposed of, ceases to be part of an eligible facility, or ceases to be used in an eligible manner within 5 years of the placed-in-service date. If a company liquidates, that often involves the sale or distribution of assets, which would usually count as a disposition of the property. In this hypothetical chapter 7 case, the company may trigger partial or full recapture of the previously claimed credits and grants. As of the Petition Date, the Debtors have been funded approximately $700 million as part of the Government Grants and Funding with an assumption that $550 million is subject to a secured claim.

O: Convertible Note Claims

The Liquidation Analysis assumes the balance of the Convertible Notes is unchanged from the Petition Date. The Liquidation Analysis assumes estimated Convertible Note Claims of $3,097 million with maturities due in 2026, 2028, and 2029. The Liquidation Analysis assumes the Liquidation Proceeds generated would not be sufficient to satisfy any of the Convertible Note Claims in the low recovery scenario and 3.8% in the high scenario.

P: Renesas Claims

The Liquidation Analysis assumes the balance of the term loans under the Unsecured Customer Refundable Deposit Agreement is unchanged from the Petition Date. The Liquidation Analysis estimates this claim at $2,127 million. The Liquidation Analysis assumes the Liquidation Proceeds generated would not be sufficient to satisfy any of the Renesas Claims in the low recovery scenario and 3.8% in the high scenario.

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Q: General Unsecured Claims

General Unsecured Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) prepetition trade Claims; (b) rejection damages Claims; and (c) numerous other types of prepetition liabilities.

The Liquidation Analysis does not include any rejection damages claims for executory contracts the Debtors would be party to as of the Liquidation Date, each of which may be significant. In addition, the Liquidation Analysis does not include Claims that are unliquidated or speculative, including litigation Claims asserted against the Debtors, or potential deficiency claims. The Liquidation Analysis assumes there will be approximately $303 million of General Unsecured Claims outstanding as of the Liquidation Date.

The Liquidation Analysis concludes that General Unsecured Claims will receive 0% and 3.8% recovery in the low and high scenarios, respectively.

R: Intercompany Claims

The Liquidation Analysis assumes there would be no recovery on any Intercompany Claims in a chapter 7 liquidation.

S: Existing Equity Interests

The Liquidation Analysis assumes there would be no recovery on any Existing Equity Interests in a chapter 7 liquidation.

T: Intercompany Interests

The Liquidation Analysis assumes there would be no recovery on Intercompany Interests in a chapter 7 liquidation.

11

Exhibit E

Financial Projections

Financial Projections

Introduction1

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by a liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor. For purposes of demonstrating that the Plan meets this requirement, the Debtors’ management, with the assistance of their restructuring advisors, have prepared these projections (these “Financial Projections”) based on, among other things, the Debtors’ anticipated future financial condition and operational performance. The Financial Projections are presented at the Consolidated level, which incorporates all Debtor and non-Debtor subsidiaries and affiliates. The Debtors, with the assistance of their restructuring advisors, developed and refined the business plan and prepared consolidated financial projections of the Company for June 30, 2025, through June 24, 2029 (the “Projection Period” or “Forecast Period”). The Debtors’ accounting and financial fiscal reporting period spans a year beginning from the end of June.

The Financial Projections assume that the Plan, and all of the transactions contemplated therein, will be consummated in accordance with its terms and the case timeline set forth in the Disclosure Statement. Any significant delay in confirmation of the Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Debtors believe they have a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ restructuring advisors, or any other person that the projected results of the Debtors’ operations, financial position, and cash flows will be achieved. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

The Financial Projections are based on the Company’s long-term forecast developed in June 2025. The Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the United States Securities and Exchange Commission, and by their nature are not financial statements prepared in accordance with accounting principles by Generally Accepted Accounting Principles (“GAAP”).

The Debtors’ independent accountants have neither examined nor compiled the accompanying financial projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections, and disclaim any association with the Financial Projections.

[1]	Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Disclosure Statement to which these Financial Statements are attached.

In addition, while the Financial Projections reflect the operational emergence from chapter 11, the Financial Projections do not reflect the application of fresh start accounting.

The Financial Projections contain certain statements that are forward-looking statements and are based on estimates and assumptions and are necessarily speculative. No representations or warranties are made as to the accuracy of any financial information contained herein or assumptions regarding the Debtors’ businesses and their future results and operations.

The Financial Projections and any forward-looking statements in the Financial Projections are being made by the Debtors as of the date hereof, unless specifically noted otherwise. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter the Financial Projections and any forward-looking statements whether because of new information, future events, or otherwise.

Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and will have sufficient liquidity to continue operating their business during the Projection Period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by a liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or before the maturity of such indebtedness. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

ALTHOUGH THE DEBTORS’ MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE

CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

Debtor Overview

The Debtors, together with certain of their non-debtor affiliates, are leading developers and manufacturers of wide-bandgap semiconductors, focused on silicon carbide (“SiC”) and gallium nitride (“GaN”) materials. This class of semiconductors, which includes SiC and GaN semiconductors, are considered essential for the future of power electronics used in electric vehicles, the electrical grid, military applications, and upcoming compact portable power applications.

2

As described in greater detail in the Disclosure Statement, the Company operates through two primary business segments: (a) Materials and (b) Power Devices. The Company’s Materials segment provides SiC bare wafers, epitaxial wafers, and GaN epitaxial layers on silicon carbide wafers. Customers use these materials to produce products for radio-frequency, power, and other applications. In particular, corporate, government, and university customers purchase SiC and GaN materials for research and development focused on radio-frequency and power devices.

The Power Devices segment includes SiC Schottky diodes, metal oxide semiconductor field effect transistors, and power modules. These products enhance efficiency and switching speeds, which in turn reduce the size and weight of systems compared to other silicon power devices. Customers and distributors purchase these products for applications in electric vehicles, including charging infrastructure, server power supplies, solar inverters, uninterruptible power supplies, industrial power supplies, and other applications.

General Assumptions & Methodology

The Financial Projections are based on the Debtors’ business plan as informed by current and projected conditions in the Debtors’ markets and were prepared on a holistic basis to reflect the combined results of both their entire business, inclusive of Debtor and non-Debtor activity. The Financial Projections consist of the following non-GAAP unaudited pro forma financial statements: (i) projected income statement, (ii) projected balance sheet, and (iii) projected cash flow statement.

The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period may materially vary from the projected results.

The Debtors’ management report and use the Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) metric to assess the ongoing performance of their core operations, which includes adjustments for certain non-operating and one-time costs.2

Non-GAAP Projected Income Statement Assumptions:

Revenue includes sales of its wide bandgap semiconductor products, to be used in a broad range of applications, including electric vehicles, motor drives, power supplies, military communications, radar, satellite, and telecommunications.

The Company’s revenue growth is expected to be driven by several key factors, including the expansion of its manufacturing capabilities through the development of new facilities, such as the facility in Marcy, New York (the “Mohawk Valley Fab”), which will enable the company to increase production of its SiC and GaN devices. The transition of production from the Company’s

[2]

“EBITDA” means net earnings/(loss) before interest expense, income tax expense/(benefit), depreciation and amortization. “Adjusted EBITDA” means EBITDA, as further adjusted for restructuring charges and capital structure initiatives.

3

North Carolina manufacturing facility to the Mohawk Valley Fab is also expected to drive growth, as the new facility will provide increased capacity, improved efficiency, and enhanced product quality. Additionally, the Company’s strategic partnerships, growing demand for electric vehicles and renewable energy systems, and increasing adoption of its SiC and GaN devices in various end-markets, including industrial, automotive, and aerospace, are also expected to contribute to the Company’s revenue growth. As the Company continues to execute on its growth strategy, including the ramp-up of production at the Mohawk Valley Fab, the Company expects to be well-positioned to capitalize on the growing demand for its products and drive long-term revenue growth.

Revenue is forecasted based on a combination of third-party market data, historical performance, and design-ins and design-wins. Design-ins refer to instances where a customer selects the Company’s components for potential use in a product, while design-wins occur when those components are confirmed for inclusion in a final, revenue-generating product. Resulting year-over-year growth rates are 12%, 18%, 25% and 16% in fiscal year 2026, 2027, 2028, and 2029, respectively.

Cost of Goods Sold (COGS) includes labor, production costs, materials, depreciation, and other direct costs associated with manufacturing its SiC and GaN devices. COGS is expected to be a key area of focus as the Company navigates the transition to the Mohawk Valley Fab and ramps up production of its SiC and GaN devices. Gross margins are heavily impacted by the loading of the Mohawk Valley Fab and the new Siler City, North Carolina (the “Siler City Facility”), with a 25-point spread to cash gross margins. However, the Company is currently executing well on operational actions to optimize its cost structure, including the closure of its Farmers Branch facility in December and the expected closure of its North Carolina manufacturing facility in the second half of 2025. Additionally, yields at the Mohawk Valley Fab are ahead of plan, which is expected to drive improvements in COGS. The Company is also focused on managing its substrate costs, particularly for 200mm substrates. As the Company continues to ramp up production at the Mohawk Valley Fab and drive operational efficiencies, the Company is expected to see improvements in its COGS and gross margins, ultimately driving long-term profitability and competitiveness in the market.

Other Operating Costs consist of research & development, selling, general & administrative costs (“SG&A”) and other expenses. The forecast represents significant reductions in operating costs supported by recent headcount and facility reductions.

Operating Expense Adjustments / Non-Operating Costs reflect normalization items and non-recurring expenses, including non-GAAP to GAAP adjustments such as stock-based compensation and other non-operational costs of the business.

Restructuring / Special Costs include one-time costs related to liability management fees and impacts, integration related expenses, and other restructuring expenses related to headcount actions and other one-time savings.

Interest Expense, Net is based on the pro forma capital structure contemplated by the Plan to be implemented on the Assumed Effective Date and estimated interest income.

4

Income Tax Expense is forecasted on an entity-by-entity basis using applicable tax rates by jurisdiction.

Other Income / (Expense) consists of gain (loss) from extinguishment of settlements and debt and other accretion related expenses.

Non-GAAP Projected Balance Sheet Assumptions:

The projected balance sheet considers the pro forma capital structure, estimated adjustments to the balance sheet based on cancellation of debt or other liabilities, and exit financing activity, all in conjunction with the Plan.3

Assets:

a.	Cash and Cash Equivalents include the consolidated cash balance of the Reorganized Debtors and non-Debtor subsidiaries, including highly liquid investments.

b.

Accounts Receivable include billed accounts receivable, net of allowances for doubtful accounts. Receivables balances are projected on a days-outstanding calculation based on historical trends and anticipated improvement.

c.

Inventories include raw materials, work-in-progress and finished goods as well as additional amounts related to spare materials. Inventories are forecasted based on the Company’s revenue plan and the reduction fiscal year 2026- 2029 represents consolidation plan related to plant activities.

d.

Other Current Assets include non-trade receivables, reimbursement receivables, inventory related to the supply agreements, short-term deposits, accrued interest receivables and other miscellaneous accounts consistent with historical public reporting.

e.

Property, Plant & Equipment (“PP&E”) is stated at cost net of accumulated depreciation and reduced as a result of expected and received reimbursements. The forecast reflects the Company’s capital expenditure assumptions during the Projection Period including planned asset sales.

f.

Intangibles & Goodwill represent goodwill from acquisitions and intangible assets such as patents, licenses, and developed technology. The Financial Projections do not make any assumptions on future impairment.

Other Long-Term Assets include other long-term investments, deferred tax assets, long-term receivables, investment tax credit receivable, right-of-use assets, long-term advances to suppliers and other miscellaneous balance sheet accounts. There are no material changes anticipated to these assets in the Forecast Period.

[3]	Equity reported on the projected balance sheet should not be used to imply an enterprise value of the Company.

5

Liabilities:

a.

Payables and Accrued Expenses include trade accounts payable, accrued employee wages & benefits, and other accrued operating expenses. Trade payable and certain accrued expense balances are projected on a days-outstanding calculation and are projected to improve over the Projection Period.

b.

Accrued Contract Liabilities reflect deferred revenue associated with customer prepayments for products or services to be delivered in future periods and are forecasted to remain constant over the Forecast Period.

c.	Other Current Liabilities include prepaid expenses, short-term deposits, and supply agreement liabilities.

d.

Debt includes the pro forma capital structure to be implemented on the Expected Emergence Date under the Plan. The Company anticipates a refinancing of the Senior Secured Notes in Q4 of fiscal year 2026. See Projected Cash Flow Statement Assumptions below.

e.

Deferred Tax Liabilities reflect the result of temporary differences between the Company’s accounting and tax carrying values. Deferred tax liabilities are held constant over the Projection Period for illustrative purposes and are not reflective of fresh-start accounting adjustments and tax impacts on the restructuring.

f.

Finance Lease Liabilities represent the present value of future lease payments for equipment or facilities under non-cancellable lease agreements where the Company retains substantially all risks and rewards of ownership.

g.	Other Long-Term Liabilities include non-current lease liabilities, non-current supply agreement liabilities, deposits, and other miscellaneous non-current liabilities.

Equity:

a.	Total Equity represents the net book value of shareholders’ equity. The net book value varies materially from the fair market value of equity.

Balance sheet projections have been prepared prior to the completion of the Company’s annual financial reporting for the year ended June 2025 and accordingly do not take account of any judgements or estimates for that period that may impact the carrying value of certain balance sheet accounts presented in the forecast.

Non-GAAP Projected Cash Flow Statement Assumptions:

Cash Used in Operating Activities

a.

Adjustments to Reconcile to Net Cash Used for Operating represents the addback for non-cash transactions, including depreciation & amortization, gain on debt extinguishment, stock-based compensation, deferred tax expenses or benefits, and miscellaneous other adjustments.

b.

Changes in Operating Assets and Liabilities primarily consists of changes in inventory, accounts payable, accounts receivable, and accrued expenses. Fiscal year 2026 assumes a decrease in working capital driven by a reduction in inventories and improvement in payable and receivable terms. The decrease in working capital in fiscal year 2026 is primarily driven by improved inventory efficiency as the Company completes its plant consolidation and transitions to a next-generation product platform, alongside broader working capital optimization initiatives led by management. Other changes include an increase in tax related items in fiscal year 2028 and fiscal year 2029 driven by the Liability Management exercise and increased income taxes as the Company improves profitability.

6

Cash Used in Investing Activities

c.

Purchases of PP&E are based on the Company’s capital expenditures plan and include facility costs to complete the Siler City Facility and tooling costs related to the Siler City Facility and Mohawk Valley Fab completion. Maintenance capital expenditures are also included and grow according to the production plan and asset base.

d.

Reimbursement and Incentives include refundable federal investment tax credits through Section 48D Advanced Manufacturing Investment Credit in fiscal year 2026 – fiscal year 2029 and NY & NC state incentives in fiscal year 2026 only.

e.	Proceeds from Asset Sales include planned divestitures of a variety of non-core operating equipment, site sales and mark-to-market equity interest.

Cash Used in Financing Activities

f.

This section is representative of the pro-forma capital structure. Fiscal year 2026 financing activities include a $175M paydown to Apollo after receipt of 48D incentives. The Company also forecasts a refinancing of the Senior Secured Notes in Q4 of fiscal year 2026 with a new first lien term loan to reduce cash interest expense. No financing assumptions have been made for fiscal year 2027 – fiscal year 2029.

g.

Purely for illustrative purposes, this forecast does not include CHIPS Act grant funding. CHIPS Act discussions between the Company and federal stakeholders are ongoing, and the exclusion of CHIPS Act grant funding from this forecast does not indicate a Company perspective on the likelihood or quantum of any CHIPS Act grant funding.

7

Consolidated Income Statement	2026	2027	2028	2029
($Ms, unless otherwise noted)	FY	FY	FY	FY
Revenue	850	1,000	1,250	1,450
Cost of Goods Sold	(831)	(722)	(824)	(904)

Total Gross Profit	$19	$278	$426	$547
Other Operating Expenses	(235)	(260)	(290)	(310)

EBIT	$(216)	$18	$136	$237
Depreciation & Amortization	297	297	297	297

Non-GAAP EBITDA	$81	$315	$433	$534

Opex Adj. / Non-Operating Costs	(390)	(412)	(416)	(433)
Restructuring / Special Costs	(215)	(6)	(5)	(5)
Interest Expense, Net	(138)	(59)	(54)	(53)
Tax Expense	—	(2)	(1)	(1)
Other Income / (Expense)	4,323	(11)	(11)	(11)

Net Income (Loss)	$3,660	$(173)	$(54)	$31

8

Consolidated Proforma Balance Sheet	2026	2027	2028	2029
($Ms, unless otherwise noted)	Jun-26	Jun-27	Jun-28	Jun-29
Cash and ST Investments	1,346	1,683	1,897	2,222
Accounts Receivable	122	130	154	173
Inventories	343	322	302	293
Other Current Assets	818	787	799	809

Total Current Assets	$2,630	$2,921	$3,153	$3,497
PP&E	3,191	2,775	2,538	2,300
Intangibles & Goodwill	389	389	389	389
Other Long-Term Assets	315	313	312	311

Total Long-Term Assets	$3,895	$3,477	$3,239	$3,000
Total Assets	$6,525	$6,399	$6,392	$6,497
Payables and Accrued Expenses	376	326	294	265
Accrued Contract Liabilities	45	45	45	45
Other Current Liabilities	143	128	88	46

Current Liabilities	$564	$498	$426	$356
Debt	2,105	2,116	1,923	1,934
Deferred Tax Liabilities	11	11	11	11
Finance Lease Liabilities	9	9	9	9
Other Long-Term Liabilities	208	208	199	199

Long-term Liabilities	$2,332	$2,343	$2,141	$2,152
Total Liabilities	$2,896	$2,841	$2,567	$2,508
Total Equity	$3,629	$3,557	$3,824	$3,990

Total Liabilities and Equity	$6,524	$6,398	$6,391	$6,497

9

Consolidated Cash Flow Statement	2026	2027	2028	2029
($Ms, unless otherwise noted)	FY	FY	FY	FY
Net Income	$3,660	$(173)	$(54)	$31
Adjustments to Reconcile to Net Cash Used for Operating:
Depreciation & Amortization	301	297	297	297
Stock-based Compensation	89	102	117	135
(Gain)/Loss on Debt Extinguishment	(4,323)	—	—	—
Other Adjustments	45	13	12	12
Changes in Operating Assets and Liabilities:
Accounts Receivable, net	39	(8)	(24)	(19)
Inventories	91	21	20	10
Accounts Payable, Trade	7	(5)	9	7
Other Changes	(20)	(29)	(103)	(88)

Cash Used in Operating Activities	$(111)	$218	$274	$385
Purchases of PPE	(200)	(50)	(100)	(100)
Reimbursement & Incentives	644	168	40	40
Proceeds from Asset Sales	122	—	—	—

Cash Used in Investing Activities	$566	$118	$(60)	$(60)

Cash Used in Financing Activities	$(92)	$—	$—	$—
Change in Cash, During the Period	$363	$336	$214	$325
Cash and cash equivalents, beginning of period	983	1,346	1,683	1,897

Cash and cash equivalents, end of period	$1,346	$1,683	$1,897	$2,222

10

Exhibit F

Valuation Analysis

Valuation Analysis

The valuation information contained in the following analysis (the “Valuation Analysis”) is presented solely for the purpose of providing “adequate information” under section 1125 of the Bankruptcy Code1 to enable Holders of Claims in Voting Classes to make an informed judgment about the Plan. Other than with respect to the foregoing, this information was not prepared for the purpose of providing the basis for an investment decision by any Holder or any other Entity with respect to any transaction offered pursuant to the Plan or otherwise described therein (including the contemplated issuance of any New Common Stock or other Interests) and should not be used or relied upon for any other purpose (including the purchase or sale of Claims against or Interests in the Debtors). The estimates described herein are subject to various economic and competitive uncertainties and contingencies that are difficult to predict, and should also be considered in conjunction with those additional contingencies and risk factors described in the Disclosure Statement (including the Financial Projections attached thereto).

This Valuation Analysis does not purport to be or constitute (a) a recommendation to any Holder of a Claim against or an Interest in a Debtor as to how to vote on, or otherwise act with respect to, the Plan, (b) an opinion as to the fairness from a financial point of view of the consideration to be received under, or of the terms and provisions of, the Plan or of any transaction contemplated thereby or otherwise described therein, including the contemplated issuance of any New Common Stock or any other Interests, (c) an appraisal of the Assets of the (Reorganized) Debtors, or (d) a prediction or guarantee of the actual market value that may be realized through a sale or liquidation of the (Reorganized) Debtors or through the sale of any securities to be issued pursuant to the Plan or of the prices at which any such securities may trade after giving effect to the transactions contemplated thereby.

Solely for the purposes of the Plan and the Disclosure Statement, Perella Weinberg Partners, LP (“PWP”), as financial advisor to the Debtors, has estimated a range of the total enterprise value (“Enterprise Value”) and implied equity value (“Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan. PWP is acting as financial advisor to the Debtors and will not be responsible for and will not provide any tax, accounting, actuarial, legal, or other specialist advice.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of the range of the Enterprise Value of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, PWP, nor any other person

[1]

Capitalized terms used but not immediately or otherwise defined herein shall have the meanings ascribed to them elsewhere herein, in the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate, or the Disclosure Statement for Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate (including all appendices, exhibits, schedules, and supplements thereto, and as altered, amended, supplemented, or otherwise modified from time to time in accordance therewith, the “Plan” or the “Disclosure Statement,” respectively). The rules of interpretation set forth in Article I.B of the Plan shall apply hereto.

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assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, funded debt, prevailing interest rates, conditions in the financial and commodity markets, the anticipated initial securities holdings of prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), the potentially dilutive impact of certain events or securities (including, but not limited to, the conversion of the New 2L Convertible Notes, the conversion of the New Renesas 2L Takeback Convertible Notes, the issuance of the Incentive Plans, the exercise of the Renesas Warrants, and the distribution of the Contingent Additional Consideration (if applicable)), and other factors which generally influence the prices of securities. This Valuation Analysis is based on information as of June 12, 2025. This Valuation Analysis is also based on several assumptions, including a successful reorganization of the Debtors’ business in a timely manner, the achievement of the Financial Projections, Consummation of the Plan and the transactions contemplated thereby, continuity of a qualified management team, and capital market conditions consistent with those that exist as of June 12, 2025. Neither PWP nor the Debtors have any obligation to update, revise, or reaffirm this Valuation Analysis and do not intend to do so.

In preparing the estimates presented below, in addition to publicly available information, PWP assumed and relied upon the accuracy, completeness, and fairness of financial and other information contained in the business plan and other projections furnished by the Debtors’ management (including the Financial Projections). PWP did not independently audit or verify such projections, and no independent valuations or appraisals of estimates of the Debtors were sought or obtained in connection herewith. PWP assumed that such projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the (Reorganized) Debtors. The estimated Enterprise Value and Equity Value ranges assume the actual performance of the (Reorganized) Debtors will correspond to the projections relied on in all material respects. Business performance at levels below or above those set forth in such projections may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating Enterprise Value, PWP (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections, (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team, (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that PWP deemed generally relevant in analyzing the value of the Reorganized Debtors, (e) considered certain economic and industry information relevant to the operating businesses, and (f) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate. The estimated ranges of Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan. PWP has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance or at any time.

Estimates of the Enterprise Value and Equity Value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold as a going concern, in liquidation, or otherwise. In the case of the Reorganized Debtors, the estimates of the Enterprise Value prepared by PWP represent the hypothetical enterprise value of the Reorganized Debtors.

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Such estimates were developed solely for purposes of the analysis of implied relative recoveries to creditors under the Plan. Such estimates reflect computations of the range of the estimated Enterprise Value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.

In performing its analysis, PWP applied the following valuation methodologies as applicable to the Debtors’ operations: (a) a discounted cash flow analysis, (b) a selected publicly traded companies analysis, and (c) a selected precedent transactions analysis, each as further described below. PWP believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of this Valuation Analysis.

As a result of the analysis described herein and for purposes of the Plan, PWP estimated the Enterprise Value of the Reorganized Debtors to be approximately $2,350 million to approximately $2,850 million with a mathematical midpoint estimate of approximately $2,600 million, as of the assumed Effective Date. Based on estimated pro forma net debt of approximately $1,500 million as of the Effective Date, the estimated Enterprise Value of the Reorganized Debtors results in an implied Equity Value of approximately $850 million to approximately $1,350 million with a mathematical midpoint estimate of approximately $1,100 million. PWP assumed no changes that would materially affect estimated value occur before the assumed Effective Date.

Methodologies

In preparing this Valuation Analysis, PWP considered a variety of factors and performed a variety of financial analyses including (a) a discounted cash flow (“DCF”) analysis, (b) a selected publicly traded companies analysis, and (c) a selected precedent transactions analysis, each as further described below.

a.

DCF Analysis. The DCF analysis is an enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business plus a present value of the estimated terminal value of that asset or business. PWPs’ DCF analysis used estimated debt-free, after-tax free cash flows through the (Reorganized) Debtors’ fiscal year ended June 30, 2029. These cash flows were then discounted at a range of estimated weighted average costs of capital (“Discount Rate”) for the Reorganized Debtors. The Discount Rate reflects the estimated blended rate of return that would be expected by debt and equity investors to invest in the Reorganized Debtors’ businesses based on a target capital structure. The enterprise value was determined by calculating the present value of the (Reorganized) Debtors’ unlevered after-tax free cash flows plus an estimate for the value of the (Reorganized) Debtors beyond the period covered by the projections reviewed known as the terminal value.

b.

Selected Publicly Traded Companies Analysis. The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded companies that have operating and financial characteristics comparable in certain respects to the (Reorganized) Debtors. For example, such characteristics may include similar industry, size and scale of

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operations, product mix, operating margins, growth rates, and geographical exposure. Under this methodology, certain financial multiples that measure financial performance and value are calculated for each selected company and then applied to the (Reorganized) Debtors’ financials to imply an enterprise value for the Reorganized Debtors. PWP used, among other measures, enterprise value (defined as market value of equity, plus book value of debt and book value of preferred stock and minority interests, less cash, subject to adjustments for underfunded obligations and other items where appropriate) for each selected company as a multiple of such company’s publicly available consensus projected Revenue for calendar years 2025 and 2026. Although the selected companies were used for comparison purposes, no selected publicly traded company is either identical or directly comparable to the (Reorganized) Debtors or their businesses. Accordingly, PWP’s comparison of selected publicly traded companies to the (Reorganized) Debtors and their businesses, and its analysis of the results of such comparisons, was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected publicly traded companies and the (Reorganized) Debtors. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

c.

Selected Precedent Transactions Analysis. The selected transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the (Reorganized) Debtors. Under this methodology, the enterprise value of each such target is determined by an analysis of the consideration paid and the net debt assumed in the merger or acquisition transaction. The enterprise value is then compared to a selected financial metric, in this case, Revenue for the last twelve-month period (“LTM”), to determine an enterprise value multiple. In this analysis, the multiples of enterprise value relative to LTM Revenue were utilized to determine a range of implied enterprise value for the Reorganized Debtors.

The preparation of a valuation analysis is a complex analytical process involving various quantitative and qualitative determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors to the particular circumstances of the (Reorganized) Debtors. As such, the process involved in preparing a valuation is not readily summarized. Similarly, PWP’s valuation analysis must therefore be considered as a whole, and selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of this Valuation Analysis. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion. This summary does not purport to be a complete description of the analyses performed and factors considered by PWP.

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